Exhibit 10.2

EXECUTION VERSION

CREDIT AGREEMENT

Dated as of November 25, 2014

among

VINE OIL & GAS LP

as the Borrower,

The Several Lenders

from Time to Time Parties Hereto,

HSBC BANK USA, NATIONAL ASSOCIATION,

as Administrative Agent, Collateral Agent,

Swingline Lender and an Issuing Bank,

and

HSBC BANK USA, NATIONAL ASSOCIATION,

MORGAN STANLEY SENIOR FUNDING, INC.,

CREDIT SUISSE SECURITIES (USA) LLC,

SG AMERICAS SECURITIES, LLC and

NATIXIS, NORTH AMERICA,

as Joint Lead Arrangers and Joint Bookrunners

BLACKSTONE HOLDINGS FINANCE CO L.L.C.,

as Manager

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(continued)

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(continued)

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(continued)

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(continued)

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(continued)

		Page

13.20	Reinstatement	195

13.21	Disposition of Proceeds	195

13.22	Collateral Matters; Hedge Agreements	195

13.23	Agency of the Borrower for the Other Credit Parties	195

EXHIBITS

Exhibit A	Form of Reserve Report Certificate
Exhibit B	Form of Notice of Borrowing
Exhibit C	Form of Guarantee
Exhibit D	Form of Mortgage/Deed of Trust
Exhibit E	Form of Collateral Agreement
Exhibit F	[Reserved]
Exhibit G	Form of Assignment and Assumption
Exhibit H-1	Form of Promissory Note (Loan)
Exhibit H-2	Form of Promissory Note (Swingline Loan)
Exhibit I	Form of First Lien Intercreditor Agreement
Exhibit J	Form of Solvency Certificate
Exhibit K	Form of Non-Bank Tax Certificate
Exhibit L	Form of Intercompany Note

SCHEDULES

Schedule 1.1(a)	Commitments
Schedule 1.1(b)	Excluded Equity Interests
Schedule 1.1(e)	Closing Date Subsidiary Guarantors
Schedule 8.4	Litigation
Schedule 8.11	Subsidiaries
Schedule 8.14	Properties
Schedule 8.17	Closing Date Gas Imbalance
Schedule 8.18	Closing Date Marketing Agreements
Schedule 8.21	Closing Date Hedge Agreements
Schedule 9.9	Closing Date Affiliate Transactions
Schedule 10.1	Closing Date Indebtedness
Schedule 10.2(d)	Closing Date Liens
Schedule 10.5(d)	Closing Date Investments
Schedule 10.8	Closing Date Negative Pledge Agreements
Schedule 13.2	Notice Addresses

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CREDIT AGREEMENT, dated as of November 25, 2014, among Vine Oil & Gas LP, a Delaware limited partnership (the “Borrower”), the banks, financial institutions and other lending institutions from time to time parties as lenders hereto (each a “Lender” and, collectively, the “Lenders”), HSBC Bank USA, National Association (“HSBC”), as administrative agent and collateral agent for the Lenders, as the swing line lender and an issuer of Letters of Credit, and each other Issuing Bank from time to time party hereto.

WHEREAS, pursuant to the Purchase and Sale Agreement, dated as of August 11, 2014 (together with all exhibits and schedules thereto, and as amended, supplemented or otherwise modified from time to time, the “Purchase and Sale Agreement”), between SWEPI LP, a Delaware limited partnership, and Shell Gulf of Mexico Inc., a Delaware corporation (together referred to as the “Seller”), and the Borrower, the Borrower will acquire (the “Acquisition”) from the Seller, the Assets (as defined in the Purchase and Sale Agreement and collectively, the “Acquired Assets”);

WHEREAS, to fund, in part, the Acquisition, it is intended that the Sponsor will contribute an amount in cash to the Borrower and/or a direct or indirect parent thereof in exchange for Equity Interests (such contribution, the “Equity Investment”) equal to at least 35% of the Funded Capitalization (the “Minimum Equity Amount”);

WHEREAS, to consummate the transactions contemplated by the Purchase and Sale Agreement, it is intended that the Borrower will borrow $850,000,000 in aggregate principal amount under a senior second-lien secured term loan facility on the Closing Date (of which $50,000,000 will be funded to the balance sheet of the Borrower (the “Balance Sheet Amount”));

WHEREAS, in connection with the foregoing, (a) the Borrower has requested that (i) on the Closing Date, the Lenders provide Loans to the Borrower (the “Closing Date Loans”) in order to fund a portion of the purchase price of the Acquisition, pay Transaction Expenses, to fund any working capital adjustments payable pursuant to the Purchase and Sale Agreement and to fund any original issue discount or upfront fees in connection with the “market flex” provisions previously agreed with the Lead Arrangers and (ii) at any time and from time to time after the Closing Date and prior to the Maturity Date, the Lenders provide Loans to the Borrower subject to the Available Commitment to (A) provide for the working capital needs of the Borrower and its Subsidiaries and for other general corporate purposes, (B) support deposits required under purchase agreements pursuant to which the Borrower or one or more Subsidiaries may acquire Oil and Gas Properties, and (C) backstop obligations under contracts entered into from time to time incident to the Borrower’s business, (b) the Borrower has requested that (i) on the Closing Date, Letters of Credit issued to backstop obligations under gathering and/or transportation contracts entered into or assumed by the Borrower or a Subsidiary of the Borrower in connection with the Acquisition and to otherwise support obligations of the Borrower pursuant to the terms of the Purchase and Sale Agreement or any related agreement and (ii) at any time and from time to time after the Closing Date and prior to the L/C Maturity Date, each Issuing Bank issue Letters of Credit (subject to the Available Commitment) and (c) the Borrower has requested that the Swingline Lender extend credit in the form of Swingline Loans (subject to the Available Commitment) at any time and from time to time prior to the Swingline Maturity Date;

WHEREAS, the Lenders, the Swingline Lender and the Issuing Banks are willing to make available to the Borrower such revolving credit, swingline and letter of credit facilities upon the terms and subject to the conditions set forth herein; and

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS.

1.1 Defined Terms.

As used herein, the following terms shall have the meanings specified below:

“ABR” shall mean for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate plus  1⁄2 of 1.0%, (b) the Prime Rate in effect on such day and (c) the LIBOR Rate for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.0%, provided that, for the avoidance of doubt, the LIBOR Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day. Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or such LIBOR Rate shall take effect at the opening of business on the day specified in the public announcement of such change in the Prime Rate, the Federal Funds Effective Rate or such LIBOR Rate, respectively.

“ABR Loan” shall mean each Loan bearing interest based on the ABR.

“Acquired Assets” shall have the meaning provided in the recitals to this Agreement.

“Acquired EBITDAX” shall mean, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary for any period, the amount for such period of Consolidated EBITDAX of such Acquired Entity or Business or Converted Restricted Subsidiary (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of Consolidated EBITDAX were references to such Acquired Entity or Business and its Subsidiaries or to such Converted Restricted Subsidiary and its Subsidiaries), as applicable, all as determined on a consolidated basis for such Acquired Entity or Business or Converted Restricted Subsidiary, as applicable.

“Acquired Entity or Business” has the meaning set forth in the definition of the term “Consolidated EBITDAX”.

“Acquisition” shall have the meaning provided in the recitals to this Agreement.

“Additional Lender” shall have the meaning provided in Section 2.16(a).

“Adjusted Total Commitment” shall mean, at any time, the Total Commitment less the aggregate amount of Commitments of all Defaulting Lenders.

“Adjusted Variable Amount” shall have the meaning provided in Section 2.14(c)(i).

“Adjusted Variable Amount Notice” shall have the meaning provided in Section 2.14(d).

“Administrative Agent” shall mean HSBC, as the administrative agent for the Lenders under this Agreement and the other Credit Documents, or any successor administrative agent appointed in accordance with the provisions of Section 12.9.

“Administrative Agent’s Office” shall mean the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 13.2, or such other address or account as the Administrative Agent may from time to time notify in writing to the Borrower and the Lenders.

“Administrative Questionnaire” shall mean, for each Lender, an administrative questionnaire in a form approved by the Administrative Agent.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise. “Controlling” and “controlled” shall have meanings correlative thereto.

“Agents” shall mean the Administrative Agent and the Collateral Agent.

“Agent Related Party” shall mean, with respect to any Agent, its Affiliates and the officers, directors, employees, agents, attorney-in-fact, partners, trustees and advisors of such Agent and of such Agent’s Affiliates.

“Agreement” shall mean this Credit Agreement, as amended, restated, amended and restated, replaced, supplemented or otherwise modified from time to time.

“All-In Yield” shall mean, as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, original issue discount, upfront fees, or any LIBOR Rate or ABR floor, in each case, incurred or payable by the Credit Parties generally to all the lenders of such Indebtedness; provided that (a) original issue discount and upfront fees shall be equated to interest rate assuming a 4-year life to maturity (or, if less, the stated life to maturity at the time of its incurrence of the applicable Indebtedness), and (b) ”All-In Yield” shall not include amendment fees, arrangement fees, structuring fees, commitment fees, underwriting fees and similar fees (regardless of whether shared with, or paid to, in whole or in part, any or all lenders), success fees, consent fees paid to consenting lenders, ticking fees on undrawn commitments or any other fees not paid ratably to all lenders in the primary syndication of such Indebtedness.

“Applicable Equity Amount” shall mean, at any time (the “Applicable Equity Amount Reference Time”), an amount equal to, without duplication,

(a) the amount of any capital contributions made in cash to, or any proceeds of an equity issuance received by, the Borrower during the period from and including the Business Day immediately following the Closing Date through and including the Applicable Equity Amount Reference Time, in each case including proceeds from the issuance of Equity Interests of any direct or indirect parent of the Borrower, but excluding all proceeds from the issuance of Disqualified Stock;

minus

(b) the sum, without duplication, of:

(i) the aggregate amount of any Investments made by the Borrower or any Restricted Subsidiary pursuant to Section 10.5(g)(iii)(B) and Section 10.5(i)(B) after the Closing Date, and prior to the Applicable Equity Amount Reference Time;

(ii) the aggregate amount of any Restricted Payments made by the Borrower pursuant to Section 10.6(m) after the Closing Date, and prior to the Applicable Equity Amount Reference Time; and

(iii) the aggregate amount of prepayments, repurchases, redemptions and defeasances made by the Borrower or any Restricted Subsidiary pursuant to Section 10.7(a)(iv) and Section 10.7(c)(iii) after the Closing Date and prior to the Applicable Equity Amount Reference Time.

“Applicable Margin” shall mean, for any day, with respect to any ABR Loan or LIBOR Loan, as the case may be, the rate per annum set forth in the grid below based upon the Borrowing Base Utilization Percentage in effect on such day:

Borrowing Base Utilization Grid

Borrowing Base Utilization Percentage	X < 35%	35% ≤ X< 50%	50% ≤ X < 75%	75% ≤ X< 90%	X ≥ 90%
LIBOR Loans	1.50%	1.75%	2.00%	2.25%	2.50%
ABR Loans	0.50%	0.75%	1.00%	1.25%	1.50%
Commitment Fee Rate	0.375%	0.375%	0.50%	0.50%	0.50%

Each change in the Commitment Fee Rate or Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.

“Approved Petroleum Engineers” shall mean (a) Netherland, Sewell & Associates, Inc., (b) Ryder Scott Company, L.P., (c) W. D. Van Gonten & Co. Petroleum Engineering, and (d) at the Borrower’s option, any other independent petroleum engineers selected by the Borrower and reasonably acceptable to the Administrative Agent.

“Assignment and Assumption” shall mean an assignment and acceptance substantially in the form of Exhibit G or such other form as may be approved by the Administrative Agent.

“Attorney Costs” shall mean all reasonable and documented fees, expenses and disbursements of any law firm or other external legal counsel.

“Authorized Officer” shall mean as to any Person, the President, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the Chief Accounting Officer, the Controller, the Treasurer, the Assistant or Vice Treasurer, the Vice President-Finance, the General Counsel and any manager, managing member or general partner, in each case, of such Person, and any other senior officer designated as such in writing to the Administrative Agent by such Person. Any document delivered hereunder that is signed by an Authorized Officer shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of the Borrower or any other Credit Party and such Authorized Officer shall be conclusively presumed to have acted on behalf of such Person.

“Auto-Extension Letter of Credit” shall have the meaning provided in Section 3.2(b).

“Available Commitment” shall mean, at any time, (a) the Loan Limit at such time minus (b) the aggregate Total Exposures of all Lenders at such time.

“Balance Sheet Amount” shall have the meaning provided in the recitals to this Agreement.

“Bank Price Deck” shall mean the Administrative Agent’s internal price deck on a forward curve basis for each of oil, natural gas and other Hydrocarbons, as applicable, furnished to the Borrower by the Administrative Agent from time to time in accordance with the terms of this Agreement.

“Bankruptcy Code” shall have the meaning provided in Section 11.5.

“benefited Lender” shall have the meaning provided in Section 13.8(a).

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America (or any successor).

“Board of Directors” shall mean, as to any Person, the board of directors or other governing body of such Person, or if such Person is owned or managed by a single entity, the board of directors or other governing body of such entity.

“Borrower” shall have the meaning provided in the introductory paragraph hereto.

“Borrowing” shall mean the incurrence of one Type of Loan on a given date (or resulting from conversions on a given date) having, in the case of LIBOR Loans, the same Interest Period (provided that ABR Loans incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of LIBOR Loans).

“Borrowing Base” shall mean (a) for the period from the Closing Date until the third anniversary of the Closing Date (the “Floor Period”), an amount equal to the greater of (i) the Fixed Amount and (ii) the Variable Amount and (b) for the period following the Floor Period, an amount equal to the Variable Amount. The calculation of the Variable Amount shall be determined in accordance with Section 2.14, as the same may be adjusted from time to time pursuant to the provisions thereof. As of the Closing Date, the Borrowing Base shall be $250,000,000.

“Borrowing Base Deficiency” occurs if, at any time, the sum of (i) the aggregate Total Exposure of all Lenders and (ii) the aggregate amount of Pari Debt outstanding at such time exceeds the Borrowing Base then in effect. The amount of the Borrowing Base Deficiency is the amount by which (x) the sum of (i) the aggregate Total Exposure of all Lenders and (ii) the aggregate amount of Pari Debt outstanding at such time exceeds (y) the Borrowing Base then in effect.

“Borrowing Base Properties” shall mean the Oil and Gas Properties of the Credit Parties included in the Initial Reserve Report and thereafter in the Reserve Report most recently delivered pursuant to Section 2.14 or Section 9.14.

“Borrowing Base Required Lenders” shall mean, at any date, (a) Non-Defaulting Lenders having or holding at least 90% of the Adjusted Total Commitment at such date or (b) if the Total Commitment has been terminated, Lenders having or holding at least 90% of the outstanding principal amount of the Loans, the Swingline Exposure and Letter of Credit Exposure (excluding the Loans, Swingline Exposure and Letter of Credit Exposure of Defaulting Lenders) in the aggregate at such date.

“Borrowing Base Utilization Percentage” shall mean, as of any day, the fraction expressed as a percentage, the numerator of which is the sum of (i) the aggregate Total Exposures of all Lenders on such day and (ii) the aggregate amount of Pari Debt outstanding at such time, and the denominator of which is the Borrowing Base in effect on such day.

“Budget” shall have the meaning provided in Section 9.1(g).

“Business Day” shall mean any day excluding Saturday, Sunday and any other day on which banking institutions in New York City or Houston, Texas are authorized by law or other governmental actions to close, and, if such day relates to (a) any interest rate settings as to a LIBOR Loan, (b) any fundings, disbursements, settlements and payments in respect of any such LIBOR Loan, or (c) any other dealings pursuant to this Agreement in respect of any such LIBOR Loan, such day shall be a day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.

“Capitalized Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability on the balance sheet of such Person in accordance with GAAP; provided, further, that for purposes of calculations made pursuant to the terms of this Agreement, GAAP will be deemed to treat leases in a manner consistent with its current treatment under generally accepted accounting principles as of the Closing Date, notwithstanding any modifications or interpretative changes thereto that may occur. For the avoidance of doubt, any lease that would be characterized as an operating lease in accordance with GAAP on the Closing Date (whether or not such operating lease was in effect on such date) shall continue to be accounted for as an operating lease (and not as a Capitalized Lease) for purposes of this Agreement regardless of any change in GAAP following the Closing Date that would otherwise require such lease to be re-characterized (on a prospective or retroactive basis or otherwise) as a Capitalized Lease.

“Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of such Person and its Restricted Subsidiaries.

“Captive Insurance Subsidiary” shall mean any Subsidiary of the Borrower that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash Collateralize” shall have the meaning provided in Section 3.7(b).

“Cash Management Agreement” shall mean any agreement entered into from time to time by the Borrower or any of the Borrower’s Restricted Subsidiaries in connection with cash management services for collections, other Cash Management Services and for operating, payroll and trust accounts of such Person, including automatic clearing house services, controlled disbursement services, electronic funds transfer services, lockbox services, stop payment services and wire transfer services.

“Cash Management Bank” shall mean any Person that either (i) at the time it provides Cash Management Services, (ii) on the Closing Date or (iii) at any time after it has provided any Cash Management Services, is a Lender or an Agent or an Affiliate of a Lender or an Agent.

“Cash Management Obligations” shall mean obligations owed by the Borrower or any Restricted Subsidiary to any Cash Management Bank in connection with, or in respect of, any Cash Management Services.

“Cash Management Services” shall mean (a) commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, (b) treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, return items and interstate depository network services) and (c) any other demand deposit or operating account relationships or other cash management services, including any Cash Management Agreement.

“Casualty Event” shall mean, with respect to any Collateral, (a) any damage to, destruction of, or other casualty or loss involving, any property or asset or (b) any seizure, condemnation, confiscation or taking under the power of eminent domain of, or any requisition of title or use of, or relating to, or any similar event in respect of, any property or asset.

“CFC” shall mean a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Law” shall mean (a) the adoption of any law, treaty, order, policy, rule or regulation after the Closing Date, (b) any change in any law, treaty, order, policy, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender with any guideline, request, directive or order enacted or promulgated after the Closing Date by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law); provided that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) and all guidelines, requests, directives, orders, rules and regulations adopted, enacted or promulgated in connection therewith shall be deemed to have gone into effect after the Closing Date regardless of the date adopted, enacted or promulgated and shall be included as a Change in Law but solely for such costs that would have been included if they would have otherwise been imposed under clauses (a)(ii) and (c) of Section 2.10 or Section 3.11 and only to the extent a Lender is imposing applicable increased costs or costs in connection with capital adequacy requirements similar to those described in clauses (a)(ii) and (c) of Section 2.10 or Section 3.11 generally on other borrowers of comparable loans under United States reserve based credit facilities under credit agreements having similar reimbursement provisions.

“Change of Control” shall mean and be deemed to have occurred if:

(a) (i) at any time prior to the consummation of a Qualifying IPO (A) the Permitted Holders cease to own, in the aggregate, directly or indirectly, beneficially, at least 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower or (B) (1) any Person (other than a Permitted Holder) or (2) Persons (other than one or more Permitted Holders) constituting a “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person and its Subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), becomes the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 of the Exchange Act), directly or indirectly, of Equity Interests representing more than the percentage of the aggregate ordinary voting power represented by the Equity Interests of the Borrower beneficially owned, directly or indirectly, in the aggregate by the Permitted Holders; or (ii) at any time upon or after the consummation of a Qualifying IPO (1) any Person (other than a Permitted Holder) or (2) Persons (other than one or more Permitted Holders) constituting a “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person and its Subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), becomes the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 of the Exchange Act), directly or indirectly, of Equity Interests representing more than thirty-five percent (35%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower and the percentage of aggregate ordinary voting power so held is greater than the percentage of the aggregate ordinary voting power represented by the Equity Interests of the Borrower beneficially owned, directly or indirectly, in the aggregate by the Permitted Holders; unless in the case of either clause (a)(i) or (a)(ii) above, the Permitted Holders have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the Board of Directors of the Borrower; or

(b) a “Change of Control” (as defined in the documentation governing the Senior Secured Term Loan Facilities or any Incremental Equivalent Debt (or any Permitted Refinancing Indebtedness incurred in respect thereof)), in each case to the extent then constituting Material Indebtedness shall have occurred.

“Class” shall mean (i) with respect to Commitments or Loans, those of such Commitments or Loans that have the same terms and conditions (without regard to differences in the Type of Loan, Interest Period, original issue discount, upfront fees or similar fees paid or payable in connection with such Commitments or Loans, or differences in tax treatment (e.g., “fungibility”)); provided that such Commitments or Loans may be designated in writing by the Administrative Agent, the Borrower and Lenders holding such Commitments or Loans as a separate Class from other Commitments or Loans that have the same terms and conditions and (ii) with respect to Lenders, those of such Lenders that have Commitments or Loans of a particular Class.

“Closing Date” shall mean November 25, 2014.

“Closing Date Loans” shall have the meaning provided in the recitals to this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall have the meaning provided for such term in each of the Security Documents and shall include any and all assets securing or intended to secure any or all of the Obligations; provided that with respect to any Mortgages, “Collateral,” as defined herein, shall include “Mortgaged Property” as defined therein.

“Collateral Agent” shall mean HSBC, as collateral agent under the Security Documents, or any successor collateral agent appointed in accordance with the provisions of Section 12.9.

“Collateral Agreement” shall mean the Collateral Agreement of even date herewith by and among the Borrower, the other grantors party thereto and the Collateral Agent, for the benefit of the Secured Parties, substantially in the form of Exhibit E hereto.

“Collateral Coverage Minimum” shall mean that the Mortgaged Properties shall represent (a) from the date that is 90 days following the Closing Date up to the date that is 120 days following the Closing Date, at least 50% of the PV-9 of the Credit Parties’ total Proved Reserves and (b) from the date that is 120 days following the Closing Date and thereafter, at least 80% of the PV-9 of the Credit Parties’ total Proved Reserves, in each case, included either in the Initial Reserve Report or in the most recent Reserve Report delivered to the Administrative Agent; provided that such timelines set forth in clauses (a) and/or (b) above may be extended with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed).

“Commitment” shall mean, (a) with respect to each Lender that is a Lender on the Closing Date, the amount set forth opposite such Lender’s name on Schedule 1.1(a) as such Lender’s “Commitment” and (b) in the case of any Lender that becomes a Lender after the

Closing Date, the amount specified as such Lender’s “Commitment” in the Assignment and Assumption pursuant to which such Lender assumed a portion of the Total Commitment, in each case as the same may be changed from time to time pursuant to the terms of this Agreement. The aggregate amount of the Commitments as of the Closing Date is $250,000,000.

“Commitment Fee” shall have the meaning provided in Section 4.1(a).

“Commitment Fee Rate” shall mean, for any day, with respect to the Available Commitment on such day, the applicable rate per annum set forth next to the row heading “Commitment Fee Rate” in the definition of “Applicable Margin” and based upon the Borrowing Base Utilization Percentage in effect on such day.

“Commitment Percentage” shall mean, at any time, for each Lender, the percentage obtained by dividing (a) such Lender’s Commitment at such time by (b) the amount of the Total Commitment at such time; provided that at any time when the Total Commitment shall have been terminated, each Lender’s Commitment Percentage shall be the percentage obtained by dividing (i) such Lender’s Total Exposure at such time by (ii) the aggregate Total Exposures of all Lenders at such time (with such Total Exposure, and the components thereof, calculated using (x) any applicable Lender’s outstanding principal amount of Loans plus (y) such Lender’s Letter of Credit Exposure and such Lender’s Swingline Exposure based on the Commitment Percentage of such Lender immediately prior to the termination of the Total Commitment).

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Confidential Information” shall have the meaning provided in Section 13.16.

“Consolidated Depreciation, Depletion and Amortization Expense” shall mean, with respect to any Person for any period, the total amount of depreciation, depletion and amortization expense of such Person and its Restricted Subsidiaries, including the amortization of intangible assets, deferred financing fees, debt issuance costs, and commissions, fees and expenses and amortization of Capitalized Software Expenditures and amortization of unrecognized prior service costs and actuarial gains and losses to pensions and other post-employment benefits of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDAX” shall mean, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period:

(a) increased (without duplication) by the following, in each case (other than in the case of clauses (a)(vii) and (a)(viii)) to the extent deducted (and not added back) in determining Consolidated Net Income for such period:

(i) provision for taxes based on income or profits or capital gains, including, without limitation, federal, state, franchise, excise, property and similar taxes (such as the Delaware franchise tax) and foreign withholding taxes (including (i) any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such taxes or arising from tax examinations and (ii) the amount of distributions actually made to any Parent Entity in respect of such period in accordance with Sections 10.6(f)(ii)) and the net tax expense associated with any adjustments made pursuant to clauses (a) through (u) of the definition of Consolidated Net Income, plus

(ii) Fixed Charges for such period (in addition to, without duplication, (x) bank fees and other deferred financing fees and (y) costs of surety bonds in connection with financing activities), plus amounts excluded from Consolidated Interest Expense as set forth in clauses (i)(s) through (z) in the definition of Consolidated Interest Expense), plus

(iii) Consolidated Depreciation, Depletion and Amortization Expense for such period, plus

(iv) any other non-cash charges, including any write-offs or write-downs reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (1) the Borrower may determine not to add back such non-cash charge in the current period and (2) to the extent the Borrower does decide to add back such non-cash charge in the current period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDAX to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period), plus

(v) the amount of any reductions in arriving at Net Income resulting from the application of Accounting Standards Codification Topic No. 810, Consolidation, plus

(vi) the amount of management, monitoring, consulting, transaction, advisory and other fees (including termination fees) and indemnities and expenses paid or accrued in such period to the extent permitted under clause (g) or (j) of Section 9.9, plus

(vii) the amount of “run rate” cost savings, operating expense reductions and savings from synergies (x) related to the Transactions projected by the Borrower in good faith to result from actions that have been taken, or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower), within thirty-six (36) months after the Closing Date, (y) related to mergers and other business combinations, acquisitions, divestitures, restructurings, cost savings initiatives and other similar initiatives consummated after the Closing Date and projected by the Borrower in good faith to result from actions that have been taken or with respect to which substantial steps have been taken, or are expected to be taken (in the good faith determination of the Borrower) within thirty-six (36) months after consummation of such merger or other business combination, acquisition, divestiture, restructuring or cost savings initiative or other similar initiative that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower), and projected by the Borrower in good faith to result within thirty-six (36) months after such actions are taken, in each case, calculated on a pro forma basis as though such cost savings, operating expense reductions, and savings from synergies had been realized on the first day of such period, as if such cost savings, operating expense reductions and savings from synergies were realized during the entirety of such period, net of the amount of actual benefits realized during such period from such actions; provided that (A) such “run rate” cost savings, operating expense reductions and savings from synergies are reasonably identifiable and factually supportable in the good faith judgment of the Borrower and (B) no cost savings, operating expense reductions and savings from synergies shall be added pursuant to this clause (vii) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDAX, whether through a pro forma adjustment or otherwise, for such period, plus

(viii) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDAX or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDAX pursuant to paragraph (b) below for any previous period and not added back, plus

(ix) any costs or expenses incurred pursuant to any management equity plan, stock option plan or any other management or employee benefit plan, agreement or any stock subscription or stockholders agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of such Person or net cash proceeds of an issuance of Equity Interests of such Person (other than Disqualified Stock), plus

(x) any net loss from disposed, abandoned or discontinued operations, plus

(xi) (A) costs and expenses incurred in connection with the Transactions and (B) costs and expenses incurred in connection with any Investments, acquisitions (or purchases of assets) after the Closing Date, plus

(xii) the amount of any restructuring charges or reserves, equity-based or non-cash compensation charges or expenses including any such charges or expenses arising from grants of stock appreciation or similar rights, stock options, restricted stock or other rights, retention charges (including charges or expenses in respect of incentive plans), severance costs, costs relating to initiatives aimed at profitability improvement, costs or reserves associated with improvements to IT and accounting functions and integration and facilities opening costs or any one-time costs incurred in connection with acquisitions and investments; plus

(xiii) the amount of any non-cash interest expense of non-wholly owned Subsidiaries attributable to minority equity interests of third parties; plus

(xiv) the amount of net cost savings and net cash flow effect of revenue enhancements related to New Contracts projected by the Borrower in good faith to be realized as a result of specified actions taken or to be taken prior to or during such period (which cost savings or revenue enhancements shall be subject to certification by management of the Borrower and shall be calculated on a Pro Forma Basis as though such cost savings or revenue enhancements had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (A) such cost savings or revenue enhancements are reasonably identifiable and factually supportable, (B) such actions have been taken or are to be taken within 12 months after the date of determination to take such action and (C) no cost savings or revenue enhancements shall be added pursuant to this clause (xiv) to the extent duplicative of any expenses or charges relating to such cost savings or revenue enhancements that are included in clause (xii) above with respect to such period; plus

(xv) exploration expenses or costs (to the extent the Borrower adopts the successful efforts method of accounting); and

(b) decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:

(i) non-cash gains increasing Consolidated Net Income for such period, excluding any non-cash gains that represent the reversal of an accrual or reserve for any anticipated cash charges in any prior period (other than any such accrual or reserve that has been added back to Consolidated Net Income in calculating Consolidated EBITDAX in accordance with this definition), plus

(ii) any net income from disposed, abandoned or discontinued operations, plus

(iii) any non-cash gains with respect to cash actually received in a prior period unless such cash did not increase Consolidated EBITDAX in such prior period.

There shall be included in determining Consolidated EBITDAX for any period, without duplication, (A) the Acquired EBITDAX of any Person, property, business or asset acquired by the Borrower or any Restricted Subsidiary during such period (but not the Acquired EBITDAX of any related Person, property, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed by the Borrower or such Restricted Subsidiary during such period (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”) and the Acquired EBITDAX of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), based on the actual Acquired EBITDAX of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition) and (B) for the purposes of the definition of the term “Permitted Acquisition”, compliance with the covenant set forth in Section 10.11 and the calculation of the Consolidated Secured Net Leverage Ratio and the Consolidated Total Net

Leverage Ratio, but without limiting the adjustments included in the definition of Consolidated EBITDAX, an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) as specified in a certificate executed by an Authorized Officer and delivered to the Lenders and the Administrative Agent. There shall be excluded in determining Consolidated EBITDAX for any period the Disposed EBITDAX of any Person, property, business or asset (other than an Unrestricted Subsidiary) sold, transferred or otherwise disposed of or, closed or classified as discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of) by the Borrower or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”) and the Disposed EBITDAX of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each a “Converted Unrestricted Subsidiary”), based on the actual Disposed EBITDAX of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer or disposition.

Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated EBITDAX under this Agreement for any period that includes any of the fiscal quarters ended September 30, 2014, June 30, 2014, March 31, 2014 and December 31, 2013, Consolidated EBITDAX for such fiscal quarters shall be $59,100,000, $72,500,000, $83,000,000 and $41,800,000, respectively, in each case, as may be subject to add-backs and adjustments (without duplication) pursuant to clause (vii) above and Section 1.12(c) for the applicable Test Period.

For the avoidance of doubt, Consolidated EBITDAX shall be calculated, including pro forma adjustments, in accordance with Section 1.12.

“Consolidated Interest Expense” shall mean, with respect to any Person for any period, without duplication, the sum of:

(i) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of obligations under any Capitalized Lease, and (e) net payments, if any, made (less net payments, if any, received), pursuant to interest rate Hedge Agreements with respect to Indebtedness, and excluding (s) costs associated with obtaining Hedge Agreements and breakage costs in respect of Hedge Agreements related to interest rates, (t) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting in connection with the Transactions or any acquisition, (u) penalties and interest relating to taxes, (v) any “additional interest” or “liquidated damages” with respect to other securities for failure to timely comply with registration rights obligations, (w) amortization or expensing of deferred financing fees, amendment and consent fees, debt issuance costs, commissions, fees and expenses and discounted liabilities, (x) any expensing of bridge, commitment and other financing fees and any other fees related to the Transactions or any acquisitions after the Closing Date, (y) any accretion of accrued interest on discounted liabilities and any prepayment premium or penalty (other than Indebtedness except to the extent arising from the application of purchase or recapitalization accounting) and (z) annual agency fees paid to the administrative agents and collateral agents under any credit facilities or other debt instruments or document); plus

(ii) consolidated capitalized interest of the Borrower and its Restricted Subsidiaries for such period, whether paid or accrued; less

(iii) interest income of such Person and its Restricted Subsidiaries for such period.

For purposes of this definition, interest on obligations in respect of Capitalized Leases shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such obligations in accordance with GAAP.

“Consolidated Net Income” shall mean, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication:

(a) any net after-tax effect of extraordinary, non-recurring or unusual gains, losses, charges or expenses or losses, charges or expenses relating to any strategic initiatives (including relating to any multi-year strategic initiatives), Transaction Expenses, restructuring costs and reserves, duplicative running costs, relocation costs, integration costs, expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets, Public Company Costs, facility consolidation and closing costs, severance costs and expenses, one-time compensation charges, costs relating to pre-opening, opening, closing and consolidation costs for facilities, signing, retention or completion bonuses, executive recruiting and retention costs, costs incurred in connection with any strategic initiatives, transition costs, costs incurred in connection with non-ordinary course product and intellectual property development, costs incurred in connection with acquisitions (or purchases of assets) prior to or after the Closing Date (including integration costs), other business optimization expenses (including costs and expenses relating to business optimization programs, tax savings and optimization initiatives, and new systems design, retention charges, system establishment costs (including information technology systems) and implementation costs and project start-up costs), operating expenses attributable to the implementation of cost-savings initiatives, consulting fees and curtailments and modifications to pension and post-retirement employee benefit plans shall be excluded;

(b) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period whether effected through a cumulative effect adjustment or a retroactive application, in each case in accordance with GAAP, shall be excluded;

(c) any net after-tax effect of gains or losses on disposal, abandonment (including asset retirement costs) or discontinuance of disposed, abandoned or discontinued operations, as applicable, shall be excluded provided that any exclusion for the discontinuance of discontinued operations held for sale shall be at the option of the Borrower pending the consummation of such sale;

(d) any net after-tax effect of gains or losses (less all fees, expenses and charges relating thereto) attributable to asset dispositions or abandonments or the sale or other disposition of any Equity Interests of any Person other than in the ordinary course of business, shall be excluded;

(e) the Net Income for such period of any Person that is an Unrestricted Subsidiary shall be excluded; provided that Consolidated Net Income of any Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents) to such Person or a Restricted Subsidiary thereof in respect of such period;

(f) any penalty or other similar amounts in excess of $30,000,000 in any calendar year paid under gathering or transportation agreements as a result of insufficient volumes shall be excluded;

(g) effects of adjustments (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries) in such Person’s consolidated financial statements pursuant to GAAP (including any impact of changes to inventory valuation policy method (including changes in capitalization of variances), property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items thereof) resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Transactions or any consummated acquisition, joint venture or similar investment permitted under this Agreement consummated on, prior to or after the Closing Date or the amortization or write-off or write-down of any amounts thereof, net of taxes, shall be excluded;

(h) any net after-tax effect of income (loss) from the early extinguishment or conversion of (a) Indebtedness, (b) Hedge Agreements or (c) other derivative instruments shall be excluded;

(i) any impairment charge or asset write-off or write-down in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP or SEC guidelines, and any impairment charges, asset write-offs or write-down, including ceiling test write-downs, on Oil and Gas Properties under GAAP or SEC guidelines shall be excluded;

(j) any non-cash equity or phantom equity based or non-cash compensation charge or expense, including any such charge or expense arising from grants of stock appreciation rights, equity incentive programs or similar rights, stock options, restricted stock, profits interests or other rights or equity or equity-based incentive programs (“equity incentives”), any cash charges associated with equity incentives or other long-term incentive compensation plans (including under the Borrower’s Tier I Equity Sharing Award Agreements and/or deferred compensation arrangements), roll-over, acceleration, or payout of Equity Interests by management, other employees or business partners of such Person or of a Restricted Subsidiary or any of its direct or indirect parent companies, shall be excluded;

(k) any fees, expenses or charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, recapitalization, Investment, Disposition or other transfer, incurrence or repayment of Indebtedness (including such fees, expenses or charges related to the syndication and incurrence of any securities or credit facilities), issuance of Equity Interests (including by any direct or indirect parent of the Borrower), recapitalization, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of any securities and any credit facilities) and including, in each case, any such transaction whether consummated on, after or prior to the Closing Date and any such transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful or consummated (including, for the avoidance of doubt, the effects of expensing all transaction related expenses in accordance with Accounting Standards Codification Topic No. 805, Business Combinations), shall be excluded;

(l) any fees, expenses or charges incurred during such period, or any amortization thereof for such period, in connection with the entry into or termination of any Hedge Agreements shall be excluded;

(m) accruals and reserves that are established or adjusted within twelve months after the Closing Date that are so required to be established or adjusted as a result of the Transactions (or within twenty-four months after the closing of any acquisition or Investment that are so required to be established as a result of such acquisition or Investment) in accordance with GAAP or changes as a result of modifications of accounting policies shall be excluded;

(n) any expenses, charges or losses to the extent covered by insurance or indemnity and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is in fact reimbursed within 365 days of the date of such determination (net of any amount so added back in any prior period to the extent not so reimbursed within the applicable 365-day period), shall be excluded;

(o) the net income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its net income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders (other than restrictions in this Agreement), unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that the Consolidated Net Income of the Borrower and its Restricted Subsidiaries will be increased by the amount of dividends or other distributions or other payments actually paid in cash equivalents (or to the extent converted into cash equivalents) to the Borrower or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(p) any non-cash compensation expense resulting from the application of Accounting Standards Codification Topic No. 718, Compensation—Stock Compensation or Accounting Standards Codification Topic No. 505-50, Equity-Based Payments to Non-Employees, shall be excluded;

(q) non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretations shall be excluded;

(r) (i) the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included;

(s) without duplication, an amount equal to the amount of distributions actually made to any parent or equity holder of such Person in respect of income taxes for of such period in accordance with Section 10.6(f)(ii) shall be included as though such amounts had been paid as income taxes directly by such Person for such period;

(t) non-cash charges for deferred tax asset valuation allowances shall be excluded (except to the extent reversing a previously recognized increase to net income); and

(u) the following items shall be excluded:

(i) any net unrealized gain or loss (after any offset) resulting in such period from Hedge Agreements and the application of Accounting Standards Codification Topic No. 815, Derivatives and Hedging;

(ii) any net unrealized gain or loss (after any offset) resulting in such period from currency transaction or translation gains or losses including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from (A) Hedge Agreements for currency exchange risk and (B) resulting from intercompany indebtedness) and any other foreign currency transaction or translation gains and losses, to the extent such gain or losses are non-cash items;

(iii) effects of adjustments to accruals and reserves during a prior period relating to any change in methodology of calculating reserves, rebates or other chargebacks;

(iv) any adjustments resulting from the application of Accounting Standards Codification Topic No. 460, Guarantees, or any comparable regulation; and

(v) earn-out and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any acquisition, Investment or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement.

“Consolidated Secured Total Debt” shall mean Consolidated Total Debt minus the sum of the portion of Indebtedness of the Borrower or any Restricted Subsidiary included in clause (a) of the definition of Consolidated Total Debt that is not secured by any Lien on property or assets of the Borrower or any Restricted Subsidiary.

“Consolidated Secured Net Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Secured Total Debt as of the last day of the most recent Test Period to (b) Consolidated EBITDAX for such Test Period.

“Consolidated Total Assets” shall mean the total assets of the Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the most recent consolidated balance sheet of the Borrower delivered pursuant to Section 9.1(a) or (b) (and, in the case of any determination relating to any incurrence of Indebtedness or any Investment or other acquisition, on a Pro Forma Basis including any property or assets being acquired in connection therewith).

“Consolidated Total Debt” shall mean, as of any date of determination, (a) the sum of (without duplication) the aggregate principal amount of Indebtedness of the Borrower and its Restricted Subsidiaries outstanding on such date, in an amount that would be reflected on a consolidated balance sheet (excluding the notes thereto) prepared as of such date on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of recapitalization or purchase accounting in connection with the Transactions, any Permitted Acquisition, Investment or any other acquisition permitted hereunder), consisting only of Indebtedness for borrowed money, purchase money indebtedness, Indebtedness in respect of any Capitalized Lease, and debt obligations evidenced by promissory notes, bonds, debentures, loan agreements or similar instruments, minus (b) the aggregate amount of all unrestricted cash and Cash Equivalents on the balance sheet of the

Borrower and its Restricted Subsidiaries as of such date; provided that clause (a) above shall not include Indebtedness (i) in respect of Hedging Obligations (but shall include net unpaid termination payments under Hedge Agreements), (ii) in respect of letters of credit, bank guarantees and performance or similar bonds except to the extent of unreimbursed amounts thereunder and (iii) of Unrestricted Subsidiaries.

“Consolidated Total Net Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Total Debt as of the last day of the most recent Test Period to (b) Consolidated EBITDAX for such Test Period.

“Contractual Requirement” shall have the meaning provided in Section 8.3.

“Controlled Investment Affiliate” shall mean, as to any Person, any other Person, other than any Sponsor, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Borrower and/or other companies.

“Converted Restricted Subsidiary” has the meaning set forth in the definition of “Consolidated EBITDAX.”

“Converted Unrestricted Subsidiary” has the meaning set forth in the definition of “Consolidated EBITDAX.”

“Credit Documents” shall mean this Agreement, the Guarantee, the Security Documents, each Letter of Credit, any promissory notes issued by the Borrower under this Agreement, any Extension Amendment, any Incremental Agreement and any intercreditor agreement with respect to the Facility entered into on or after the Closing Date to which the Collateral Agent is party.

“Credit Event” shall mean and include the making (but not the conversion or continuation) of a Loan and the issuance of a Letter of Credit.

“Credit Party” shall mean each of the Borrower and the Guarantors.

“Cure Amount” shall have the meaning provided in Section 11.13(a).

“Cure Deadline” shall have the meaning provided in Section 11.13(a).

“Cure Right” shall have the meaning provided in Section 11.13(a).

“Customary Intercreditor Agreement” shall mean a First Lien Intercreditor Agreement or the Intercreditor Agreement, as the context requires.

“Debt Fund Affiliate” shall mean any Affiliate of the Sponsor that is a bona fide diversified debt fund and is not either (a) a natural person or (b) the Borrower, a Subsidiary of the Borrower.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” shall mean any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Default Rate” shall have the meaning provided in Section 2.8(c).

“Defaulting Lender” shall mean any Lender whose acts or failures to act, whether directly or indirectly, cause it to meet any part of the definition of “Lender Default”.

“Disposition” shall have the meaning provided in Section 10.4.

“Dispose” or “Disposed of” shall have a correlative meaning to the defined term of “Disposition”.

“Disposed EBITDA” shall mean, with respect to any Sold Entity or Business or any Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDAX of such Sold Entity or Business (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of Consolidated EBITDAX (and in the component definitions used therein) were references to such Sold Entity or Business and its Subsidiaries or such Converted Unrestricted Subsidiary and its Subsidiaries) or such Converted Unrestricted Subsidiary, all as determined on a consolidated basis for such Sold Entity or Business or such Converted Unrestricted Subsidiary.

“Disqualified Institution” shall mean those Persons that have been specified in writing by the Borrower to the Administrative Agent prior to August 11, 2014 and any competitor of the Borrower and its Subsidiaries and any Affiliates of such competitor that are operating companies (or Affiliates of operating companies) subsequently identified in writing by the Borrower, other than their respective financial investors that are not operating companies and other than any Debt Fund Affiliate.

“Disqualified Stock” shall mean any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation, scheduled redemption or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations (other than (i) contingent indemnification obligations as to which no claim has been asserted and (ii) Obligations under Secured Hedge Agreements and Secured Cash Management Agreements) and the termination of the Commitments and (to the extent not cash collateralized or backstopped in a manner reasonably acceptable to the Issuing Bank) outstanding Letters of Credit, (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests and other than as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations (other than (i) contingent indemnification obligations as to which no claim has been asserted and (ii) Obligations under Secured Hedge Agreements and Secured Cash Management Agreements) and the termination of the Commitments and (to the extent not cash collateralized or backstopped in a manner reasonably acceptable to the Issuing Bank) outstanding Letters of Credit, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in the case of each of clauses (a), (b), (c) and (d), prior to the date that is ninety-one (91) days after the Latest Maturity Date at the time of issuance of such Equity Interests; provided, that if such Equity Interests are issued pursuant to any plan for the benefit of future, current or former employees, directors, officers, members of management or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Borrower (or any direct or indirect parent thereof) or its Subsidiaries or by any such plan to such employees, directors, officers, members of management or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members), such Equity Interests shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Borrower or its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s, officer’s, management member’s or consultant’s termination, death or disability; provided, further, that any Equity Interests held by any future, current or former employee, director, officer, member of management or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Borrower, any of its Restricted Subsidiaries, any of its direct or indirect parent companies or any other entity in which the Borrower or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board of Directors (or the compensation committee thereof), in each case pursuant to any stock subscription or shareholders’ agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s, officer’s, management member’s or consultant’s termination, death or disability.

“Distressed Person” shall have the meaning provided in the definition of “Lender-Related Distress Event”.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Subsidiary” shall mean each Subsidiary of the Borrower that is organized under the laws of the United States or any state thereof, or the District of Columbia.

“Drawing” shall have the meaning provided in Section 3.4(b).

“Draw Limit” shall have the meaning provided in Section 2.14(h).

“Engineering Reports” shall have the meaning provided in Section 2.14(c)(i).

“Environmental Action Plan” means the implementation or satisfaction of each legally binding condition specified in any material Environmental Permit.

“Environmental Claims” shall mean any and all written actions, suits, orders, decrees, demands, demand letters, claims, liens, notices of liability, noncompliance, violation or proceedings arising under or based upon any Environmental Law or any Environmental Permit (hereinafter, “Claims”), including, without limitation, (i) any and all Claims by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief regarding the presence, release or threatened release of Hazardous Materials or arising from alleged injury or threat of injury to health or safety (to the extent relating to human exposure to Hazardous Materials), or the environment including, without limitation, air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands.

“Environmental Law” shall mean any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code and common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to the pollution or protection of the environment, including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands, or human health or safety (to the extent relating to human exposure to hazardous materials or any Release or recycling of, or exposure to, any pollutants, contaminants or chemicals or any toxic or otherwise hazardous substances, materials or wastes).

“Environmental Permit” shall mean any permit, approval, identification number, license or other authorization required under any applicable Environmental Law.

“Equity Interests” of any person shall mean any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing, excluding any debt security that is convertible or exchangeable into any Equity Interests (provided that any instrument evidencing Indebtedness convertible or exchangeable into Equity Interests, whether or not such debt securities include any right of participation with Equity Interests, shall not be deemed to be Equity Interests unless and until such instrument is so converted or exchanged, except, solely for purposes of a pledge of Equity Interests in connection with this Agreement, to the extent such instrument could be treated as “stock” of a CFC for purposes of Treasury Regulation Section 1.956-2(c)(2)).

“Equity Investment” shall have the meaning provided in the recitals to this Agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) that together with any Credit Party would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the failure of a Credit Party or any ERISA Affiliate to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan; (d) a failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, or the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard, in each case with respect to a Pension Plan, whether or not waived, or a failure to make any required contribution to a Multiemployer Plan; (e) a complete or partial withdrawal by a Credit Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent or is in reorganization within the meaning of Title IV of ERISA or that is in endangered or critical status, within the meaning of Section 305 of ERISA; (f) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, respectively, or the commencement of proceedings by the PBGC to terminate a Pension Plan; (g) the appointment of a trustee to administer, any Pension Plan; or (h) the imposition of any liability under Title IV of ERISA, including the imposition of a lien under Section 412 or 430(k) of the Code or Section 303 or 4068 of ERISA on any property (or rights to property, whether real or personal) of a Credit Party or any ERISA Affiliate, but excluding PBGC premiums due but not delinquent under Section 4007 of ERISA, upon such Credit Party or any ERISA Affiliate; (h) a determination that any Pension Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code) or (i) the occurrence of a non-exempt prohibited transaction with respect to any Pension Plan maintained or contributed to by any Credit Party (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in material liability to such Credit Party, except in each of (a) – (i) with respect to Foreign Plans.

“Euro” shall mean the lawful single currency unit of the Participating Member States.

“Event of Default” shall have the meaning provided in Section 11.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Rate” shall mean on any day with respect to any currency (other than Dollars), the rate at which such currency may be exchanged into any other currency (including Dollars), as set forth at approximately 12:00 noon (London time) on such day on the Reuters World Currency Page for such currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed by the Administrative Agent and the Borrower, or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the bank acting as Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 12:00 noon, local time, on such date for the purchase of the relevant currency for delivery two Business Days later.

“Excluded Assets” shall have the meaning assigned to such term in the Collateral Agreement.

“Excluded Equity Interests” shall mean (a) any Equity Interests with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower, the cost or other consequences of pledging such Equity Interests in favor of the Secured Parties under the Security Documents shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom, (b) solely in the case of any pledge of Equity Interests of any Foreign Subsidiary or FSHCO (in each case, that is owned directly by the Borrower or a Guarantor) to secure the Obligations, any Equity Interest that is Voting Stock of such Foreign Subsidiary or FSHCO in excess of 65% of the Voting Stock of such Subsidiary, (c) any Equity Interests to the extent the pledge thereof would be prohibited by any Requirement of Law, (d) in the case of (i) any Equity Interests of any Subsidiary to the extent the pledge of such Equity Interests is prohibited by Contractual Requirements existing on the Closing Date or at the time such Subsidiary is acquired (provided that such Contractual Requirements have not been entered into in contemplation of such Subsidiary being acquired), or (ii) any Equity Interests of any Subsidiary that is not a Wholly owned Subsidiary at the time such Subsidiary becomes a Subsidiary, any Equity Interests of each such Subsidiary described in clause (i) or (ii) to the extent (A) that a pledge thereof to secure the Obligations is prohibited by any applicable Contractual Requirement (other than customary non-assignment provisions which are ineffective under the Uniform Commercial Code or other applicable Requirements of Law), (B) any Contractual Requirement prohibits such a pledge without the consent of any other party; provided that this clause (B) shall not apply if (1) such other party is a Credit Party or a Wholly owned Subsidiary or (2) consent has been obtained to consummate such pledge (it being understood that the foregoing shall not be deemed to obligate the Borrower or any Subsidiary to obtain any such consent)) and only for so long as such Contractual Requirement or replacement or renewal thereof is in effect, or (C) a pledge thereof to secure the Obligations would give any other party (other than a Credit Party or a Wholly owned Subsidiary) to any Contractual Requirement governing such Equity Interests the right to terminate its obligations thereunder (other than customary non-assignment provisions that are ineffective under the Uniform Commercial Code or other applicable Requirement of Law), (e) the Equity Interests of any Immaterial Subsidiary (unless a security interest in the Equity Interests of such Subsidiary may be perfected by filing an “all assets” UCC financing statement) and any Unrestricted Subsidiary, (f) the Equity Interests of any Subsidiary of a Foreign Subsidiary or FSHCO, (g) any Equity Interests of any Subsidiary to the extent that the pledge of such Equity Interests would result in material adverse tax consequences to the Borrower or any Subsidiary as reasonably determined by the Borrower, (h) any Equity Interests set forth on Schedule 1.1(b) which have been identified on or prior to the Closing Date in writing to the Administrative Agent by an Authorized Officer of the Borrower and agreed to by the Administrative Agent and (i) Margin Stock.

“Excluded Subsidiary” shall mean (a) each Immaterial Subsidiary, for so long as any such Subsidiary constitutes an Immaterial Subsidiary pursuant to the terms hereof, (b) each

Domestic Subsidiary that is not a Wholly owned Subsidiary (for so long as such Subsidiary remains a non-wholly owned Restricted Subsidiary), (c) each Domestic Subsidiary that is prohibited by any applicable Contractual Requirement not entered into in contemplation of such Subsidiary becoming a Subsidiary or a Restricted Subsidiary or Requirement of Law from guaranteeing or granting Liens to secure the Obligations on the Closing Date or at the time such Subsidiary becomes a Restricted Subsidiary (and for so long as such restriction or any replacement or renewal thereof is in effect not entered into in contemplation of such Subsidiary becoming a Subsidiary or a Restricted Subsidiary or that would require consent, approval, license or authorization of a Governmental Authority to guarantee or grant Liens to secure the Obligations on the Closing Date or at the time such Subsidiary becomes a Restricted Subsidiary (unless such consent, approval, license or authorization has been received), (d) any Foreign Subsidiary, (e) any Domestic Subsidiary that is (i) a FSHCO, (ii) owned directly or indirectly by a CFC or a FSHCO or (iii) a direct or indirect Subsidiary of a Foreign Subsidiary, (f) any other Domestic Subsidiary with respect to which (x) in the reasonable judgment of the Administrative Agent and the Borrower, the burden or cost or other consequences (including any material adverse tax consequences) of providing a Guarantee of or granting Liens to secure the Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom or (y) providing such a Guarantee or granting such Liens would result in material adverse tax consequences to the Borrower, any direct or indirect parent company of the Borrower or any of the Borrower’s subsidiaries as reasonably determined by the Borrower, (g) each Unrestricted Subsidiary, (h) each Captive Insurance Subsidiary and (i) each not-for-profit Subsidiary.

“Excluded Swap Obligation” shall mean with respect to any Guarantor, any Hedging Obligation if, and to the extent that, and only for so long as, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Hedging Obligation (or any guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) or any other applicable Requirement of Law.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder or under any other Credit Document, (i) Taxes imposed on or measured by its net income (however denominated, and including (for the avoidance of doubt) any backup withholding in respect thereof under Section 3406 of the Code or any similar provision of state, local or foreign law), branch profits Taxes and franchise Taxes imposed on it, in each case by a jurisdiction (including any political subdivision thereof) as a result of such recipient being organized in, having its principal office in, or in the case of any Lender, having its applicable lending office in, such jurisdiction, or as a result of any other present or former connection with such jurisdiction (other than any such connection arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document), (ii) in the case of a Lender, U.S. federal withholding Tax imposed on any payment by or on account of any obligation of any Credit Party hereunder or under any other Credit Document that is required to be imposed on amounts payable to or for the account of a Lender (including any Issuing Bank and any Swingline Lender), other than to the extent such Lender is an assignee pursuant to a request by the Borrower under Section 13.7, pursuant to laws in force at the time such Lender acquires an interest in a Loan, Letter of Credit or Commitment (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts or indemnification payments from any Credit Party with respect to such withholding Tax pursuant to Section 5.4, (iii) any Tax attributable to the Administrative Agent’s, any Lender’s or any other recipient’s failure to comply with Section 5.4(d), (e), (h) or (i), and (iv) any U.S. federal withholding Tax imposed under FATCA.

“Existing Class” shall mean a Class of Existing Commitments and related Existing Loans.

“Existing Commitment” shall mean, with respect to a Class of Commitments, the Commitments of such Class at the time an Extension Request is made.

“Existing Loans” shall mean, with respect to a Class of Loans, the Loans of such Class at the time an Extension Request is made.

“Extended Class” shall mean a Class of Extended Commitments and related Extended Loans.

“Extended Commitments” shall mean, with respect to a Class of Commitments, all or the portion of such Class extended pursuant to Section 2.17, as applicable.

“Extended Loans” shall mean, with respect to a Class of Loans, all or the portion of such Class of Loans extended pursuant to Section 2.17, as applicable.

“Extending Lender” shall have the meaning provided in Section 2.17(b).

“Extension Amendment” shall have the meaning provided in Section 2.17(c).

“Extension Election” shall have the meaning provided in Section 2.17(b).

“Extension Minimum Condition” shall mean a condition to consummating any Extension that a minimum amount (to be determined and specified in the relevant Loan Extension Request, in the Borrower’s sole discretion) of any or all applicable Classes to be submitted for Extension.

“Extension Series” shall have the meaning provided in Section 2.17(a).

“Facility” shall mean this Agreement and the Commitments and the extensions of credit made hereunder.

“Fair Market Value” shall mean, with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a Disposition of such asset at such date of determination assuming a Disposition by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as determined by the Borrower in good faith.

“Farm-In Agreement” shall mean an agreement whereby a Person agrees, among other things, to pay all or a share of the drilling, completion or other expenses of one or more wells or perform the drilling, completion or other operation on such well or wells as all or a part of the consideration provided in exchange for an ownership interest in an Oil and Gas Property.

“Farm-Out Agreement” shall mean a Farm-In Agreement, viewed from the standpoint of the party that grants to another party the right to earn an ownership interest in an Oil and Gas Property.

“FATCA” shall mean Sections 1471 through 1474 of the Code (including, for the avoidance of doubt, any agreements entered into pursuant to Section 1471(b)(1) of the Code), as of the Closing Date (and any amended or successor version thereof that is substantively comparable and not materially more onerous to comply with), any current or future Treasury Regulations or other official administrative guidance promulgated thereunder and any intergovernmental agreements entered into in connection with the implementation thereof.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the per annum rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published on the next succeeding Business Day by the Federal Reserve Bank of New York or, if such rate is not so published for any date that is a Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by it.

“Financial Officer” of any Person shall mean the Chief Financial Officer, Chief Accounting Officer, principal accounting officer, Controller, Treasurer or Assistant Treasurer of such Person.

“First Lien Intercreditor Agreement” shall mean an intercreditor agreement substantially in the form of Exhibit I-1 (which agreement in such form or with immaterial changes thereto the Collateral Agent is authorized to enter into) among the Borrower, the subsidiaries of the Borrower from time to time party thereto, the Collateral Agent and one or more collateral agents or representatives for the holders of Indebtedness that is permitted under Section 10.1 to be, and intended to be, secured on a pari passu basis with the Obligations

“Fixed Amount” shall mean $200,000,000.

“Fixed Charges” shall mean, with respect to any Person for any period, the sum of, without duplication:

(a) Consolidated Interest Expense of such Person for such period;

(b) all cash dividends or other cash distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and

(c) all cash dividends or other cash distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

“Floor Period” has the meaning set forth in the definition of the term “Borrowing Base.”

“Foreign Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by the Borrower or any of its Subsidiaries with respect to employees employed outside the United States.

“Foreign Subsidiary” shall mean each Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Fronting Fee” shall have the meaning provided in Section 4.1(c).

“FSHCO” shall mean any Domestic Subsidiary (including a disregarded entity for U.S. federal income tax purposes) substantially all of whose assets consist of Equity Interests of one or more Foreign Subsidiaries that are CFCs (held directly or through Subsidiaries).

“Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funded Capitalization” shall mean (x) the sum of (1) the aggregate gross proceeds of Loans outstanding under the Facility and the Senior Secured Term Loans borrowed on the Closing Date, excluding (i) Letters of Credit (or the proceeds of any loans (including any Loans under this Facility) used to cash collateralize existing letters of credit of the Seller or any Seller guarantees) and (ii) the gross proceeds of any loans (including any Loans under this Facility) to fund (A) working capital needs and (B) original issue discount or upfront fees in connection with the “market flex” provisions previously agreed with the Lead Arrangers (including by any increase in the aggregate principal amount of the Senior Secured Term Loan Facilities and any Loans under this Facility) and (2) the Equity Investment, in each case on the Closing Date immediately after giving effect to the Transactions, minus (y) the Balance Sheet Amount.

“GAAP” shall mean generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that (i) if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith, (ii) GAAP shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB ASC Topic 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any of its Subsidiaries at “fair value,” as defined therein, and Indebtedness shall be measured at the aggregate principal amount thereof, and (iii) the accounting for operating leases and capital leases under GAAP as in effect on the date hereof (including, without limitation, Accounting Standards Codification 840) shall apply for the purposes of determining compliance with the provisions of this Agreement, including the definition of Capitalized Leases and obligations in respect thereof.

“Governmental Authority” shall mean any nation, sovereign or government, any state, province, territory or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, including a central bank or stock exchange.

“Granting Lender” shall have the meaning provided in Section 13.6(g).

“Guarantee” shall mean the Guarantee made by any Guarantor in favor of the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit C.

“Guarantee Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain financial condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term “Guarantee Obligations” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

“Guarantors” shall mean each Domestic Subsidiary listed on Schedule 1.1(e) that becomes a party to the Guarantee on the Closing Date (except to the extent released therefrom in accordance with the terms hereof) and each other Domestic Subsidiary (other than an Excluded Subsidiary (except to the extent provided below)) that becomes a party to the Guarantee after the Closing Date pursuant to Section 9.11 or otherwise; provided that, for the avoidance of doubt, the Borrower in its sole discretion may cause any Restricted Subsidiary that is not required to be a Guarantor hereunder or pursuant to the Security Documents to provide a Guarantee by causing such Restricted Subsidiary to execute a Guarantee and such Restricted Subsidiary shall be Guarantor and Credit Party for all purposes hereunder except to the extent released from such Guarantee in accordance with the terms hereof.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, natural gas or natural gas liquids, radioactive materials, friable asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, and radon gas and (b) any chemicals, materials or substances defined as or included in the definition of or otherwise classified or regulated as “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any applicable Environmental Law or that would otherwise reasonably be expected to result in liability under any Environmental Law.

“Hedge Agreements” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, future contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, total return swap, credit spread transaction, repurchase transaction, reserve repurchase transaction, securities lending transaction, weather index transaction, spot contracts, fixed-price physical delivery contracts, whether or not exchange traded, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement. Notwithstanding the foregoing, agreements or obligations to physically sell any commodity at any index-based price shall not be considered Hedge Agreements.

“Hedge Bank” shall mean any Person that either (i) at the time it entered into a Secured Hedge Agreement or a Cash Management Agreement, as applicable, in its capacity as a party thereto, (ii) on the Closing Date or (iii) at any time after it has entered into a Secured Hedge Agreement or a Cash Management Agreement, as applicable, in its capacity as a party thereto, is an Agent, Lender or any Affiliate of an Agent or Lender.

“Hedging Obligations” shall mean, with respect to any Person, the obligations of such Person under Hedge Agreements.

“Highest Lawful Rate” shall mean, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Loans under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.

“Historical Financial Information” shall mean to the extent related to the Acquired Assets, (i) monthly production and accounting lease operating statements for (x) the fiscal year ended December 31, 2012 and December 31, 2013 and (y) the fiscal period ended June 30, 2014 and (ii) the 2013 capital budget (including overhead). Such information need not be prepared in compliance with GAAP or Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for recapitalization or purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)).

“HSBC” shall have the meaning provided in the preamble to this Agreement.

“Hydrocarbon Interests” shall mean all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

“Hydrocarbons” shall mean oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Immaterial Subsidiary” shall mean any Subsidiary that is not a Material Subsidiary.

“Immediate Family Members” shall mean with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Increasing Lender” shall have the meaning provided in Section 2.16(a).

“Incremental Agreement” shall have the meaning provided in Section 2.16(c).

“Incremental Equivalent Debt” shall mean any Indebtedness, including any notes or loans (other than first priority loans) issued pursuant to Section 7.03(q) of either Senior Secured Term Loan Facility as in effect on the date hereof or otherwise issued in lieu of any Incremental TL Facility and the issuance of which would decrease on a dollar-for-dollar basis the Credit Parties’ ability to issue Incremental TL Facilities under the Senior Secured Term Loan Facilities.

“Incremental Increase” shall have the meaning provided in Section 2.16(a).

“Incremental SLTL Facility” shall mean any loans issued pursuant to any Incremental Commitment as defined in the Senior Secured Term Loan B Facility as in effect on the date hereof.

“Incremental TL Facilities” shall mean, collectively, any Incremental SLTL Facility and any Incremental TLTL Facility.

“Incremental TLTL Facility” shall mean any loans issued pursuant to any Incremental Commitment as defined in the Senior Secured Term Loan C Facility as in effect on the date hereof.

“Indebtedness” of any Person shall mean the following, if and only to the extent (other than with respect to clause (g) below) the same would constitute indebtedness or a liability in accordance with GAAP, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (c) the deferred purchase price of assets or services that in accordance with GAAP would be required to be shown as a liability on the balance sheet of such Person (other than (i) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP, (ii) accruals for payroll and other liabilities incurred in the ordinary course of business and (iii) obligations resulting under firm transportation contracts, or take or pay contracts or other similar agreements), (d) the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person, (e) the principal component of all obligations in respect of Capitalized Leases of such Person, (f) net Hedging Obligations of such Person, (g) all indebtedness (excluding prepaid interest thereon) of any other Person secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person or is limited in recourse, (h) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase in respect of Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock), (i) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment and (j) without duplication, all Guarantee Obligations of such Person in respect of the items described in clauses (a) through (i) above; provided that Indebtedness shall (A) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise expressly limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Debt or (B) not include (i) trade and other ordinary-course payables and accrued expenses, (ii) deferred or prepaid revenues, (iii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller, (iv) in the case of the Borrower and its Restricted Subsidiaries, (A) all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and (B) intercompany liabilities in connection with the cash management, tax and accounting operations of the Borrower and the Restricted Subsidiaries, (v) obligations under the Purchase and Sale Agreement and any other agreements or instruments contemplated thereby, in each case, as amended, restated supplemented or otherwise modified from time to time, (vi) Production Payments and Reserve Sales, (vii) in-kind obligations relating to net oil, natural gas liquids or natural gas balancing positions arising in the ordinary course of business, (viii) any obligation in respect of a Farm-In Agreement or similar arrangement whereby such Person agrees to pay all or a share of the drilling, completion or other expenses of an exploratory or development well (which agreement may be subject to a maximum payment obligation, after which expenses are shared in accordance with the working or participation interest therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well in exchange for an ownership interest in an oil or gas property, (ix) operating leases or sale and leaseback transactions (except any resulting obligations under any Capitalized Lease), (x)

commitments or obligations of such Person to make capital contributions in another Person or fund construction costs of equipment, gathering, transportation, processing, handling, pipelines and other related systems and facilities which constitute Industry Investments and (xi) any Guarantee Obligations incurred in the ordinary course of business to the extent not guaranteeing Indebtedness. The amount of any net Hedging Obligations on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (g) above shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith. Notwithstanding anything in this definition to the contrary, Indebtedness shall be calculated without giving effect to the effects of Financial Accounting Standards Board Accounting Standards Codification 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose hereunder as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Indemnified Liabilities” shall have the meaning provided in Section 13.5(b).

“Indemnified Taxes” shall mean all Taxes imposed on or with respect to any payment by or on account of any obligation of any Credit Party hereunder or under any other Credit Document other than (a) Excluded Taxes and (b) Other Taxes.

“Industry Investment” shall mean Investments and/or expenditures made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business as a means of actively engaging therein through agreements, transactions, interests or arrangements that permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of Oil and Gas Business jointly with third parties, including: (1) ownership interests (directly or through equity) in oil and gas properties or gathering, transportation, processing, or related systems; and (2) Investments and/or expenditures in the form of or pursuant to operating agreements, processing agreements, Farm-In Agreements, Farm-Out Agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), and other similar agreements (including for limited liability companies) with third parties.

“Information” shall have the meaning provided in Section 8.8(a).

“Initial Loans” shall have the meaning provided in Section 2.1(a)(i).

“Initial Maturity Date” shall mean the fifth anniversary of the Closing Date, or, if such anniversary is not a Business Day, the Business Day immediately following such anniversary.

“Initial Reserve Report” shall mean the reserve engineers’ report of W.D. Van Gonten & Co. Petroleum Engineering as of July 1, 2014.

“Intercompany Note” shall mean a promissory note substantially in the form of Exhibit L hereto.

“Intercreditor Agreement” shall mean the Intercreditor Agreement as of even date herewith among the Collateral Agent, Morgan Stanley Senior Funding, Inc., as collateral agent for the Senior Secured Term Loan B Facility, the Borrower, the Subsidiary Guarantors and the other parties party thereto from time to time, as amended, supplemented, restated or otherwise modified from time to time in accordance with its terms, and any replacement of the foregoing on terms not materially adverse to the Lenders, taken as a whole, than the relevant replaced intercreditor agreement.

“Interest Period” shall mean, with respect to any Loan, the interest period applicable thereto, as determined pursuant to Section 2.9.

“Interim Redetermination” shall have the meaning provided in Section 2.14(b).

“Interim Redetermination Date” shall mean the date on which the Variable Amount that has been redetermined pursuant to an Interim Redetermination becomes effective as provided in Section 2.14.

“Investment” shall have the meaning provided in Section 10.5.

“Investment Grade Rating” shall mean a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other rating agency selected by the Borrower.

“Investor Management Agreement” shall mean an agreement among the Borrower (or any direct or indirect parent entity of the Borrower) and Affiliates of (or management entities associated with) one or more of the Sponsor, as in effect from time to time and as the same may be amended, supplemented or otherwise modified in a manner not materially adverse to the Lenders.

“ISP” shall mean, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” shall mean, with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the applicable Issuing Bank and the Borrower (or any Restricted Subsidiary) or in favor of the applicable Issuing Bank and relating to such Letter of Credit.

“Issuing Bank” shall mean (a) HSBC and any of its Affiliates and (b) if requested by the Borrower and reasonably acceptable to the Administrative Agent, any other Person who is a Lender at the time of such request and who accepts such appointment (it being understood that, if any such Person ceases to be a Lender hereunder, such Person will remain an Issuing Bank with respect to any Letter of Credit issued by such Person that remained outstanding as of the date such Person ceased to be a Lender). References herein and in the other Credit Documents to an Issuing Bank shall be deemed to refer to the Issuing Bank in respect of the applicable Letter of Credit or to all Issuing Banks, as the context requires. Any Lender may, from time to time, become an Issuing Bank under this Agreement with the protections and rights afforded to Issuing Banks hereunder by executing a joinder, in a form reasonably satisfactory to (and acknowledged and accepted by) the Administrative Agent and the Borrower, indicating such Lender’s “Letter of Credit Commitment” and upon the execution and delivery of any such joinder, such Lender shall be an Issuing Bank for all purposes hereof.

“Junior Debt” shall have the meaning provided in Section 10.7(a).

“Junior Debt Document” shall mean, at any time, any “Junior Debt Document” as defined in the Intercreditor Agreement.

“Junior Liens” shall mean Liens on the Collateral (other than Liens securing the Obligations) that are subordinated to the Liens granted under the Credit Documents pursuant to the Intercreditor Agreement (it being understood that Junior Liens are not required to be pari passu with other Junior Liens, and that Indebtedness secured by Junior Liens may have Liens that are senior in priority to, or pari passu with, or junior in priority to, other Liens constituting Junior Liens).

“Latest Maturity Date” shall mean, at any date of determination, the latest Maturity Date applicable to any Class of Commitments or Loans that is outstanding hereunder on such date of determination.

“L/C Borrowing” shall mean an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing. All L/C Borrowings shall be denominated in Dollars.

“L/C Maturity Date” shall mean the date that is five Business Days prior to the Maturity Date.

“L/C Obligations” shall mean, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unpaid Drawings, including all L/C Borrowings. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Participant” shall have the meaning provided in Section 3.3(a).

“L/C Participation” shall have the meaning provided in Section 3.3(a).

“LCA Election” has the meaning set forth in Section 1.12(a).

“LCA Test Date” has the meaning set forth in Section 1.12(a).

“Lead Arrangers” shall mean HSBC Bank USA, National Association, Morgan Stanley Senior Funding, Inc., Credit Suisse Securities (USA) LLC, SG Americas Securities, LLC and Natixis, North America, each in its capacity as a lead arranger in respect of the Facility.

“Lender” shall have the meaning provided in the preamble to this Agreement. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender. For avoidance of doubt, each Additional Lender shall be deemed a “Lender” for purposes of this Agreement and each other Credit Document.

“Lender Default” shall mean (i) the refusal (which may be given verbally or in writing and has not been retracted) or failure of any Lender to make available its portion of any incurrence of Loans or participations in Letters of Credit or Swingline Loans or reimbursement obligations required to be made by it, which refusal or failure is not cured within one Business Day after the date of such refusal or failure; (ii) the failure of any Lender to pay over to the Administrative Agent, any Issuing Bank, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, unless the subject of a good faith dispute; (iii) a Lender has notified the Borrower or the Administrative Agent that it does not intend or expect to comply with any of its funding obligations, or has made a public statement to that effect with respect to its funding obligations under the Facility, (iv) a Lender has failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with its funding obligations under the Facility or (v) a Distressed Person has admitted in writing that it is insolvent or such Distressed Person becomes subject to a Lender-Related Distress Event. Any determination by the Administrative Agent that a Lender Default has occurred under any one or more of clauses (i) through (v) above shall be conclusive and binding absent manifest error, and the applicable Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower, each Issuing Bank, each Swingline Lender and each Lender.

“Lender-Related Distress Event” shall mean, with respect to any Lender, that such Lender or any Person that directly or indirectly controls such Lender (each, a “Distressed Person”), as the case may be, is or becomes subject to a voluntary or involuntary case with respect to such Distressed Person under any Debtor Relief Law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person or any Person that directly or indirectly controls such Distressed Person is subject to a forced liquidation, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in any Lender or any Person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof, so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Letter of Credit” shall have the meaning provided in Section 3.1 and shall include the Existing Letters of Credit.

“Letter of Credit Application” shall have the meaning provided in Section 3.2(a).

“Letter of Credit Commitment” shall mean $125,000,000 (or such greater amount as agreed to by the Issuing Banks), as the same may be reduced from time to time pursuant to Section 3.1.

“Letter of Credit Exposure” shall mean, with respect to any Lender, at any time, the sum of (a) the principal amount of any Unpaid Drawings in respect of which such Lender has made (or is required to have made) payments to the applicable Issuing Bank pursuant to Section 3.4(a) at such time and (b) such Lender’s Commitment Percentage of the Letters of Credit Outstanding at such time (excluding the portion thereof consisting of Unpaid Drawings in respect of which the Lenders have made (or are required to have made) payments to the applicable Issuing Bank pursuant to Section 3.4(a)) minus the amount of cash or deposit account balances held by the Administrative Agent to Cash Collateralize outstanding Letters of Credit and Unpaid Drawings under Section 3.7.

“Letter of Credit Fee” shall have the meaning provided in Section 4.1(b).

“Letters of Credit Outstanding” shall mean, at any time, the sum of, without duplication, (a) the aggregate Stated Amount of all outstanding Letters of Credit and (b) the aggregate principal amount of all Unpaid Drawings in respect of all Letters of Credit.

“Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) RBL Debt as of the last day of the most recent Test Period to (b) Consolidated EBITDAX for such Test Period; provided that for purposes of calculating the Leverage Ratio for any Test Period, clause (f) of the definition of “Consolidated Net Income” shall be disregarded.

“LIBOR Loan” shall mean any Loan bearing interest at a rate determined by reference to the LIBOR Rate (other than an ABR Loan bearing interest by reference to the LIBOR Rate by virtue of clause (c) of the definition of ABR).

“LIBOR Rate” shall mean, for any Interest Period with respect to any Borrowing of a LIBOR Loan, the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters Screen that displays such rate (or, in the event that such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the “Screen Rate”) at approximately 12:00 noon London time, two Business Days prior to the commencement of such Interest Period; provided that if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to Dollars, then the LIBOR Rate shall be the Interpolated Rate at such time. “Interpolated Rate” shall mean, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate for the longest period (for which that Screen Rate is available in Dollars) that is shorter than the Impacted Interest Period and (b) the Screen Rate for the shortest period (for which that Screen Rate is available in Dollars) that exceeds the Impacted Interest Period, in each case, at such time.

“Lien” shall mean, with respect to any asset, (a) any mortgage, preferred mortgage, deed of trust, lien, notice of claim of lien, hypothecation, pledge, charge, security interest or similar encumbrance in or on such asset securing an obligation or (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided that in no event shall an operating lease be deemed to be a Lien.

“Limited Condition Transaction” shall mean any acquisition or Investment by one or more of the Borrower and its Restricted Subsidiaries of or in any assets, business or Person permitted by this Agreement the consummation of which is not conditioned on the availability of, or on obtaining, third party financing.

“Liquidity” shall mean, as of any date of determination, the sum of (a) the Available Commitment on such date and (b) the aggregate amount of Unrestricted Cash of the Borrower and the Restricted Subsidiaries at such date.

“Loan” shall mean any Initial Loan, Extended Loan or Swingline Loan made by any Lender hereunder.

“Loan Extension Request” shall have the meaning provided in Section 2.17(a).

“Loan Limit” shall mean, at any time, the least of (a) the Total Commitment at such time, (b) the Borrowing Base at such time (including as it may be reduced pursuant to Section 2.14(i)) minus the aggregate amount of Pari Debt then outstanding and (c) the Draw Limit.

“Majority Lenders” shall mean, at any date, (a) Non-Defaulting Lenders having or holding a majority of the Adjusted Total Commitment at such date, or (b) if the Total Commitment has been terminated or for the purposes of acceleration pursuant to Section 11, Non-Defaulting Lenders having or holding a majority of the outstanding principal amount of the Loans, the Swingline Exposure and Letter of Credit Exposure (excluding the Loans, Swingline Exposure and Letter of Credit Exposure of Defaulting Lenders) in the aggregate at such date.

“Management” shall mean members of management of the Borrower or any of its Subsidiaries who are investors in the Borrower or any Parent Entity thereof.

“Mandatory Borrowing” shall have the meaning provided in Section 2.1(c).

“Margin Stock” shall have the meaning assigned to such terms in Regulation U.

“Material Adverse Effect” shall mean a circumstance or condition affecting the business, assets, operations, properties or financial condition of the Borrower and the Restricted Subsidiaries, taken as a whole, that, individually or in the aggregate, would materially adversely affect (a) the ability of the Borrower and the other Credit Parties, taken as a whole, to perform their payment obligations under the Credit Documents or (b) the rights and remedies of the Agents and the Lenders under the Credit Documents.

“Material Indebtedness” shall mean Indebtedness (other than Loans and Letters of Credit) of any one or more of the Borrower or any Restricted Subsidiary in an aggregate principal amount exceeding $50,000,000.

“Material Subsidiary” shall mean, at any date of determination, each Restricted Subsidiary of the Borrower (a) whose Total Assets (when combined with the assets of such Restricted Subsidiary’s Subsidiaries, after eliminating intercompany obligations) at the last day of the Test Period were equal to or greater than 5.0% of the Consolidated Total Assets of the Borrower and the Restricted Subsidiaries at such date or (b) whose revenues (when combined with the revenues of such Subsidiary’s Subsidiaries, after eliminating intercompany obligations) during such Test Period were equal to or greater than 5.0% of the consolidated revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP; provided that if, at any time and from time to time after the Closing Date, Restricted Subsidiaries that are not Material Subsidiaries have, in the aggregate, (i) Total Assets (when combined with the assets of such Subsidiary’s Subsidiaries, after eliminating intercompany obligations) at the last day of such Test Period equal to or greater than 10.0% of the Consolidated Total Assets of the Borrower and the Restricted Subsidiaries at such date or (ii) revenues (when combined with the revenues of such Subsidiary’s Subsidiaries, after eliminating intercompany obligations) during such Test Period equal to or greater than 10.0% of the consolidated revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP, then the Borrower shall, on the date on which financial statements for such quarter are delivered pursuant to this Agreement, designate in writing to the Administrative Agent one or more of such Restricted Subsidiaries as “Material Subsidiaries.”

“Maturity Date” shall mean, as to the applicable Loan, the Initial Maturity Date, any maturity date related to any Extension Series of Extended Commitments, or the Swingline Maturity Date, as applicable.

“Minimum Borrowing Amount” shall mean, with respect to any Borrowing of Loans, $500,000 (or, if less, the entire remaining Commitments at the time of such Borrowing).

“Minimum Equity Amount” shall have the meaning provided in the recitals to this Agreement.

“Minority Investment” shall mean any Person (other than a Subsidiary) in which the Borrower or any Restricted Subsidiary owns Equity Interests.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“Mortgage” shall mean a mortgage or a deed of trust, deed to secure debt, trust deed, assignment of as-extracted collateral, fixture filing or other security document entered into by the owner of a Mortgaged Property and the Collateral Agent for the benefit of the Secured Parties in respect of that Mortgaged Property, substantially in the form of Exhibit D (with such changes thereto as may be necessary to account for local law matters) or otherwise in such form as agreed between the Borrower and the Collateral Agent.

“Mortgaged Property” shall mean, at any time, all Borrowing Base Properties with respect to which a Mortgage has been granted. However, notwithstanding any provision in this Agreement, any Mortgage, or any other Security Document to the contrary, in no event shall any Building (as defined in the applicable Flood Insurance Regulation) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulation) be included in the definition of “Mortgaged Property” and no Building or Manufactured (Mobile) Home shall be encumbered by any Mortgage. As used herein, “Flood Insurance Regulations” shall mean (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.), as the same may be amended or recodified from time to time, and (iv) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Income” shall mean, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“New Contracts” shall mean binding new agreements or amendments to existing agreements with customers and/or vendors.

“Non-Consenting Lender” shall have the meaning provided in Section 13.7(b).

“Non-Consenting Variable Amount Lender” shall have the meaning provided in Section 2.14(k).

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Non-Extension Notice Date” shall have the meaning provided in Section 3.2(b).

“Non-U.S. Lender” shall mean any Lender (a) that is not disregarded as separate from its owner for U.S. federal income tax purposes and that is not a “United States person” as defined by Section 7701(a)(30) of the Code or (b) that is disregarded as separate from its owner for U.S. federal income tax purposes and whose regarded owner is not a “United States person” as defined by Section 7701(a)(30) of the Code.

“Notice of Borrowing” shall mean a request of the Borrower in accordance with the terms of Section 2.3(a) and substantially in the form of Exhibit B or such other form as shall be approved by the Administrative Agent (acting reasonably).

“Notice of Conversion or Continuation” shall have the meaning provided in Section 2.6(a).

“Obligations” shall mean all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Credit Document or otherwise with respect to any

Loan or Letter of Credit or under any Secured Cash Management Agreement or Secured Hedge Agreement, in each case, entered into with the Borrower or any of its Restricted Subsidiaries, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof in any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Credit Parties under the Credit Documents (and any of their Restricted Subsidiaries to the extent they have obligations under the Credit Documents) include the obligation (including Guarantee Obligations) to pay principal, interest, charges, expenses, fees, attorney costs, indemnities and other amounts payable by any Credit Party under any Credit Document. Notwithstanding the foregoing, (a) Excluded Swap Obligations shall not constitute Obligations, (b) the obligations of the Borrower or any Restricted Subsidiary under any Secured Hedge Agreement and under any Secured Cash Management Agreement that has been secured at the option of the Borrower (such option being deemed exercised as reflected in the documents related to any such Secured Hedge Agreement or Secured Cash Management Agreement among the Borrower and the applicable Hedge Bank or Cash Management Bank) shall be secured and guaranteed pursuant to the Security Documents and the Guarantee only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (c) any release of Collateral or Guarantors effected in the manner permitted by this Agreement and the other Credit Documents shall not require the consent of the holders of Hedge Obligations under Secured Hedge Agreements or of the holders of Cash Management Obligations under Secured Cash Management Agreements.

“OFAC” shall mean the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Oil and Gas Business” shall mean:

(a) the business of acquiring, exploring, exploiting, developing, producing, operating and disposing of interests in oil, natural gas, natural gas liquids, liquefied natural gas and other Hydrocarbons and mineral properties or products produced in association with any of the foregoing;

(b) the business of gathering, marketing, distributing, treating, processing, storing, refining, selling and transporting of any production from interests in oil, natural gas, natural gas liquids, liquefied natural gas and other Hydrocarbons and mineral properties or products produced in association therewith; and the marketing of oil, natural gas, natural gas liquids, liquefied natural gas and other Hydrocarbons and minerals obtained from unrelated Persons; and

(c) any business or activity relating to, arising from, or necessary, appropriate, incidental or ancillary to the activities described in the foregoing clauses (a) and (b) of this definition.

“Oil and Gas Properties” shall mean (a) Hydrocarbon Interests, (b) the properties now or hereafter pooled or unitized with Hydrocarbon Interests, (c) all presently existing or future unitization agreements, pooling agreements and declarations of pooled or unitized units and the units created thereby (including all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of any Hydrocarbon Interests, (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests, (e) all Hydrocarbons in and under and which may be produced and saved or attributable to Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to Hydrocarbon Interests, (f) all tenements, hereditaments, appurtenances and properties in any manner appertaining, belonging, affixed or incidental to Hydrocarbon Interests and (g) all properties, rights, titles, interests and estates described or referred to above, including any and all property, real or personal, now owned or hereafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any Hydrocarbon Interests or property (excluding drilling rigs, automotive equipment, rental equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, gas processing plants and pipeline systems and any related infrastructure to any thereof, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“Ongoing Hedges” shall have the meaning provided in Section 10.10(a).

“Organization Documents” shall mean (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” shall mean any and all present or future stamp, registration, documentary, intangible, recording, filing or any other excise, property or similar Taxes (including related reasonable out-of-pocket expenses with regard thereto) arising from any payment made hereunder or made under any other Credit Document or from the execution or delivery of, registration or enforcement of, consummation or administration of, or otherwise with respect to, this Agreement or any other Credit Document; provided that such term shall not include any of the foregoing Taxes (i) that result from an assignment, grant of a participation pursuant to Section 13.6(c) or transfer or assignment to or designation of a new lending office or other office for receiving payments under any Credit Document (“Assignment Taxes”) to the extent such Assignment Taxes are imposed as a result of a connection between the assignor/participating

Lender and/or the assignee/Participant and the taxing jurisdiction (other than a connection arising solely from any Credit Documents or any transactions contemplated thereunder), unless any action described in this proviso is requested or required by the Borrower, or (ii) Excluded Taxes.

“Overnight Rate” shall mean, for any day, the greater of (a) the Federal Funds Effective Rate and (b) an overnight rate determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, in accordance with banking industry rules on interbank compensation.

“Parent Entity” shall mean any Person that is a direct or indirect parent company (which may be organized as a partnership) of the Borrower.

“Pari Debt” shall mean any Indebtedness that is secured on a pari passu basis with the liens securing the Obligations.

“Participant” shall have the meaning provided in Section 13.6(c)(i).

“Participant Register” shall have the meaning provided in Section 13.6(c)(ii).

“Participating Member States” shall mean, together, each member state of the European Union that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Union relating to the Economic and Monetary Union (as amended or re-enacted from time to time).

“Patriot Act” shall have the meaning provided in Section 13.18.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Pension Plan” shall mean any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Credit Party or any ERISA Affiliate or to which any Credit Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding six years.

“Permitted Acquisition” shall mean the acquisition, by merger or otherwise, by the Borrower or any of the Restricted Subsidiaries of assets (including any assets constituting a business unit, line of business or division) or Equity Interests, so long as (a) if such acquisition involves the acquisition of Equity Interests of a Person that upon such acquisition would become a Subsidiary, such acquisition shall result in the issuer of such Equity Interests becoming a Restricted Subsidiary and, to the extent required by Section 9.11, a Guarantor; (b) such acquisition shall result in the Collateral Agent, for the benefit of the Secured Parties, being granted a security interest in any Equity Interests or any assets so acquired to the extent required by Section 9.11; (c) immediately after giving effect to such acquisition, no Event of Default shall have occurred and be continuing; and (d) immediately after giving effect to such acquisition, the Borrower and its Restricted Subsidiaries shall be in compliance with Section 9.15.

“Permitted Additional Debt” shall mean any unsecured senior, senior subordinated, Junior Lien or subordinated loans or notes issued by the Borrower or a Guarantor, (a) the terms of which do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to the 91st day after the Latest Maturity Date as in effect on the date of determination (other than (i) customary offers to purchase upon a change of control, AHYDO payments, asset sale or casualty or condemnation event prepayments and customary acceleration rights after an event of default and (ii) Indebtedness incurred pursuant to a customary bridge facility if the Indebtedness pursuant to such customary bridge facility converts at maturity to Indebtedness which does not provide for any scheduled repayment, mandatory redemption or sinking fund obligation (except to the extent permitted pursuant to clause (i)) prior to the 91st day after the Latest Maturity Date as in effect on the date of determination) and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Facility, if applicable, (b) if such Indebtedness is subordinated in right of payment to the Obligations, the terms of such Indebtedness provide for customary subordination of such Indebtedness to the Obligations and (c) no Restricted Subsidiary of the Borrower (other than a Guarantor) is a borrower or guarantor with respect to such Indebtedness.

“Permitted Holders” shall mean any of (i) the Sponsor and (ii) officers, directors, employees and other members of management of the Borrower (or any of its Parent Entities) or any of its Restricted Subsidiaries who are or become holders of Equity Interests of the Borrower (or any Parent Entity) (and their Controlled Investment Affiliates and Immediate Family Members); provided that for purposes of the definition of “Change of Control” the Persons described in clause (ii) above shall not constitute Permitted Holders at any time they hold voting power equal to or more than 50% of all Equity Interests collectively and beneficially held by the Persons described in clauses (i) and (ii) above.

“Permitted Intercompany Activities” shall mean any transactions between or among the Borrower and its Subsidiaries (for the avoidance of doubt, including Unrestricted Subsidiaries) that are entered into in the ordinary course of business of the Borrower and its Subsidiaries and, in the good faith judgment of the Borrower, are necessary or advisable in connection with the ownership or operation of the business of the Borrower and its Subsidiaries, including (i) payroll, cash management, purchasing, insurance and hedging arrangements and (ii) management, technology and licensing arrangements.

“Permitted Investments” shall mean:

(1) United States dollars;

(2) (a) Euros, Yen, Canadian Dollars, Pound Sterling or any national currency of any Participating Member State of the EMU; or

(b) in the case of any Foreign Subsidiary or any jurisdiction in which the Borrower or its Restricted Subsidiaries conducts business, such local currencies held by it from time to time in the ordinary course of business and not for speculation;

(3) securities issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(4) certificates of deposit, time deposits and eurodollar time deposits with maturities of 24 months or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding three years and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $250,000,000 in the case of U.S. banks and $100,000,000 (or the United States dollar equivalent as of the date of determination) in the case of non-U.S. banks (any such bank in the forgoing an “Approved Bank”);

(5) repurchase obligations for underlying securities of the types described in clauses (3) and (4) above or clauses (7) and (8) below entered into with any financial institution or recognized securities dealer meeting the qualifications specified in clause (4) above;

(6) commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any variable or fixed rate note issued by, or guaranteed by, a corporation by, a corporation (other than structured investment vehicles and other than corporations used in structured financing transactions) rated at least A-2 (or the equivalent thereof) by S&P or at least P-2 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Issuer Borrower) and in each case maturing within 36 months after the date of acquisition thereof;

(7) marketable short-term money market and similar liquid funds having a rating of at least P-2 (or the equivalent thereof) or A-2 (or the equivalent thereof) from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrower);

(8) readily marketable direct obligations issued or fully guaranteed by (i) any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof or (ii) any foreign government or any political subdivision or public instrumentality thereof; provided, that each such readily marketable direct obligation shall have an Investment Grade Rating from either Moody’s or S&P or Moody’s (or the equivalent thereof) (or, if at any time neither Moody’s nor S&P or Moody’s (or the equivalent thereof) shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrower) with maturities of 36 months or less from the date of acquisition;

(9) Investments with average maturities of 36 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrower);

(10) investment funds investing substantially all of their assets in securities of the types de-scribed in clauses (1) through (9) above; and

(11) solely with respect to any Captive Insurance Subsidiary, any Investment in connection with its provision of insurance, which Investment is permitted to be made in accordance with applicable law, rule, regulation or order or that is required or approved by any regulatory authority having jurisdiction over such Captive Insurance Subsidiary or its business, as applicable.

In the case of Investments by any Foreign Subsidiary or Investments made in a country outside the United States of America, Permitted Investments shall also include (i) investments of the type and maturity described in clauses (1) through (7) and clauses (8)(i) and (9) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (11) and in this paragraph.

Notwithstanding the foregoing, Permitted Investments shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above; provided that such amounts are converted into any currency listed in clause (1) or (2) above as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.

“Permitted Liens” shall mean:

(a) Liens for taxes, assessments or governmental charges or claims not yet overdue for a period of more than 30 days or that are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established to the extent required by and in accordance with GAAP (or in the case of any Foreign Subsidiary, the comparable accounting principles in the relevant jurisdiction), or for property taxes on property that the Borrower or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge or claim is to such property;

(b) Liens in respect of property or assets of the Borrower or any of the Restricted Subsidiaries imposed by law, such as landlords’, sublandlords’, vendors’, suppliers’, carriers’, warehousemen’s, repairmen’s, construction contractors’, workers’ and mechanics’ Liens and other similar Liens arising in the ordinary course of business or incident to the exploration, development, operation or maintenance of Oil and Gas Properties, in each case so long as such Liens arise in the ordinary course of business and do not individually or in the aggregate have a Material Adverse Effect;

(c) Liens arising from judgments or decrees in circumstances not constituting an Event of Default under Section 11.9;

(d) Liens incurred or pledges or deposits made in connection with workers’ compensation, unemployment insurance and other types of social security, old age pension, public liability obligations or similar legislation, and deposits securing liabilities to insurance carriers under insurance or self-insurance arrangements in respect of such obligations, or to secure (or secure the Liens securing) liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary;

(e) deposits and other Liens securing (or securing the bonds or similar instruments securing) the performance of tenders, statutory obligations, plugging and abandonment or decommissioning obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (including letters of credit issued in lieu of such bonds or to support the issuance thereof) incurred in the ordinary course of business or in a manner consistent with past practice or industry practice including those incurred to secure health, safety and environmental obligations in the ordinary course of business, or otherwise constituting Investments permitted by Section 10.5;

(f) ground leases, subleases, licenses or sublicenses in respect of real property on which facilities owned or leased by the Borrower or any of its Restricted Subsidiaries are located;

(g) easements, rights-of-way, restrictive covenants, licenses, restrictions (including zoning restrictions), title defects, exceptions, deficiencies or irregularities in title, encroachments, protrusions, servitudes, permits, conditions and covenants and other similar charges or encumbrances (including in any rights-of-way or other property of the Borrower or its Restricted Subsidiaries for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil or other minerals or timber, and other like purposes, or for joint or common use of real estate, rights of way, facilities and equipment) not interfering in any material respect with the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(h) (i) any interest or title of a lessor, sublessor, licensor or sublicensor under any lease, liens reserved in oil, gas or other Hydrocarbons, minerals, leases for bonus, royalty or rental payments and for compliance with the terms of such lease and (ii) any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under any lease, sublease, license or sublicense entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business or otherwise permitted by this Agreement and not securing Indebtedness;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j) Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit or bankers’ acceptance issued for the account of the Borrower or any of its Restricted Subsidiaries; provided that such Lien secures only the obligations of the Borrower or such Restricted Subsidiaries in respect of such letter of credit or bankers’ acceptance to the extent permitted under Section 10.1;

(k) leases, licenses, subleases or sublicenses granted to others not (i) interfering in any material respect with the business of the Borrower and its Restricted Subsidiaries, taken as a whole or (ii) securing any indebtedness;

(l) Liens arising from precautionary Uniform Commercial Code financing statement or similar filings;

(m) Liens created in the ordinary course of business in favor of banks and other financial institutions over credit balances of any bank accounts, commodity trading accounts or other brokerage accounts of the Borrower and the Restricted Subsidiaries held at such banks or financial institutions, as the case may be, in the ordinary course of business;

(n) Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, Farm-Out Agreements, Farm-In Agreements, division orders, contracts for the sale, gathering, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements that are usual or customary in the Oil and Gas Business and are for claims which are not delinquent or that are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established to the extent required by and in accordance with GAAP; provided that any such Lien referred to in this clause does not materially impair the use of the property covered by such Lien for the purposes for which such property is held by the Borrower or any Restricted Subsidiary;

(o) Liens on pipelines, pipeline facilities and other midstream assets or facilities that arise by operation of law or other like Liens arising by operation of law in the ordinary course of business and incidental to the exploration, development, operation and maintenance of Oil and Gas Properties;

(p) (i) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business complies and (ii) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(q) Liens on equipment of the Borrower or any Restricted Subsidiary granted in the ordinary course of business to the Borrower’s or such Restricted Subsidiary’s client at which such equipment is located;

(r) security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business;

(s) [Reserved];

(t) Liens on Permitted Investments that are earmarked to be used to satisfy or discharge Indebtedness; provided that (x) such Permitted Investments are deposited into an account from which payment is to be made, directly or indirectly, to the Person or Persons holding the Indebtedness that is to be satisfied or discharged, (y) such Liens extend solely to the account in which such Permitted Investments are deposited and are solely in favor of the Person or Persons holding the Indebtedness (or any agent or trustee for such Person or Persons) that is to be satisfied or discharged and (z) the satisfaction or discharge of such Indebtedness is expressly permitted hereunder; and

(u) deposits of cash with the owner or lessor of premises leased and operated by the Borrower or any of its Subsidiaries to secure the performance of the Borrower’s or such Subsidiary’s obligations under the terms of the lease for such premises.

“Permitted Refinancing Indebtedness” shall mean, with respect to any Indebtedness (the “Refinanced Indebtedness”), any Indebtedness issued or incurred in exchange for, or the net proceeds of which are used to modify, extend, refinance, renew, replace or refund (collectively to “Refinance” or a “Refinancing” or “Refinanced”), such Refinanced Indebtedness (or previous refinancing thereof constituting Permitted Refinancing Indebtedness); provided that (A) the principal amount (or accreted value, if applicable) of any such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Refinanced Indebtedness outstanding immediately prior to such Refinancing except by an amount equal to the unpaid accrued interest and premium thereon and other amounts paid in connection with the defeasance or discharge of such Indebtedness plus other amounts paid consisting of fees and expenses incurred in connection with such Refinancing plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder, (B) if the Indebtedness being Refinanced is Indebtedness incurred pursuant to Sections 10.1(c), (i), (k) or (l), the direct and contingent obligors with respect to such Permitted Refinancing Indebtedness immediately prior to such Refinancing are not changed as a result of such Refinancing (except that a Credit Party may be added as an additional obligor), (C) other than with respect to a Refinancing in respect of Indebtedness incurred pursuant to Section 10.1(h), such Permitted Refinancing Indebtedness shall have a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Refinanced Indebtedness, (D) if the Indebtedness being Refinanced is Indebtedness incurred pursuant to Sections 10.1(c), (i), (k) or (l), the terms and conditions of any such Permitted Refinancing Indebtedness, taken as a whole, are not materially less favorable to the Lenders than the terms and conditions of the Refinanced Indebtedness being Refinanced (including, if applicable, as to collateral priority and subordination, but excluding as to interest rates, fees, floors, funding discounts and redemption or prepayment premiums) or are customary for similar Indebtedness in light of current market conditions; provided that a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent at least three Business Days prior to the incurrence or issuance of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement and (E) if the Refinanced Indebtedness is subordinated in right of payment or security such Permitted Refinancing Indebtedness shall be subordinated on terms no less favorable to the Secured Parties. Notwithstanding the foregoing, Permitted Refinancing Indebtedness in respect of Permitted Additional Debt must constitute Permitted Additional Debt.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any Governmental Authority.

“Petroleum Industry Standards” shall mean the Definitions for Oil and Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

“Post-Acquisition Period” shall mean, with respect to any Permitted Acquisition or the conversion of any Unrestricted Subsidiary into a Restricted Subsidiary, the period beginning on the date such Permitted Acquisition or conversion is consummated and ending on the first anniversary of the date on which such Permitted Acquisition or conversion is consummated

“Preferred Stock” shall mean any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the bank acting as Administrative Agent as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by such bank in connection with extensions of credit to debtors).

“Proceeding” shall have the meaning provided in Section 13.5(b).

“Pro Forma Basis” and “Pro Forma Effect” shall mean, with respect to compliance with any test or covenant or calculation of any ratio hereunder, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, which (i) in the case of a Disposition of all or substantially all Equity Interests in any Subsidiary of the Borrower or any division, product line, or facility used for operations of the Borrower or any of its Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction”, shall be included, (b) any retirement, redemption, repayment, discharge, defeasance or extinguishment of Indebtedness, and (c) any Indebtedness incurred or assumed by the Borrower or any of the Restricted

Subsidiaries in connection therewith (and if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination); provided that, without limiting the application of the Pro Forma Adjustment pursuant to (A) above, the foregoing pro forma adjustments may be applied to any such test solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDAX and give effect to events (including operating expense reductions) that are (as determined by the Borrower in good faith) (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Borrower and the Restricted Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of Pro Forma Adjustment; provided, further, that when calculating the Leverage Ratio for purposes of determining actual compliance (and not compliance on a Pro Forma Basis) with Section 10.11, any events that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

“Pro Forma Adjustment” shall mean, for any Test Period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period, with respect to the Acquired EBITDAX of the applicable Acquired Entity or Business or Converted Restricted Subsidiary or the Consolidated EBITDAX of the Borrower, the pro forma increase or decrease in such Acquired EBITDAX or such Consolidated EBITDAX, as the case may be, projected by the Borrower in good faith as a result of (a) actions taken during such Post-Acquisition Period for the purposes of realizing reasonably identifiable and factually supportable cost savings, operating expense reductions and savings from synergies or (b) any additional costs incurred during such Post-Acquisition Period, in each case in connection with the combination of the operations of such Acquired Entity or Business or Converted Restricted Subsidiary with the operations of the Borrower and the Restricted Subsidiaries; provided that (i) at the election of the Borrower, such Pro Forma Adjustment shall not be required to be determined for any Acquired Entity or Business or Converted Restricted Subsidiary to the extent the aggregate consideration paid in connection with such acquisition was less than $7,500,000, and (ii) so long as such actions are taken during such Post-Acquisition Period or such costs are incurred during such Post-Acquisition Period, as applicable, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDAX or such Consolidated EBITDAX, as the case may be, it may be assumed that such cost savings will be realizable during the entirety of such Test Period, or such additional costs, as applicable, will be incurred during the entirety of such Test Period; provided, further, that any such pro forma increase or decrease to such Acquired EBITDAX or such Consolidated EBITDAX, as the case may be, shall be without duplication for cost savings, operating expense reductions, savings from synergies or additional costs already included in such Acquired EBITDAX or such Consolidated EBITDAX, as the case may be, for such Test Period.

“Production Payments and Reserve Sales” shall mean the grant or transfer by the Borrower or any of its Restricted Subsidiaries to any Person of the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties where the holder of such interest has recourse solely to such production or proceeds of production.

“Projections” shall mean financial estimates, forecasts and other forward-looking information prepared by or on behalf of the Borrower or any of its representatives and that have been made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby.

“Proposed Acquisition” shall have the meaning provided in Section 10.10(a).

“Proved Developed Reserves” shall mean oil and gas mineral interests that, in accordance with Petroleum Industry Standards, are classified as both “Proved Reserves” and one of the following: (a) ”Developed Producing Reserves” or (b) ”Developed Non-Producing Reserves.”

“Proved Reserves” shall mean oil and gas mineral interests that, in accordance with Petroleum Industry Standards, are classified as both “Proved Reserves” and one of the following: (a) ”Developed Producing Reserves”, (b) ”Developed Non-Producing Reserves” or (c) ”Undeveloped Reserves”.

“Public Company Costs” shall mean costs relating to compliance with the Sarbanes-Oxley Act of 2002, as amended, and other expenses arising out of or incidental to being a public reporting company, including costs, fees and expenses (including legal, accounting and other professional fees) relating to compliance with provisions of the Securities Act and the Exchange Act, the rules of national securities exchange companies with listed equity securities, directors’ compensation, fees and expense reimbursement shareholder meetings and reports to shareholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, and listing fees.

“Purchase and Sale Agreement” shall have the meaning provided in the recitals to this Agreement.

“PV-9” shall mean, with respect to any Proved Reserves expected to be produced from any Borrowing Base Properties, the net present value, discounted at 9% per annum, of the future net revenues expected to accrue to the Borrower’s and the Credit Parties’ collective interests in such reserves during the remaining expected economic lives of such reserves, calculated in accordance with the most recent Bank Price Deck provided to the Borrower by the Administrative Agent pursuant to Section 2.14(i).

“Qualified Equity Interests” shall mean any Equity Interests of the Borrower or any Parent Entity other than Disqualified Stock.

“Qualifying IPO” shall mean the issuance by any Parent Entity of its Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering).

“RBL Debt” shall mean, as of any date of determination, the aggregate principal amount of Loans then outstanding plus the aggregate amount of all unreimbursed disbursements on any Letter of Credit (unless cash collateralized or backstopped on terms reasonably acceptable to the Issuing Bank), minus all Unrestricted Cash.

“Redetermination Date” shall mean, with respect to any Scheduled Redetermination or any Interim Redetermination, the date that the redetermined Variable Amount related thereto becomes effective pursuant to Section 2.14(d).

“Refinance” shall have the meaning provided in the definition of “Permitted Refinancing Indebtedness.”

“Register” shall have the meaning provided in Section 13.6(b)(iv).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Reimbursement Date” shall have the meaning provided in Section 3.4(a).

“Related Indemnified Person” shall mean, with respect to an Indemnitee, (1) any controlling Person or controlled Affiliate of such Indemnitee, (2) the respective directors, officers, or employees of such Indemnitee or any of its controlling Persons or controlled Affiliates and (3) the respective agents and representatives of such Indemnitee or any of its controlling Persons or controlled Affiliates, in the case of this clause (3), acting at the instructions of such Indemnitee, controlling Person or such controlled Affiliate.

“Release” shall mean any release, spill, emission, discharge, disposal, leaking, pumping, pouring, dumping, emptying, injecting or leaching into the air, surface water, groundwater, land surface and subsurface strata.

“Representatives” shall have the meaning provided in Section 13.16.

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA and the regulations thereunder, other than any event as to which the 30-day notice period has been waived.

“Required Cash Collateral Amount” shall have the meaning provided in Section 3.7(c).

“Required Lenders” shall mean, at any date, (a) Non-Defaulting Lenders having or holding at least 66% of the Adjusted Total Commitment at such date or (b) if the Total Commitment has been terminated, Non-Defaulting Lenders having or holding at least 66% of the outstanding principal amount of the Loans, the Swingline Exposure and Letter of Credit Exposure (excluding the Loans, Swingline Exposure and Letter of Credit Exposure of Defaulting Lenders) in the aggregate at such date.

“Requirement of Law” shall mean, as to any Person, any law, treaty, rule, regulation, statute, order, ordinance, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Reserve Report” shall mean (a) the Initial Reserve Report, (b) any other subsequent report, in form reasonably satisfactory to the Administrative Agent, or (c) any other engineering data reasonably acceptable to the Administrative Agent, setting forth, as of each June 30th or December 31st (or such other date as contemplated by this Agreement with respect to Interim Redeterminations or otherwise reasonably acceptable to the Administrative Agent) the Proved Reserves and the Proved Developed Reserves of the Borrower and the Credit Parties (or of Oil and Gas Properties to be acquired, provided that any Oil and Gas Properties not yet acquired shall be expressly designated as such), together with a projection of the rate of production and future net revenues, operating expenses (including production taxes and ad valorem expenses) and capital expenditures with respect thereto as of such date, based upon the PV-9 of the Proved Reserves and Proved Developed Reserves set forth therein; provided that in connection with any Interim Redeterminations of the Variable Amount pursuant to the last sentence of Section 2.14(b), the Borrower shall only be required, for purposes of updating the Reserve Report, to set forth such additional Proved Reserves and related information as are the subject of such acquisition. For the avoidance of doubt all Reserve Reports, including those delivered in connection with any redetermination, may be prepared internally by petroleum engineers that are employees of the Borrower, any Restricted Subsidiaries thereof, the Seller or any of each of their respective Affiliates (subject to any applicable audit requirement set forth in Section 9.14(a)).

“Reserve Report Certificate” shall mean a certificate of an Authorized Officer in substantially the form of Exhibit A certifying as to the matters set forth in Section 9.14(c).

“Restricted Payments” shall have the meaning provided in Section 10.6.

“Restricted Subsidiary” shall mean any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Sanctions Laws” shall mean the following, in each case, to the extent enacted and in effect: (a) laws, regulations, and rules promulgated or administered by OFAC to implement U.S. sanctions programs, including any enabling legislation or Executive Order related thereto, as amended from time to time; (b) the US Comprehensive Iran Sanctions, Accountability, and Divestment Act and the regulations and rules promulgated thereunder (“CISADA”), as amended from time to time; (c) the U.S. Iran Threat Reduction and Syria Human Rights Act and the regulations and rules promulgated thereunder (“ITRA”), as amended from time to time; (d) the US Iran Freedom and Counter-Proliferation Act and the regulations and rules promulgated thereunder (“IFCA”); (e) the sanctions and other restrictive measures applied by the European Union in pursuit of the Common Foreign and Security Policy objectives set out in the Treaty on European Union; and (f) any similar sanctions laws as may be enacted from time to time in the future by the U.S., the European Union (and its member states), or the U.N. Security Council or any other legislative body of the United Nations; and any corresponding laws of jurisdictions in which the Borrower operates or in which the proceeds of the Loans will be used or from which repayments of the Obligations will be derived.

“S&P” shall mean Standard & Poor’s Ratings Services or any successor by merger or consolidation to its business.

“Scheduled Redetermination” shall have the meaning provided in Section 2.14(b).

“Scheduled Redetermination Date” shall mean the date on which a Variable Amount that has been redetermined pursuant to a Scheduled Redetermination becomes effective as provided in Section 2.14.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secured Cash Management Agreement” shall mean any agreement related to Cash Management Services by and between the Borrower or any of its Restricted Subsidiaries and any Cash Management Bank.

“Secured Hedge Agreement” shall mean any Hedge Agreement by and between the Borrower or any of its Restricted Subsidiaries and any Hedge Bank.

“Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent, each Issuing Bank, each Lender, each Hedge Bank that is party to any Secured Hedge Agreement, each Cash Management Bank that is a party to any Secured Cash Management Agreement and each sub-agent appointed pursuant to Section 12.2 by the Administrative Agent with respect to matters relating to the Credit Documents or by the Collateral Agent with respect to matters relating to any Security Document.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Documents” shall mean, collectively, (a) the Collateral Agreement, (b) the Mortgages and (c) each other security agreement or other instrument or document executed and delivered pursuant to Section 9.11 or 9.13 or pursuant to any other such Security Documents or otherwise to secure or perfect the security interest in any or all of the Obligations.

“Seller” shall have the meaning provided in the recitals to this Agreement.

“Senior Secured Term B Loans” shall mean the loans in an initial aggregate principal amount of $550,000,000 made under the Senior Secured Term Loan B Facility.

“Senior Secured Term C Loans” shall mean the loans in an initial aggregate principal amount of $350,000,000 made under the Senior Secured Term Loan B Facility.

“Senior Secured Term Loan B Facility” shall mean the Term Loan B Credit Agreement, dated as of the Closing Date, by and among the Borrower, the lenders party thereto in their capacities as lenders thereunder and Morgan Stanley Senior Funding, Inc,, as administrative agent and collateral agent, including any guarantees, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications or restatements thereof.

“Senior Secured Term Loan C Facility” shall mean the Term Loan C Credit Agreement, dated as of the Closing Date, by and among the Borrower, the lenders party thereto in their capacities as lenders thereunder and Morgan Stanley Senior Funding, Inc,, as administrative agent and collateral agent, including any guarantees, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications or restatements thereof.

“Senior Secured Term Loan Facilities” shall mean, collectively, the Senior Secured Term Loan B Facility and the Senior Secured Term Loan C Facility.

“Senior Secured Term Loans” shall mean, collectively, the Senior Secured Term B Loans and the Senior Secured Term C Loans.

“Sold Entity or Business” has the meaning set forth in the definition of the term “Consolidated EBITDAX.”

“Solvent” shall mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the assets of such Person and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of such Person and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such Person and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured and (d) such Person and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

“Specified Existing Commitment” shall mean any Existing Commitments belonging to a Specified Existing Commitment Class.

“Specified Existing Commitment Class” shall have the meaning provided in Section 2.17(a).

“Specified Purchase Agreement Representations” shall mean the representations and warranties made by the Seller or with respect to the Acquired Assets in the Purchase and Sale Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower (or any of its Affiliates) has the right to terminate the obligations of the Borrower and (or its Affiliates) pursuant to Section 11.1 of the Purchase and Sale Agreement, as a result of a breach of such representations and warranties in the Purchase and Sale Agreement.

“Specified Representations” shall mean the representations and warranties with respect to the Borrower set forth in Sections 8.1 (to the extent relating to the existence of the Borrower and the Guarantors), 8.2, 8.3(c), 8.5, 8.7, 8.15, 8.16 and 8.20 of this Agreement.

“Specified Transaction” shall mean any acquisition, Investment, Disposition, incurrence or repayment of Indebtedness, Restricted Payment or Subsidiary designation that by the terms of this Agreement requires a financial ratio or test to be calculated on a Pro Forma Basis.

“Sponsor” shall mean (a) Blackstone Capital Partners VI L.P. and (b) Blackstone Energy Partners L.P., and each of their respective Affiliates and funds or partnerships managed or advised by and of them or any of their Affiliates, but not including their respective portfolio companies.

“SPV” shall have the meaning provided in Section 13.6(g).

“Stated Amount” of any Letter of Credit shall mean the maximum amount from time to time available to be drawn thereunder, determined without regard to whether any conditions to drawing could then be met.

“Subagent” shall have the meaning provided in Section 12.2.

“Subsidiary” shall mean, with respect to any Person: (1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50.0% of the total voting power of shares of Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, members of management or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and (2) any partnership, joint venture, limited liability company or similar entity of which: (a) more than 50.0% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and (b) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Guarantor” shall mean each Subsidiary that is a Guarantor.

“Subsidiary Redesignation” shall have the meaning provided in the definition of “Unrestricted Subsidiary” contained in this Section 1.1(a).

“Successor Borrower” shall have the meaning provided in Section 10.3(a).

“Swap” shall mean a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap PV” shall mean, with respect to any commodity Hedge Agreement, the present value, discounted at 9% per annum, of the future receipts expected to be paid to the Borrower or its Restricted Subsidiaries under such Hedge Agreement netted against the Administrative Agent’s then current Bank Price Deck; provided, that the “Swap PV” shall never be less than $0.00.

“Swap Termination Value” shall mean, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).

“Swingline Commitment” shall mean the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.1 in an aggregate principal amount at any one time outstanding not to exceed $50,000,000.

“Swingline Exposure” shall mean at any time the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Exposure of any Lender at any time shall equal its Commitment Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” shall mean (a) HSBC in its capacity as the lender of Swingline Loans hereunder and (b) any other Lender that is reasonably acceptable to the Borrower and the Administrative Agent that agrees in writing with the Borrower and the Administrative Agent to provide Swingline Loans on same-day notice.

“Swingline Loan” shall have the meaning provided in Section 2.1(b).

“Swingline Maturity Date” shall mean, with respect to any Swingline Loan, the date that is five Business Days prior to the Maturity Date.

“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings or other similar charges imposed by any Governmental Authority and any interest, fines, penalties or additions to tax with respect to the foregoing.

“Termination Date” shall mean the earlier to occur of (a) the Maturity Date and (b) the date on which the Total Commitment shall have terminated.

“Test Period” shall mean, for any date of determination under this Agreement, the latest four consecutive fiscal quarters of the Borrower for which financial statements have been delivered to the Administrative Agent on or prior to the Closing Date and/or for which financial statements are required to be delivered pursuant to clause (a) or (b) of Section 9.1.

“Total Commitment” shall mean the sum of the Commitments of the Lenders.

“Total Exposure” shall mean, with respect to any Lender at any time, the sum of (a) the aggregate principal amount of the Loans of such Lender then outstanding, (b) such Lender’s Letter of Credit Exposure at such time and (c) such Lender’s Swingline Exposure at such time.

“Transaction Expenses” shall mean any fees or expenses incurred or paid by the Borrower or any of its Subsidiaries (or by the Sponsor or any direct or indirect Parent Entity and reimbursed by the Borrower) in connection with the Transactions (including expenses in connection with hedging transactions (including termination or amendment thereof), if any, payments to officers, employees and directors as change of control payments, severance payments or special or retention bonuses and payments or charges for payments on account of phantom stock units, restricted stock, stock appreciation rights, restricted stock units and options (including the repurchase or rollover of, or modifications to, the foregoing awards)), this Agreement, the Senior Secured Term Loan Facilities and the other Credit Documents and the transactions contemplated hereby and thereby.

“Transactions” shall mean, collectively, the Acquisition and the consummation of the other transactions contemplated by the Purchase and Sale Agreement or related thereto, this Agreement, the Senior Secured Term Loan Facilities, the Equity Investment, the payment of Transaction Expenses and the other transactions contemplated by this Agreement and the Credit Documents (including the Closing Date Loans).

“Transferee” shall have the meaning provided in Section 13.6(e). “Type” shall mean, as to any Loan, its nature as an ABR Loan or a LIBOR Loan.

“UCC” shall mean the Uniform Commercial Code of the State of New York or of any other state the laws of which are required to be applied in connection with the perfection of security interests in any Collateral.

“Uniform Customs” shall mean, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits as approved by the International Chamber of Commerce, commencing on July 1, 2007 (or such later version thereof as may be in effect at the time of issuance).

“Unpaid Drawing” shall have the meaning provided in Section 3.4(a).

“Unrestricted Cash” shall mean cash or cash equivalents (including Permitted Investments) of the Borrower or any of its Restricted Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of the Borrower or any of its Restricted Subsidiaries.

“Unrestricted Subsidiary” shall mean (a) any Subsidiary of the Borrower that is formed or acquired after the Closing Date if, at such time or promptly thereafter, the Borrower designates such Subsidiary as an “Unrestricted Subsidiary” in a written notice to the Administrative Agent, (b) any Restricted Subsidiary designated as an Unrestricted Subsidiary by the Borrower in a written notice to the Administrative Agent; provided that in the case of each of (a) and (b), (i) such designation shall be deemed to be an Investment (or reduction in an outstanding Investment, in the case of a designation of an Unrestricted Subsidiary as a Restricted Subsidiary) on the date of such designation in an amount equal to the Fair Market Value of the Borrower’s investment therein on such date and such designation shall be permitted only to the extent such Investment is permitted under Section 10.5 on the date of such designation, (ii) in the case of clause (b), such designation shall be deemed to be a Disposition pursuant to which the provisions of Section 2.14(g) will apply to the extent contemplated thereby and (iii) no Default or Event of Default would result from such designation immediately after giving effect thereto and (c) each Subsidiary of an Unrestricted Subsidiary. No Subsidiary may be designated as an Unrestricted Subsidiary if, after such designation, it would be a “Restricted Subsidiary” for the purpose of any Pari Debt, Permitted Additional Debt, Senior Secured Term Loan Facility, Incremental Equivalent Debt, Refinancing Loans, and Credit Agreement Refinancing Indebtedness (as defined in each Senior Secured Term Loan Facility as in effect on the Closing Date) or any Permitted Refinancing Indebtedness in respect of any of the foregoing, in each case, to the extent applicable. The Borrower may, by written notice to the Administrative Agent, re-designate any Unrestricted Subsidiary as a Restricted Subsidiary (each, a “Subsidiary Redesignation”), and thereafter, such Subsidiary shall no longer constitute an Unrestricted Subsidiary, but only if no Default or Event of Default would result from such Subsidiary Redesignation.

“U.S. Lender” shall mean any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Variable Amount” shall mean an amount determined in accordance with Section 2.14, as may be adjusted from time to time pursuant to the provisions of Section 2.14(e), (f), (g) and (h), as applicable.

“Variable Amount Reduction Debt” shall mean (i) Permitted Additional Debt issued or incurred in accordance with Section 10.1(q) and (ii) any Indebtedness for borrowed money incurred after the Closing Date under Section 10.1(c).

“Variable Amount Value” shall mean, with respect to any Oil and Gas Property of a Credit Party or any Hedge Agreement in respect of commodities, the value attributed to such asset in connection with the most recent determination of the Variable Amount (which Variable Amount was approved by the Borrowing Base Required Lenders or the Required Lenders, as applicable, in accordance with Section 2.14) or pursuant to Section 5.2(b)(iii).

“Volumetric Production Payments” shall mean production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Voting Stock” shall mean, with respect to any Person, such Person’s Equity Interests having the right to vote for the election of directors of such Person under ordinary circumstances.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining scheduled installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final scheduled maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness; provided that the effects of any prepayments made on such Indebtedness shall be disregarded in making such calculation.

“Wholly owned Domestic Subsidiary” of any person shall mean a Domestic Subsidiary of such person that is a Wholly owned Subsidiary.

“Wholly owned Subsidiary” of any person shall mean a subsidiary of such person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person or another Wholly owned Subsidiary of such person.

“Withdrawal Liability” shall mean the liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

1.2 Other Interpretive Provisions. With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.

(c) Article, Section, Exhibit and Schedule references are to the Credit Document in which such reference appears.

(d) The terms “include,” “includes” and “including” are by way of example and not limitation.

(e) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f) In the computation of periods of time from a specified date to a later specified date, the word “from” shall mean “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” shall mean “to and including”.

(g) Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.

(h) Any reference to any Person shall be constructed to include such Person’s successors or assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all of the functions thereof.

(i) Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(j) The word “will” shall be construed to have the same meaning as the word “shall”.

(k) The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(l) The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Borrower dated such date prepared in accordance with GAAP.

1.3 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the first audited financial statements delivered under Section 9.1(a), except as otherwise specifically prescribed herein. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

(b) Computation of Certain Financial Covenants. Unless otherwise specified herein, all defined financial terms (and all other definitions used to determine such terms) shall be determined and computed in respect of the Borrower and its Subsidiaries.

1.4 Rounding. Any financial ratios required to be maintained or complied with by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.5 References to Agreements, Laws, Etc.. Unless otherwise expressly provided herein, (a) references to organizational documents, agreements (including the Credit Documents) and other Contractual Requirements shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements and other modifications are permitted by any Credit Document and (b) references to any Requirement of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Requirement of Law.

1.6 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City (daylight saving or standard, as applicable).

1.7 Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in Section 2.9) or performance shall extend to the immediately succeeding Business Day.

1.8 Currency Equivalents Generally.

(a) For purposes of any determination under Section 9, Section 10 (other than Section 10.11) or Section 11 or any determination under any other provision of this Agreement requiring the use of a current exchange rate, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into Dollars at the Exchange Rate then in effect on the date of such determination; provided, however, that (x) for purposes of determining compliance with Section 10 with respect to the amount of any Indebtedness, Investment, Disposition, Restricted Payment or payment under Section 10.7 in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred or Disposition, Restricted Payment or payment under Section 10.7 is made, (y) for purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed or first incurred (whichever yields the lower Dollar equivalent), in the case of revolving credit debt (provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such Refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinanced Indebtedness does not exceed (i) the principal amount of such Indebtedness being Refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums (including tender premiums) and other costs and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with such refinancing) and (z) for the avoidance of doubt, the foregoing provisions of this Section 1.8 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred or Disposition, Restricted Payment or payment under Section 10.7 may be made at any time under such Sections. For purposes of Section 10.11, amounts in currencies other than Dollars shall be translated into Dollars at the applicable exchange rates used in preparing the most recently delivered financial statements pursuant to Section 9.1(a) or (b).

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Borrower’s consent (such consent not to be unreasonably withheld) to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.

1.9 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., an “Extended Loan”) or by Type (e.g., a “LIBOR Loan”) or by Class and Type (e.g., a “LIBOR Extended Loan”).

1.10 Hedging Requirements Generally. For purposes of any determination with respect to compliance with Section 10.10 or any other calculation under or requirement of this Agreement in respect of hedging shall be calculated separately for crude, gas and natural gas liquid.

1.11 Certain Determinations. For purposes of determining compliance with any of the covenants set forth in Section 9 or Section 10 (including in connection with the Incremental Increase), but subject to any limitation expressly set forth therein, as applicable, at any time (whether at the time of incurrence or thereafter), any Lien, Investment, Indebtedness, Disposition, Restricted Payment, Affiliate transaction, prepayment, redemption or the consummation of any other transaction meets the criteria of one, or more than one, of the categories permitted pursuant to Section 9 or Section 10 (including in connection with any Incremental Increase), as applicable, the Borrower shall, in its sole discretion, determine under which category such Lien, Investment, Indebtedness, Asset Sale, Restricted Payment, Affiliate transaction, prepayment, redemption or the consummation of any other transaction (or, in each case, any portion thereof) is permitted.

1.12 Pro Forma and Other Calculations.

(a) Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant contained in this Agreement with respect to any period during which any Specified Transaction occurs, the Consolidated Secured Net Leverage Ratio, the Consolidated Total Net Leverage Ratio and the Leverage Ratio shall be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis and in the manner prescribed by this Section 1.12; provided that, in connection with any Specified Transaction that is a Limited Condition Transaction, for purposes of determining compliance with any test or covenant for any action advisable (as determined by the Borrower in good faith) for the consummation of a Limited Condition Transaction contained in this Agreement during any period which requires the calculation of any of the foregoing ratios or any basket that is determined by reference to Consolidated EBITDAX or Consolidated Total Assets and, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCA Election”) the date of determination for calculation of any such ratios shall be deemed to be the date the definitive agreements for such Specified Transaction that is a Limited Condition Transaction are entered into (the “LCA Test Date”) and if, after giving Pro Forma Effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recent date of determination ending prior to the LCA Test Date, the Borrower could have taken such action on the relevant LCA Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower has made an

LCA Election and any of the ratios or baskets for which compliance was determined or tested as of the LCA Test Date are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in Consolidated EBITDAX or Consolidated Total Assets of the Borrower or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the relevant transaction or action is permitted to be consummated or taken. If the Borrower has made an LCA Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio with respect to any other Specified Transaction on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio shall be calculated on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and any associated Lien and the use of proceeds thereof) have been consummated.

(b) If since the beginning of any applicable Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.12, then such financial ratio or test (or Consolidated Total Assets) shall be calculated to give Pro Forma Effect thereto in accordance with this Section 1.12.

(c) Whenever Pro Forma Effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower and may include, for the avoidance of doubt, the amount of “run-rate” cost savings, operating expense reductions and savings from synergies resulting from or relating to any Specified Transactions (including the Transaction) which is being given Pro Forma Effect that have been realized or are expected to be realized and for which the actions necessary to realize such cost savings, operating expense reductions and savings from synergies are taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower) (calculated on a Pro Forma Basis as though such cost savings, operating expense reductions and savings from synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions and savings from synergies were realized during the entirety of such period) and “run-rate” shall mean the full recurring benefit for a period that is associated with any action taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken (including any savings expected to result from the elimination of a public target’s Public Company Costs) net of the amount of actual benefits realized during such period from such actions; provided that (A) such amounts are reasonably identifiable and factually supportable in the good faith judgment of the Borrower, (B) such actions are taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower) no later than thirty-six (36) months after the date of such Specified Transaction, (C) no amounts shall be added pursuant to this clause (c) to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDAX (or any other components thereof), whether through a pro forma adjustment or otherwise, with respect to such period and (D) it is understood and agreed that subject to compliance with the other provisions of this clause (c), amounts to be included in pro forma calculations pursuant to this Section 1.12 may be included in Test Periods in which the Specified Transaction to which such amounts related is no longer being given Pro Forma Effect pursuant to Section 1.12(a).

(d) In the event that (x) the Borrower or any Restricted Subsidiary issues, repurchases or redeems Disqualified Stock or (y) any Restricted Subsidiary issues, repurchases or redeems Preferred Stock, (i) during the applicable Test Period or (ii) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then such financial ratio or test shall be calculated giving Pro Forma Effect to such issuance, refinancing or redemption of Disqualified Stock or Preferred Stock to the extent required, as if the same had occurred on the last day of the applicable Test Period.

SECTION 2. AMOUNT AND TERMS OF CREDIT

2.1 Commitments.

(a) (i) Subject to and upon the terms and conditions herein set forth, each Lender severally, but not jointly, agrees to make a loan or loans denominated in Dollars (each an “Initial Loan” and, collectively, the “Initial Loans”) to the Borrower, which Loans (i) shall be made at any time and from time to time on and after the Closing Date and prior to the Termination Date, (ii) may, at the option of the Borrower, be incurred and maintained as, and/or converted into, ABR Loans or LIBOR Loans; provided that all Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Loans of the same Type, (iii) may be repaid and reborrowed in accordance with the provisions hereof, (iv) shall not, for any Lender at any time, after giving effect thereto and to the application of the proceeds thereof, result in such Lender’s Total Exposure at such time exceeding such Lender’s Commitment Percentage at such time of the Loan Limit, (v) shall not, after giving effect thereto and to the application of the proceeds thereof, result in the aggregate amount of all Lenders’ Total Exposures at such time exceeding the Loan Limit then in effect; and (vi) in the case of the Loans made on the Closing Date, when aggregated with the aggregate principal amount of all Swingline Loans made on the Closing Date, shall not exceed $10,000,000.

(ii) Each Lender may at its option make any LIBOR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that (i) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan and (ii) in exercising such option, such Lender shall use its reasonable efforts to minimize any increased costs to the Borrower resulting therefrom (which obligation of the Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it determines would be otherwise disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.10 shall apply).

(b) Subject to and upon the terms and conditions herein set forth, the Swingline Lender in its individual capacity agrees, at any time and from time to time on and after the Closing Date and prior to the Swingline Maturity Date, to make a loan or loans (each a

“Swingline Loan” and, collectively, the “Swingline Loans”) to the Borrower in Dollars, which Swingline Loans (i) shall be ABR Loans, (ii) shall have the benefit of the provisions of Section 2.1(c), (iii) shall not exceed at any time outstanding the Swingline Commitment, (iv) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the aggregate amount of the Lenders’ Total Exposure at such time exceeding the Loan Limit then in effect, (v) may be repaid and reborrowed in accordance with the provisions hereof. Each outstanding Swingline Loan shall be repaid in full on the earlier of (a) seven Business Days after such Swingline Loan is initially borrowed and (b) the Swingline Maturity Date and (vi) in the case of any Swingline Loans made on the Closing Date, when aggregated with the aggregate principal amount of all Initial Loans made on the Closing Date, shall not exceed $10,000,000. The Swingline Lender shall not make any Swingline Loan after receiving a written notice from the Borrower or the Administrative Agent stating that an Event of Default exists and is continuing until such time as the Swingline Lender shall have received written notice of (i) rescission of all such notices from the party or parties originally delivering such notices or (ii) the waiver of such Event of Default in accordance with the provisions of Section 13.1.

(c) On any Business Day, the Swingline Lender may, in its sole discretion, give notice to each Lender that all then-outstanding Swingline Loans shall be funded with a Borrowing of Loans, in which case Loans constituting ABR Loans (each such Borrowing, a “Mandatory Borrowing”) shall be made on the immediately succeeding Business Day by each Lender pro rata based on each Lender’s Commitment Percentage, and the proceeds thereof shall be applied directly to the Swingline Lender to repay the Swingline Lender for such outstanding Swingline Loans. Each Lender hereby irrevocably agrees to make such Loans upon one Business Days’ notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified to it in writing by the Swingline Lender notwithstanding (i) that the amount of the Mandatory Borrowing may not comply with the minimum amount for each Borrowing specified in Section 2.2, (ii) whether any conditions specified in Section 7 are then satisfied, (iii) whether a Default or an Event of Default has occurred and is continuing, (iv) the date of such Mandatory Borrowing, (v) any reduction in the Total Commitment after any such Swingline Loans were made or (vi) any other event, circumstance or condition whatsoever, whether or not similar to the foregoing. In the event that, in the sole judgment of each Swingline Lender, any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including as a result of the commencement of a proceeding under the Bankruptcy Code in respect of the Borrower), each Lender hereby agrees that it shall forthwith purchase from the Swingline Lender (without recourse or warranty) such participation of the outstanding Swingline Loans as shall be necessary to cause the Lenders to share in such Swingline Loans ratably based upon their respective Commitment Percentages; provided that all principal and interest payable on such Swingline Loans shall be for the account of the Swingline Lender until the date the respective participation is purchased and, to the extent attributable to the purchased participation, shall be payable to such Lender purchasing same from and after such date of purchase.

2.2 Minimum Amount of Each Borrowing; Maximum Number of Borrowings. The aggregate principal amount of each Borrowing shall be in a minimum amount of at least the Minimum Borrowing Amount for such Type of Loans and in a multiple of $100,000 in excess thereof and Swingline Loans shall be in a minimum amount of $100,000 and in a multiple of

$10,000 in excess thereof (except that Mandatory Borrowings shall be made in the amounts required by Section 2.1(c) and Loans to reimburse the applicable Issuing Bank with respect to any Unpaid Drawing shall be made in the amounts required by Section 3.3 or Section 3.4, as applicable). More than one Borrowing may be incurred on any date; provided, that at no time shall there be outstanding more than ten Borrowings of LIBOR Loans under this Agreement.

2.3 Notice of Borrowing.

(a) Whenever the Borrower desires to incur Loans (other than Swingline Loans, Mandatory Borrowings or borrowings to repay Unpaid Drawings), the Borrower shall give the Administrative Agent at the Administrative Agent’s Office, (i) (A) in the case of any LIBOR Loans incurred on the Closing Date, prior to 12:00 p.m. (New York City time) at least one Business Day prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Loans and (B) in the case of any LIBOR Loans incurred after the Closing Date, prior to 12:00 noon (New York City time) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Loans and (ii) written notice (or telephonic notice promptly confirmed in writing) prior to 12:00 p.m. (New York City time) on the date of each Borrowing of Loans that are to be ABR Loans. Such notice (together with each notice of a Borrowing of Swingline Loans pursuant to Section 2.3(b), a “Notice of Borrowing”) shall specify (A) the aggregate principal amount of the Loans to be made pursuant to such Borrowing, (B) the date of the Borrowing (which shall be a Business Day) and (C) whether the respective Borrowing shall consist of ABR Loans and/or LIBOR Loans and, if LIBOR Loans, the Interest Period to be initially applicable thereto (if no Interest Period is selected, the Borrower shall be deemed to have selected an Interest Period of one month’s duration). The Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing of Loans, of such Lender’s Commitment Percentage thereof and of the other matters covered by the related Notice of Borrowing.

(b) Whenever the Borrower desires to incur Swingline Loans hereunder, it shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Swingline Loans prior to 3:00 p.m. (New York City time) on the date of such Borrowing. Each such notice shall specify (i) the aggregate principal amount of the Swingline Loans to be made pursuant to such Borrowing and (ii) the date of Borrowing (which shall be a Business Day). The Administrative Agent shall promptly give the Swingline Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing of Swingline Loans and of the other matters covered by the related Notice of Borrowing.

(c) Mandatory Borrowings shall be made upon the notice specified in Section 2.1(c), with the Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of Mandatory Borrowings as set forth in such Section.

(d) Borrowings to reimburse Unpaid Drawings shall be made upon the notice specified in Section 3.4(a).

(e) Without in any way limiting the obligation of the Borrower to confirm in writing any notice it may give hereunder by telephone, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower.

2.4 Disbursement of Funds.

(a) No later than 1:00 p.m. (New York City time) on the date specified in each Notice of Borrowing (including Mandatory Borrowings), each Lender will make available its pro rata portion of each Borrowing requested to be made on such date in the manner provided below; provided that on the Closing Date, such funds shall be made available by 10:00 a.m. (New York City time) or such earlier time as may be agreed among the Lenders, the Borrower and the Administrative Agent for the purpose of consummating the Transactions; provided, further, that all Swingline Loans shall be made available in the full amount thereof by the Swingline Lender no later than 3:30 p.m. (New York City time) on the date requested.

(b) Each Lender shall make available all amounts it is to fund to the Borrower under any Borrowing in immediately available funds to the Administrative Agent at the Administrative Agent’s Office in Dollars, and the Administrative Agent will (except in the case of Mandatory Borrowings and Borrowings to repay Unpaid Drawings) make available to the Borrower, by depositing or wiring to an account as designated by the Borrower in the Borrowing Notice to the Administrative Agent the aggregate of the amounts so made available in Dollars. Unless the Administrative Agent shall have been notified by any Lender prior to the date of any such Borrowing (or, with respect to an ABR Loan, the date of such Borrowing prior to 1:00 p.m. (New York City time)) that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available such amount to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent in Dollars. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the Overnight Rate or (ii) if paid by the Borrower, the then-applicable rate of interest or fees, calculated in accordance with Section 2.8, for the respective Loans.

(c) Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

2.5 Repayment of Loans; Evidence of Debt.

(a) The Borrower agrees to repay to the Administrative Agent, for the benefit of the applicable Lenders, on the earlier of (X) the Termination Date and (Y) (i) on the Initial Maturity Date, the then outstanding Initial Loans, (ii) on the relevant maturity date for any Extended Class, all then outstanding Extended Loans in respect of such Extension Series and (iii) on the Swingline Maturity Date, the then outstanding Swingline Loans.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office from time to time, including the amounts of principal and interest payable and paid to such lending office from time to time under this Agreement.

(c) The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 13.6(b)(iv), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder (whether such Loan is an Initial Loan, an Extended Loan or Swingline Loan, as applicable), the Type of each Loan made and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender or the Swingline Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(d) The entries made in the Register and accounts and subaccounts maintained pursuant to clauses (b) and (c) of this Section 2.5 shall, to the extent permitted by applicable Requirements of Law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

2.6 Conversions and Continuations.

(a) Subject to the penultimate sentence of this clause (a), (i) the Borrower shall have the option on any Business Day to convert all or a portion equal to at least the Minimum Borrowing Amount (and in multiples of $100,000 in excess thereof) of the outstanding principal amount of Loans of one Type into a Borrowing or Borrowings of another Type and (ii) the Borrower shall have the option on any Business Day to continue the outstanding principal amount of any LIBOR Loans as LIBOR Loans for an additional Interest Period; provided that (A) no partial conversion of LIBOR Loans shall reduce the outstanding principal amount of LIBOR Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount, (B) ABR Loans may not be converted into LIBOR Loans if an Event of Default is in existence on the date of the conversion and the Administrative Agent has or the Majority Lenders have determined in its or their sole discretion not to permit such conversion, (C) LIBOR Loans may not be continued as LIBOR Loans for an additional Interest Period if an Event of Default is in existence on the date of the proposed continuation and the Administrative Agent has or the Majority Lenders have determined in its or their sole discretion not to permit such continuation, and (D) Borrowings resulting from conversions pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2. Each such conversion or continuation shall be effected by the Borrower by giving the Administrative Agent at the Administrative Agent’s Office prior to 2:00 p.m. (New York City time) at least (1) three Business Days’, in the case of a continuation of or conversion to LIBOR Loans or (2) the date of conversion, in the case of a conversion into ABR Loans, prior written notice (or telephonic notice promptly confirmed in writing) (each, a “Notice of Conversion or Continuation”) specifying the Loans to be so converted or continued, the Type of Loans to be converted into or continued and, if such Loans are to be converted into or continued as LIBOR Loans, the Interest Period to be initially applicable thereto (if no Interest Period is selected, the Borrower shall be deemed to have selected an Interest Period of one month’s duration). The Administrative Agent shall give each applicable Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Loans.

(b) If any Event of Default is in existence at the time of any proposed continuation of any LIBOR Loans and the Administrative Agent has or the Majority Lenders have determined in its or their sole discretion not to permit such continuation, such LIBOR Loans shall be automatically converted on the last day of the current Interest Period into ABR Loans. If upon the expiration of any Interest Period in respect of LIBOR Loans, the Borrower has failed to elect a new Interest Period to be applicable thereto as provided in clause (a) above, the Borrower shall be deemed to have elected to continue such Borrowing of LIBOR Loans into a Borrowing of LIBOR Loans having an interest period of one month, effective as of the expiration date of such current Interest Period.

(c) Notwithstanding anything to the contrary herein, the Borrower may deliver a Notice of Conversion or Continuation pursuant to which the Borrower elects to irrevocably continue the outstanding principal amount of any Loan subject to an interest rate Hedge Agreement as LIBOR Loans for each Interest Period until the expiration of the term of such applicable Hedge Agreement; provided that any Notice of Conversion or Continuation delivered pursuant to this Section 2.6(c) shall include a schedule attaching the relevant interest rate Hedge Agreement or related trade confirmation.

2.7 Pro Rata Borrowings. Each Borrowing of Initial Loans under this Agreement shall be made by the Lenders pro rata on the basis of their then applicable Commitment Percentages with respect to the applicable Class. Each Borrowing of Extended Loans under this Agreement shall be granted by the Lenders of the relevant Extension Series thereof pro rata on the basis of their then-applicable Extended Commitments for the applicable Extension Series. It is understood that (a) no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender severally but not jointly shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder and (b) failure by a Lender to perform any of its obligations under any of the Credit Documents shall not release any Person from performance of its obligation under any Credit Document.

2.8 Interest.

(a) The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin plus the ABR, in each case, in effect from time to time.

(b) The unpaid principal amount of each LIBOR Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin plus the relevant LIBOR Rate, in each case, in effect from time to time.

(c) If all or a portion of (i) the principal amount of any Loan or (ii) any other amount payable under the Credit Documents (including, without limitation, interest payable thereon and premium, if any) shall not be paid when due (whether at stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum that is (the “Default Rate”) (A) in the case of overdue principal, the rate that would otherwise be applicable thereto plus 2.0%, (B) in the case of any overdue interest, to the extent permitted by applicable Requirements of Law, the rate described in Section 2.8(a) plus 2.0% from and including the date of such non-payment to the date on which such amount is paid in full (after as well as before judgment) and (C) in the case of any overdue amount not specified in subclause (A) or (B) above, a rate per annum equal to the rate per annum otherwise payable at such time on ABR Loans.

(d) Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable in Dollars; provided that any Loan that is repaid on the same date on which it is made shall bear interest for one day. Except as provided below, interest shall be payable (i) in respect of each ABR Loan, quarterly in arrears on the last Business Day of each March, June, September and December, (ii) in respect of each LIBOR Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period, (iii) in respect of each Loan, (A) on any prepayment (on the amount prepaid), (B) at maturity (whether by acceleration or otherwise) and (C) after such maturity, on demand.

(e) All computations of interest hereunder shall be made in accordance with Section 5.5.

(f) The Administrative Agent, upon determining the interest rate for any Borrowing of LIBOR Loans, shall promptly notify the Borrower and the relevant Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

2.9 Interest Periods. At the time the Borrower gives a Notice of Borrowing or Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of LIBOR Loans in accordance with Section 2.6(a), the Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of the

Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrower be (i) a one-, two-, three- or six- or (if available to all the Lenders making such LIBOR Loans as determined by such Lenders in good faith based on prevailing market conditions) a twelve-month period or (ii) any period shorter than one month (if available to all the Lenders making such LIBOR Loans as determined by such Lenders in good faith based on prevailing market conditions) as requested by the Borrower.

Notwithstanding anything to the contrary contained above:

(a) the initial Interest Period for any Borrowing of LIBOR Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(b) if any Interest Period relating to a Borrowing of LIBOR Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period in respect of a LIBOR Loan would otherwise expire on a day that is not a Business Day, but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; and

(d) the Borrower shall not be entitled to elect any Interest Period in respect of any LIBOR Loan if such Interest Period would extend beyond the Maturity Date.

2.10 Increased Costs, Illegality, Etc.

(a) In the event that (x) in the case of clause (i) below, the Majority Lenders or (y) in the case of clauses (ii) and (iii) below, any Lender, shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):

(i) on any date for determining the LIBOR Rate for any Interest Period that (A) deposits in the principal amounts of the Loans comprising such LIBOR Borrowing are not generally available in the relevant market or (B) by reason of any changes arising on or after the Closing Date affecting the interbank LIBOR market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBOR Rate; or

(ii) that a Change in Law occurring at any time after the Closing Date shall (A) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender, (B) subject any Lender to any Tax (other than (i) Indemnified Taxes or Other Taxes indemnifiable under Section 5.4, or (ii) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or (C) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or LIBOR Loans made by such Lender, which results in the cost to such Lender of making, converting into, continuing or maintaining LIBOR Loans or participating in Letters of Credit (in each case hereunder) increasing by an amount which such Lender reasonably deems material or the amounts received or receivable by such Lender hereunder with respect to the foregoing shall be reduced; or

(iii) at any time, that the making or continuance of any LIBOR Loan has become unlawful as a result of compliance by such Lender in good faith with any Requirement of Law (or would conflict with any such Requirement of Law not having the force of law even though the failure to comply therewith would not be unlawful);

then, and in any such event, such Lenders (or the Administrative Agent, in the case of clause (i) above) shall within a reasonable time thereafter give notice (if by telephone, confirmed in writing) to the Borrower and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, LIBOR Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice the Administrative Agent agrees to give at such time when such circumstances no longer exist), and any Notice of Borrowing or Notice of Conversion given by the Borrower with respect to LIBOR Loans that have not yet been incurred shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower shall pay to such Lender, promptly (but no later than fifteen days) after receipt of written demand therefor such additional amounts as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by applicable Requirements of Law.

(b) At any time that any LIBOR Loan is affected by the circumstances described in Section 2.10(a)(ii) or (iii), the Borrower may (and in the case of a LIBOR Loan affected pursuant to Section 2.10(a)(iii) shall) either if the affected LIBOR Loan is then being made pursuant to a Borrowing, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower was notified by a Lender pursuant to Section 2.10(a)(ii) or (iii) or if the affected LIBOR Loan is then outstanding, upon at least three Business Days’ notice to the Administrative Agent, require the affected Lender to convert each such LIBOR Loan into an ABR Loan; provided that if more than one Lender are affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b).

(c) If, after the Closing Date, any Change in Law relating to capital adequacy or liquidity requirements of any Lender or compliance by any Lender or its parent with any Change in Law relating to capital adequacy or liquidity requirements occurring after the Closing Date, has or would have the effect of reducing the rate of return on such Lender’s or its parent’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent could have achieved but for such Change in Law (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy or liquidity requirements), then from time to time, promptly (but in any event no later than fifteen days) after written demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent for such reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any applicable Requirement of Law as in effect on the Closing Date. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish the Borrower’s obligations to pay additional amounts pursuant to this Section 2.10(c) upon receipt of such notice.

2.11 Compensation. If (a) any payment of principal of any LIBOR Loan is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such LIBOR Loan as a result of a payment or conversion pursuant to Section 2.5, 2.6, 2.10, 5.1, 5.2 or 13.7, as a result of acceleration of the maturity of the Loans pursuant to Section 11 or for any other reason, (b) any Borrowing of LIBOR Loans is not made on the date specified in a Notice of Borrowing, (c) any ABR Loan is not converted into a LIBOR Loan on the date specified in a Notice of Conversion or Continuation, (d) any LIBOR Loan is not continued as a LIBOR Loan on the date specified in a Notice of Conversion or Continuation or (e) any prepayment of principal of any LIBOR Loan is not made as a result of a withdrawn notice of prepayment pursuant to Section 5.1 or 5.2, the Borrower shall after the Borrower’s receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent (within fifteen days after such request) for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue or failure to prepay, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such LIBOR Loan.

2.12 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii), 2.10(a)(iii), 2.10(c), 3.11 or 5.4 with respect to such Lender, it will, if requested by the Borrower use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event; provided that such designation does not cause such Lender or its lending office to suffer any economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Section 2.10, 3.11 or 5.4.

2.13 Notice of Certain Costs. Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 2.10, 2.11 or 5.4 is given by any Lender more than 180 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, Tax or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Section 2.10, 2.11 or 5.4, as the case may be, for any such amounts incurred or accruing prior to the 181st day prior to the giving of such notice to the Borrower; provided that if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

2.14 Variable Amount.

(a) Initial Borrowing Base. For the period from and including the Closing Date to but excluding the first Redetermination Date, the Variable Amount shall be equal to $250,000,000. Notwithstanding the foregoing, the Variable Amount may be subject to further adjustments from time to time pursuant to Section 2.14(e), (f), (g), and (h).

(b) Scheduled and Interim Redeterminations. The Variable Amount shall be redetermined semi-annually in accordance with this Section 2.14 (a “Scheduled Redetermination”), and, subject to Section 2.14(d), such redetermined Variable Amount shall become effective and applicable to the Borrower, the Administrative Agent, the Issuing Banks and the Lenders on April 1st and October 1st of each year (or as promptly as possible thereafter), commencing April 1, 2015. In addition, the Borrower may at any time (including prior to the first Scheduled Redetermination date of April 1, 2015), by notifying the Administrative Agent thereof not more than twice during any period of 12 consecutive calendar months (provided that such limitation shall not apply to any redetermination requested by the Borrower in connection with any Incremental Increase pursuant to Section 2.16), and the Administrative Agent, following the first Scheduled Redetermination date of April 1, 2015, may, at the direction of the Required Lenders, by notifying the Borrower thereof, one time during any period of 12 consecutive calendar months), in each case, elect to cause the Variable Amount to be redetermined between Scheduled Redeterminations (an “Interim Redetermination”) in accordance with this Section 2.14. In addition to, and not including and/or limited by the annual Interim Redeterminations allowed above, the Borrower may, by notifying the Administrative Agent thereof, at any time between Scheduled Redeterminations, request additional Interim Redeterminations of the Variable Amount in the event that a Credit Party acquires Oil and Gas Properties which are to be Borrowing Base Properties with Proved Reserves having a PV-9 value (calculated at the time of acquisition) in excess of ten percent (10.0%) of the Borrowing Base in effect immediately prior to such acquisition (and for purposes of the foregoing, the designation of an Unrestricted Subsidiary owning Oil and Gas Properties with Proved Reserves as a Restricted Subsidiary shall be deemed to constitute an acquisition by a Credit Party of Oil and Gas Properties with Proved Reserves).

(c) Scheduled and Interim Redetermination Procedure.

(i) Each Scheduled Redetermination and each Interim Redetermination shall be effectuated as follows: Upon receipt by the Administrative Agent of the Reserve Report, the Reserve Report Certificate, the information provided pursuant to Section 9.14(c) and such other related reports, data and supplemental information as the Administrative Agent or the Required Lenders may reasonably request (the Reserve Report, such Reserve Report Certificate and such other related reports, data and information being the “Engineering Reports”), the Administrative Agent shall evaluate the information contained in the Engineering Reports and shall in good faith calculate the Variable Amount (the “Adjusted Variable Amount”) based upon such information and such other related information (including the status of title information with respect to the Borrowing Base Properties as described in the Engineering Reports and the existence of any Hedge Agreements) in good faith in accordance with its usual and customary oil and gas lending criteria as they exist at the particular time, which Variable Amount shall be an amount equal to the lesser of (x) the PV-9 of the Credit Parties’ total Proved Reserves included in the most recent Reserve Report and (y) the lowest maximum amount of Indebtedness for borrowed money constituting “Senior Obligations” (as defined in the Intercreditor Agreement) that the Credit Parties are then permitted to incur pursuant to the terms of any Junior Debt Document.

(ii) The Administrative Agent shall notify the Borrower and the Lenders of the proposed new Variable Amount:

(A) in the case of a Scheduled Redetermination, (1) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Sections 9.14(a) and (c) in a timely manner, within ten (10) Business Days following its receipt of the Engineering Reports or (2) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Sections 9.14(a) and (c) in a timely manner, then promptly after the Administrative Agent has received complete Engineering Reports from the Borrower and has had a reasonable opportunity to determine the Adjusted Variable Amount in accordance with Section 2.14(c)(i); and

(B) in the case of an Interim Redetermination, promptly, and in any event, within 15 days after the Administrative Agent has received the required Engineering Reports.

(iii) Upon receipt of the Adjusted Variable Amount Notice, if the Borrower or any Lender disputes the calculation, it shall promptly give written notice of such disagreement to the Administrative Agent and the Administrative Agent and the Borrower shall endeavor in good faith to resolve the source of the disagreement.

(iv) Any Adjusted Variable Amount that would increase the Variable Amount then in effect must be approved or deemed to have been approved by the Borrowing Base Required Lenders in each such Lender’s sole discretion and consistent with each such

Lender’s normal and customary oil and gas lending criteria as they exist at the particular time as provided in this Section 2.14(c)(iv) and any Adjusted Variable Amount that would decrease or maintain the Variable Amount then in effect must be approved or be deemed to have been approved by Lenders constituting at least the Required Lenders in each such Lender’s sole discretion and consistent with each such Lender’s normal and customary oil and gas lending criteria as they exist at the particular time as provided in this Section 2.14(c)(iv). Upon receipt of the Adjusted Variable Amount Notice, each Lender shall have, in the case of any Scheduled Redetermination, 15 Business Days, and in the case of any Interim Redetermination, 5 Business Days, in either case, to agree with the Adjusted Variable Amount or disagree with the Adjusted Variable Amount by proposing an alternate Variable Amount. If at the end of such 15-Business Day period or 5-Business Day period (as applicable), any Lender has not communicated its approval or disapproval in writing to the Administrative Agent, such silence shall be deemed to be an approval of the Adjusted Variable Amount by such Lender. If, at the end of such 15-Business Day period or 5-Business Day period (as applicable), the Borrowing Base Required Lenders, in the case of an Adjusted Variable Amount that would increase the Variable Amount then in effect, or the Required Lenders, in the case of an Adjusted Variable Amount that would decrease or maintain the Variable Amount then in effect, have approved or deemed to have approved, as aforesaid, then the Adjusted Variable Amount shall become the new Variable Amount, effective on the date specified in Section 2.14(d). If, however, at the end of such 15-Business Day period or 5-Business Day period (as applicable), the Borrowing Base Required Lenders or the Required Lenders, as applicable, have not approved or deemed to have approved, as aforesaid, then the Administrative Agent shall promptly thereafter poll the Lenders to ascertain the highest Variable Amount then acceptable to the Borrowing Base Required Lenders (in the case of any increase to the Variable Amount) or a number of Lenders sufficient to constitute the Required Lenders (in any other case) and such amount shall become the new Variable Amount, effective on the date specified in Section 2.14(d).

(d) Effectiveness of a Redetermined Variable Amount. Subject to Section 2.14(h), after a redetermined Variable Amount is approved or is deemed to have been approved by the Borrowing Base Required Lenders or the Required Lenders, as applicable, pursuant to Sections 2.14(c)(iii) and (iv), the Administrative Agent shall promptly thereafter notify the Borrower and the Lenders of the amount of the redetermined Variable Amount (the “Adjusted Variable Amount Notice”), and such amount shall become the new Variable Amount, effective and applicable to the Borrower, the Administrative Agent, the Issuing Banks and the Lenders:

(i) in the case of a Scheduled Redetermination, (A) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Sections 9.14(a) and (c) in a timely and complete manner, on the April 1 or October 1, as applicable, following such notice, or (B) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Sections 9.14(a) and (c) in a timely and complete manner, then on the Business Day next succeeding delivery of such Adjusted Variable Amount Notice; and

(ii) in the case of an Interim Redetermination, on the Business Day next succeeding delivery of such Adjusted Variable Amount Notice.

Subject to Section 2.14(i), such amount shall then become the Variable Amount until the next Scheduled Redetermination Date, the next Interim Redetermination Date or the next adjustment to the Variable Amount under Section 2.14(e), (f), (g) or (h), whichever occurs first. Notwithstanding the foregoing, no Scheduled Redetermination or Interim Redetermination shall become effective until the Adjusted Variable Amount Notice related thereto is received by the Borrower.

(e) Reduction of Variable Amount Upon Incurrence of Variable Amount Reduction Debt. The Variable Amount may be reduced upon the issuance or incurrence of any Variable Amount Reduction Debt (other than Variable Amount Reduction Debt constituting Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness (provided that the original issue discount or upfront fees relating to such Permitted Refinancing Indebtedness shall not exceed 2.00% of the aggregate principal amount of such Permitted Refinancing Indebtedness)), following the affirmative vote of the Borrowing Base Required Lenders in accordance with Section 2.14(j) by an amount equal to the product of 0.25 (or such lesser multiple as the Borrowing Base Required Lenders may agree) multiplied by the stated principal amount of such Variable Amount Reduction Debt (without regard to any original issue discount), and the Variable Amount as so reduced shall become the new Variable Amount immediately upon the date of such issuance or incurrence, effective and applicable to the Borrower, the Administrative Agent, the Issuing Banks and the Lenders on such date until the next redetermination or modification thereof hereunder.

(f) Reduction of Variable Amount Upon Termination of Hedge Positions. If the Borrower or any Restricted Subsidiary shall terminate or create any off-setting positions in respect of any commodity hedge positions (whether evidenced by a floor, put or Hedge Agreement) (i) upon which the Administrative Agent relied in determining the Variable Amount and (ii) where the Swap PV of such terminated and/or offsetting positions (after taking into account any other Hedge Agreement executed contemporaneously with the taking of such actions) exceeds 10.0% of the then-effective Variable Amount, then (A) the Borrower covenants to deliver notice thereof to the Administrative Agent no later than one Business Day after the date on which the Borrower or any Restricted Subsidiary terminated or created an off-setting position (after taking into account any other Hedge Agreement executed contemporaneously with the taking of such actions) in respect of any commodity hedge positions that exceeded such 10% threshold and (B) the Borrowing Base Required Lenders shall have the right (upon the affirmative vote of the Borrowing Base Required Lenders in accordance with Section 2.14(j)) to adjust the Variable Amount in an amount equal to the Variable Amount Value, if any, attributable to such terminated or off-setting hedge positions in the calculation of the then-effective Variable Amount (after taking into account any other Hedge Agreement executed contemporaneously with the taking of such actions). If the Borrowing Base Required Lenders in fact make any such adjustment, the Administrative Agent shall promptly notify the Borrower in writing of the Variable Amount Value, if any, attributable to such hedge positions in the calculation of the then-effective Variable Amount and, upon receipt of such notice, the Variable Amount shall be simultaneously reduced by such amount.

(g) Reduction of Variable Amount Upon Asset Dispositions. If (i) the Borrower or one of the other Credit Parties Disposes of Borrowing Base Properties or Disposes of any Equity Interests in any Restricted Subsidiary or Minority Investment owning Borrowing Base Properties and (ii) the aggregate PV-9 value of all such Borrowing Base Properties Disposed of since the later of (A) the last Scheduled Redetermination Date and (B) the last adjustment of the Variable Amount made pursuant to this Section 2.14(g) exceeds ten percent (10.0%) of the then-effective Variable Amount (after giving effect to any concurrent acquisitions of and other investments in Oil and Gas Properties by the Borrower and its Restricted Subsidiaries with respect to which the Borrower has delivered a Reserve Report in accordance with Section 9.14(b)), then, after the Administrative Agent has received the notice required to be delivered by the Borrower pursuant to Section 10.4(b), the Borrowing Base Required Lenders shall have the right (upon the affirmative vote of the Borrowing Base Required Lenders in accordance with Section 2.14(j)) to adjust the Variable Amount in an amount equal to the Variable Amount Value, if any, attributable to such Disposed of Borrowing Base Properties in the calculation of the then-effective Variable Amount (after giving effect to any concurrent acquisitions of and other investments in Oil and Gas Properties by the Borrower and its Restricted Subsidiaries with respect to which the Borrower has delivered a Reserve Report in accordance with Section 9.14(b)), and (if the Borrowing Base Required Lenders in fact make any such adjustment) the Administrative Agent shall promptly notify the Borrower in writing of the Variable Amount Value, if any, attributable to such Disposed of Borrowing Base Properties in the calculation of the then-effective Variable Amount. Upon receipt of such notice, the Variable Amount shall be simultaneously reduced by such amount. For the purposes of this Section 2.14(g), a “Disposition” of Oil and Gas Properties shall be deemed to include the designation of a Restricted Subsidiary owning Oil and Gas Properties as an Unrestricted Subsidiary and the Disposition or other transfer of Oil and Gas Properties or the Equity Interests in any Restricted Subsidiary or Minority Investment owning Oil and Gas Properties to an Unrestricted Subsidiary.

(h) Borrower’s Right to Elect Reduced Variable Amount. Within three Business Days of its receipt of an Adjusted Variable Amount Notice, the Borrower may provide written notice to the Administrative Agent and the Lenders that specifies for the period from the effective date of the Adjusted Variable Amount Notice until the next succeeding Scheduled Redetermination Date, the Variable Amount will be a lesser amount than the amount set forth in such Adjusted Variable Amount Notice, whereupon such specified lesser amount (the “Draw Limit”) will become the new Borrowing Base. The Borrower’s notice under this Section 2.14(h) shall be irrevocable, but without prejudice to its rights to initiate Interim Redeterminations.

(i) Administrative Agent Data. The Administrative Agent hereby agrees to provide, promptly, and in any event within three (3) Business Days, following its receipt of a request by the Borrower, an updated Bank Price Deck. In addition, the Administrative Agent agrees, upon request, to meet with the Borrower to discuss its evaluation of the reservoir engineering of the Oil and Gas Properties included in the Reserve Report and their respective methodologies for valuing such properties and the other factors considered in calculating the Variable Amount.

(j) Affirmative Vote of Borrowing Base Required Lender. Following the occurrence of any event described in Sections 2.14(e), (f) and (g), the Administrative Agent will notify the Lenders of such occurrence. Each Borrowing Base Required Lender shall have five (5) Business

Days following delivery of such notice to vote to reduce the Variable Amount. If at the end of such five (5) Business Day period, any Lender has not communicated its vote in writing to the Administrative Agent, such silence shall be deemed a disapproval by such Lender of any such reduction in the Variable Amount. The Administrative Agent shall promptly notify the Borrower and the Lenders of the results. Following the affirmative vote of the Borrowing Base Required Lenders (which may occur prior to such fifth Business Day), the Variable Amount shall be reduced as set forth in Section 2.14(e), (f) or (g).

(k) Increases with Borrowing Base Required Lenders Approval. In the event that the Borrowing Base Required Lenders approve an Adjusted Variable Amount that increases the then effective Borrowing Base, but one or more Lenders does not approve such Adjusted Variable Amount (any such Lender, a “Non-Consenting Variable Amount Lender”), the Variable Amount shall nevertheless be increased to the Adjusted Variable Amount, but such Non-Consenting Variable Amount Lender’s obligation to lend under such Adjusted Variable Amount shall not be greater than such Non-Consenting Variable Amount Lender’s obligation to lend under the Borrowing Base in effect immediately prior to such Adjusted Variable Amount becoming effective (without its subsequent approval of such increase, which may be provided at any time). If the Administrative Agent and Borrower shall have identified one or more mutually agreeable Persons to whom such Non-Consenting Variable Amount Lender may assign the portion of its Commitment that corresponds to the increase in such Non-Consenting Variable Amount Lender’s obligation to lend under the Adjusted Variable Amount, then (subject to the requirements of Section 13.7(b) being satisfied and without limiting any rights of the Borrower under Section 13.7(b)) such Non-Consenting Variable Amount Lender shall, for purposes of facilitating an assignment of such portion of its Commitment, consent to such Adjusted Variable Amount and corresponding increase to its obligation to lend under such Adjusted Variable Amount and execute an Assignment and Assumption to give effect to an assignment of such portion of its Commitment on the day when the Adjusted Variable Amount is effective under Section 2.14(d) (or such later date acceptable to Borrower and Administrative Agent).

(l) Reduction of Variable Amount Upon Decrease in Cap on Permitted Senior Debt. If the Borrower enters into any amendment, restatement, supplement, modification or refinancing of any Junior Debt Document which has the effect of decreasing the maximum amount of Indebtedness for borrowed money constituting “Senior Obligations” (as defined in the Intercreditor Agreement) that the Credit Parties are permitted to incur pursuant to the terms of such Junior Debt Document and such maximum amount is less than the then-effective Variable Amount, the Variable Amount shall automatically be decreased to an amount equal to such maximum amount.

2.15 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) Commitment Fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 4.1(a);

(b) The Commitment and Total Exposure of such Defaulting Lender shall not be included in determining whether all Lenders, the Majority Lenders or the Required Lenders or

Borrowing Base Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 13.1); provided that (i) any waiver, amendment or modification requiring the consent of all Lenders pursuant to Section 13.1 (other than Section 13.1(x)) or requiring the consent of each affected Lender pursuant to Section 13.1(i) or (ix) shall require the consent of such Defaulting Lender (which for the avoidance of doubt would include any change to the Maturity Date applicable to such Defaulting Lender, decreasing or forgiving any principal or interest due to such Defaulting Lender, any decrease of any interest rate applicable to Loans made by such Defaulting Lender (other than the waiving of post-default interest rates) and any increase in or extension of such Defaulting Lender’s Commitment) and (ii) any redetermination, whether an increase, decrease or affirmation, of the Borrowing Base shall occur without the participation of a Defaulting Lender, but the Commitment (i.e., the Commitment Percentage of the Borrowing Base) of a Defaulting Lender may not be increased without the consent of such Defaulting Lender;

(c) If any Swingline Exposure or Letter of Credit Exposure exists at the time a Lender becomes a Defaulting Lender, then (i) all or any part of such Swingline Exposure and Letter of Credit Exposure of such Defaulting Lender will, subject to the limitation in the first proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Commitment Percentages; provided that (A) each Non-Defaulting Lender’s Total Exposure may not in any event exceed the Commitment Percentage of the Loan Limit of such Non-Defaulting Lender as in effect at the time of such reallocation and (B) neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Banks or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender, (ii) to the extent that all or any portion (the “unreallocated portion”) of the Defaulting Lender’s Swingline Exposure or Letter of Credit Exposure cannot, or can only partially, be so reallocated to Non-Defaulting Lenders, whether by reason of the first proviso in Section 2.15(c)(i) or otherwise, the Borrower shall within two Business Days following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, Cash Collateralize for the benefit of the applicable Issuing Bank only the Borrower’s obligations corresponding to such Defaulting Lender’s Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (i) above), in accordance with the procedures set forth in Section 3.7 for so long as such Letter of Credit Exposure is outstanding, (iii) if the Borrower Cash Collateralizes any portion of such Defaulting Lender’s Letter of Credit Exposure pursuant to this Section 2.15(c), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 4.1(b) with respect to such Defaulting Lender’s Letter of Credit Exposure during the period such Defaulting Lender’s Letter of Credit Exposure is Cash Collateralized (and such fees shall be payable to the Issuing Banks), (iv) if the Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to this Section 2.15(c), then the Letter of Credit Fees payable for the account of the Lenders pursuant to Section 4.1(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ Commitment Percentages and the Borrower shall not be required to pay any Swingline Loan fees (if any) or Letter of Credit Fees to the Defaulting Lender pursuant to Section 4.1(b) with respect to such Defaulting Lender’s Letter of Credit Exposure during the period that such Defaulting Lender’s Letter of Credit Exposure is reallocated, or (v) if any Defaulting Lender’s Letter of Credit Exposure is neither Cash Collateralized nor reallocated pursuant to this Section 2.15(c), then, without prejudice to any rights or remedies of any Issuing Bank or any Lender hereunder, all Letter of Credit Fees payable under Section 4.1(b) with respect to such Defaulting Lender’s Letter of Credit Exposure shall be payable to such Issuing Bank until such Letter of Credit Exposure is Cash Collateralized and/or reallocated;

(d) So long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank will be required to issue any new Letter of Credit or amend any outstanding Letter of Credit to increase the Stated Amount thereof, alter the drawing terms thereunder or extend the expiry date thereof, unless each Issuing Bank is reasonably satisfied that any exposure that would result from the exposure to such Defaulting Lender is eliminated or fully covered by the Commitments of the Non-Defaulting Lenders or by Cash Collateralization or a combination thereof in accordance with clause (c) above or otherwise in a manner reasonably satisfactory to such Issuing Bank, and participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.15(c)(i) (and Defaulting Lenders shall not participate therein);

(e) If the Borrower, the Administrative Agent, the Swingline Lender and each Issuing Bank agree in writing in their discretion that a Lender that is a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon, as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender and any applicable Cash Collateral shall be promptly returned to the Borrower and any Letter of Credit Exposure of such Lender reallocated pursuant to Section 2.15(c) shall be reallocated back to such Lender; provided that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender; and

(f) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 11 or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 13.8), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to each Issuing Bank and the Swingline Lender hereunder; third, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fourth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fifth, to the payment of any amounts owing to the Lenders, each Issuing Bank or the Swingline Lender as a result of any final judgment of a court of competent jurisdiction obtained by any Lender, such Issuing Bank or the Swingline Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; sixth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any final judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans or Unpaid Drawings, such payment shall be applied solely to pay the relevant Loans of, and Unpaid Drawings owed to, the relevant non-Defaulting Lenders on a pro rata basis prior to being applied in the manner set forth in this Section 2.15(f). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to Section 3.7 shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

2.16 Increase of Total Commitment.

(a) Subject to the conditions set forth in Section 2.16(b), the Borrower may increase the Total Commitment then in effect (any such increase an “Incremental Increase”) by increasing the Commitment of a Lender (an “Increasing Lender”) or by causing a Person that at such time is not a Lender to become a Lender (an “Additional Lender”).

(b) Any increase in the Total Commitment shall be subject to the following additional conditions:

(i) such increase shall not be less than $25,000,000 (and increments of $1,000,000 above that minimum) unless the Administrative Agent otherwise consents;

(ii) no Event of Default shall have occurred and be continuing immediately after giving effect to such increase;

(iii) no Lender’s Commitment may be increased without the consent of such Lender;

(iv) the Administrative Agent, the Swingline Lender and each Issuing Bank must consent to the increase in Commitments of an Increasing Lender and the addition of any Additional Lender, in each case, such consent not to be unreasonably withheld or delayed;

(v) the maturity date of such increase shall be the same as the Maturity Date;

(vi) for the avoidance of doubt, such increase shall be subject to the Borrowing Base (which may, subject to and in accordance with Section 2.14(b), be redetermined at the Borrower’s option immediately after giving effect to any acquisition of Borrowing Base Properties);

(vii) the increase shall be on the exact same terms and pursuant to the exact same documentation applicable to this Agreement (other than with respect to any arrangement, structuring, upfront or other fees or discounts payable in connection with such Incremental Increase) (provided that the Applicable Margin of the Facility shall be increased to be consistent with that for such Incremental Increases); and

(viii) the Borrower may seek commitments in respect of an Incremental Increase, in its sole discretion, from either existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) or from additional banks, financial institutions or other institutional lenders or investors who will become Lenders hereunder with the consent of the Administrative Agent, each Swingline Lender and each Issuing Bank (in each case, such consent not to be unreasonably withheld or delayed).

(c) Any increase in the Total Commitment shall be implemented using customary documentation (any such documentation, an “Incremental Agreement”).

2.17 Extension Offers.

(a) The Borrower may, at any time and from time to time request that all or a portion of the Commitments and related Loans of a given Class be amended to extend the scheduled Maturity Date thereof and to provide for other terms consistent with this Section 2.17. In order to establish an Extended Class, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Class) (each, a “Loan Extension Request”) setting forth the proposed terms of the Extended Class to be established, which shall (x) be identical as offered to each Lender under such Existing Class (including as to the proposed interest rates and fees payable, but excluding any arrangement, structuring or other similar fees payable in connection therewith that are not generally shared with all relevant Lenders) and offered pro rata to each Lender under such Existing Class and (y) be identical to the Commitments and Loans under the Existing Class from which such Extended Class is to be amended (the “Specified Existing Commitment Class”), except that: (i) the fees with respect to the Extended Commitments of any Extended Class may be different than the fees for the Commitments of such Existing Class, in each case to the extent provided in the applicable Extension Amendment, (ii) the yield with respect to the Extended Loans of any Extended Class (whether in the form of interest rate margin, upfront fees, original issue discount or otherwise) may be different than the yield for the Loans of such Existing Class, in each case, to the extent provided in the applicable Extension Amendment; (iii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Class); provided that (A) in no event shall the final Maturity Date of any Extended Class of a given Extension Series at the time of establishment thereof be earlier than the Maturity Date of the Existing Class, (B) all documentation in respect of such Extension Amendment shall be consistent with the foregoing and (C) any Extended Loans of an Extended Class may participate on a pro rata basis or less than or greater than pro rata basis in any voluntary repayments or prepayments of principal of the Loans hereunder and on a pro rata basis or less than a pro rata basis (but not greater than a pro rata basis) in any mandatory repayments or prepayments of Loans hereunder, in each case as specified in the respective Loan Extension Request. Any Class of Loans and Commitments amended pursuant to any Loan Extension Request shall be designated a series (each, an “Extension Series”) of Extended Commitments and Extended Loans for all purposes of this Agreement; provided that any Extended Commitments and Extended Loans amended from an Existing Class may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Extension Series with respect to an Existing Class. Each request for an Extension Series of Extended Commitments and Extended

Loans proposed to be incurred under this Section 2.17 shall be in an aggregate principal amount that is not less than $10,000,000 (it being understood that the actual principal amount thereof provided by the applicable Lenders may be lower than such minimum amount) and the Borrower may impose an Extension Minimum Condition with respect to any Loan Extension Request, which may be waived by the Borrower in its sole discretion.

(b) The Borrower shall provide the applicable Extension Request at least five Business Days (or such shorter period as may be agreed by the Administrative Agent) prior to the date on which Lenders under the Existing Class are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent and the Borrower, in each case acting reasonably to accomplish the purposes of this Section 2.17. No Lender shall have any obligation to agree to have any of its Commitments and Loans of any Existing Class amended into an Extended Class pursuant to any Extension Request. Any Lender holding a Commitment or Loan under an Existing Class (each, an “Extending Lender”) wishing to have all or a portion of its Commitments and Loans under the Existing Class subject to such Extension Request amended into Extended Commitments and Extended Loans shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Commitments and Loans under the Existing Class, which it has elected to request be amended into an Extended Class (subject to any minimum denomination requirements imposed by the Administrative Agent). In the event that the aggregate principal amount of Commitments and Loans under the Existing Class in respect of which applicable Lenders shall have accepted the relevant Extension Request exceeds the amount of Extended Commitments and Extended Loans requested to be extended pursuant to the Extension Request, Commitments and Loans subject to Extension Elections shall be amended to Extended Commitments and Extended Loans on a pro rata basis (subject to rounding by the Administrative Agent) based on the aggregate principal amount of Commitments and Loans included in each such Extension Election. Notwithstanding the conversion of any Existing Commitment into an Extended Commitment, such Extended Commitment shall be treated identically to all Existing Commitments of the Specified Existing Commitment Class for purposes of the obligations of a Lender in respect of Swingline Loans under Section 2.1(c) and Letters of Credit under Section 3, except that the applicable Extension Amendment may provide that the Swingline Maturity Date and/or the last day for issuing Letters of Credit may be extended and the related obligations to make Swingline Loans and issue Letters of Credit may be continued (pursuant to mechanics to be specified in the applicable Extension Amendment) so long as the applicable Swingline Lender and/or the applicable Issuing Bank, as applicable, have consented to such extensions. For the avoidance of doubt, neither the Swingline Maturity Date and/or the last day for issuing Letters of Credit may be extended (and the related obligations to make Swingline Loans or issue Letters of Credit may not be continued) without the express consent of the Swingline Lender or applicable Issuing Bank, as applicable.

(c) Extended Commitments and Extended Loans shall be established pursuant to an amendment (each, a “Extension Amendment”) to this Agreement among the Borrower, the Administrative Agent and each Extending Lender providing an Extended Commitment and Extended Loan thereunder (and the Swingline Lender and Issuing Bank, if applicable), which shall be consistent with the provisions set forth in Sections 2.17(a) and (b) above (but which shall not require the consent of any other Lender). The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension Amendment. Each of the parties hereto hereby agrees that this Agreement and the other Credit Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Extended Commitment and Extended Loans incurred pursuant thereto, (ii) modify the prepayments set forth in Section 5.2 to reflect the existence of the Extended Commitments and Extended Loans and the application of prepayments with respect thereto, (iii) address technical issues relating to funding and payments and (iv) effect such other amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of counsel to the Administrative Agent and of the Borrower, to effect the provisions of this Section 2.17, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Extension Amendment. Notwithstanding the other provisions of this Agreement, no Extension Amendment shall be effective unless (i) all Letter of Credit Exposure will be covered on terms reasonably acceptable to the Issuing Bank, (ii) all Swingline Exposure will be covered on terms reasonably acceptable to the Swingline Lender and (iii) the Available Commitment shall not exceed the Borrowing Base.

(d) No conversion of Commitments and Loans pursuant to any Extension in accordance with this Section 2.17 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

SECTION 3. LETTERS OF CREDIT

3.1 Letters of Credit.

(a) Subject to and upon the terms and conditions herein set forth, at any time and from time to time on and after the Closing Date and prior to the L/C Maturity Date, each Issuing Bank, severally, and not jointly, agrees, in reliance upon the agreements of the Lenders set forth in this Section 3, to issue upon the request of the Borrower and for the direct or indirect benefit of the Borrower and the Restricted Subsidiaries, a letter of credit or letters of credit (the “Letters of Credit” and each, a “Letter of Credit”) in such form and with such Issuer Documents as may be approved by the applicable Issuing Bank in its reasonable discretion; provided that the Borrower shall be a co-applicant of, and jointly and severally liable with respect to, each Letter of Credit issued for the account of a Restricted Subsidiary.

(b) Notwithstanding the foregoing, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letters of Credit Outstanding at such time, would exceed the Letter of Credit Commitment then in effect, (ii) no Letter of Credit shall be issued the Stated Amount of which would cause the aggregate amount of all Lenders’ Total Exposures at such time to exceed the Loan Limit then in effect, (iii) each Letter of Credit shall have an expiration date occurring no later than one year after the date of issuance or such longer period of time as may be agreed by the applicable Issuing Bank, unless otherwise agreed upon by the Administrative Agent and the applicable Issuing Bank or as provided under Section 3.2(b); provided that any Letter of Credit may provide for automatic renewal thereof for additional periods of up to 12 months or such longer period of time as may be agreed upon by the applicable Issuing Bank, subject to the provisions of Section 3.2(b); provided, further, that in no event shall such expiration date occur later than the L/C Maturity Date unless arrangements which are reasonably satisfactory to the applicable Issuing Bank to Cash Collateralize (or backstop) such Letter of Credit have been made, (iv) no Letter of Credit shall be issued if it would be illegal under any applicable Requirement of Law for the beneficiary of the Letter of Credit to have a Letter of Credit issued in its favor, (v) no Letter of Credit shall be issued by an Issuing Bank after it has received a written notice from the Administrative Agent or the Majority Lenders stating that a Default or Event of Default has occurred and is continuing until such time as such Issuing Bank shall have received a written notice (A) of rescission of such notice from the party or parties originally delivering such notice, (B) of the waiver of such Default or Event of Default in accordance with the provisions of Section 13.1 or (C) that such Default or Event of Default is no longer continuing, (vi) without the consent of the applicable Issuing Bank, no Letter of Credit shall be issued in any currency other than Dollars and (vii) the aggregate Stated Amount of all Letters of Credit issued on the Closing Date shall not exceed $37,000,000.

(c) Upon at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent and the applicable Issuing Bank (which notice the Administrative Agent shall promptly transmit to each of the applicable Lenders), the Borrower shall have the right, on any day, permanently to terminate or reduce the Letter of Credit Commitment in whole or in part; provided that, after giving effect to such termination or reduction, the Letters of Credit Outstanding shall not exceed the Letter of Credit Commitment.

3.2 Letter of Credit Applications.

(a) Whenever the Borrower desires that a Letter of Credit be issued, amended or renewed for its account on its own behalf, or on behalf of its Restricted Subsidiaries, the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent a Letter of Credit application, amendment request or any such document in the Issuing Bank’s customary form or, if the relevant Issuing Bank does not maintain such a form, in such form as may be approved by the applicable Issuing Bank (each, a “Letter of Credit Application”). Upon receipt of any Letter of Credit Application or amendment request, the applicable Issuing Bank will issue such Letter of Credit or amendment on the second Business Day after the relevant Letter of Credit Application is received, so long as such Letter of Credit Application is received no later than 3:00 p.m. (New York City time) on such Business Day, or if received after such time or on a day that is not a Business Day, the third Business Day next succeeding receipt of such Letter of Credit Application. No Issuing Bank shall issue any Letters of Credit unless such Issuing Bank shall have received notice from the Administrative Agent that the conditions to such issuance have been met.

(b) If the Borrower so requests in any applicable Letter of Credit Application, the applicable Issuing Bank may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such Issuing Bank to prevent any such extension at least once in each 12-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such 12-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable Issuing Bank, the Borrower shall not be required to make a specific request to such Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than the L/C Maturity Date; provided, however, that such Issuing Bank shall not permit any such extension if (i) such Issuing Bank has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (b) of Section 3.1 or otherwise), or (ii) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date from the Administrative Agent that one or more of the applicable conditions specified in Section 7 are not then satisfied, and in each such case directing such Issuing Bank not to permit such extension.

(c) Each Issuing Bank (other than the Administrative Agent or any of its Affiliates) shall provide the Administrative Agent with a reasonably detailed notice upon its issuance or amendment of any Letter of Credit, or upon any drawing under any Letter of Credit issued by it; provided that, upon written request from the Administrative Agent, such Issuing Bank shall promptly provide the Administrative Agent with a list of all Letters of Credit issued by it that are outstanding at such time.

3.3 Letter of Credit Participations.

(a) Immediately upon the issuance by an Issuing Bank of any Letter of Credit, such Issuing Bank shall be deemed to have sold and transferred to each Lender (each such Lender, in its capacity under this Section 3.3, an “L/C Participant”), and each such L/C Participant shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Bank, without recourse or warranty, an undivided interest and participation (each an “L/C Participation”), to the extent of such L/C Participant’s Commitment Percentage, in each Letter of Credit, each substitute therefor, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto.

(b) In determining whether to pay under any Letter of Credit, the relevant Issuing Bank shall have no obligation relative to the L/C Participants other than to confirm that (i) any documents required to be delivered under such Letter of Credit have been delivered, (ii) such Issuing Bank has examined the documents with reasonable care and (iii) the documents appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the relevant Issuing Bank under or in connection with any Letter of Credit issued by it, if taken or omitted in the absence of gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction), shall not create for such Issuing Bank any resulting liability.

(c) In the event that an Issuing Bank makes any payment under any Letter of Credit issued by it and the Borrower shall not have repaid such amount in full to such Issuing Bank pursuant to Section 3.4(a), such Issuing Bank shall promptly notify the Administrative Agent (which shall promptly notify each L/C Participant) of such failure, and each such L/C Participant shall promptly and unconditionally pay to the Administrative Agent for the account of such Issuing Bank, the amount of such L/C Participant’s Commitment Percentage of such unreimbursed payment in Dollars and in immediately available funds. Each L/C Participant shall make available to the Administrative Agent for the account of the relevant Issuing Bank such L/C Participant’s Commitment Percentage of the amount of such payment no later than 1:00 p.m. (New York City time) on the first Business Day after the date notified by such Issuing Bank in immediately available funds. If and to the extent such L/C Participant shall not have so made its Commitment Percentage of the amount of such payment available to the Administrative Agent for the account of the relevant Issuing Bank, such L/C Participant agrees to pay to the Administrative Agent for the account of such Issuing Bank, forthwith on demand, such amount, together with interest thereon for each day from such date until the date such amount is paid to the Administrative Agent for the account of such Issuing Bank at a rate per annum equal to the Overnight Rate from time to time then in effect, plus any administrative, processing or similar fees customarily charged by such Issuing Bank in connection with the foregoing. The failure of any L/C Participant to make available to the Administrative Agent for the account of any Issuing Bank its Commitment Percentage of any payment under any Letter of Credit shall not relieve any other L/C Participant of its obligation hereunder to make available to the Administrative Agent for the account of such Issuing Bank its Commitment Percentage of any payment under such Letter of Credit on the date required, as specified above, but no L/C Participant shall be responsible for the failure of any other L/C Participant to make available to the Administrative Agent such other L/C Participant’s Commitment Percentage of any such payment.

(d) Whenever an Issuing Bank receives a payment in respect of an unpaid reimbursement obligation as to which the Administrative Agent has received for the account of such Issuing Bank any payments from the L/C Participants pursuant to clause (c) above, such Issuing Bank shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each L/C Participant that has paid its Commitment Percentage of such reimbursement obligation, in Dollars and in immediately available funds, an amount equal to such L/C Participant’s share (based upon the proportionate aggregate amount originally funded by such L/C Participant to the aggregate amount funded by all L/C Participants) of the principal amount so paid in respect of such reimbursement obligation and interest thereon accruing after the purchase of the respective L/C Participations at the Overnight Rate.

(e) The obligations of the L/C Participants to make payments to the Administrative Agent for the account of an Issuing Bank with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including under any of the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii) the existence of any claim, set-off, defense or other right that the Borrower or any other Person (including an L/C Participant) may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Issuing Bank, any Lender or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Letter of Credit);

(iii) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

(v) the occurrence of any Default or Event of Default; or

(vi) any other event, condition of circumstance, whether or not similar to the foregoing.

3.4 Agreement to Repay Letter of Credit Drawings.

(a) The Borrower hereby agrees to reimburse the relevant Issuing Bank by making payment in Dollars or to the Administrative Agent for the account of such Issuing Bank (whether with its own funds or with proceeds of the Loans) in immediately available funds, for any payment or disbursement made by such Issuing Bank under any Letter of Credit issued by it (each such amount so paid until reimbursed, an “Unpaid Drawing”) (i) within one Business Day of the date of such payment or disbursement if such Issuing Bank provides notice to the Borrower of such payment or disbursement prior to 11:00 a.m. (New York City time) on such next succeeding Business Day (from the date of such payment or disbursement) or (ii) if such notice is received after such time, on the next Business Day following the date of receipt of such notice (such required date for reimbursement under clause (i) or (ii), as applicable, on such Business Day (the “Reimbursement Date”)), with interest on the amount so paid or disbursed by such Issuing Bank, from and including the date of such payment or disbursement to but excluding the Reimbursement Date, at the per annum rate for each day equal to the rate described in Section 2.8(a); provided that, notwithstanding anything contained in this Agreement to the contrary, with respect to any Letter of Credit, (i) unless the Borrower shall have notified the Administrative Agent and such Issuing Bank prior to 11:00 a.m. (New York City time) on the Reimbursement Date that the Borrower intends to reimburse such Issuing Bank for the amount of such drawing with funds other than the proceeds of Loans, the Borrower shall be deemed to have given a Notice of Borrowing requesting that the Lenders make Loans (which shall be ABR Loans) on the Reimbursement Date in an amount equal to the amount at such drawing, and (ii) the Administrative Agent shall promptly notify each L/C Participant of such drawing and the amount of its Loan to be made in respect thereof, and each L/C Participant shall be irrevocably obligated to make a Loan to the Borrower in the manner deemed to have been requested in the amount of its Commitment Percentage of the applicable Unpaid Drawing by 12:00 noon (New York City time) on such Reimbursement Date by making the amount of such Loan available to the Administrative Agent. Such Loans made in respect of such Unpaid Drawing on such Reimbursement Date shall be made without regard to the Minimum Borrowing Amount and without regard to the satisfaction of the conditions set forth in Section 7. The Administrative Agent shall use the proceeds of such Loans solely for purpose of reimbursing the relevant Issuing Bank for the related Unpaid Drawing. In the event that the Borrower fails to Cash

Collateralize any Letter of Credit that is outstanding on the L/C Maturity Date, the full amount of the Letters of Credit Outstanding in respect of such Letter of Credit shall be deemed to be an Unpaid Drawing subject to the provisions of this Section 3.4 except that such Issuing Bank shall hold the proceeds received from the Lenders as contemplated above as cash collateral for such Letter of Credit to reimburse any Drawing under such Letter of Credit and shall use such proceeds first, to reimburse itself for any Drawings made in respect of such Letter of Credit following the L/C Maturity Date, second, to the extent such Letter of Credit expires or is returned undrawn while any such cash collateral remains, to the repayment of obligations in respect of any Loans that have not paid at such time and third, to the Borrower or as otherwise directed by a court of competent jurisdiction. Nothing in this Section 3.4(a) shall affect the Borrower’s obligation to repay all outstanding Loans when due in accordance with the terms of this Agreement.

(b) The obligations of the Borrower under this Section 3.4 to reimburse the relevant Issuing Bank with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute, unconditional and irrevocable under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment that the Borrower or any other Person may have or have had against such Issuing Bank, the Administrative Agent or any Lender (including in its capacity as an L/C Participant), including any defense based upon (i) the failure of any drawing under a Letter of Credit (each a “Drawing”) to conform to the terms of the Letter of Credit, (ii) any non-application or misapplication by the beneficiary of the proceeds of such Drawing, (iii) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect or (v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 3.4, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder; provided that the foregoing shall not be construed to excuse the relevant Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care pursuant to the applicable ICC Rule or applicable law when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The Borrower agrees that any action taken or omitted to be taken by an Issuing Bank under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction), shall be binding on the Borrower and shall not result in any liability of such Issuing Bank to the Borrower; provided that the foregoing shall not be construed to excuse such Issuing Bank from liability to the Borrower to the extent of any direct damages suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care, when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof as determined by a final and non-appealable judgment of a court of competent jurisdiction. In furtherance of the foregoing, the parties hereto agree that, with respect to documents presented which appear on their face to be in compliance with the terms of a Letter of Credit, the Issuing Bank that issued such Letter of Credit may in its sole discretion either accept or make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit (unless the Borrower shall consent to payment thereon not withstanding such lack of strict compliance).

3.5 New or Successor Issuing Bank.

(a) Any Issuing Bank may resign as an Issuing Bank upon 30 days’ prior written notice to the Administrative Agent, the Lenders and the Borrower. The Borrower may replace any Issuing Bank for any reason upon written notice to such Issuing Bank and the Administrative Agent and may add Issuing Banks at any time upon notice to the Administrative Agent. If an Issuing Bank shall resign or be replaced, or if the Borrower shall decide to add a new Issuing Bank under this Agreement, then the Borrower may appoint from among the Lenders (who have agreed to act as successor issuer of Letters of Credit or a new Issuing Bank) a successor issuer of Letters of Credit or a new Issuing Bank, as the case may be, or, with the consent of the Administrative Agent (such consent not to be unreasonably withheld) and such new Issuing Bank, another successor or new issuer of Letters of Credit, whereupon such successor issuer shall succeed to the rights, powers and duties of the replaced or resigning Issuing Bank under this Agreement and the other Credit Documents, or such new issuer of Letters of Credit shall be granted the rights, powers and duties of an Issuing Bank hereunder, and the term “Issuing Bank” shall mean such successor or such new issuer of Letters of Credit effective upon such appointment. The acceptance of any appointment as an Issuing Bank hereunder whether as a successor issuer or new issuer of Letters of Credit in accordance with this Agreement, shall be evidenced by an agreement entered into by such new or successor issuer of Letters of Credit, in a form reasonably satisfactory to the Borrower and the Administrative Agent and, from and after the effective date of such agreement, such new or successor issuer of Letters of Credit shall become an “Issuing Bank” hereunder. After the resignation or replacement of an Issuing Bank hereunder, the resigning or replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Credit Documents with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit. In connection with any resignation or replacement pursuant to this clause (a) (but, in case of any such resignation, only to the extent that a successor issuer of Letters of Credit shall have been appointed), either (i) the Borrower, the resigning or replaced Issuing Bank and the successor issuer of Letters of Credit shall arrange to have any outstanding Letters of Credit issued by the resigning or replaced Issuing Bank replaced with Letters of Credit issued by the successor issuer of Letters of Credit or (ii) the Borrower shall cause the successor issuer of Letters of Credit, if such successor issuer is reasonably satisfactory to the replaced or resigning Issuing Bank, to issue “back-stop” Letters of Credit naming the resigning or replaced Issuing Bank as beneficiary for each outstanding Letter of Credit issued by the resigning or replaced Issuing Bank, which new Letters of Credit shall have a Stated Amount equal to the Letters of Credit being back-stopped and the sole requirement for drawing on such new Letters of Credit shall be a drawing on the corresponding back- stopped Letters of Credit. After any resigning or replaced Issuing Bank’s resignation or replacement as Issuing Bank, the provisions of this Agreement relating to an Issuing Bank shall inure to its benefit as to any actions taken or omitted to be taken by it (A) while it was an Issuing Bank under this Agreement or (B) at any time with respect to Letters of Credit issued by such Issuing Bank.

(b) To the extent that there are, at the time of any resignation or replacement as set forth in clause (a) above, any outstanding Letters of Credit, nothing herein shall be deemed to impact or impair any rights and obligations of any of the parties hereto with respect to such outstanding Letters of Credit (including any obligations related to the payment of fees or the reimbursement or funding of amounts drawn), except that the Borrower, the resigning or replaced Issuing Bank and the successor issuer of Letters of Credit shall have the obligations regarding outstanding Letters of Credit described in clause (a) above.

3.6 Role of Issuing Bank. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, no Issuing Bank shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Issuing Banks, the Administrative Agent, any of their respective affiliates nor any correspondent, participant or assignee of any Issuing Bank shall be liable to any Lender for (a) any action taken or omitted in connection herewith at the request or with the approval of the Majority Lenders, (b) any action taken or omitted in the absence of gross negligence or willful misconduct or (c) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Issuing Banks, the Administrative Agent, any of their respective affiliates nor any correspondent, participant or assignee of any Issuing Bank shall be liable or responsible for any of the matters described in Section 3.3(e); provided that anything in such Section to the contrary notwithstanding, the Borrower may have a claim against an Issuing Bank, and such Issuing Bank may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such Issuing Bank’s willful misconduct or gross negligence (as finally determined by a court of competent jurisdiction) or such Issuing Bank’s unlawful failure (as finally determined by a court of competent jurisdiction) to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, any Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no Issuing Bank shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

3.7 Cash Collateral.

(a) Upon the request of the Majority Lenders if, as of the L/C Maturity Date, there are any Letters of Credit Outstanding, the Borrower shall immediately Cash Collateralize the Letters of Credit Outstanding.

(b) If any Event of Default shall occur and be continuing and the Loans shall have been accelerated in accordance with Section 11, the Majority Lenders may require that the L/C Obligations be Cash Collateralized; provided that, upon the occurrence of an Event of Default referred to in Section 11.5 with respect to the Borrower, the Borrower shall immediately Cash Collateralize the Letters of Credit then outstanding and no notice or request by or consent from the Majority Lenders shall be required.

(c) For purposes of this Agreement, “Cash Collateralize” shall mean to (i) pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Banks and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances in an amount equal to the amount of the Letters of Credit Outstanding required to be Cash Collateralized (the “Required Cash Collateral Amount”) or (ii) if the relevant Issuing Bank benefiting from such collateral shall agree in its reasonable discretion, other forms of credit support (including any backstop letter of credit) in a face amount equal to 105% of the Required Cash Collateral Amount from an issuer reasonably satisfactory to such Issuing Bank, in each case under clause (i) and (ii) above pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the relevant Issuing Bank (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Banks and the L/C Participants, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Such cash Collateral shall be maintained in blocked, interest bearing deposit accounts established by and in the name of the Borrower, but under the “control” (as defined in Section 9-104 of the UCC) of the Administrative Agent.

3.8 Applicability of ISP and UCP. The Borrower agrees that any Issuing Bank may issue Letters of Credit hereunder subject to the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication Nos. 600 (2007 Revision) (“UCP 600”) or, at such Issuing Bank’s option, such later revision thereof in effect at the time of issuance of the Letter of Credit or the International Standby Practices 1998, ICC Publication No. 590 or, at such Issuing Bank’s option, such later revision thereof in effect at the time of issuance of any such Letter of Credit (“ISP 98”), and each of the UCP 600 and the ISP 98, an “ICC Rule”). Each Issuing Bank’s privileges, rights and remedies under such ICC Rules shall be in addition to, and not in limitation of, its privileges, rights and remedies expressly provided for herein. The Borrower agrees for matters not addressed by the chosen ICC Rule, each Letter of Credit shall be subject to and governed by the laws of the State of New York and applicable United States Federal laws.

3.9 Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

3.10 Letters of Credit Issued for Restricted Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted Subsidiary, the Borrower shall be obligated to reimburse the relevant Issuing Bank hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Restricted Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Restricted Subsidiaries.

3.11 Increased Costs. If, after the Closing Date, the adoption of any Change in Law shall either (a) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against Letters of Credit issued by any Issuing Bank, or any L/C Participant’s L/C Participation therein, or (b) impose on any Issuing Bank or any L/C Participant any other conditions, costs or expenses affecting its obligations under this Agreement in respect of Letters of Credit or L/C Participations therein or any Letter of Credit or such L/C Participant’s L/C Participation therein, and the result of any of the foregoing is to increase the cost to such Issuing Bank or such L/C Participant of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by such Issuing Bank or such L/C Participant hereunder (other than (i) Taxes indemnifiable under Section 5.4, or (ii) Excluded Taxes) in respect of Letters of Credit or L/C Participations therein, then, promptly (and in any event no later than 15 days) after receipt of written demand to the Borrower by such Issuing Bank or such L/C Participant, as the case may be (a copy of which notice shall be sent by such Issuing Bank or such L/C Participant to the Administrative Agent), the Borrower shall pay to such Issuing Bank or such L/C Participant such additional amount or amounts as will compensate such Issuing Bank or such L/C Participant for such increased cost or reduction, it being understood and agreed, however, that no Issuing Bank or L/C Participant shall be entitled to such compensation as a result of such Person’s compliance with, or pursuant to any request or directive to comply with, any such Requirement of Law as in effect on the Closing Date. A certificate submitted to the Borrower by the relevant Issuing Bank or an L/C Participant, as the case may be (a copy of which certificate shall be sent by such Issuing Bank or such L/C Participant to the Administrative Agent), setting forth in reasonable detail the basis for the determination of such additional amount or amounts necessary to compensate such Issuing Bank or such L/C Participant as aforesaid shall be conclusive and binding on the Borrower absent clearly demonstrable error.

3.12 Independence. The Borrower acknowledges that the rights and obligations of each Issuing Bank under each Letter of Credit issued by it are independent of the existence, performance or nonperformance of any contract or arrangement underlying such Letter of Credit, including contracts or arrangements between such Issuing Bank and the Borrower (other than the Credit Documents and the Issuer Documents) and between the Borrower and the relevant beneficiary.

SECTION 4. FEES; COMMITMENTS.

4.1 Fees.

(a) The Borrower agrees to pay to the Administrative Agent in Dollars, for the account of each Lender (in each case pro rata according to the respective Commitment Percentages of the Lenders), a commitment fee (the “Commitment Fee”) for each day from the Closing Date until but excluding the Termination Date. Each Commitment Fee shall be payable by the Borrower quarterly in arrears on the last Business Day of each March, June, September and December (for the three-month period (or portion thereof) ended on such day for which no payment has been received) and on the Termination Date (for the period ended on such date for which no payment has been received pursuant to clause (i) above), and shall be computed for each day during such period at a rate per annum equal to the Commitment Fee Rate in effect on such day on the Available Commitment (assuming for this purpose that there is no reference to “Swingline Exposure” in the definition of Total Exposure) in effect on such day.

(b) The Borrower agrees to pay to the Administrative Agent in Dollars for the account of the Lenders pro rata on the basis of their respective Letter of Credit Exposure, a fee in respect of each Letter of Credit (the “Letter of Credit Fee”), for the period from the date of issuance of such Letter of Credit until the termination or expiration date of such Letter of Credit computed at the per annum rate for each day equal to the Applicable Margin for LIBOR Loans on the average daily Stated Amount of such Letter of Credit. Such Letter of Credit Fees shall be due and payable (i) quarterly in arrears on the last Business Day of each March, June, September and December and (ii) on the Termination Date (for the period for which no payment has been received pursuant to clause (i) above).

(c) The Borrower agrees to pay to each Issuing Bank a fee in respect of each Letter of Credit issued by it (the “Fronting Fee”), for the period from the date of issuance of such Letter of Credit to the termination or expiration date of such Letter of Credit, computed at the rate for each day equal to 0.125% per annum (or such other amount as may be agreed in a separate writing between the Borrower and the relevant Issuing Bank) on the average daily Stated Amount of such Letter of Credit (or at such other rate per annum as agreed in writing between the Borrower and the relevant Issuing Bank). Such Fronting Fees shall be due and payable by the Borrower (i) quarterly in arrears on the last Business Day of each March, June, September and December and (ii) on the Termination Date (for the period for which no payment has been received pursuant to clause (i) above).

(d) The Borrower agrees to pay directly to each Issuing Bank upon each issuance of, drawing under, and/or amendment of, a Letter of Credit issued by it such amount as the relevant Issuing Bank and the Borrower shall have agreed upon for issuances of, drawings under or amendments of, letters of credit issued by it.

(e) The Borrower agrees to pay to the Administrative Agent the administrative agent fees in the amounts and on the dates as set forth in writing from time to time between the Administrative Agent and the Borrower.

4.2 Voluntary Reduction of Commitments.

(a) Upon at least two Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent at the Administrative Agent’s Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, without premium or penalty, on any day, permanently to terminate or reduce the Commitments of any Class, as determined by the Borrower, in whole or in part; provided that (a) with respect to the Commitments, any such termination or reduction shall apply proportionately and permanently to reduce the Commitments of each of the Lenders of such Class, except that, notwithstanding the foregoing, (1) the Borrower may allocate any termination or reduction of Commitments among Classes of Commitments either (A) ratably among Classes or (B) first to the Commitments with respect to any Existing Commitments and second to any Extended Commitments and (2) in connection with the establishment on any date of any Extended Commitments pursuant to Section 2.17, (i) the Existing Commitments of each Lender providing any such Extended Commitments on such date shall be reduced in an amount equal to the amount of Specified Existing Commitments so extended on such date by such Lender and (ii) the Existing Commitments of any Lender not providing such Extended Commitments shall be reduced, solely to the extent elected to be reduced by the Borrower pursuant to Section 2.17, among the Class or Classes of Commitments elected by the Borrower (provided that (x) after giving effect to any such reduction and to the repayment of any Loans made on such date, the Total Exposure of any such Lender does not exceed the Commitment of such Lender (such Total Exposure and Commitment in the case of an Extending Lender being determined for purposes of this proviso, for the avoidance of doubt, exclusive of such Extending Lender’s Extended Commitment and any exposure in respect thereof) and (y) for the avoidance of doubt, any such repayment of Loans contemplated by the preceding clause (x) shall be made in compliance with the requirements of Section 5.3(a) with respect to the ratable allocation of payments hereunder, with such allocation being determined after giving effect to any conversion pursuant to Section 2.17 of Existing Commitments and Existing Loans into Extended Commitments and Extended Loans respectively, and prior to any reduction being made to the Commitment of any other Lender), (b) any partial reduction pursuant to this Section 4.2 shall be in the amount of at least $1,000,000 and (c) after giving effect to such termination or reduction and to any prepayments of Loans or cancellation or Cash Collateralization of Letters of Credit made on the date thereof in accordance with this Agreement, the aggregate amount of the Lenders’ Total Exposures shall not exceed the Loan Limit.

(b) The Borrower may terminate the unused amount of the Commitment of a Defaulting Lender upon not less than two (2) Business Days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof), and in such event the provisions of Section 2.15(f) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts), provided that such termination will not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, any Issuing Bank, the Swingline Lender or any Lender may have against such Defaulting Lender.

Notwithstanding anything to the contrary contained in this Agreement, any such notice of commitment termination pursuant to Section 4.2 may state that it is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

4.3 Mandatory Termination of Commitments.

(a) The Total Commitment shall terminate at 5:00 p.m. (New York City time) on the Termination Date.

(b) The Swingline Commitment shall terminate at 5:00 p.m. (New York City time) on the earlier of (x) the Swingline Maturity Date and (y) the Termination Date.

SECTION 5. PAYMENTS.

5.1 Voluntary Prepayments. The Borrower shall have the right to prepay Loans and Swingline Loans, in each case, without premium or penalty, in whole or in part from time to time on the following terms and conditions:

(a) the Borrower shall give the Administrative Agent at the Administrative Agent’s Office written notice (or telephonic notice promptly confirmed in writing) of its intent to make such prepayment, the amount of such prepayment and (in the case of LIBOR Loans) the specific Borrowing(s) being prepaid, which notice shall be given by the Borrower no later than 1:00 p.m. (New York City time) (i) in the case of LIBOR Loans, two Business Days prior to and (ii) in the case of ABR Loans on the date of such prepayment and shall promptly be transmitted by the Administrative Agent to each of the Lenders;

(b) each partial prepayment of (i) LIBOR Loans shall be in a minimum amount of $500,000 and in multiples of $100,000 in excess thereof or a lesser amount to the extent such lesser amount represents the entire aggregate outstanding LIBOR Loans at such time, and (ii) any ABR Loans shall be in a minimum amount of $500,000 and in multiples of $100,000 in excess thereof or a lesser amount to the extent such lesser amount represents the entire aggregate outstanding ABR Loans at such time; provided that no partial prepayment of LIBOR Loans made pursuant to a single Borrowing shall reduce the outstanding LIBOR Loans made pursuant to such Borrowing to an amount less than the applicable Minimum Borrowing Amount for such LIBOR Loans; and

(c) any prepayment of LIBOR Loans pursuant to this Section 5.1 on any day other than the last day of an Interest Period applicable thereto shall be subject to compliance by the Borrower with the applicable provisions of Section 2.11.

Each such notice shall specify the date and amount of such prepayment and the Type and Class of Loans to be prepaid. At the Borrower’s election in connection with any prepayment pursuant to this Section 5.1, such prepayment shall not be applied to any Loans of a Defaulting Lender.

Notwithstanding anything to the contrary contained in this Agreement, any such notice of prepayment pursuant to Section 5.1 may state that it is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

5.2 Mandatory Prepayments.

(a) Repayment following Optional Reduction of Commitments. If, after giving effect to any termination or reduction of the Commitments pursuant to Section 4.2(a), the aggregate Total Exposures of all Lenders exceeds the Loan Limit (as reduced), then the Borrower shall on the same Business Day (i) prepay the Swingline Loans and, after all Swingline Loans have been paid in full, the remaining Loans on the date of such termination or reduction in an aggregate principal amount equal to such excess and (ii) if any excess remains after prepaying all of the Loans as a result of any Letter of Credit Exposure, pay to the Administrative Agent on behalf of the Issuing Banks and the L/C Participants an amount in cash or otherwise Cash Collateralize an amount equal to such excess as provided in Section 3.7.

(b) Repayment of Loans Following Redetermination or Adjustment of Borrowing Base.

(i) Upon any redetermination of the Variable Amount in accordance with Section 2.14(b), if the sum of (i) the aggregate Total Exposures of all Lenders and (ii) the aggregate amount of Pari Debt outstanding at such time exceeds the Borrowing Base, then the Borrower shall, within 10 Business Days after its receipt of an Adjusted Variable Amount Notice indicating such Borrowing Base Deficiency, inform the Administrative Agent that it intends to take one or more of the following actions: (A) within 30 days following such election prepay the Loans in an aggregate principal amount equal to such excess, (B) prepay the Loans in six equal monthly installments, commencing on the 30th day following such election with each payment being equal to l/6th of the aggregate principal amount of such excess, (C) within 30 days following such election, provide additional Oil and Gas Properties (accompanied by reasonably acceptable Engineering Reports) not evaluated in the most recently delivered Reserve Report (which shall become Mortgaged Properties within the time period prescribed by Section 9.11(d) regardless of whether the Collateral Coverage Minimum is then satisfied) or other Collateral reasonably acceptable to the Administrative Agent having a Variable Amount Value (as proposed by the Administrative Agent and approved by the Required Lenders in good faith in accordance with their respective usual and customary oil and gas lending criteria as they exist at the particular time) sufficient, after giving effect to any other actions taken pursuant to this Section 5.2(b)(i) to eliminate any such excess, or (D) undertake a combination of clauses (A), (B), and (C); provided that if, because of Letter of Credit Exposure, a Borrowing Base Deficiency remains after prepaying all of the Loans, the Borrower shall Cash Collateralize such remaining Borrowing Base Deficiency as provided in Section 3.7; provided further, that any Borrowing Base Deficiency must be cured on or prior to the Termination Date.

(ii) Upon any adjustment to the Borrowing Base pursuant to Section 2.14(e), (f), (g), or (h), if the sum of (i) the aggregate Total Exposures of all Lenders and (ii) the aggregate amount of Pari Debt outstanding at such time exceeds the Borrowing Base, as adjusted, then the Borrower shall (A) prepay the Loans in an aggregate principal amount equal to such excess and (B) if any excess remains after prepaying all of the Loans as a result of any Letter of Credit Exposure, Cash Collateralize such excess as provided in Section 3.7. The Borrower shall be obligated to make such prepayment and/or deposit of cash collateral no later than three Business Days following the date it receives written notice from the Administrative Agent of the adjustment of the Variable Amount and the resulting Borrowing Base Deficiency; provided that all payments required to be made pursuant to this clause (ii) must be made on or prior to the Termination Date.

(iii) If as a result of the issuance of any Pari Debt, the sum of (i) the aggregate Total Exposures of all Lenders and (ii) the aggregate amount of Pari Debt outstanding after giving effect to such issuance exceeds the Borrowing Base, the Borrower shall on the date it issues such Pari Debt (A) prepay the Loans, (B) Cash Collateralize such excess as provided in Section 3.7, (c) provide additional Oil and Gas Properties (accompanied by reasonably acceptable Engineering Reports) not evaluated in the most recently delivered Reserve Report (which shall become Mortgaged Properties within the time period prescribed by Section 9.11(d) regardless of whether the Collateral Coverage Minimum is then satisfied) or other Collateral reasonably acceptable to the Administrative Agent and/or (d) prepay Pari Debt, in each case such that after giving effect to such prepayments, such Cash Collateral and/or the Variable Amount Value (as proposed by the Administrative Agent and approved by the Required Lenders in good faith in accordance with their respective usual and customary oil and gas lending criteria as they exist at the particular time) of such additional Oil and Gas Properties, the sum of (i) the aggregate Total Exposures of all Lenders and (ii) the aggregate amount of Pari Debt outstanding does not exceed the Borrowing Base.

(c) Application to Loans. With respect to each prepayment of Loans elected under Section 5.1 or required by Section 5.2, the Borrower may designate (i) the Types and Class of Loans that are to be prepaid and the specific Borrowing(s) being repaid and (ii) the Loans to be prepaid; provided that (A) each prepayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans, and (B) notwithstanding the provisions of the preceding clause (A), no prepayment of Loans shall be applied to the Loans of any Defaulting Lender unless otherwise agreed to in writing by the Borrower. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.

(d) LIBOR Interest Periods. In lieu of making any payment pursuant to this Section 5.2 in respect of any LIBOR Loan, other than on the last day of the Interest Period therefor so long as no Event of Default shall have occurred and be continuing, the Borrower at its option may deposit, on behalf of the Borrower, with the Administrative Agent an amount equal to the amount of the LIBOR Loan to be prepaid and such LIBOR Loan shall be repaid on the last day of the Interest Period therefor in the required amount. Such deposit shall be held by the Administrative Agent in a corporate time deposit account established on terms reasonably satisfactory to the Administrative Agent, earning interest at the then customary rate for accounts of such type. The Borrower hereby grants to the Administrative Agent, for the benefit of the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Such deposit shall constitute cash collateral for the LIBOR Loans to be so prepaid; provided that the Borrower may at any time direct that such deposit be applied to make the applicable payment required pursuant to this Section 5.2.

(e) Application of Proceeds. The application of proceeds pursuant to this Section 5.2 shall not reduce the aggregate amount of Commitments under the Facility and amounts prepaid may be reborrowed subject to the Available Commitment.

5.3 Method and Place of Payment.

(a) Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Borrower without set-off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Lenders entitled thereto or the

Issuing Banks or the Swingline Lender entitled thereto, as the case may be, not later than 2:00 p.m. (New York City time), in each case, on the date when due and shall be made in immediately available funds at the Administrative Agent’s Office or at such other office as the Administrative Agent shall specify for such purpose by notice to the Borrower, it being understood that written or facsimile notice by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower’s account at the Administrative Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account. All repayments or prepayments of any Loans (whether of principal, interest or otherwise) hereunder and all other payments under each Credit Document shall be made in Dollars. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 2:00 p.m. (New York City time) or, otherwise, on the next Business Day in the sole discretion of the Administrative Agent) like funds relating to the payment of principal or interest or fees ratably to the Lenders or the Issuing Banks, as applicable, entitled thereto.

(b) For purposes of computing interest or fees, any payments under this Agreement that are made later than 2:00 p.m. (New York City time) shall be deemed to have been made on the next succeeding Business Day in the sole discretion of the Administrative Agent. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

5.4 Net Payments.

(a) Any and all payments made by or on behalf of the Borrower or any Guarantor under this Agreement or any other Credit Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes; provided that if the Borrower, any Guarantor or the Administrative Agent or any other applicable withholding agent shall be required by applicable Requirements of Law to deduct or withhold any Taxes from such payments, then (i) the applicable withholding agent shall make such deductions or withholdings as are reasonably determined by the applicable withholding agent to be required by any applicable Requirement of Law, (ii) the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Requirements of Law, and (iii) to the extent withholding or deduction is required to be made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower or such Guarantor shall be increased as necessary so that after all required deductions and withholdings have been made (including deductions or withholdings of Indemnified Taxes or Other Taxes applicable to additional sums payable under this Section 5.4) the Administrative Agent, the Collateral Agent, or the applicable Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made. After any payment of Taxes by any Credit Party or the Administrative Agent to a Governmental Authority as provided in this Section 5.4, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by law to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(b) The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Requirements of Law, or at the option of the Administrative Agent timely reimburse it for, any Other Taxes (whether or not such Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority).

(c) The Borrower shall indemnify and hold harmless the Administrative Agent, the Collateral Agent and each Lender within 15 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes imposed on the Administrative Agent, the Collateral Agent or such Lender, as the case may be (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.4), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to the Borrower by a Lender, the Administrative Agent or the Collateral Agent (as applicable) on its own behalf or on behalf of a Lender shall be conclusive absent manifest error and shall constitute a required notice for purposes of Section 2.13.

(d) Each Lender shall deliver to the Borrower and the Administrative Agent, at such time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation and such other information reasonably requested by the Borrower or the Administrative Agent as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not any payments made hereunder or under any other Credit Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of any payments to be made to such Lender by any Credit Party pursuant to any Credit Document or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.4(e)(i)(A), (B) and (C) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(e) Without limiting the generality of Section 5.4(d), each Non-U.S. Lender with respect to any Loan made to the Borrower shall, to the extent it is legally eligible to do so:

(i) deliver to the Borrower and the Administrative Agent, on or prior to the date on which such Lender becomes a Lender under this Agreement, two copies of (A) in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, United States Internal Revenue Service (“IRS”) Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any applicable successor form) (together with a certificate

(substantially in the form of Exhibit K hereto) representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c)(3)(A) of the Code, is not a “10-percent shareholder” (within the meaning of Section 881(c)(3)(B) of the Code) of the Borrower, is not a CFC described in Section 881(c)(3)(C) of the Code) and the interest payments in question are not effectively connected with the conduct by such Lender of a trade or business within the United States), (B) IRS Form W-8BEN or Form W-8ECI or IRS Form W-8BEN-E, as applicable (or any applicable successor form), in each case properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or reduced rate of, U.S. federal withholding tax on payments by the Borrower under this Agreement, (C) IRS Form W-8IMY (or any applicable successor form) and all necessary attachments (including the forms described in clauses (A) and (B) above, provided that if the Non-U.S. Lender is a partnership and not a participating Lender, and one or more of the partners is claiming portfolio interest treatment, a certificate substantially in the form of Exhibit K hereto may be provided by such Non-U.S. Lender on behalf of such partners) or (D) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made; and

(ii) deliver to the Borrower and the Administrative Agent two further copies of any such form or certification (or any applicable successor form) promptly after such form or certification expires or becomes obsolete or invalid, after the occurrence of any event requiring a material change in the most recent form previously delivered by it to the Borrower and the Administrative Agent, and from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent or promptly notify in writing the Borrower and the Administrative Agent of such non-U.S. Lender’s inability to do so.

Each Person that shall become a Participant pursuant to Section 13.6 or a Lender pursuant to Section 13.6 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this Section 5.4(e); provided that in the case of a Participant such Participant shall furnish all such required forms and statements to the Person from which the related participation shall have been purchased.

In addition, to the extent it is legally eligible to do so, each Agent shall deliver to the Borrower (x)(I) prior to the date on which the first payment by the Borrower is due hereunder or (II) prior to the first date on or after the date on which such Agent becomes a successor Agent pursuant to Section 12.9 on which payment by the Borrower is due hereunder, as applicable, two copies of a properly completed and executed IRS Form W-9 certifying its exemption from U.S. Federal backup withholding or a properly completed and executed applicable IRS Form W-8 certifying its non-U.S. status and its entitlement to any treaty benefits and its status as a qualified intermediary or withholding foreign partnership, and (y) on or before the date on which any such previously delivered documentation expires or becomes obsolete or invalid, after the occurrence of any event requiring a change in the most recent documentation previously delivered by it to the Borrower, and from time to time if reasonably requested by the Borrower, two further copies of such documentation.

(f) If any Lender, the Administrative Agent or the Collateral Agent, as applicable, determines, in its sole discretion exercised in good faith, that it has received a refund of an Indemnified Tax or Other Tax for which it has been indemnified pursuant to this Section 5.4 (including by the payment of additional amounts pursuant to this Section 5.4), then the Lender, the Administrative Agent or the Collateral Agent, as the case may be, shall reimburse the Borrower or such Guarantor for such amount (net of all reasonable out-of-pocket expenses of such Lender, the Administrative Agent or the Collateral Agent, as the case may be, and without interest other than any interest received thereon from the relevant Governmental Authority with respect to such refund) as the Lender, Administrative Agent or the Collateral Agent, as the case may be, determines in its sole discretion exercised in good faith to be the proportion of the refund as will leave it, after such reimbursement, in no better or worse net after-Tax position (taking into account expenses or any taxes imposed on the refund) than it would have been in if the payment had not been required; provided that the Borrower or such Guarantor, upon the request of the Lender, the Administrative Agent or the Collateral Agent, agrees to repay the amount paid over to the Borrower or such Guarantor (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender, the Administrative Agent or the Collateral Agent in the event the Lender, the Administrative Agent or the Collateral Agent is required to repay such refund to such Governmental Authority. In such event, such Lender, the Administrative Agent or the Collateral Agent, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant Governmental Authority (provided that such Lender, the Administrative Agent or the Collateral Agent may delete any information therein that it deems confidential). No Lender nor the Administrative Agent nor the Collateral Agent shall be obliged to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Credit Party in connection with this clause (f) or any other provision of this Section 5.4.

(g) Each U.S. Lender shall deliver to the Borrower and the Administrative Agent two IRS Forms W-9 (or substitute or successor form), properly completed and duly executed, certifying that such U.S. Lender is exempt from United States federal backup withholding (i) on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement), (ii) on or before the date that such form expires or becomes obsolete or invalid, (iii) after the occurrence of a change in the U.S. Lender’s circumstances requiring a change in the most recent form previously delivered by it to the Borrower and the Administrative Agent, and (iv) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent.

(h) If a payment made to any Lender or any Agent under this Agreement or any other Credit Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender or such Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or such Agent shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s obligations under

FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 5.4(i), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(i) For the avoidance of doubt, for purposes of this Section 5.4, the term “Lender” includes any Issuing Bank and any Swingline Lender and the term “applicable law” or “Requirement of Law” includes FATCA.

(j) The agreements in this Section 5.4 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

5.5 Computations of Interest and Fees.

(a) Except as provided in the next succeeding sentence, Interest on LIBOR Loans and ABR Loans shall be calculated on the basis of a 360-day year for the actual days elapsed. Interest on ABR Loans in respect of which the rate of interest is calculated on the basis of the Administrative Agent’s prime rate and interest on overdue interest shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.

(b) Fees and the average daily Stated Amount of Letters of Credit shall be calculated on the basis of a 360-day year for the actual days elapsed.

5.6 Limit on Rate of Interest.

(a) No Payment Shall Exceed Lawful Rate. Notwithstanding any other term of this Agreement, the Borrower shall not be obligated to pay any interest or other amounts under or in connection with this Agreement or otherwise in respect to any of the Obligations in excess of the amount or rate permitted under or consistent with any applicable law, rule or regulation.

(b) Payment at Highest Lawful Rate. If the Borrower is not obliged to make a payment that it would otherwise be required to make, as a result of Section 5.6(a), the Borrower shall make such payment to the maximum extent permitted by or consistent with applicable laws, rules and regulations.

(c) Adjustment if Any Payment Exceeds Lawful Rate. If any provision of this Agreement or any of the other Credit Documents would obligate the Borrower or any other Credit Party to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate that would be prohibited by any applicable Requirement of Law, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable Requirements of Law, such adjustment to be effected, to the extent necessary, by reducing the amount or rate of interest required to be paid by the Borrower to the affected Lender under Section 2.8.

(d) Rebate of Excess Interest. Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from the Borrower an amount in excess of the maximum permitted by any applicable Requirement of Law, then the Borrower shall be entitled, by notice in writing to the Administrative Agent to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to the Borrower.

SECTION 6. CONDITIONS PRECEDENT TO INITIAL BORROWING.

The initial Borrowing under this Agreement is subject to the satisfaction of the following conditions precedent, except as otherwise agreed or waived pursuant to Section 13.1.

(a) The Administrative Agent (or its counsel) shall have received from the Borrower (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include e-mail transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent (or its counsel) shall have received, on behalf of itself, the Collateral Agent and the Lenders, written opinions of (i) Kirkland & Ellis LLP, counsel to the Credit Parties and (ii) Jones Walker LLP, as special Louisiana counsel to the Credit Parties, in each case, (i) dated the Closing Date, (ii) addressed to the Administrative Agent, the Collateral Agent, the Lenders and each Issuing Bank and (iii) in form and substance customary for transactions of this type. The Borrower, the other Credit Parties and the Administrative Agent hereby instruct such counsel to deliver such legal opinions.

(c) The Administrative Agent shall have received, in the case of each Credit Party, each of the items referred to in subclauses (i), (ii) and (iii) below:

(i) a copy of the certificate or articles of incorporation or certificate of formation, including all amendments thereto, of each Credit Party, in each case, certified as of a recent date by the Secretary of State (or other similar official) of the jurisdiction of its organization, and a certificate as to the good standing (to the extent such concept or a similar concept exists under the laws of such jurisdiction) of each such Credit Party as of a recent date from such Secretary of State (or other similar official);

(ii) a certificate of the Secretary or Assistant Secretary or similar officer of each Credit Party dated the Closing Date and certifying:

(A) that attached thereto is a true and complete copy of the bylaws (or limited liability company agreement or other equivalent governing documents) of such Credit Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below,

(B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or managing member or equivalent) of such Credit Party authorizing the execution, delivery and performance of the Credit Documents to which such person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date,

(C) that the certificate or articles of incorporation or certificate of formation of such Credit Party has not been amended since the date of the last amendment thereto disclosed pursuant to subclause (i) above,

(D) as to the incumbency and specimen signature of each officer executing any Credit Document or any other document delivered in connection herewith on behalf of such Credit Party, and

(E) a certificate of a director or an officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary or similar officer executing the certificate pursuant to subclause (ii) above.

(d) The Administrative Agent (or its counsel) shall have received executed copies of the Guarantee, executed by each Person which will be a Guarantor on the Closing Date, and of the Intercreditor Agreement, executed by Morgan Stanley Senior Funding, Inc., as collateral agent for the Senior Secured Term Loan B Facility, the Borrower and the Guarantors.

(e) (i) The Administrative Agent (or its counsel) shall have received copies of the Collateral Agreement and each other Security Document that is required to be executed on the Closing Date, duly executed by each Credit Party party thereto, together with evidence that all other actions, recordings and filings required by the Security Documents as of the Closing Date subject to the last paragraph of this Section 6 or that the Collateral Agent may deem reasonably necessary to (A) create the Liens intended to be created by any Security Document and perfect such Liens to the extent required by, and with the priority required by, such Security Document shall have been delivered to the Collateral Agent for filing, registration or recording and (B) comply with Section 9.11, in each case shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent.

(ii) All Equity Interests of each wholly-owned Material Subsidiary directly owned by the Borrower or any Subsidiary Guarantor, in each case as of the Closing Date, shall have been pledged pursuant to Collateral Agreement (except that such Credit Parties shall not be required to pledge any Excluded Equity Interests) and the Collateral Agent shall have received all certificates, if any, representing such securities pledged under the Collateral Agreement, accompanied by instruments of transfer and/or undated powers endorsed in blank.

(iii) The Administrative Agent shall have received customary UCC lien searches with respect to the Borrower and the Guarantors in their applicable jurisdictions of organization.

(f) The Acquisition shall have been consummated, or shall be consummated substantially concurrently with the initial Borrowing under this Agreement, in accordance with the terms of the Purchase and Sale Agreement. The Purchase and Sale Agreement shall not have been amended or waived in any material respect by the Borrower and the Borrower shall not have granted any material consent under the Purchase and Sale Agreement in a manner materially adverse to the Lenders (in their capacity as such) without the consent of the Lead Arrangers (not to be unreasonably withheld or delayed).

(g) The Specified Purchase Agreement Representations and the Specified Representations shall be true and correct in all material respects on the Closing Date and the Administrative Agent shall have received a certificate of an authorized officer of the borrower certifying as to the satisfaction of such condition.

(h) The Equity Investment in an aggregate amount not less than the Minimum Equity Amount shall have been made or shall be made substantially concurrently with the initial Borrowing under this Agreement.

(i) The Lead Arrangers shall have received, and hereby confirm that they have received, the Historical Financial Information.

(j) The Administrative Agent shall have received a pro forma capitalization table of the Borrower and its Subsidiaries after giving effect to the Transactions and prepared based solely on the information delivered pursuant to Section 6.1(i).

(k) On the Closing Date, the Administrative Agent (or its counsel) shall have received a solvency certificate substantially in the form of Exhibit J hereto and signed by a Financial Officer of the Borrower.

(l) The Administrative Agent shall have received evidence that the Borrower shall have made commercially reasonable efforts to (i) obtain and effect all insurance required to be maintained pursuant to the Credit Documents and (ii) to have the Administrative Agent named as loss payee and/or additional insured under each insurance policy with respect to such insurance as to which the Administrative Agent shall have requested to be so named.

(m) All fees and expenses required to be paid hereunder and invoiced at least three (3) Business Days before the Closing Date (or such shorter period as may be reasonably agreed by the Borrower) shall have been paid in full in cash (including from the proceeds of the initial funding under the Senior Secured Term Loan Facilities) or netted from the proceeds of the initial funding under the Facility.

(n) The Administrative Agent (or its counsel) shall have received at least three (3) Business Days prior to the Closing Date all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, the Patriot Act, that has been requested by the Administrative Agent in writing at least ten (10) Business Days prior to the Closing Date.

Notwithstanding the foregoing, to the extent any security interest in any Collateral (other than any a lien on Collateral that may be perfected solely (A) by the filing of a financing statement under the Uniform Commercial Code or (B) by the delivery of stock certificates of the Borrower’s Wholly owned Domestic Subsidiaries that are Material Subsidiaries) is not or cannot be provided and/or perfected on the Closing Date (subject to extensions approved by the Administrative Agent in its reasonable discretion) after the Borrower’s use of commercially reasonable efforts to do so without undue burden or expense, the provision and/or perfection of security interests in such Collateral shall not constitute conditions precedent to the initial Borrowing under this Agreement, but shall be required to be delivered, provided, and/or perfected within the later of (x) (i) in the case of Mortgages required to be delivered pursuant to the Collateral Coverage Minimum, by the dates provided in the definition of “Collateral Coverage Minimum” and (ii) in the case of all other Collateral not otherwise described in the preceding clause (i), 90 days following the Closing Date and (y) the time periods specified on Schedule 9.13(b).

SECTION 7. CONDITIONS PRECEDENT TO ALL SUBSEQUENT CREDIT EVENTS.

The agreement of each Lender to make any Loan requested to be made by it on any date after the Closing Date (excluding Mandatory Borrowings and Loans required to be made by the Lenders in respect of Unpaid Drawings pursuant to Sections 3.3 and 3.4 and subject, in the case of clause (a) below, to the provisions set forth in Section 1.12(a)), and the obligation of any Issuing Bank to issue Letters of Credit on any date (other than any Existing Letter of Credit) after the Closing Date, is subject to the satisfaction of the following conditions precedent:

(a) At the time of each such Credit Event and also after giving effect thereto, (i) no Default or Event of Default shall have occurred and be continuing and (ii) all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date and except that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates).

(b) Prior to the making of each Loan (other than any Loan made pursuant to Section 3.4(a)) and each Swingline Loan, the Administrative Agent shall have received a Notice of Borrowing (whether in writing or by telephone) meeting the requirements of Section 2.3(a).

(c) Prior to the issuance of each Letter of Credit (other than any Existing Letter of Credit), the Administrative Agent and the applicable Issuing Bank shall have received a Letter of Credit Application meeting the requirements of Section 3.2(a).

The acceptance of the benefits of each Credit Event after the Closing Date shall constitute a representation and warranty by each Credit Party to each of the Lenders that all the applicable conditions specified in Section 7 above have been satisfied as of that time.

SECTION 8. REPRESENTATIONS, WARRANTIES AND AGREEMENTS

In order to induce the Lenders to enter into this Agreement, to make the Loans and issue or participate in Letters of Credit as provided for herein, the Borrower makes, on the date of each Credit Event (but solely, on the Closing Date, to the extent such representations and warranties are required to be true and correct as a condition to Borrowing pursuant to Section 6), the following representations and warranties to, and agreements with, the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit:

8.1 Existence, Qualification and Power. Each of the Borrower and each Restricted Subsidiary of the Borrower (a) is a duly organized and validly existing under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact its business as now conducted and (b) has duly qualified and is authorized to do business and is in good standing (if applicable) in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.2 Corporate Power and Authority; Enforceability; Binding Effect. Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law).

8.3 No Violation. None of the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party will (a) contravene any Requirement of Law, except to the extent such contravention would not reasonably be expected to result in a Material Adverse Effect, (b) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of such Credit Party or any of the Restricted Subsidiaries (other than Liens created under the Credit Documents and Permitted Liens) pursuant to the terms of any indenture, loan agreement, lease agreement, mortgage, deed of trust, agreement or other instrument to which such Credit Party or any of the Restricted Subsidiaries is a party or by which it or any of its property or assets is bound (any such term, covenant, condition or provision, a “Contractual Requirement”) except to the extent such breach, default or Lien that would not reasonably be expected to result in a Material Adverse Effect or (c) violate any provision of the Organization Documents of such Credit Party or any of the Restricted Subsidiaries.

8.4 Litigation. Except as set forth on Schedule 8.4, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Restricted Subsidiaries or against any of their properties or revenues that either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

8.5 Margin Regulations. Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, Regulation U or Regulation X of the Board.

8.6 Governmental Authorization. The execution, delivery and performance of each Credit Document do not require any consent or approval of, registration or filing with, or other action by, any Governmental Authority or any other Person, except for (a) such as have been obtained or made and are in full force and effect, (b) filings and recordings in respect of the Liens created pursuant to the Security Documents and (c) such consents, approvals, registrations, filings or actions the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.

8.7 Investment Company Act. No Credit Party is required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

8.8 True and Complete Disclosure.

(a) All written factual information delivered on or prior to the Closing Date (other than the (i) the Projections and (ii) estimates and information of a general economic nature or general industry nature) (the “Information”) concerning the Acquired Assets prepared by or on behalf of the foregoing or their representatives and made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby (as modified or supplemented by other information so furnished), when taken as a whole, was true and correct in all material respects, as of the Closing Date and did not, taken as a whole, contain any untrue statement of a material fact as of the Closing Date or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements were made.

(b) The Projections (i) have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date thereof (it being understood that actual results may vary materially from the Projections), as of the date such Projections were furnished to the Lenders (with respect to any such Projections provided prior to the Closing Date) and as of the Closing Date and (ii) as of the Closing Date, have not been modified in any material respect by the Borrower.

8.9 Tax Matters. Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of the Credit Parties and the Restricted Subsidiaries have filed all tax returns required to be filed, and have paid all Taxes payable by it (including in their capacity as a withholding agent), except those that are being contested in good faith by appropriate proceedings.

8.10 Compliance with ERISA.

(a) Except as set forth on Schedule 8.10(a) or as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Pension Plan maintained by a Credit Party or ERISA Affiliate is in compliance with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder and other federal or state Laws.

(b) (i) No ERISA Event has occurred during the six year period prior to the date on which this representation is made or deemed made or is reasonably expected to occur; (ii) neither any Credit Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iii) neither any Credit Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (iv) neither any Credit Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 8.10(b), as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(c) With respect to each Pension Plan, the adjusted funding target attainment percentage (as defined in Section 901 of the Code), as determined by the applicable Pension Plan’s Enrolled Actuary under Sections 436(j) and 430(d)(2) of the Code and all applicable regulatory guidance promulgated thereunder (“AFTAP”), would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.” Neither any Credit Party nor any ERISA Affiliate maintains or contributes to a Pension Plan that is, or is expected to be, in at-risk status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code) in each case, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

8.11 Subsidiaries. Schedule 8.11 lists each Subsidiary of the Borrower (and the direct and indirect ownership interest of the Borrower therein), in each case existing on the Closing Date (after giving effect to the Transactions). Each Guarantor, Material Subsidiary and Unrestricted Subsidiary as of the Closing Date (after giving effect to the Transactions) has been so designated on Schedule 8.11.

8.12 Intellectual Property. The Borrower and each of the Restricted Subsidiaries own or have obtained valid rights to use all intellectual property, free from any burdensome restrictions, that to the knowledge of the Borrower is reasonably necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, except where the failure to obtain any such rights would not reasonably be expected to have a Material Adverse Effect.

8.13 Environmental Laws. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Credit Parties and each of their respective Subsidiaries are in compliance with all applicable Environmental Laws; (ii) neither the Credit Parties nor any of their respective Subsidiaries have received written notice of any Environmental Claim; (iii) neither the Credit Parties nor any of their respective Subsidiaries are conducting or have been ordered by a Governmental Authority to conduct any investigation, removal, remedial or other corrective action pursuant to any Environmental Law related to Hazardous Materials contamination at any location; and (iv) neither the Credit Parties nor any of their respective Subsidiaries, to their knowledge, have treated, stored, transported, released or disposed or arranged for disposal or transport for disposal of Hazardous Materials at, on, under or from any currently or formerly owned, leased or operated facility in a manner that would reasonably be expected to give rise to liability of the Credit Parties or any of their respective Subsidiaries under Environmental Law.

8.14 Properties.

(a) Assuming that all applicable Governmental Authorities have granted approvals, made recordations and taken such other actions as are necessary in connection with the Transactions and any assignments made in connection therewith, except as set forth on Schedule 8.14 hereto or in an exhibit to any Reserve Report Certificate delivered hereunder, each Credit Party has good and defensible title to the Borrowing Base Properties evaluated in the most recently delivered Reserve Report (other than those (i) Disposed of since delivery of such Reserve Report, (ii) leases that have expired in accordance with their terms and (iii) with title defects disclosed in writing to the Administrative Agent), and valid title to all its material personal properties, in each case, free and clear of all Liens other than Liens permitted by Section 10.2, except in each case where the failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. After giving full effect to the Liens permitted by Section 10.2, the Borrower or the Restricted Subsidiary specified as the owner owns the working interests and net revenue interests attributable to the Hydrocarbon Interests as such working interests and net revenue interests are reflected in the most recently delivered Reserve Report, and the ownership of such properties shall not in any material respect obligate the Borrower or such Restricted Subsidiary to bear the costs and expenses relating to the maintenance, development and operations of each such property in an amount in excess of the working interest of each property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in the Borrower’s or such Restricted Subsidiary’s net revenue interest in such property.

(b) All material leases and agreements necessary for the conduct of the business of the Borrower and the Restricted Subsidiaries are valid and subsisting, in full force and effect, except to the extent that any such failure to be valid or subsisting would not reasonably be expected to have a Material Adverse Effect.

(c) The rights and properties presently owned, leased or licensed by the Credit Parties including all easements and rights of way, include all rights and properties necessary to permit the Credit Parties to conduct their respective businesses as currently conducted, except to the extent any failure to have any such rights or properties would not reasonably be expected to have a Material Adverse Effect.

(d) All of the properties of the Borrower and the Restricted Subsidiaries that are reasonably necessary for the operation of their businesses are in good working condition and are maintained in accordance with prudent business standards, except to the extent any failure to satisfy the foregoing would reasonably be expected to have a Material Adverse Effect.

8.15 Solvency. On the Closing Date, after giving effect to the Transactions, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

8.16 Security Documents. The Security Documents create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien or security interest in the respective Collateral described therein as security for the Obligations to the extent that a legal, valid, binding and enforceable Lien or security interest in such Collateral may be created under any applicable Requirement of Law, which Lien or security interest, upon the filing of financing statements, recordation of the Mortgages or the obtaining of possession or “control,” in each case, as applicable, with respect to the relevant Collateral as required under the applicable UCC or applicable local law, will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Borrower and each other Credit Party thereunder in such Collateral, in each case prior and superior (except as otherwise provided for in the relevant Security Document) in right to any other Person (other than Permitted Liens), in each case to the extent that a security interest may be perfected by the filing of a financing statement under the applicable UCC, recordation of the Mortgages under applicable local law or by obtaining possession or “control.”

8.17 Gas Imbalances, Prepayments. On the Closing Date, except as set forth on Schedule 8.17, on a net basis, there are no gas imbalances, take or pay or other prepayments exceeding 2.5 Bcfe of Hydrocarbon volumes (stated on a gas equivalent basis) in the aggregate, with respect to the Credit Parties’ Oil and Gas Properties that would require any Credit Party to deliver Hydrocarbons either generally or produced from their Borrowing Base Properties at some future time without then or thereafter receiving full payment therefor.

8.18 Marketing of Production. On the Closing Date, except as set forth on Schedule 8.18, no material agreements exist (which are not cancelable on 60 days’ notice or less without penalty or detriment) for the sale of production of the Credit Parties’ Hydrocarbons at a fixed non-index price (including calls on, or other rights to purchase, production, whether or not the same are currently being exercised) that (i) represent in respect of such agreements 2.5% or more of the Borrower’s average monthly production of Hydrocarbon volumes and (ii) have a maturity or expiry date of longer than six months from the Closing Date.

8.19 Financial Statements.

(a) On and after the first date of delivery of financial statements pursuant to Section 9.1(a), the most recent financial statements delivered pursuant to Section 9.1(a) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except for customary year-end adjustments and the absence of complete footnotes and as otherwise expressly noted therein.

(b) On and after the first date of delivery of financial statements pursuant to Section 9.1(b), the most recent financial statements delivered pursuant to Section 9.1(b) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the fiscal year covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(c) Since the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

8.20 OFAC; USA PATRIOT Act; FCPA.

(a) To the extent applicable, each of the Borrower and its Subsidiaries is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, the International Emergency Economic Powers Act, as amended, Sanctions Laws, the United States Foreign Corrupt Practices Act of 1977, as amended and other anti-corruption laws, and (ii) the USA PATRIOT Act. Neither the Borrower nor any of its Subsidiaries nor, to the knowledge of the Borrower and the other Credit Parties, any director, officer, employee, agent or controlled affiliate of the Borrower or any Subsidiary is currently the subject of any Sanctions, nor is the Borrower or any of its Subsidiaries located, organized or resident in any country or territory that is the subject of comprehensive Sanctions.

(b) No part of the proceeds of the Loans will be used, directly or, to the knowledge of the Borrower, indirectly, by the Borrower (i) in violation of the United States Foreign Corrupt Practices Act of 1977, as amended or (ii) for the purpose of financing any activities or business (x) of or with any Person that, at the time of such financing, is the subject of any Sanctions or (y) in any country or territory that is the subject of comprehensive Sanctions.

8.21 Hedge Agreements. Schedule 8.21 sets forth, as of the Closing Date, a true and complete list of all material commodity Hedge Agreements of each Credit Party, the terms thereof relating to the type, term, effective date, termination date and notional amounts or volumes, the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied) and the counterparty to each such agreement.

SECTION 9. AFFIRMATIVE COVENANTS

The Borrower hereby covenants and agrees that on the Closing Date and thereafter, until the Total Commitment and each Letter of Credit have terminated (unless such Letters of Credit have been collateralized on terms and conditions reasonably satisfactory to each applicable Issuing Bank following the termination of the Total Commitment) and the Loans, the Swingline Loans and Unpaid Drawings, together with interest, fees and all other Obligations incurred hereunder (other than Hedging Obligations under Secured Hedge Agreements, Cash Management Obligations under Secured Cash Management Agreements or contingent indemnification obligations not then due and payable), are paid in full:

9.1 Information Covenants. The Borrower will furnish to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a) Annual Financial Statements. Within 120 days after the end of each such fiscal year (150 days in the case of the fiscal year ending December 31, 2014)), the audited consolidated balance sheets of the Borrower and the Subsidiaries and, if different, the Borrower and the Restricted Subsidiaries, in each case as at the end of such fiscal year, and the related consolidated statements of operations, shareholders’ equity and cash flows (or, in lieu of such audited financial statements of the Borrower and the Restricted Subsidiaries, a reconciliation, reflecting such financial information for the Borrower and the Restricted Subsidiaries, on the one hand, and the Borrower and the Subsidiaries, on the other hand, reflecting adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements) prepared in accordance with GAAP, and, except with respect to such reconciliation, certified by independent certified public accountants whose opinion shall not be materially qualified with any “going concern” or like qualification or exception (other than with respect to, or resulting from, (x) the occurrence of an upcoming maturity date of the Facility, any Senior Secured Term Loan Facility, Incremental Equivalent Debt or Credit Agreement Refinancing Indebtedness (as defined in the Senior Secured Term Loan Facilities as in effect on the Closing Date) or (y) any prospective or actual default in any financial maintenance covenant, including the Leverage Ratio, on a future date or in a future period). Notwithstanding the foregoing, the obligations in this Section 9.1(a) may be satisfied with respect to financial information of the Borrower and its consolidated Subsidiaries by furnishing (A) the applicable financial statements of any direct or indirect parent of the Borrower or (B) the Borrower’s (or any direct or indirect parent thereof), as applicable, filing of a Form 10-K with the SEC; provided that, with respect to each of clauses (A) and (B), (i) to the extent such information relates to a Parent Entity, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such Parent Entity and its consolidated Subsidiaries, on the one hand, and the information relating to the Borrower and its consolidated Subsidiaries and the Borrower and its consolidated Restricted Subsidiaries on a standalone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under the first sentence of this Section 9.1(a), such materials are accompanied by an opinion of independent certified public accountants whose opinion shall not be materially qualified with any “going concern” or like qualification or exception (other than with respect to, or resulting from, (x) the occurrence of an upcoming maturity date of the Facility, any Senior Secured Term Loan Facility, Incremental Equivalent Debt or Credit Agreement Refinancing Indebtedness (as defined in the Senior Secured Term Loan Facilities as in effect on the Closing Date) or (y) any prospective or actual default in any financial maintenance covenant, including the Leverage Ratio, on a future date or in a future period).

(b) Quarterly Financial Statements. With respect to each of the first three quarterly accounting periods in each fiscal year of the Borrower, on or before the date that is 60 days after the end of each such quarterly accounting period (or, in the case of any fiscal quarter ending after the Closing Date and prior to September 30, 2015, 90 days)), the consolidated balance sheets of the Borrower and the Subsidiaries and, if different, the Borrower and the Restricted Subsidiaries, in each case as at the end of such quarterly period and the related consolidated statements of operations, shareholders’ equity and cash flows, and, beginning with the financial statements for the quarterly period ending January 31, 2016, setting forth comparative consolidated figures for the related periods in the prior fiscal year or, in the case of such consolidated balance sheet, for the last day of such periods in the prior fiscal year (or, in lieu of such unaudited financial statements of the Borrower and the Restricted Subsidiaries, a reconciliation reflecting such financial information for the Borrower and the Restricted Subsidiaries, on the one hand, and the Borrower and the Subsidiaries, on the other hand, reflecting adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements), all of which shall be certified by a Financial Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows, of the Borrower and its consolidated Subsidiaries in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments and the absence of footnotes. Notwithstanding the foregoing, the obligations in this Section 9.1(b) may be satisfied with respect to financial information of the Borrower and its consolidated Subsidiaries by furnishing (A) the applicable financial statements of any direct or indirect parent of the Borrower or (B) the Borrower’s (or any direct or indirect parent thereof), as applicable, Form 10-Q filed with the SEC; provided that, with respect to each of clauses (A) and (B), to the extent such information relates to a parent of the Borrower, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent and its consolidated Subsidiaries, on the one hand, and the information relating to the Borrower and its consolidated Subsidiaries and the Borrower and its consolidated Restricted Subsidiaries on a standalone basis, on the other.

(c) Officer’s Certificates. Not later than five (5) days after the delivery of the financial statements provided for in Section 9.1(a) and Section 9.1(b), a certificate of a Financial Officer of the Borrower to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth (i) beginning with the fiscal quarter ending March 31, 2015, the calculations required to establish whether the Borrower and its Restricted Subsidiaries were in compliance with the Leverage Ratio as at the end of such fiscal year or period, as the case may be, and (ii) set forth any change in the identity of the Restricted Subsidiaries, Guarantors and Unrestricted Subsidiaries as at the end of such fiscal year or period, as the case may be, from the Restricted Subsidiaries, Guarantors and Unrestricted Subsidiaries, respectively, provided to the Lenders on the Closing Date or the most recent fiscal year or period, as the case may be.

(d) Notices. Promptly after an Authorized Officer of the Borrower or any of the Restricted Subsidiaries obtains actual knowledge thereof, notice of (i) the occurrence of any Default or Event of Default, which notice shall specify the nature thereof and what action the Borrower proposes to take with respect thereto, (ii) any litigation or governmental proceeding pending against the Borrower or any of the Subsidiaries that would reasonably be expected to be determined adversely and, if so determined, to result in a Material Adverse Effect, (iii) the occurrence of any ERISA Event or similar event with respect to a Foreign Plan, in each case, that would reasonably be expected to have a Material Adverse Effect and (iv) the issuance of, or the making of any payment in respect of, any Pari Debt.

(e) Environmental Matters. Promptly after obtaining actual knowledge of any one or more of the following environmental matters, unless such environmental matters would not, individually, or when aggregated with all other such matters, be reasonably expected to result in a Material Adverse Effect, notice of:

(i) any Environmental Claim brought, filed or threatened in writing against any Credit Party; and

(ii) the actual release or threatened release of any Hazardous Material on, at, under or from any facility owned or leased by a Credit Party in violation of Environmental Laws or as would reasonably be expected to result in liability under Environmental Laws or the conduct of any investigation, or any removal, remedial or other corrective action under Environmental Laws in response to the actual or alleged presence, release or threatened release of any Hazardous Material on, at, under or from any facility owned or leased by a Credit Party.

All such notices shall describe in reasonable detail the nature of the claim, investigation, removal or remedial action.

(f) Other Information. With reasonable promptness, but subject to the limitations set forth in the last sentences of Section 9.2(a) and Section 13.6, such other information regarding the operations, business affairs and the financial condition of the Borrower or the Restricted Subsidiaries as the Administrative Agent on its own behalf or on behalf of any Lender (acting through the Administrative Agent) may reasonably request in writing from time to time.

(g) Budget. Within 105 days after the end of each fiscal year (beginning with (and 120 days in the case of) the fiscal year ending on or about December 31, 2014) of the Borrower, a reasonably detailed consolidated budget for the following fiscal year as customarily prepared by management of the Borrower (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow and projected income and a summary of the material underlying assumptions applicable thereto) (collectively, the “Budget”), which Budget shall in each case be accompanied by a certificate of an Authorized Officer stating that such Budget has been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such Budget, it being understood that actual results may vary from such Budget and that such variations may be material.

It is understood that documents required to be delivered pursuant to Sections 9.1(a) through (e) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 13.2, (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks, Debtdomain or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) or (iii) on which such documents are transmitted by electronic mail to the Administrative Agent; provided that: (i) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents delivered pursuant to Sections 9.1(a), 9.1(b), 9.1(c) and 9.1(f) to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

9.2 Books, Records and Inspections.

(a) The Borrower will, and will cause each Restricted Subsidiary to, maintain books of record and account that permit the preparation of financial statements in accordance with GAAP.

(b) The Borrower will, and will cause each of the Restricted Subsidiaries to, permit designated representatives of the Administrative Agent and designated representatives of the Majority Lenders (as accompanied by the Administrative Agent) to visit and inspect any of its properties, to examine its financial and operating records, and to discuss its affairs, finances and accounts with its officers, and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 9.2(b) and the Administrative Agent shall not exercise such rights more often than two times during any calendar year and only one (1) such time shall be at the Borrower’s expense; provided, further, that when an Event of Default exists, the Administrative Agent or any representative of the Majority Lenders (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Majority Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. Notwithstanding anything to the contrary in this Section 9.2(b), none of the Borrower nor any Restricted Subsidiary shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by any Requirement of Law or (iii) is subject to attorney-client or similar privilege or constitutes attorney work-product.

9.3 Maintenance of Insurance.

(a) The Borrower will, and will cause each Restricted Subsidiary to, at all times maintain in full force and effect, pursuant to self-insurance arrangements or with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and reputable at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business; and will furnish to the Administrative Agent, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried. The Secured Parties shall be the additional insureds on any such liability insurance as their interests may appear and, if property insurance is obtained, the Collateral Agent shall be the loss payee under any such property insurance; provided that, so long as no Event of Default has occurred and is then continuing, the Secured Parties will provide any proceeds of such property insurance to the Borrower.

(b) With respect to each Mortgaged Property, obtain flood insurance in such total amount as the Administrative Agent or the Required Lenders may from time to time reasonably require, if at any time the area in which any material improvements included as Collateral and located on any land subject to a Mortgage is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time. Following the Closing Date, the Borrower shall deliver to the Administrative Agent annual renewals of each flood insurance policy or annual renewals of each force-placed flood insurance policy, as applicable. In connection with any amendment to this Agreement pursuant to which any increase, extension, or renewal of Loans is contemplated, the Borrower shall cause to be delivered to the Administrative Agent for any Mortgaged Property with respect to which buildings or mobile homes are included as Collateral, a completed “life of the loan” Federal Emergency Management Agency Standard Flood Hazard Determination, duly executed and acknowledged by the appropriate Credit Parties, and evidence of flood insurance, as applicable.

9.4 Payment of Taxes. The Borrower shall, and shall cause each Restricted Subsidiary to, pay, discharge or otherwise satisfy its obligations in respect of all Tax liabilities, assessments and governmental charges, before the same shall become delinquent or in default, except where (i) the amount or validity thereof is being contested in good faith by appropriate proceedings and the Borrower or a Subsidiary thereof has set aside on its books adequate reserves therefor in accordance with GAAP (or in the case of a Foreign Subsidiary, the comparable accounting principles in the relevant jurisdiction) or (ii) the failure to make payment could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

9.5 Preservation of Existence, Etc. The Borrower will do, and will cause each Restricted Subsidiary to do, or cause to be done, all things necessary to preserve and keep in full force and effect its legal existence, corporate rights and authority, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided, however, that the Borrower and its Restricted Subsidiaries may consummate any transaction permitted under Section 10.3, 10.4 or 10.5.

9.6 Compliance with Requirements of Law. The Borrower will, and will cause each Restricted Subsidiary to, comply with all Requirements of Law applicable to it or its property, except if the failure to comply therewith could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

9.7 [Reserved].

9.8 Maintenance of Properties. The Borrower will, and will cause each of the Restricted Subsidiaries to, except in each case, where the failure to so comply would not reasonably be expected to result in a Material Adverse Effect (it being understood that this Section 9.8 shall not restrict any transaction otherwise permitted by Section 10.3, 10.4 or 10.5):

(a) operate its Oil and Gas Properties and other material properties or cause such Oil and Gas Properties and other material properties to be operated in accordance with the practices of the industry and in compliance with all applicable Contractual Requirements and all applicable Requirements of Law, including applicable proration requirements and Environmental Laws;

(b) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of its material Oil and Gas Properties consisting of equipment, machinery and facilities; and

(c) to the extent a Credit Party is not the operator of any property, the Borrower shall use commercially reasonable efforts to cause the operator to operate such property in accordance with customary industry practices.

9.9 Transactions with Affiliates. The Borrower will conduct, and cause each of the Restricted Subsidiaries to conduct, all transactions involving aggregate payments or consideration in excess of $10,000,000 with any of its Affiliates (other than the Borrower and the Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction) on terms that are substantially as favorable to the Borrower or such Restricted Subsidiary as it would obtain at the time in a comparable arm’s-length transaction with a Person that is not an Affiliate, as determined by the board of directors or managers of the Borrower or such Restricted Subsidiary in good faith; provided that the foregoing restrictions shall not apply to:

(a) the consummation of the Transactions, including the payment of Transaction Expenses;

(b) the issuance of Equity Interests of the Borrower (or any Parent Entity thereof) to any officer, director, employee or consultant of any of the Borrower or any of its Subsidiaries or the Sponsor (or any Parent Entity thereof) or any of its Subsidiaries;

(c) equity issuances, repurchases, retirements, redemptions or other acquisitions or retirements of Equity Interests by the Borrower (or any direct or indirect Parent Entity thereof) permitted under Section 10.6;

(d) [Reserved];

(e) loans, advances and other transactions between or among the Borrower, any Subsidiary or any joint venture (regardless of the form of legal entity) in which the Borrower or any Subsidiary has invested (and which Subsidiary or joint venture would not be an Affiliate of the Borrower or such Subsidiary, but for the Borrower’s or such Subsidiary’s ownership of Equity Interests in such joint venture or such Subsidiary) to the extent permitted under Section 10;

(f) employment and severance arrangements and health, disability and similar insurance or benefit plans between the Borrower (or any direct or indirect parent thereof) and the Subsidiaries and their respective future, current or former directors, officers, employees or consultants (including management and employee benefit plans or agreements, subscription agreements or similar agreements pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with future, current or former employees, officers, directors or consultants and equity option or incentive plans and other compensation arrangements) in the ordinary course of business or as otherwise approved by the board of directors or managers of the Borrower (or any direct or indirect parent thereof);

(g) any one or more agreements in respect of payments of monitoring, consulting, management, transaction, advisory or similar fees to the Sponsor that are approved by the majority of the members of the board of directors or managers of the Borrower (or any direct or indirect parent thereof), in good faith, and payments pursuant thereto which shall consist of (i) so long as no Event of Default under Sections 11.1, 11.3 (but only as a result of the default in the due performance of any covenant contained in Section 9.6) or 11.5 has occurred and is continuing, the payment of management, monitoring, consulting, transaction, termination and advisory fees pursuant to the Investor Management Agreement and related indemnities and reasonable expenses; (ii) any deferred management fees (to the extent such fees were within such amount described in the foregoing subclause (i) originally); (iii) transaction fees in an amount not to exceed 1.0% of the total enterprise value (as determined in good faith by the Borrower) of any Permitted Acquisition or Investment; and (iv) so long as, after giving effect thereto on a Pro Forma Basis, no Event of Default under Section 11.1 shall have occurred and be continuing, in the event of a Qualifying IPO, the present value of all future amounts payable pursuant to any agreement referred to in subclause (i) above in connection with the termination of any such agreement with the Sponsor; provided that, if any such payment pursuant to subclauses (i), (ii) and (iv) is not permitted to be paid as a result of an Event of Default under Section 11.1, such payment shall accrue and may be payable when no Event of Default under Section 11.1 is continuing;

(h) transactions pursuant to agreements in existence on the Closing Date and to the extent involving aggregate consideration in excess of $1,000,000 individually, set forth on Schedule 9.9 or any amendment thereto or arrangement similar thereto to the extent such amendment or arrangement is not adverse, taken as a whole, to the Lenders in any material respect (as determined by the Borrower in good faith);

(i) Restricted Payments, redemptions, repurchases and other actions permitted under Section 10.6;

(j) without duplicating any payments made pursuant to Section 9.9(g) above, payments (including reimbursement of fees and expenses) by the Borrower and any of its Restricted Subsidiaries to the Sponsor made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures, whether or not consummated), which payments are approved by the majority of the members of the board of directors or managers or a majority of the disinterested members of the board of directors or managers of the Borrower (or any direct or indirect parent thereof), in good faith;

(k) any issuance of Equity Interests or other payments, awards or grants in cash, securities, Equity Interests or otherwise pursuant to, or the funding of, employment arrangements, equity options and equity ownership plans approved by the board of directors or board of managers of the Borrower (or any direct or indirect parent thereof);

(l) transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business and in a manner consistent with prudent business practice followed by companies in the Oil and Gas Business;

(m) sales or conveyances of net profits interests or other royalty interests for cash at Fair Market Value allowed under Section 10.4;

(n) the issuance, sale or transfer of Equity Interests of the Borrower to any Parent Entity in connection with capital contributions by such Parent Entity to the Borrower;

(o) any transaction in respect of which the Borrower delivers to the Administrative Agent a letter addressed to the board of directors or managers of the Borrower from an accounting, appraisal or investment banking firm, in each case of nationally-recognized standing that is in the good faith determination of the Borrower qualified to render such letter, which letter states that such transaction is (i) fair, from a financial point of view, to the Borrower or such Restricted Subsidiary or (ii) on terms, taken as a whole, that are no less favorable to the Borrower or such Restricted Subsidiary, as applicable, than would be obtained in a comparable arm’s length transaction with a person that is not an Affiliate;

(p) [Reserved];

(q) customary agreements and arrangements with oil and gas royalty trusts and master limited partnership agreements that comply with the affiliate transaction provisions of such royalty trust or master limited partnership agreement;

(r) payments and distributions by any Parent Entity (and any direct or indirect parent thereof) and the Subsidiaries to the extent such payments are permitted under Sections 10.6(f)(i) and (v);

(s) [Reserved];

(t) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, future, current or former directors, officers, employees and consultants of the Borrower and its Restricted Subsidiaries or any Parent Entity;

(u) Investments permitted under Section 10.5 (other than Sections 10.5(k), (m), (w) and (y) thereof);

(v) [Reserved];

(w) [Reserved];

(x) transactions with customers, clients, joint venture partners, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to the Borrower and the Restricted Subsidiaries, in the reasonable determination of the Board of Directors or the senior management of the Borrower, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(y) [Reserved];

(z) transactions between the Borrower or any of its Restricted Subsidiaries and any Person that is an Affiliate solely because a director of such Person is also a director of the Borrower or any direct or indirect parent of the Borrower; provided, however, that such director abstains from voting as a director of the Borrower or such direct or indirect parent, as the case may be, on any matter involving such other Person;

(aa) [Reserved];

(bb) payments or loans (or cancellation of loans) to officers, directors, employees or consultants which are approved by a majority of the Board of Directors of the Borrower in good faith;

(cc) [Reserved];

(dd) any lease entered into between the Borrower or any Restricted Subsidiary, as lessee and any Affiliate of the Borrower, as lessor, which is approved by a majority of the disinterested members of the Board of Directors in good faith or, any lease entered into between the Borrower or any Restricted Subsidiary, as lessee, and any Affiliate of the Borrower, as lessor, in the ordinary course of business;

(ee) [Reserved];

(ff) [Reserved];

(gg) Permitted Intercompany Activities;

(hh) the formation and maintenance of any consolidated group or subgroup for tax, accounting or cash pooling or management purposes in the ordinary course of business; and

(ii) a joint venture which would constitute a transaction with an Affiliate solely as a result of the Borrower or any Restricted Subsidiary owning an equity interest or otherwise controlling such joint venture or similar entity.

9.10 Compliance with Environmental Laws. The Borrower will, and will cause each of the Restricted Subsidiaries to, except, in each case, to the extent that the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, comply, and take all commercially reasonable actions to cause all lessees and other Persons operating or occupying its properties to comply, with all applicable Environmental Laws and Environmental Permits (including the Environmental Action Plan); obtain, maintain and renew all Environmental Permits necessary for its operations and properties; and, in each case to the extent the Credit Parties or Subsidiaries are required by Environmental Laws, conduct any investigation, remedial or other corrective action necessary to address Hazardous Materials at any property or facility in accordance with applicable Environmental Laws.

9.11 Additional Guarantors, Grantors and Collateral.

(a) Subject to any applicable limitations set forth in the Guarantee or the Security Documents, the Borrower will cause (i) any direct or indirect Domestic Subsidiary (other than any Excluded Subsidiary) formed or otherwise purchased or acquired after the Closing Date (including pursuant to a Permitted Acquisition) and (ii) any Domestic Subsidiary of the Borrower that ceases to be an Excluded Subsidiary, in each case within 45 days from the date of such formation, acquisition or cessation, as applicable (or such longer period as the Administrative Agent may agree in its reasonable discretion) to (A) execute (x) a supplement to the Guarantee, substantially in the form of Exhibit I thereto, in order to become a Guarantor, (y) a supplement to the Collateral Agreement, substantially in the form of Exhibit I thereto, in order to become a grantor and a pledgor thereunder and (z) a counterpart to the Intercompany Note, (B) if reasonably requested by the Administrative Agent or the Collateral Agent, within forty-five (45) days after such request (or such longer period as the Administrative Agent may agree in writing in its discretion), deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent, the Collateral Agent and the Lenders, of counsel for the Credit Parties reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 9.11 as the Administrative Agent or the Collateral Agent may reasonably request, and (C) as promptly as practicable after the request therefor by the Administrative Agent or Collateral Agent, deliver to the Collateral Agent with respect to each Mortgaged Property, any existing title reports, abstracts or environmental assessment reports, to the extent available and in the possession or control of the Credit Parties or their respective Subsidiaries; provided, however, that there shall be no obligation to deliver to the Administrative Agent any existing environmental assessment report whose disclosure to the Administrative Agent would require the consent of a Person other than the Credit Parties or one of their respective Subsidiaries, where, despite the commercially reasonable efforts of the Credit Parties or their respective Subsidiaries to obtain such consent, such consent cannot be obtained.

(b) Subject to any applicable limitations set forth in the Collateral Agreement, the Borrower will pledge, and, if applicable, will cause each other Subsidiary Guarantor (or Person required to become a Subsidiary Guarantor pursuant to Section 9.11(a)) to pledge, to the Collateral Agent, for the benefit of the Secured Parties, (i) all of the Equity Interests (other than any Excluded Equity Interests) of each Restricted Subsidiary directly owned by the Borrower or any Subsidiary Guarantor (or Person required to become a Guarantor pursuant to Section 9.11(a)), in each case, formed or otherwise purchased or acquired after the Closing Date, pursuant to supplements to the Collateral Agreement substantially in the form of Exhibit I, thereto and (ii) except with respect to intercompany Indebtedness, all evidences of Indebtedness for borrowed money in a principal amount in excess of $10,000,000 (individually) that is owing to the Borrower or any Guarantor (or Person required to become a Guarantor pursuant to Section 9.11(a)), in each case pursuant to supplements to the Collateral Agreement substantially in the form of Exhibit I thereto.

(c) [Reserved].

(d) In connection with each redetermination (but not any adjustment) of the Variable Amount, the Borrower shall review the applicable Reserve Report, if any, and the list of current Mortgaged Properties (as described in Section 9.14(c)), to ascertain whether the PV-9 of the Mortgaged Properties (calculated at the time of redetermination) meets the Collateral Coverage Minimum after giving effect to exploration and production activities, acquisitions, Dispositions and production. In the event that the PV-9 of the Mortgaged Properties (calculated at the time of redetermination) does not meet the Collateral Coverage Minimum, then the Borrower shall, and shall cause the Credit Parties to, grant, within 75 days of delivery of the certificate required under Section 9.14(c) (or such longer period as the Administrative Agent may agree in its reasonable discretion), to the Collateral Agent as security for the Obligations a Lien (subject to Liens permitted by Section 10.2) on additional Oil and Gas Properties not already subject to a Lien of the Security Documents such that, after giving effect thereto, the PV-9 of the Mortgaged Properties (calculated at the time of redetermination) meets the Collateral Coverage Minimum. All such Liens will be created and perfected by and in accordance with the provisions of the Security Documents, including, if applicable, any additional Mortgages. In order to comply with the foregoing, if any Restricted Subsidiary places a Lien on its property and such Subsidiary is not a Guarantor, then it shall become a Guarantor and comply with the provisions of Sections 9.11(a) and (b).

(e) Without limitation of clause (a), (b) or (d) above, substantially simultaneously with the delivery of any Mortgage (as defined in the Senior Secured Term Loan Facilities) on any Oil and Gas Property for the benefit of the secured parties under a Senior Secured Term Loan Facility, or with the delivery of any mortgage or deed of trust on any Oil and Gas Property for the benefit of any other secured party and securing Indebtedness that is subject to the Intercreditor Agreement or a First Lien Intercreditor Agreement, the Borrower shall, or shall cause the relevant Credit Party to, grant to the Collateral Agent as security for the Obligations a Lien on such Oil and Gas Property. All such Liens will be created and perfected by and in accordance with the provisions of the Security Documents, including, if applicable, any additional Mortgages. In order to comply with the foregoing, if any Restricted Subsidiary places a Lien on its property and such Subsidiary is not a Guarantor, then it shall become a Guarantor and comply with the provisions of Sections 9.11(a) and (b).

9.12 Use of Proceeds. The Borrower will use the proceeds of the Loans and any Letters of Credit in accordance with the fourth recital of this Agreement.

9.13 Further Assurances.

(a) Subject to the applicable limitations set forth in the Security Documents, unless otherwise provided hereunder, the Borrower will, and will cause each other Credit Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, assignments of as-extracted collateral arising from the Borrowing Base Properties, mortgages, deeds of trust and other documents) that the Collateral Agent or the Required Lenders may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the applicable Security Documents, all at the expense of the Borrower and the Restricted Subsidiaries.

(b) [Reserved].

(c) Notwithstanding anything herein to the contrary, if the Collateral Agent and the Borrower reasonably determine in writing that the cost of creating or perfecting any Lien on any property is excessive in relation to the benefits afforded to the Lenders thereby, then such property may be excluded from the Collateral for all purposes of the Credit Documents. In addition, notwithstanding anything to the contrary in this Agreement, the Collateral Agreement, or any other Credit Document, (i) the Administrative Agent may grant extensions of time for or waivers of the requirements of the creation or perfection of security interests in or the obtaining of title opinions or other title information, legal opinions, appraisals, flood insurance and surveys with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Credit Parties on such date) where it reasonably determines, in consultation with the Borrower, that perfection or obtaining of such items is not required by law or cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the other Credit Documents, (ii) Liens required to be granted from time to time pursuant to this Agreement and the Security Documents shall be subject to exceptions and limitations set forth in the Security Documents and, to the extent appropriate in any applicable jurisdiction, as otherwise agreed between the Administrative Agent and the Borrower and (iii) the Administrative Agent and the Borrower may make such modifications to the Security Documents, and execute and/or consent to such easements, covenants, rights of way or similar instruments (and Administrative Agent may agree to subordinate the lien of any mortgage to any such easement, covenant, right of way or similar instrument or record or may agree to recognize any tenant pursuant to an agreement in a form and substance reasonably acceptable to the Administrative Agent), as are reasonable or necessary and otherwise permitted by this Agreement and the other Credit Documents.

(d) Notwithstanding the foregoing provisions of this Section 9.13 or anything in this Agreement or any other Credit Document to the contrary: (A) Liens required to be granted from time to time shall be subject to exceptions and limitations set forth in the Collateral Agreement and the other Credit Documents and, to the extent appropriate in any applicable jurisdictions, as agreed between the Administrative Agent and the Borrower; (B) the Collateral shall not include any Excluded Assets; (C) except as provided in Section 3.7 hereof, no deposit account control agreement, securities account control agreement or other control agreements or control arrangements shall be required with respect to any deposit account, securities account or other asset specifically requiring perfection through control agreements; and (D) no actions in any jurisdiction outside of the United States or that are necessary to comply with any Requirement of Law of any jurisdiction outside of the United States shall be required in order to create any security interest in assets located, titled, registered or filed outside of the United States or to perfect such security interests (it being understood that there shall be no collateral agreements, security agreements, pledge agreements, or share charge (or mortgage) agreements governed under the laws of any jurisdiction outside of the United States; provided that nothing in this Section 9.13 or any other provision of the Credit Documents shall affect or impair the Borrower’s obligation to meet the Collateral Coverage Minimum.

9.14 Reserve Reports.

(a) On or before April 1 and October 1 of each year, commencing April 1, 2015, the Borrower shall furnish to the Administrative Agent a Reserve Report evaluating, as of the immediately preceding December 31 and June 30, the Proved Reserves of the Borrower and the Credit Parties located within the geographic boundaries of the United States of America and other applicable Oil and Gas Properties of the Credit Parties that the Borrower desires to have included in any calculation of the Variable Amount. Each Reserve Report as of December 31 and June 30 shall be prepared, at the sole election of the Borrower, (x) by one or more Approved Petroleum Engineers or (y) by or under the supervision of the chief engineer of the Borrower or a Restricted Subsidiary; provided that Reserve Reports as of December 31 of each year that are prepared by or under the supervision of the chief engineer of the Borrower or a Restricted Subsidiary shall, in each case, be accompanied by an audit letter issued by the applicable Approved Petroleum Engineer that has audited at least 80% of the Proved Reserves attributable to the Borrowing Base Properties of the Credit Parties by value.

(b) In the event of an Interim Redetermination, the Borrower shall furnish to the Administrative Agent a Reserve Report. For any Interim Redetermination pursuant to Section 2.14(b), the Borrower shall provide such Reserve Report with an “as of” date as required by the Administrative Agent, as soon as possible, but in any event no later than 45 days, in the case of any Interim Redetermination requested by the Borrower or 60 days, in the case of any Interim Redetermination requested by the Administrative Agent or the Lenders, following the receipt of such request.

(c) With the delivery of each Reserve Report, the Borrower shall provide to the Administrative Agent a Reserve Report Certificate from an Authorized Officer of the Borrower certifying that in all material respects:

(i) in the case of Reserve Reports prepared by or under the supervision of the chief engineer of the Borrower or a Restricted Subsidiary (other than December 31 Reserve Reports), such Reserve Report has been prepared, except as otherwise specified therein, in accordance with the procedures used in the immediately preceding December 31 Reserve Report or the Initial Reserve Report, if no December 31 Reserve Report has been delivered;

(ii) as of the last Business Day of the most recently ended fiscal year or period, as applicable, a true and complete list of all material commodity Hedge Agreements of the Borrower and each Credit Party, the material terms thereof (in respect of the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value thereof (as of the last Business Day of such fiscal year or period, as applicable and for which a mark-to-market value is reasonably available);

(iii) for each calendar month during the then current fiscal year to date, the volume of production of Hydrocarbons and sales attributable to production of Hydrocarbons (and the prices at which such sales were made and the revenues derived from such sales) for each such calendar month from the Borrowing Base Properties, and setting forth the related ad valorem, severance and production taxes and lease operating expenses attributable thereto for each such calendar month;

(iv) the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct in all material respects;

(v) assuming that all applicable Governmental Authorities have granted approvals, made recordations and taken such other actions as are necessary in connection with the Transactions and any assignments made in connection therewith, except as set forth in an exhibit to such certificate, the Borrower or another Credit Party has good and defensible title to the Borrowing Base Properties evaluated in such Reserve Report (other than those (w) to be acquired in connection with an acquisition, (x) Disposed of since delivery of such Reserve Report, (y) leases that have expired in accordance with their terms and (z) with title defects disclosed in writing to the Administrative Agent) and such Borrowing Base Properties are free (or will be at the time of the acquisition thereof) of all Liens except for Liens permitted by Section 10.2;

(vi) except as set forth on an exhibit to such certificate, on a net basis there are no gas imbalances, take or pay or other prepayments in excess of the volume specified in Section 8.17 with respect to the Credit Parties’ Oil and Gas Property evaluated in such Reserve Report that would require the Borrower or any other Credit Party to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor;

(vii) none of the Borrowing Base Properties have been Disposed of since the date of the last Variable Amount determination except those Borrowing Base Properties listed on such certificate as having been Disposed of; and

(viii) the certificate shall also attach, as schedules thereto, a list of (1) all material marketing agreements (which are not cancellable on 60 days’ notice or less without penalty or detriment) entered into subsequent to the later of the Closing Date and the most recently delivered Reserve Report for the sale of production of the Credit Parties’ Hydrocarbons at a fixed non-index price (including calls on, or other parties rights to purchase, production, whether or not the same are currently being exercised) that represent in respect of such agreements 2.5% or more of the Credit Parties’ average monthly production of Hydrocarbon volumes and that have a maturity date or expiry date of longer than six months from the last day of such fiscal year or period, as applicable and (2) all Borrowing Base Properties evaluated by such Reserve Report that are Collateral and demonstrating compliance with (calculated at the time of delivery of such Reserve Report) the Collateral Coverage Minimum.

9.15 Change in Business. The Borrower and its Restricted Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from (i) the business conducted by them on the Closing Date or (ii) any other business reasonably related, complementary, incidental, synergistic or ancillary thereto (including Industry Investments) or reasonable extensions thereof.

9.16 Title Information. On or before the date of delivery to the Administrative Agent of each Reserve Report required by Section 9.14(a) following the Closing Date, the Borrower will use commercially reasonable efforts to deliver, if reasonably requested by the Administrative Agent, title information with respect to the Borrowing Base Properties consistent with usual and customary standards for the geographic regions in which the Borrowing Base Properties are located, taking into account the size, scope and number of leases and wells of the Borrower and its Restricted Subsidiaries.

SECTION 10. NEGATIVE COVENANTS.

The Borrower hereby covenants and agrees that on the Closing Date and thereafter, until the Total Commitment and each Letter of Credit have terminated (unless such Letters of Credit have been collateralized on terms and conditions reasonably satisfactory to the relevant Issuing Banks following the termination of the Total Commitment) and the Loans, the Swingline Loans and Unpaid Drawings, together with interest, fees and all other Obligations incurred hereunder (other than Hedging Obligations under Secured Hedge Agreements, Cash Management Obligations under Secured Cash Management Agreements or contingent indemnification obligations not then due and payable), are paid in full:

10.1 Limitation on Indebtedness. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness other than the following:

(a) Indebtedness arising under the Credit Documents (including pursuant to Sections 2.16 and 2.17) and any Permitted Refinancing Indebtedness issued or incurred to Refinance such Indebtedness;

(b) [Reserved];

(c) Indebtedness (including Guarantee Obligations thereunder) in respect of the Senior Secured Term Loan Facilities, any Incremental TL Facility and any Incremental Equivalent Debt in respect of the foregoing and any Permitted Refinancing Indebtedness issued or incurred to Refinance such Indebtedness, in each case, if secured, subject to the Intercreditor Agreement;

(d) Indebtedness of (i) the Borrower or any Guarantor owing to the Borrower or any Restricted Subsidiary; provided that any such Indebtedness owing by a Credit

Party to a Subsidiary that is not a Guarantor, to the extent permitted by Requirements of Law and not giving rise to material adverse tax consequences shall be subordinated to the Obligations pursuant to the Intercompany Note, (ii) any Subsidiary that is not a Guarantor owing to any other Subsidiary that is not a Guarantor and (iii) to the extent permitted by Section 10.5, any Subsidiary that is not a Guarantor owing to the Borrower or any Guarantor;

(e) Indebtedness in respect of any bankers’ acceptances, bank guarantees, letters of credit, warehouse receipts or similar instruments entered into in the ordinary course of business or consistent with past practice or industry practice (including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims); provided that any reimbursement obligations in respect thereof are reimbursed within 30 days following the incurrence thereof;

(f) subject to compliance with Section 10.5, Guarantee Obligations incurred by (i) Restricted Subsidiaries in respect of Indebtedness or other obligations of the Borrower or other Restricted Subsidiaries that is permitted to be incurred under this Agreement (except that a Restricted Subsidiary that is not a Credit Party may not, by virtue of this Section 10.1(f), guarantee Indebtedness that such Restricted Subsidiary could not otherwise itself incur under this Section 10.1) and (ii) the Borrower in respect of Indebtedness of Restricted Subsidiaries that is permitted to be incurred under this Agreement; provided that (A) if the Indebtedness being guaranteed under this Section 10.1(f) is subordinated to the Obligations, such Guarantee Obligations shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness and (B) no guarantee by any Restricted Subsidiary of any Permitted Additional Debt, Indebtedness under clause (c) above or other Junior Debt shall be permitted unless such Restricted Subsidiary shall have also provided a guarantee of the Obligations substantially on the terms set forth in the Guarantee;

(g) Guarantee Obligations (i) incurred in the ordinary course of business in respect of obligations of (or to) suppliers, customers, franchisees, lessors, licensees or sublicensees or (ii) otherwise constituting Investments permitted by Sections 10.5(d), (g), (h), (i), (j), (q), (r), (s) and (t);

(h) (i) Indebtedness (including Indebtedness arising under Capitalized Leases) incurred prior to or within 365 days following the acquisition, construction, lease, repair, replacement, expansion or improvement of assets (real or personal, and whether through the direct purchase of property or the Equity Interests of a Person owning such property) to finance the acquisition, construction, lease, repair, replacement expansion, or improvement of such assets (for the avoidance of doubt, the purchase date for any asset shall be the later of the date of completion of installation and the beginning of the full productive use of such asset); (ii) Indebtedness arising under Capitalized Leases, other than (A) Capitalized Leases in effect on the Closing Date and (B) Capitalized Leases entered into pursuant to subclause (i) above; (iii) any Permitted Refinancing Indebtedness issued or incurred to Refinance any such Indebtedness; provided, that the aggregate principal amount of Indebtedness permitted by subclauses (i), (ii) and (iii) of this Section 10.1(h) shall not exceed at any time outstanding the greater of $30,000,000 and 2.0% of Consolidated Total Assets; and (iv) Indebtedness (including Capitalized Leases) incurred from, or arising out of, financing the acquisition, replacement, lease or improvement of compressors (or similar equipment) in the aggregate amount not to exceed the greater of $25,000,000 and 1.6% of Consolidated Total Assets, in each case, determined at the time of incurrence (together with any Permitted Refinancing Indebtedness incurred in respect thereof) at any time outstanding;

(i) Indebtedness outstanding on the date hereof and set forth on Schedule 10.1 and any Permitted Refinancing Indebtedness issued or incurred to Refinance such Indebtedness;

(j) Indebtedness in respect of Hedge Agreements, subject to the limitations set forth in Section 10.10;

(k) Indebtedness of the Borrower (including, for the avoidance of doubt, with respect to any Permitted Refinancing Indebtedness issued or incurred to Refinance such Indebtedness) (x) incurred in connection with any Permitted Acquisition or similar Investment permitted under Section 10.5 or (y) assumed in connection with any Permitted Acquisition or similar Investment permitted under Section 10.5 so long as, in the case of Indebtedness assumed pursuant to clause (y) hereof, such Indebtedness is not incurred in contemplation of such Permitted Acquisition or similar Investment; provided that, after giving Pro Forma Effect to such Permitted Acquisition or similar Investment and the incurrence or assumption of such Indebtedness, the aggregate amount of such Indebtedness does not exceed (x) the greater of (A) $30,000,000 and (B) 2.0% of Consolidated Total Assets at any time outstanding plus (y) any additional amount of such Indebtedness so long as (i) if such Indebtedness is unsecured, either (X) the Consolidated Total Net Leverage Ratio determined on a Pro Forma Basis (determined without netting the cash proceeds of any such Indebtedness) would be lower than the Consolidated Total Net Leverage Ratio immediately prior thereto or (Y) the Borrower would be permitted to incur $1.00 of unsecured, senior subordinated or subordinated Indebtedness, subject to a maximum Consolidated Total Net Leverage Ratio of 4.50:1.00 determined on a Pro Forma Basis (determined without netting the cash proceeds of any such Indebtedness) and (ii) if such Indebtedness is secured by Liens on assets that constitute Collateral, either (X) the Consolidated Secured Net Leverage Ratio determined on Pro Forma Basis (determined without netting the cash proceeds of any such Indebtedness) would be lower than the Consolidated Total Net Leverage Ratio immediately prior thereto or (Y) the Borrower would be permitted to incur $1.00 of secured Indebtedness, subject to a maximum Consolidated Secured Net Leverage Ratio of 4.25:1.00 determined on a Pro Forma Basis (determined without netting the cash proceeds of any such Indebtedness); provided, further that (i) in the case of Indebtedness incurred pursuant to clauses (x) and (y) hereof, any such Indebtedness shall have a maturity date that is after the Latest Maturity Date at the time such Indebtedness is incurred or assumed and have a Weighted Average Life to Maturity not shorter than the longest remaining Weighted Average Life to Maturity of the Facility and (ii) any such Indebtedness incurred pursuant to clause (x)

hereof by a Restricted Subsidiary that is not a Credit Party shall not exceed in the aggregate at any time outstanding the greater of $37,500,000 and 2.5% of Consolidated Total Assets, in each case determined at the time of incurrence; provided, further, that the requirements of this Section 10.1(k) shall not apply to any Indebtedness of the type that could have been incurred under Section 10.1(h);

(l) Pari Debt (including, for the avoidance of doubt, with respect to any Permitted Refinancing Indebtedness issued or incurred to Refinance such Indebtedness); provided that any such Indebtedness incurred pursuant to this Section 10.1(l) shall have a maturity date that is after the Latest Maturity Date at the time such Indebtedness is secured and have a Weighted Average Life to Maturity not shorter than the longest remaining Weighted Average Life to Maturity of the Facility and Permitted Refinancing Indebtedness with respect thereto;

(m) Indebtedness arising from Permitted Intercompany Activities to the extent constituting an Investment permitted by Section 10.5;

(n) Indebtedness of a Foreign Subsidiary that is not a Subsidiary Guarantor; provided that the aggregate principal amount of Indebtedness outstanding at any time pursuant to this Section 10.1(n) shall not at the time of incurrence thereof and immediately after giving effect thereto and the use of proceeds thereof on a Pro Forma Basis exceed the greater of (i) $45,000,000 and (ii) 3.0% of Consolidated Total Assets (measured as of the date of incurrence of such Indebtedness based upon internally available financial statements); provided, further, that no Credit Party’s assets are used to secure any such Indebtedness and no Credit Party guarantees such Indebtedness;

(o) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, and obligations in respect of letters of credit, bank guaranties or instruments related thereto, in each case provided in the ordinary course of business or consistent with past practice or industry practice, including those incurred to secure health, safety and environmental obligations in the ordinary course of business or consistent with past practice or industry practice;

(p) (i) other additional Indebtedness and (ii) any Permitted Refinancing Indebtedness issued or incurred to Refinance such Indebtedness, provided that the aggregate principal amount of Indebtedness outstanding at any time pursuant to this Section 10.1(p) shall not at the time of incurrence thereof and immediately after giving effect thereto and the use of proceeds thereof on a Pro Forma Basis exceed the greater of $52,500,000 and 3.5% of Consolidated Total Assets (measured as of the date of incurrence of such Indebtedness based upon the financial statements most recently available prior to such date);

(q) Indebtedness in respect of (i) Permitted Additional Debt; provided that (A) in the case of any Permitted Additional Debt that is unsecured Indebtedness, the Consolidated Total Net Leverage Ratio immediately after giving effect to the incurrence or issuance thereof and the use of proceeds therefrom does not exceed 4.50:1.00 on a Pro Forma Basis (determined without netting the cash proceeds of any such Indebtedness),

(B) in the case of any Permitted Additional Debt that is secured on a junior basis with the Liens securing the Obligations, the Consolidated Secured Net Leverage Ratio immediately after giving effect to the incurrence or issuance thereof and the use of proceeds therefrom does not exceed 4.25:1.00 on a Pro Forma Basis (determined without netting the cash proceeds of any such Indebtedness), (C) the Borrowing Base shall be adjusted to the extent required by Section 2.14(e) and (D) such Permitted Additional Debt shall have a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness incurred under the Facility and (ii) any Permitted Refinancing Indebtedness issued or incurred to Refinance such Indebtedness;

(r) Cash Management Obligations, Cash Management Services and other Indebtedness in respect of netting services, automatic clearing house arrangements, employees’ credit or purchase cards, overdraft protections and similar arrangements;

(s) Indebtedness incurred in the ordinary course of business in respect of obligations of the Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services;

(t) Indebtedness arising from agreements of the Borrower or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations (including earn-outs), in each case assumed or entered into in connection with the Transactions, any Permitted Acquisitions, other Investments permitted by Section 10.5 and the Disposition of any business, assets or Equity Interests not prohibited hereunder;

(u) Indebtedness of the Borrower or any Restricted Subsidiary consisting of (i) obligations to pay insurance premiums or (ii) obligations contained in firm transportation or supply agreements or other take or pay contracts, in each case arising in the ordinary course of business;

(v) Indebtedness representing deferred compensation to employees, consultants or independent contractors of the Borrower or, to the extent attributable to the ownership or operation of the Borrower and its Subsidiaries any direct or indirect parent thereof and the Restricted Subsidiaries incurred in the ordinary course of business or consistent with past practice or industry practice;

(w) Indebtedness consisting of promissory notes issued by the Borrower or any Guarantor to current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) to finance the purchase or redemption of Equity Interests of the Borrower (or any direct or indirect parent thereof) permitted by Section 10.6;

(x) Indebtedness consisting of obligations of the Borrower and the Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with the Transactions, Permitted Acquisitions or any other Investment permitted hereunder;

(y) Indebtedness associated with bonds or surety obligations required by Requirements of Law or by Governmental Authorities in connection with the operation of Oil and Gas Properties in the ordinary course of business;

(z) Indebtedness consisting of the undischarged balance of any Volumetric Production Payment;

(aa) Indebtedness of the Borrower or any Restricted Subsidiary to any joint venture (regardless of the form of legal entity) that is not a Subsidiary arising in the ordinary course of business in connection with the Cash Management Services (including with respect to intercompany self-insurance arrangements) of the Borrower and its Restricted Subsidiaries;

(bb) Indebtedness incurred on behalf of, or Guarantee Obligations in respect of the Indebtedness of, joint ventures (regardless of the form of legal entity) that are not Subsidiaries in principal amount, when aggregated with the outstanding principal amount of Indebtedness incurred pursuant to clause (aa), not to exceed, at the time of incurrence thereof, the greater of $45,000,000 and 3.0% of Consolidated Total Assets (measured as of the date of incurrence of such Indebtedness based on the financial statements most recently available prior to such date);

(cc) (i) Indebtedness in an aggregate principal amount not to exceed 100% of the net cash proceeds received by the Borrower on the Closing Date in excess of the Minimum Equity Amount or after the Closing Date from the issuance and sale of its Equity Interests or in connection with the contribution of cash to the capital of the Borrower (other than Disqualified Stock, Cure Amounts and amounts that serve to increase the Applicable Equity Amount); provided that such Indebtedness is incurred within 180 days after such contribution to the Borrower is made; provided further that such net cash proceeds shall not increase the Applicable Equity Amount and (ii) any Permitted Refinancing Indebtedness in respect of any such Indebtedness;

(dd) Indebtedness supported by a Letter of Credit, in a principal amount not to exceed the face amount of such Letter of Credit; and

(ee) all premiums (if any), interest (including post-petition interest), fees, expenses, charges, and additional or contingent interest on obligations described in clauses (a) through (dd) above.

For purposes of determining compliance with Section 10.1, in the event that an item of Indebtedness (or any portion thereof) at any time, whether at the time of incurrence or issuance or upon the application of all or a portion of the proceeds thereof or subsequently, meets the criteria of more than one of the categories of permitted Indebtedness described in Section 10.1(a) through (ee) above, the Borrower, in its sole discretion, will classify and may subsequently reclassify such item of Indebtedness (or any portion thereof) in any one or more of the types of Indebtedness described in Section 10.1(a) through (ee) and will only be required to include the amount and type of such Indebtedness in such of the above clauses as determined by the Borrower at such time. The Borrower will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in clauses (a) through (ee) of Section 10.1 above.

The accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount, and the payment of interest or dividends in the form of additional Indebtedness of the same class, accretion or amortization of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies, will, in each case, not be deemed to be an incurrence of Indebtedness for purposes of this Section 10.1. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness or Disqualified Stock, as applicable, being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Borrower dated such date prepared in accordance with GAAP.

10.2 Limitation on Liens. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of the Borrower or any Restricted Subsidiary, whether now owned or hereafter acquired, except:

(a) Liens arising under the Credit Documents to secure the Obligations (including Liens in respect of any Letter of Credit or Letter of Credit Application or Liens contemplated by Section 3.7) or permitted in respect of any Mortgaged Property by the terms of the applicable Mortgage;

(b) Permitted Liens;

(c) (x) Liens (including liens arising under Capitalized Leases to secure obligations under any Capitalized Lease) securing Indebtedness permitted pursuant to Section 10.1(h); provided that (i) such Liens attach concurrently with or within 365 days after the acquisition, lease, repair, replacement, construction, expansion or improvement (as applicable) financed thereby, (ii) other than the property financed by such Indebtedness, such Liens do not at any time encumber any property, except for replacements thereof and accessions and additions to such property and the proceeds and the products thereof and customary security deposits and (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets (except for accessions and additions to such assets, replacements and products thereof and customary security deposits) other than the assets subject to, or acquired, constructed, repaired, replaced or improved with the proceeds of, such Indebtedness; provided that in each case individual financings provided by one lender may be cross collateralized to other financings provided by such lender (and its Affiliates) and (y) Liens on the assets of a Restricted Subsidiary that is not a Credit Party and which assets do not constitute Collateral securing Indebtedness of a Restricted Subsidiary that is permitted pursuant to Section 10.1;

(d) Liens existing on the date hereof; provided that any Lien securing Indebtedness in excess of $1,000,000 individually or in the aggregate (when taken together with all other Liens securing obligations outstanding in reliance on this clause (d) that are not listed on Schedule 10.2(d)) shall only be permitted to the extent such Lien is listed on Schedule 10.2(d) or would otherwise be permitted under this Section 10.2;

(e) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien permitted by this Section 10.2; provided, however, that (x) such new Lien shall be limited to all or part of the same type of property that secured the original Indebtedness (plus improvements on and accessions to such property) (or upon or in after-acquired property (i) that is affixed or incorporated into the property covered by such Lien or (ii) if the terms of such Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition)), (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the applicable Indebtedness at the time the original Lien became a Lien permitted hereunder, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement and (z) on the date of the incurrence of the Indebtedness secured by such Liens, the grantors of any such Liens shall comprise only the same Persons or a subset of such Persons that were the grantors of the Liens securing the debt being refinanced, refunded, extended, renewed or replaced;

(f) Liens existing on the assets of any Person that becomes a Subsidiary, or existing on assets acquired (other than Liens on the Equity Interests of any Person that becomes a Restricted Subsidiary), pursuant to a Permitted Acquisition or other Investment permitted by Section 10.5; provided that (1) if the Liens on such assets secure Indebtedness, such Indebtedness is permitted under Section 10.1(k), (2) such Liens attach at all times only to the same assets (or upon or in after-acquired property that is (i) affixed or incorporated into the property covered by such Lien, (ii) after-acquired property subject to a Lien securing Indebtedness permitted under Section 10.1(k), the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (iii) the proceeds and products thereof) that such Liens attached to, and to the extent such Liens secure Indebtedness, secure only the same Indebtedness (or any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness) that such Liens secured, immediately prior to such Permitted Acquisition or other Investment and (3) if the Liens on such assets secure Indebtedness and attach to any Collateral, such Liens are Junior Liens and the representative of the holders of such Indebtedness becomes party to the Intercreditor Agreement as a “Junior Representative” (as defined in the Intercreditor Agreement);

(g) Liens on the Equity Interests of any Person and the assets of such Person, in each case, that becomes a Restricted Subsidiary pursuant to a Permitted Acquisition or other Investment permitted by Section 10.5, or the assets of such a Restricted Subsidiary, in each case, to secure Indebtedness incurred pursuant to Section 10.1(k); provided that such Liens attach at all times only to the Equity Interests or assets of such Restricted Subsidiary and its Subsidiaries;

(h) Liens securing Indebtedness or other obligations (i) of the Borrower or a Restricted Subsidiary in favor of a Credit Party and (ii) of any Restricted Subsidiary that is not a Credit Party in favor of any Restricted Subsidiary that is not a Credit Party;

(i) Liens (i) of a collecting bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) or other funds maintained with a financial institution (including the right of setoff) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions;

(j) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 10.5 to be applied against the purchase price for such Investment and (ii) consisting of an agreement to Dispose of any property in a transaction permitted under Section 10.4, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(k) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale or purchase of goods entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business permitted by this Agreement;

(l) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 10.5;

(m) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(n) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance or incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(o) Liens solely on any cash earnest money deposits made by the Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement;

(p) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(q) Liens in respect of Production Payments and Reserve Sales; provided that such Liens attach at all times only to Oil and Gas Properties from which the Production Payments and Reserve Sales have been conveyed;

(r) the prior right of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(s) agreements to subordinate any interest of the Borrower or any Restricted Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Borrower or any Restricted Subsidiary pursuant to an agreement entered into in the ordinary course of business;

(t) Liens securing any Indebtedness permitted by Section 10.1(c); provided that such liens shall only be on the Collateral and all such Indebtedness shall be subject to the Intercreditor Agreement or another Customary Intercreditor Agreement;

(u) Liens securing any Indebtedness permitted by Sections 10.1(f) (solely and to the same extent that the Indebtedness guaranteed by such Guarantee Obligations is permitted to be subject to a Lien hereunder), (n) (as long as such Liens attach only to assets of Foreign Subsidiaries and Domestic Subsidiaries that are not Subsidiary Guarantors), (o), (q) (provided that such Liens are Junior Liens on the Collateral and subject to the Intercreditor Agreement), (r) (as long as such Liens attach only to cash and securities and securities held by the relevant Cash Management Bank) and (y);

(v) Liens arising pursuant to Section 107(l) of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9607(l), or other Environmental Law, unless such Lien (i) by action of the lienholder, or by operation of law, takes priority over any Liens arising under the Credit Documents on the property upon which it is a Lien, or (ii) materially impairs the use of the property covered by such Lien for the purposes for which such property is held;

(w) Liens of not more than $50,000,000 on deposits securing Hedging Obligations in respect of Hedge Agreements with any Persons other than Hedge Banks that were entered into in compliance with Section 10.10;

(x) Liens on Equity Interests in a joint venture securing obligations of such joint venture so long as the assets of such joint venture do not constitute Collateral;

(y) Liens on cash or Permitted Investments held by a trustee under any indenture or other debt agreement issued in escrow pursuant to customary escrow arrangements pending the release thereof, or under any indenture or other debt agreement pursuant to customary discharge, redemption or defeasance provisions, in each case solely to the extent the relevant release, discharge, redemption or defeasance would be permitted hereunder;

(z) additional Liens on property not constituting Borrowing Base Properties securing obligations not in excess of $20,000,000 outstanding at any time;

(aa) Junior Liens on Collateral so long as the outstanding principal amount of the obligations secured thereby, when aggregated with the outstanding principal amount of other obligations secured by Liens permitted under this clause (aa), at the time of the incurrence thereof and immediately after giving effect thereto and the use of proceeds thereof on a Pro Forma Basis, does not exceed the greater of $30,000,000 and 2.0% of Consolidated Total Assets (measured as of the date on which such Lien or the Indebtedness secured is incurred based upon the financial statements most recently available prior to such date); and

(bb) Liens to secure Indebtedness permitted under Section 10.1(l); provided that the representative of the holders of each such Indebtedness becomes party to the First Lien Intercreditor Agreement and, if any Indebtedness is outstanding that is secured by the Collateral on a second priority (or other junior priority) basis to the liens securing the Obligations, the Intercreditor Agreement as a “Senior Representative” (as defined in the Intercreditor Agreement).

10.3 Limitation on Fundamental Changes. Except as permitted by Section 10.4 or 10.5, the Borrower will not, and will not permit any of the Restricted Subsidiaries to, consummate any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, all or substantially all its business units, assets or other properties, except that:

(a) any Subsidiary of the Borrower or any other Person may be merged, amalgamated or consolidated with or into the Borrower; provided that (i) the Borrower shall be the continuing or surviving Person (and the Borrower shall remain an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia) or, in the case of a merger, amalgamation or consolidation with or into the Borrower, the Person formed by or surviving any such merger, amalgamation or consolidation shall be an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia (the Borrower or such Person, as the case may be, being herein referred to as the “Successor Borrower”), (ii) the Successor Borrower (if other than the Borrower) shall expressly assume all the obligations of the Borrower under this Agreement and the other Credit Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (iii) no Event of Default has occurred and is continuing at the date of such merger, amalgamation or consolidation or would result from such consummation of such merger, amalgamation or consolidation, (iv) such merger, amalgamation or consolidation does not adversely affect the Collateral in any material respect, (v) if such merger, amalgamation or consolidation involves the Borrower and a Person that, prior to the consummation of such merger, amalgamation or consolidation, is not a Subsidiary of the Borrower

(A) each Guarantor, unless it is the other party to such merger, amalgamation or consolidation or unless the Successor Borrower is the Borrower, shall have by a supplement to the Guarantee confirmed that its Guarantee shall apply to the Successor Borrower’s obligations under this Agreement, (B) each Subsidiary grantor and each Subsidiary pledgor, unless it is the other party to such merger, amalgamation or consolidation or unless the Successor Borrower is the Borrower, shall have by a supplement to the Credit Documents confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (C) if requested by the Administrative Agent, each mortgagor of a Mortgaged Property, unless it is the other party to such merger, amalgamation or consolidation or unless the Successor Borrower is the Borrower, shall have by an amendment to or restatement of the applicable Mortgage confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (D) the Borrower shall have delivered to the Administrative Agent an officer’s certificate stating that such merger, amalgamation or consolidation and any supplements to the Credit Documents preserve the enforceability of the Guarantee and the perfection and priority of the Liens under the Security Documents and as to the matters of the nature referred to in Section 6(c), (vi) if reasonably requested by the Administrative Agent, an opinion of counsel shall be required to be provided to the effect that such merger, amalgamation or consolidation does not violate this Agreement or any other Credit Document and as to such other matters regarding the Successor Borrower and the Credit Documents as the Administrative Agent or its counsel may reasonably request; provided, further, that if the foregoing are satisfied, the Successor Borrower (if other than the Borrower) will succeed to, and be substituted for, the Borrower under this Agreement and (F) such merger, amalgamation or consolidation shall comply with all the conditions set forth in the definition of the term “Permitted Acquisition” or is otherwise permitted under Section 10.5; (vi) the Administrative Agent shall have received at least five (5) days prior to the date of such merger, amalgamation or consolidation all documentation and other information about such Subsidiary or other Person required under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act that has been requested by the Administrative Agent; and (vii) such Subsidiary or other Person shall have executed a customary joinder to the Intercreditor Agreement and any then-existing First Lien Intercreditor Agreement;

(b) any Subsidiary of the Borrower or any other Person may be merged, amalgamated or consolidated with or into any one or more Subsidiaries of the Borrower; provided that (i) in the case of any merger, amalgamation or consolidation involving one or more Restricted Subsidiaries, (A) a Restricted Subsidiary shall be the continuing or surviving Person or (B) the Borrower shall take all steps necessary to cause the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Restricted Subsidiary) to become a Restricted Subsidiary, (ii) in the case of any merger, amalgamation or consolidation involving one or more Guarantors, unless otherwise permitted by Section 10.5, a Guarantor shall be the continuing or surviving Person or the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Guarantor) shall execute a supplement to the Guarantee, the Collateral Agreement and any applicable Mortgage, and a joinder to the Intercompany Note, the Intercreditor Agreement and any then-existing First Lien Intercreditor Agreement, in form and substance reasonably satisfactory to the Collateral Agent in order for the surviving Person to become a Guarantor, and pledgor, mortgagor and grantor of Collateral for the benefit of the Secured Parties and to acknowledge and agree to the terms of the Intercompany Note, (iii) no Default or Event of Default has occurred and is continuing on the date of such merger, amalgamation or consolidation or would result from the consummation of such merger, amalgamation or consolidation, (iv) if such merger, amalgamation or consolidation involves a Subsidiary and a Person that, prior to the consummation of such merger, amalgamation or consolidation, is not a Restricted Subsidiary of the Borrower, (A) the Borrower shall be in compliance with the Leverage Ratio on a Pro Forma Basis immediately after giving effect to such merger, amalgamation or consolidation, (B) the Borrower shall have delivered to the Administrative Agent an officer’s certificate stating that such merger, amalgamation or consolidation and such supplements to any Credit Document preserve the enforceability of the Guarantee and the perfection and priority of the Liens under the Collateral Agreement and (C) such merger, amalgamation or consolidation shall comply with all the conditions set forth in the definition of the term “Permitted Acquisition” or is otherwise permitted under Section 10.5; and (v) the Administrative Agent shall have received at least five (5) days prior to the date of such merger, amalgamation or consolidation all documentation and other information about such Subsidiary or other Person required under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act that has been requested by the Administrative Agent or any Lender;

(c) any Restricted Subsidiary that is not a Guarantor may (i) merge, amalgamate or consolidate with or into any other Restricted Subsidiary and (ii) Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower, a Guarantor or any other Restricted Subsidiary of the Borrower;

(d) any Subsidiary Guarantor may (i) merge, amalgamate or consolidate with or into any other Subsidiary Guarantor, (ii) merge, amalgamate or consolidate with or into any other Subsidiary which is not a Guarantor or Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any other Subsidiary that is not a Guarantor so long as after giving effect to such transaction the Collateral Coverage Minimum would be satisfied and the Borrower shall be in compliance with Section 9.11 on a Pro Forma Basis; provided that if such Subsidiary Guarantor is not the surviving entity, such merger, amalgamation or consolidation shall be deemed to be, and any such Disposition shall be, an “Investment” and subject to the limitations set forth in Section 10.5 and (iii) Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other Guarantor;

(e) any Restricted Subsidiary may liquidate or dissolve if (i) the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (ii) to the extent such Restricted Subsidiary is a Credit Party, any assets or business of such Restricted Subsidiary not otherwise Disposed of or transferred in accordance with Section 10.4 or 10.5, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, a Credit Party after giving effect to such liquidation or dissolution;

(f) the Borrower and its Restricted Subsidiaries may consummate the Transactions;

(g) the Borrower and the Restricted Subsidiaries may consummate a merger, dissolution, liquidation, amalgamation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 10.4 or an Investment permitted by Section 10.5; and

(h) any merger the sole purpose of which is to reincorporate or reorganize a Credit Party in another jurisdiction in the United States shall be permitted as long as such merger does not adversely affect the value of the Collateral in any material respect and the surviving entity assumes all Obligations of the applicable Credit Parties under the Credit Documents and delivers any applicable information requested by the Administrative Agent or any Lender under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

10.4 Limitation on Sale of Assets. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, (x) convey, sell, lease, sell and leaseback, assign, transfer (including any Production Payments and Reserve Sales) or otherwise dispose (each of the foregoing a “Disposition”) of any of its property, business or assets (including receivables and leasehold interests), whether now owned or hereafter acquired or (y) sell to any Person (other than the Borrower or a Guarantor) any shares owned by it of any Restricted Subsidiary’s Equity Interests, except that:

(a) the Borrower and the Restricted Subsidiaries may Dispose of (i) inventory and other goods held for sale, including Hydrocarbons, obsolete, worn out, used or surplus equipment, vehicles and other assets (other than accounts receivable) in the ordinary course of business and (ii) Permitted Investments;

(b) the Borrower and the Restricted Subsidiaries may Dispose of any Borrowing Base Properties (or of any Subsidiary owning Borrower Base Properties) for Fair Market Value; provided, that if the aggregate PV-9 value of all such Borrowing Base Properties Disposed of since the later of (x) the last Scheduled Redetermination Date and (y) the last adjustment of the Variable Amount made pursuant to Section 2.14(g) exceeds ten percent (10.0%) of the then-effective Variable Amount, then no later than two Business Days after the date of consummation of any such Disposition, the Borrower shall provide notice to the Administrative Agent of such Disposition and the Borrowing Base Properties so Disposed and the Variable Amount may be adjusted in accordance with the provisions of Section 2.14(g);

(c) the Borrower and the Restricted Subsidiaries may Dispose of property or assets to the Borrower or to a Restricted Subsidiary; provided that if the transferor of such property is a Credit Party (i) the transferee thereof is a Credit Party or (ii) such transaction is permitted under Section 10.5;

(d) the Borrower and any Restricted Subsidiary may effect any transaction permitted by Section 10.2, 10.3 (other than Section 10.3(g)), 10.5 (other than Section 10.5(w)) or 10.6;

(e) the Borrower and the Restricted Subsidiaries may lease, sublease, license or sublicense real, personal or intellectual property in the ordinary course of business; provided that, with respect to intellectual property, the Borrower or any of its Restricted Subsidiaries receives (or retains) a license or other ownership rights to use such intellectual property;

(f) Dispositions (including like-kind exchanges) of property (other than Borrowing Base Properties) to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are applied to the purchase price of such replacement property;

(g) Dispositions of Hydrocarbon Interests to which no Proved Reserves are attributable and Farm-Out Agreements with respect to undeveloped acreage to which no Proved Reserves are attributable and assignments in connection with such Farm-Out Agreements;

(h) Dispositions of Investments in joint ventures (regardless of the form of legal entity) to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(i) [Reserved];

(j) transfers of property subject to a Casualty Event or in connection with any condemnation proceeding with respect to Collateral;

(k) Dispositions or discounts without recourse of accounts receivable in true sale transactions (i) in connection with the collection or compromise thereof or (ii) to the extent the proceeds thereof are used to prepay any Loans then outstanding;

(l) the unwinding or termination of any Hedge Agreement (subject to the terms of Section 2.14(f));

(m) Dispositions of Oil and Gas Properties or any interest therein, or the Equity Interests of any Restricted Subsidiary or of any Minority Investment owning Oil and Gas Properties, that are not Borrowing Base Properties and other assets not included in the Borrowing Base;

(n) any issuance or sale of Equity Interests in, or sale of Indebtedness or other securities of, an Unrestricted Subsidiary (or a Restricted Subsidiary which owns an Unrestricted Subsidiary so long as such Restricted Subsidiary owns no assets other than the Equity Interests of such Unrestricted Subsidiary);

(o) any swap of assets in exchange for services or assets of the same type in the ordinary course of business of comparable or greater value or usefulness to the business of the Borrower and its Subsidiaries as a whole, as determined in good faith by the management of the Borrower;

(p) [Reserved];

(q) Disposition of any asset between or among the Borrower and/or its Restricted Subsidiaries as a substantially concurrent interim Disposition in connection with a transaction permitted by Section 10.3, or in connection with an Investment otherwise permitted pursuant to Section 10.5 or a Disposition otherwise permitted pursuant to clauses (a) through (p) above; and

(r) the lapse or abandonment in the ordinary course of business of any registrations or applications for registration of any immaterial intellectual property rights.

To the extent any Collateral is Disposed of as expressly permitted by this Section 10.4 to any Person other than a Credit Party, such Collateral shall be sold free and clear of the Liens created by the Credit Documents, and, if requested by the Administrative Agent, upon the certification by the Borrower that such Disposition is permitted by this Agreement, the Administrative Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing at Borrower’s sole cost and expense.

10.5 Limitation on Investments. The Borrower will not, and will not permit any of the Restricted Subsidiaries, to (i) purchase or acquire (including pursuant to any merger, consolidation or amalgamation with a person that is not a Wholly owned Subsidiary immediately prior to such merger, consolidation or amalgamation) any Equity Interests, evidences of Indebtedness or other securities of any other Person, (ii) make any loans or advances to or guarantees of the Indebtedness of any other Person, or (iii) purchase or otherwise acquire (in one transaction or a series of related transactions) (x) all or substantially all of the property and assets or business of another Person or (y) assets constituting a business unit, line of business or division of such Person (each, an “Investment”), except:

(a) extensions of trade credit and purchases of assets and services (including purchases of inventory, supplies and materials) in the ordinary course of business;

(b) Investments in assets that constituted Permitted Investments at the time such Investments were made;

(c) loans and advances to officers, directors, employees and consultants of the Borrower (or any direct or indirect parent thereof) or any of its Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes (including employee payroll advances), (ii) in connection with such Person’s purchase of Equity Interests of the Borrower (or any direct or indirect parent thereof; provided that, to the extent such loans and advances are made in cash, the amount of such loans and advances used to acquire such Equity Interests shall be contributed to the Borrower in cash) and (iii) for purposes not described in the foregoing subclauses (i) and (ii); provided that the aggregate principal amount outstanding pursuant to subclause (iii) shall not exceed $20,000,000;

(d) (i) Investments existing on, or made pursuant to commitments in existence on, the Closing Date as set forth on Schedule 10.5(d), (ii) Investments existing on the Closing Date of the Borrower or any Subsidiary in any other Subsidiary and (iii) any extensions, modifications, replacements, renewals or reinvestments thereof, so long as the amount of any Investment made pursuant to this clause (d) is not increased at any time above the amount of such Investment as of the Closing Date (other than (a) pursuant to an increase as required by the terms of any such Investment as in existence on the Closing Date or (b) as otherwise permitted under this Section 10.5);

(e) any Investment acquired by the Borrower or any of its Restricted Subsidiaries: (i) in exchange for any other Investment, accounts receivable or endorsements for collection or deposit held by the Borrower or any such Restricted Subsidiary in each case in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of, or settlement of delinquent accounts and disputes with or judgments against, the issuer of such other Investment or accounts receivable (including any trade creditor or customer), (ii) in satisfaction of judgments against other Persons, (iii) as a result of a foreclosure by the Borrower or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default or (iv) as a result of the settlement, compromise or resolution of litigation, arbitration or other disputes with Persons who are not Affiliates;

(f) Investments to the extent that payment for such Investments is made with Qualified Equity Interests of the Borrower or a Parent Entity;

(g) Investments (i) by the Borrower in any Guarantor or by any Guarantor in the Borrower, (ii) by any Restricted Subsidiary that is not a Guarantor in the Borrower or any other Restricted Subsidiary; provided, that Investments by any Restricted Subsidiary that is not a Guarantor in the Borrower or any Guarantor shall be subordinated in right of payment to the Loans, and (iii) by the Borrower or any Guarantor in any Restricted Subsidiary that is not a Guarantor; provided, that the aggregate amount outstanding pursuant to this Section 10.5(g)(iii) at the time such Investment is made, would not exceed the sum of (A) the greater of $45,000,000 and 3.0% of Consolidated Total Assets (measured as of the date such Investment is made based upon the financial statements most recently available prior to such date), (B) the Applicable Equity Amount at such time and (C) to the extent not otherwise included in the determination of the Applicable Equity Amount, an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash in respect of any such Investment described in this Section 10.5(g)(iii) (it being understood that to the extent any Investment made pursuant to this Section 10.5(g)(iii) was made by using the Applicable Equity Amount, then the amounts referred to in clause (C) shall, to the extent of the original usage of the Applicable Equity Amount, be deemed to reconstitute such amounts);

(h) Investments constituting Permitted Acquisitions;

(i) Investments, valued at the Fair Market Value (determined by the Borrower acting in good faith) of such Investment at the time each such Investment is made, in an aggregate amount outstanding pursuant to this Section 10.5(i) not to exceed the sum of (A) the greater of (1) $60,000,000 and (2) 4.0% of Consolidated Total Assets (measured as of the date such Investment is made based upon the financial statements most recently available prior to such date) plus (B) the Applicable Equity Amount at such time plus (C) to the extent not otherwise included in the determination of the Applicable Equity Amount, an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash in respect of any such Investment (which amount shall not exceed the amount of such Investment valued at the Fair Market Value of such Investment at the time such Investment was made) (it being understood that to the extent any Investment made pursuant to this Section 10.5(i) was made by using the Applicable Equity Amount, then the amounts referred to in the clause (C) shall, to the extent of the original usage of the Applicable Equity Amount, as applicable, be deemed to reconstitute such amounts);

(j) Investments made at any such time during which, immediately after giving effect to the making of any such Investment on a Pro Forma Basis, (i) no Event of Default shall have occurred and be continuing and (ii) Liquidity is not less than 10.0% of the then effective Borrowing Base;

(k) Investments constituting promissory notes and other non-cash proceeds of Dispositions of assets to the extent permitted by Section 10.4 or any other disposition of assets not constituting a Disposition;

(l) Investments made to repurchase or retire Equity Interests of the Borrower or any direct or indirect parent thereof owned by the Sponsor or its Affiliates or any employee or any stock ownership plan or key employee stock ownership plan of the Borrower (or any direct or indirect parent thereof);

(m) Investments consisting of Restricted Payments permitted under Section 10.6 (other than Section 10.6(c) and 10.6(f)(viii));

(n) loans and advances to any direct or indirect parent of the Borrower in lieu of, and not in excess of the amount of, Restricted Payments to the extent permitted to be made to such parent in accordance with Section 10.6(b), (f) or (i);

(o) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(p) Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices or industry practice;

(q) advances of payroll payments to employees, consultants or independent contractors or other advances of salaries or compensation to employees, consultants or independent contractors, in each case in the ordinary course of business;

(r) guarantee obligations of the Borrower or any Restricted Subsidiary of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(s) Investments held by a Person acquired (including by way of merger, amalgamation or consolidation) after the Closing Date otherwise in accordance with this Section 10.5 to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(t) Investments in Industry Investments and in interests in additional Oil and Gas Properties and gas gathering systems related thereto or Investments related to Farm-Out Agreements, Farm-In Agreements, joint operating, joint venture, joint development or other area of mutual interest agreements, other similar industry investments, gathering systems, pipelines or other similar oil and gas exploration and production business arrangements whether through direct ownership or ownership through a joint venture or similar arrangement;

(u) to the extent constituting Investments, the Transactions;

(v) Investments in Hedge Agreements permitted by Section 10.1 and Section 10.10;

(w) Investments (excluding loans and advances made in lieu of Restricted Payments pursuant to and limited by Section 7.05(n) above) consisting of Indebtedness, fundamental changes, Dispositions and payments permitted under Sections 10.1 (other than Sections 10.1(d)(iii) and (g)(ii)), 10.3 (other than Sections 10.3(a), (c) and (g)), 10.4 (other than Section 10.4(d)) and 10.7;

(x) in the case of the Borrower and its Restricted Subsidiaries, Investments consisting of intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll over or extension of terms) and made in the ordinary course of business; provided that, in the case of any such Indebtedness owing by the Borrower or a Guarantor to a Restricted Subsidiary that is not a Guarantor, such Indebtedness shall, to the extent permitted by Requirements of Law and not giving rise to material adverse tax consequences, be subordinated to the Obligations pursuant to the Intercompany Note; provided further that in the case of any such Indebtedness owing by a Restricted Subsidiary that is not a Guarantor to the Borrower or a Guarantor, such Indebtedness shall be evidenced by the Intercompany Note pledged in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to the Collateral Agreement;

(y) Investments resulting from pledges and deposits under clauses (d) and (e) of the definition of “Permitted Liens” and clauses (j), (o), (w) and (y) of Section 10.2;

(z) advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Borrower or the relevant Restricted Subsidiary;

(aa) Investments consisting of licensing of intellectual property pursuant to joint marketing arrangements with other Persons in the ordinary course of business;

(bb) Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client contacts and loans or advances made to distributors in the ordinary course of business;

(cc) Investments made by any Restricted Subsidiary that is not a Credit Party to the extent that such Investments are financed with the proceeds received by such Restricted Subsidiary from an Investment in such Restricted Subsidiary permitted by this Agreement;

(dd) Investments consisting of the contribution of Equity Interests of any Foreign Subsidiary or FSHCO to any other Foreign Subsidiary or FSHCO;

(ee) Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this Section 10.2(ee) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of marketable securities (until such proceeds are converted to cash equivalents) not to exceed the greater of (1) $37,500,000 and (2) 2.5% of Consolidated Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); and

(ff) any Investment constituting a Disposition or transfer of any asset between or among the Borrower and/or its Restricted Subsidiaries as a substantially concurrent interim Disposition or transfer in connection with an Investment otherwise permitted pursuant to clauses (a) through (ee) above or in connection with a transaction permitted by Section 10.3 or in connection with a Disposition permitted pursuant to Section 10.4.

10.6 Limitation on Restricted Payments. The Borrower will not directly or indirectly pay any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional Qualified Equity Interests) or redeem, purchase, retire or otherwise acquire for value any of its Equity Interests or the Equity Interests of any Parent Entity (other than through the issuance of additional Qualified Equity Interests), or permit any Restricted Subsidiary to purchase or otherwise acquire for consideration (except in connection with an Investment permitted under Section 10.5) any Equity Interests of the Borrower or any Parent Entity, now or hereafter outstanding (all of the foregoing, “Restricted Payments”); except that:

(a) the Borrower may (or may pay Restricted Payments to permit any Parent Entity thereof to) redeem in whole or in part any of its or a Parent Entity’s Equity Interests in exchange for another class of its (or such parent’s) Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests; provided that such new Equity Interests contain terms and provisions at least as advantageous to the Lenders in all material respects to their interests as those contained in the Equity Interests redeemed thereby, and the Borrower may pay Restricted Payments to any Parent Entity payable solely in the Equity Interests (other than Disqualified Stock not otherwise permitted by Section 10.1) of the Borrower;

(b) the Borrower may (or may make Restricted Payments to permit any Parent Entity thereof to) redeem, acquire, retire or repurchase shares of its (or such Parent Entity’s) Equity Interests held by any future, present or former officer, manager, consultant, director or employee (or their respective Affiliates, estates, spouses, former spouses, successors, executors, administrators, heirs, legatees, distributees or immediate family members) of the Borrower and its Subsidiaries or any Parent Entity thereof, in connection with the death, disability, retirement or termination of employment of any such Person or otherwise in accordance with any equity option or equity appreciation rights plan, any management, director and/or employee equity ownership, benefit or incentive plan or agreement, equity subscription plan, employment termination agreement or any other employment agreements or equity holders’ agreement; provided that the aggregate amount of Restricted Payments made under this clause (b)shall not exceed $15,000,000 in any calendar year (which shall increase to $30,000,000 subsequent to the consummation of a Qualifying IPO) (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of $25,000,000 in any calendar year, which shall increase to $50,000,000 subsequent to the consummation of a Qualifying IPO) plus (B) all net cash proceeds obtained by or contributed to the Borrower during such calendar year from the sales of Equity Interests to other future, present or former officers, consultants, employees, directors and managers in connection with any permitted compensation and incentive arrangements plus (C) all net cash proceeds obtained from any key-man life insurance policies received during such calendar year plus (D) the amount of any cash bonuses otherwise payable to members of management, directors or consultants of any Parent Entity, the Borrower or its Subsidiaries in connection with the Transactions that are foregone in return for the receipt of Equity Interests; notwithstanding the foregoing, the Borrower may elect to apply all or any portion of the aggregate increase contemplated by clauses (B), (C) and (D) above in any calendar year and provided, further, that cancellation of Indebtedness owing to the Borrower or any of its Restricted Subsidiaries from any future, present or former employees, directors, officers, members of management or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members), of the Borrower, any Restricted Subsidiary, any direct or indirect parent company of the Borrower or any of the Borrower’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Borrower or any of its direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Agreement;

(c) to the extent constituting Restricted Payments, the Borrower may make Investments permitted by Section 10.5 (other than Sections 10.5(l), (n) and (w));

(d) to the extent constituting Restricted Payments, the Borrower may consummate transactions expressly permitted by Section 10.3;

(e) the Borrower may repurchase Equity Interests of the Borrower (or any Parent Entity thereof) upon exercise of stock options or warrants if such Equity Interests represents all or a portion of the exercise price of such options or warrants;

(f) the Borrower may make and pay Restricted Payments to any Parent Entity:

(i) the proceeds of which will be used to pay (or to make Restricted Payments to allow any Parent Entity to pay) with respect to any taxable period (x) for which the Borrower and/or any of its Subsidiaries are members of a consolidated, combined, affiliated, unitary or similar income tax group for U.S. federal and/or applicable state or local income Tax purposes of which any holding company of the Borrower is the common parent, or (y) for which the Borrower is a partnership or disregarded entity for U.S. federal income tax purposes that is wholly owned (directly or indirectly) by a C corporation for U.S. federal and/or applicable state or local income Tax purposes, in an amount not to exceed the amount of any U.S. federal, state and/or local income Taxes that the Borrower and/or its Subsidiaries, as applicable, would have paid for such taxable period had the Borrower and/or its Subsidiaries, as applicable, been a stand-alone corporate taxpayer or a stand-alone corporate group; provided that distributions pursuant to this clause (i) in respect of an Unrestricted Subsidiary shall be permitted only to the extent that cash distributions were made by such Unrestricted Subsidiary to the Borrower or any of its Restricted Subsidiaries for such purpose;

(ii) with respect to any taxable period ending after the Closing Date for which the Borrower is a partnership or disregarded entity for U.S. federal income Tax purposes (other than a partnership or disregarded entity described in clause (i)(y) above), distributions to each owner in an amount necessary to permit such owner to pay its U.S. federal, state and/or local income Taxes (including any estimated Taxes payable) (as applicable) attributable to its direct or indirect ownership of the Borrower and its Subsidiaries with respect to such taxable period (assuming that each owner is subject to Tax at the highest combined marginal federal, state and/or local income tax rate applicable to an individual or corporate taxpayer, as applicable, resident of New York, New York for such taxable period and taking into account the deductibility of state and local income taxes for U.S. federal income tax purposes (and any limitations thereon), the alternative minimum tax, any cumulative net taxable loss of the Borrower allocated to such owner for prior taxable periods ending after the Closing Date to the extent such loss is of a character that would allow such loss to be available to reduce Taxes in the current taxable period (taking into account any limitations on the utilization of such loss to reduce such Taxes and assuming such loss had not already been utilized) and the character (e.g. long-term or short-term capital gain or ordinary or exempt) of the applicable income);

(iii) the proceeds of which shall be used to allow any Parent Entity to pay its operating costs and expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and other professional costs and expenses) to the extent attributable to the ownership or operation of the Borrower and its Subsidiaries;

(iv) the proceeds of which shall be used by such Parent Entities to pay Restricted Payments contemplated by Section 10.6(b);

(v) the proceeds of which shall be used to make Restricted Payments to allow any Parent Entity to pay fees and expenses related to any equity issuance or offering or debt issuance, incurrence or offering, Disposition or acquisition or investment transaction not relating to any other portfolio company of any Parent Entity permitted by this Agreement, whether or not consummated;

(vi) the proceeds of which shall be used to pay fees and expenses (including real and personal property Taxes, and franchise, excise or similar taxes) required to maintain its corporate existence or good standing under applicable law, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers, employees and consultants of any Parent Entity, and any payroll, social security or similar taxes thereof, to the extent such salaries, bonuses, other benefits and indemnities are attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries;

(vii) in the form of Equity Interests of the Borrower (other than Disqualified Stock not otherwise permitted by Section 10.1); and

(viii) to finance Permitted Acquisitions and other Investments or other acquisitions in each case otherwise permitted to be made under Section 10.5 if made by the Borrower; provided, that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment or other acquisition, (B) such direct or indirect parent company shall, promptly following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the capital of the Borrower or one or more of its Restricted Subsidiaries or (2) the merger, amalgamation, consolidation, or sale of the Person formed or acquired into the Borrower or one of its Restricted Subsidiaries (to the extent not prohibited by Section 10.3) in order to consummate such Investment or other acquisition, (C) such direct or indirect parent company and its Affiliates (other than the Borrower or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent the Borrower or a Restricted Subsidiary could have given such consideration or made such payment in compliance herewith, (D) any property received by the Borrower shall not increase the Available Equity Amount and (E) to the extent constituting an Investment, such Investment shall be deemed to be made by Borrower or such Restricted Subsidiary pursuant to Section 10.5 for the purposes of calculating compliance with the baskets thereunder;

(g) the Borrower or any of the Restricted Subsidiaries may (i) pay cash in lieu of fractional shares in connection with any dividend, split or combination thereof or any Permitted Acquisition or other Investment permitted under Section 10.5 and (ii) so long as, immediately after giving effect thereto on a Pro Forma Basis, (A) no Default or Event of Default shall have occurred and be continuing and (B) no Borrowing Base Deficiency exists, honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(h) the Borrower may pay any dividends or distributions within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement;

(i) so long as, immediately after giving effect thereto on a Pro Forma Basis, (i) no Event of Default shall have occurred and be continuing, and (ii) Liquidity less the amount of any Borrowing Base Deficiency existing on such date of determination is not less than ten percent (10.0%) of the then effective Borrowing Base (on a Pro Forma Basis immediately after giving effect to such Restricted Payment), the Borrower may declare and pay additional Restricted Payments without limit in cash or otherwise to the holders of its or any Parent Entity’s Equity Interests; provided, that, in the case of any Restricted Payment in the form of assets other than cash, no such Restricted Payment shall be made if a Borrowing Base Deficiency would result from an adjustment to the Borrowing Base resulting from such Restricted Payment (unless the Borrower shall have cash on hand sufficient to eliminate any such potential Borrowing Base Deficiency);

(j) the Borrower may consummate the Transactions (and pay fees and expenses in connection therewith on or following the Closing Date), and make payments described in Section 9.9(a), (f), (g), (h), (j) and (l) (subject to the conditions set out therein);

(k) payments made or expected to be made by the Borrower or any of the Restricted Subsidiaries in respect of required withholding or similar non-US Taxes with respect to any future, present or former employee, director, manager or consultant and any repurchases of Equity Interests in consideration of such payments including deemed repurchases in connection with the exercise of stock options;

(l) payments and distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger, amalgamation or transfer of all or substantially all of the assets of the Borrower and its Restricted Subsidiaries taken as a whole that complies with the terms of this Agreement;

(m) so long as no Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may declare and pay Restricted Payments in an aggregate amount not to exceed the Applicable Equity Amount at the time such Restricted Payment is paid;

(n) the distribution, by dividend or otherwise, of Equity Interests of, or Indebtedness owed to the Borrower or a Restricted Subsidiary by, an Unrestricted Subsidiary (or a Restricted Subsidiary that owns an Unrestricted Subsidiary); provided that such Restricted Subsidiary owns no assets other than Equity Interests of an Unrestricted Subsidiary (other than Unrestricted Subsidiaries the primary assets of which are cash and/or Permitted Investments); and

(o) after the consummation of a Qualifying IPO, (A) make any Restricted Payment by the Borrower or any Parent Entity to pay Public Company Costs and (B) Restricted Payments not to exceed up to 6% per annum of the net proceeds received by (or contributed to) the Borrower and its Restricted Subsidiaries from such Qualifying IPO; and

(p) to pay interest and/or principal (including AHYDO “catch-up payments”) on Indebtedness the proceeds of which have been contributed to the Borrower or any Restricted Subsidiary in cash as common equity (or other equity reasonably acceptable to the Administrative Agent); provided that (i) the principal amount of such Indebtedness shall increase Consolidated Total Debt on a dollar-for-dollar basis, (ii) all interest expense relating to such Indebtedness shall (x) reduce Consolidated Net Income and (y) increase Consolidated Interest Expense, in each case on a dollar-for-dollar basis, and (iii) such contribution of equity shall be disregarded for all purposes hereunder.

10.7 Limitations on Debt Payments and Amendments.

(a) The Borrower will not, and will not permit any Restricted Subsidiary to prepay, repurchase or redeem or otherwise defease prior to its scheduled maturity any Indebtedness for borrowed money that is expressly subordinated in right of payment to or is secured on a junior basis to the Indebtedness incurred hereunder (or any Permitted Refinancing Indebtedness in respect thereof to the extent constituting Junior Debt) (such other Indebtedness or any Permitted Refinancing Indebtedness in respect thereof, “Junior Debt”) (for the avoidance of doubt, it being understood that payments of regularly-scheduled cash interest in respect of Junior Debt and any AHYDO payments shall be permitted unless expressly prohibited by the terms of the documents governing such subordination); provided, however, that the Borrower or any Restricted Subsidiary may prepay, repurchase, redeem or defease prior to its scheduled maturity any Junior Debt (i) in exchange for or with the proceeds of any Permitted Refinancing Indebtedness, (ii) by converting or exchanging any Junior Debt to Qualified Equity Interests of any Parent Entity, (iii) so long as, immediately after giving effect thereto on a Pro Forma Basis, (A) no Event of Default has occurred and is continuing and (B) Liquidity is not less than 10.0% of the then effective Borrowing Base (on a Pro Forma Basis immediately after giving effect to such prepayment, repurchase, redemption or defeasance), (iv) so long as no Event of Default shall have occurred and be continuing or would result therefrom, in an aggregate amount not to exceed the Applicable Equity Amount or (v) owed to the Borrower or any Restricted Subsidiary to the extent not prohibited by the subordination provisions contained in the Intercompany Note; provided, further, that, after giving effect to any adjustment of the Variable Amount made pursuant to Section 2.14(g) and any repayment of the Loans required in connection therewith, the Borrower or any Restricted Subsidiary may make mandatory prepayments in respect of any Junior Debt with the proceeds of the disposition of any assets that have been pledged to secure such Junior Debt;

(b) The Borrower will not, without the consent of the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed), amend or modify the terms of any Junior Debt, other than amendments or modifications that (A) would not be materially adverse to the Lenders, taken as a whole (as determined in good faith by the Borrower), (B) otherwise comply with the definition of “Permitted Refinancing Indebtedness” that may be incurred to Refinance any such Indebtedness, (C) would have the effect of converting any Junior Debt to Qualified Equity Interests of a Parent Entity or (D) to the extent such amendment or modification would not have been prohibited under this Agreement at the time such Permitted Refinancing Indebtedness, Junior Debt or documentation was first issued, incurred or entered into, as applicable; and

(c) Notwithstanding the foregoing and for the avoidance of doubt, nothing in this Section 10.7 shall prohibit (i) the repayment or prepayment of intercompany subordinated Indebtedness owed among the Borrower and/or the Restricted Subsidiaries, in either case, unless an Event of Default pursuant to Section 11.1 or 11.5 has occurred and is continuing and the Borrower has received a notice from the Collateral Agent instructing it not to make or permit the Borrower and/or the Restricted Subsidiaries to make any such repayment or prepayment, or (ii) substantially concurrent transfers of credit positions in connection with intercompany debt restructurings so long as such Indebtedness is permitted by Section 10.1 after giving effect to such transfer.

10.8 Negative Pledge Agreements. The Borrower will not, and will not permit any of the Guarantors to, enter into or permit to exist any Contractual Requirement (other than this Agreement or any other Credit Document) that limits the ability of the Borrower or any Guarantor to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Secured Parties with respect to the Obligations or under the Credit Documents; provided that the foregoing shall not apply to each of the following Contractual Requirements that:

(a) (i) exist on the Closing Date and (to the extent not otherwise permitted by this Section 10.8) are listed on Schedule 10.8 and (ii) to the extent Contractual Requirements permitted by subclause (i) are set forth in an agreement evidencing Indebtedness or other obligations, are set forth in any agreement evidencing any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness or obligation so long as such Permitted Refinancing Indebtedness does not expand the scope of such Contractual Requirement;

(b) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary of the Borrower, so long as such Contractual Requirements were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of the Borrower;

(c) represent Indebtedness permitted under Section 10.1 of a Restricted Subsidiary of the Borrower that is not a Guarantor so long as such Contractual Requirement applies only to such Subsidiary and its Subsidiaries;

(d) arise pursuant to agreements entered into with respect to any sale, transfer, lease or other Disposition permitted by Section 10.4 and applicable solely to assets under such sale, transfer, lease or other Disposition;

(e) are customary provisions in joint venture agreements and other similar agreements permitted by Section 10.5 and applicable to joint ventures or otherwise arise in agreements which restrict the Disposition or distribution of assets or property subject to oil and gas leases, joint operating agreements, joint exploration and/or development agreements, participation agreements and other similar agreements entered into in the ordinary course of the oil and gas exploration and development business and customary provisions in any Agreement of the type described in the definition of “Industry Investments” entered into in the ordinary course of business;

(f) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto;

(g) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Restricted Subsidiary;

(h) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(i) restrict the use of cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(j) [Reserved];

(k) exist under any documentation governing any Permitted Refinancing Indebtedness incurred to Refinance any Indebtedness but only to the extent such Contractual Requirement is not materially more restrictive, taken as a whole, than the Indebtedness being refinanced;

(l) customary net worth provisions contained in real property leases entered into by any Restricted Subsidiary of the Borrower, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower and the Restricted Subsidiaries to meet their ongoing obligation;

(m) are included in any agreement relating to any Lien, so long as (i) such Lien is permitted under Section 10.2(b), (c), (f) or, so long as such Lien does not attach to Collateral, (g) and such restrictions or conditions relate only to the specific asset subject to such Lien and (ii) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 10.8;

(n) are restrictions imposed by any agreement relating to Indebtedness incurred pursuant to Section 10.1 or Permitted Refinancing Indebtedness in respect thereof, to the extent such restrictions are not materially more restrictive, taken as a whole, than the restrictions contained in the Credit Documents or documentation with respect to the Senior Secured Term Loan Facilities as determined by the Borrower in good faith;

(o) are restrictions regarding licenses or sublicenses by the Borrower and the Restricted Subsidiaries of intellectual property in the ordinary course of business (in which case such restriction shall relate only to such intellectual property);

(p) [Reserved];

(q) arise in connection with cash or other deposits permitted under Sections 10.2 and 10.5 and limited to such cash or deposit;

(r) are encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (q) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower’s board of directors, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

10.9 Limitation on Subsidiary Distributions. The Borrower will not, and will not permit any of its Restricted Subsidiaries that are not Guarantors to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to pay dividends or make any other distributions to the Borrower or any Restricted Subsidiary on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits or transfer any property to the Borrower or any Restricted Subsidiary except (in each case) for such encumbrances or restrictions existing under or by reason of:

(a) contractual encumbrances or restrictions in effect on the Closing Date, including pursuant to the Credit Documents and any Hedging Obligations in effect on the Closing Date;

(b) the Senior Secured Term Loan Facilities and related guarantees and any related collateral documents;

(c) purchase money obligations for property acquired in the ordinary course of business and obligations under any Capitalized Lease that impose restrictions on transferring the property so acquired;

(d) [Reserved];

(e) any agreement or other instrument of a Person acquired by or merged or consolidated with or into the Borrower or any Restricted Subsidiary, or of an Unrestricted Subsidiary that is designated a Restricted Subsidiary, or that is assumed in connection with the acquisition of assets from such Person, in each case that is in existence at the time of such transaction (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or designated;

(f) [Reserved];

(g) secured Indebtedness otherwise permitted to be incurred pursuant to Section 10.1(p) and (q) as it relates to the right of the debtor to dispose of the assets securing such Indebtedness;

(h) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(i) other Indebtedness of Restricted Subsidiaries permitted to be incurred subsequent to the Closing Date pursuant to Section 10.1(k) so long as either (A) the provisions relating to such encumbrance or restriction contained in such Indebtedness are no less favorable to the Borrower, taken as a whole, as determined by the board of directors of the Borrower in good faith, than the provisions contained in this Agreement as in effect on the Closing Date or (B) any such encumbrance or restriction contained in such Indebtedness does not prohibit (except upon a default or an event of default thereunder) the payment of dividends in an amount sufficient, as determined by the board of directors of the Borrower in good faith, to impair the ability of the Borrower to make scheduled payments of cash interest on the Loans when due;

(j) customary provisions in joint venture agreements or agreements governing property held with a common owner and other similar agreements or arrangements relating solely to such joint venture or property or are otherwise customary encumbrances or restrictions imposed pursuant to any agreement of the type described in the definition of “Industry Investments” entered into in the ordinary course of business;

(k) customary provisions contained in leases, sub-leases, licenses, sub-licenses or similar agreements, in each case, entered into in the ordinary course of business;

(l) any agreements entered into with respect to any sale, transfer, lease or other Disposition permitted by Section 10.4 and applicable solely to assets under such sale, transfer, lease or other Disposition; and

(m) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (l) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower’s board of directors, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

10.10 Hedge Agreements. The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any Hedge Agreements with any Person other than:

(a) Hedge Agreements in respect of Hydrocarbons entered into not for speculative purposes the net notional volumes for which (when aggregated with other commodity Hedge Agreements then in effect, other than puts, floors and basis differential swaps on volumes already hedged pursuant to other Hedge Agreements) do not exceed, as of the date the latest hedging transaction is entered into under a Hedge Agreement, 85% of the reasonably anticipated Hydrocarbon production from the Credit Parties’ total Proved Reserves (as forecast based upon the Initial Reserve Report or the most recent Reserve Report delivered pursuant to Section 9.14(a), as applicable) for the sixty-six (66) month period from the date of creation of such hedging arrangement (the “Ongoing Hedges”). In addition to the Ongoing Hedges, in connection with a proposed or pending acquisition of Oil and Gas Properties (a “Proposed Acquisition”), the Credit Parties may also enter into incremental hedging contracts with respect to the Credit Parties’ reasonably anticipated projected production from the total Proved Reserves of the Borrower and its Restricted Subsidiaries as forecast based upon the most recent Reserve Report having notional volumes not in excess of 15% of the Credit Parties’ existing projected production prior to the consummation of such Proposed Acquisition (such that the aggregate shall not be more than 100% of the reasonably anticipated projected production prior to the consummation of such Proposed Acquisition) for a period not exceeding 36 months from the date such hedging arrangement is created during the period between (i) the date on which such Credit Party signs a definitive acquisition agreement in connection with a Proposed Acquisition and (ii) the earliest of (A) the date of consummation of such Proposed Acquisition, (B) the date of termination of such Proposed Acquisition and (C) 90 days after the date of execution of such definitive acquisition agreement. However, all such incremental hedging contracts entered into with respect to a Proposed Acquisition must be terminated or unwound within 90 days following the date of termination of such Proposed Acquisition. It is understood that commodity Hedge Agreements which may, from time to time, “hedge” the same volumes of commodity risk but different elements of commodity risk thereof, including where one or more such Hedge Agreements partially offset one or more other such Hedge Agreements, shall not be aggregated together when calculating the foregoing limitations on notional volumes.

(b) Other Hedge Agreements (other than any Hedge Agreements in respect of equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions) entered into not for speculative purposes.

(c) It is understood that for purposes of this Section 10.10, the following Hedge Agreements shall be deemed not to be speculative or entered into for speculative purposes: (i) any commodity Hedge Agreement intended, at inception of execution, to hedge or manage any of the risks related to existing and or forecasted Hydrocarbon production of the Borrower or its Restricted Subsidiaries (whether or not contracted) and (ii) any Hedge Agreement intended, at inception of execution, (A) to hedge or manage the interest rate exposure associated with any debt securities, debt facilities or leases (existing or forecasted) of the Borrower or its Restricted Subsidiaries, (B) for foreign exchange or currency exchange management, (C) to manage commodity portfolio exposure associated with changes in interest rates or (D) to hedge any exposure that the Borrower or its Restricted Subsidiaries may have to counterparties under other Hedge Agreements such that the combination of such Hedge Agreements is not speculative taken as a whole.

(d) For purposes of entering into or maintaining Ongoing Hedges under Section 10.10(a), forecasts of reasonably projected Hydrocarbon production volumes and reasonably anticipated Hydrocarbon production from the Credit Parties’ total Proved Reserves based upon the Initial Reserve Report or the most recent Reserve Report delivered pursuant to Section 9.14(a), as applicable, shall be revised to account for any increase or decrease therein anticipated because of information obtained by Borrower or any other Credit Party subsequent to the publication of such Reserve Report including the Borrower’s or any other Credit Party’s internal forecasts of production decline rates for existing wells and additions to or deletions from anticipated future production from new wells and acquisitions coming on stream or failing to come on stream.

10.11 Leverage Ratio. The Borrower will not permit the Leverage Ratio (a) as of the last day of any Test Period ending on or after March 31, 2015 but prior to the date three (3) years thereafter to be greater 3.00:1.00, or (b) as of the last day of any Test Period ending thereafter to be greater than 2.50:1.00.

10.12 Accounting Changes. The Borrower shall not make any change in its fiscal year; provided, however, that the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

SECTION 11. EVENTS OF DEFAULT

Upon the occurrence and during the continuation of any of the following specified events (each an “Event of Default”):

11.1 Payments. The Borrower shall (a) default in the payment when due of any principal of the Loans or (b) default, and such default shall continue for five or more Business Days, in the payment when due of any interest on the Loans or any Unpaid Drawings, fees or of any other amounts owing hereunder or under any other Credit Document (other than any amount referred to in clause (a) above).

11.2 Representations, Etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or any certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made.

11.3 Covenants. Any Credit Party shall:

(a) default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.1(d)(i), 9.5 (solely with respect to the Borrower), 9.9, 9.15 or Section 10; or

(b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 11.1 or 11.2 or clause (a) of this Section 11.3) contained in this Agreement or any Security Document and such default shall continue unremedied for a period of at least 30 days after receipt of written notice thereof by the Borrower from the Administrative Agent.

11.4 Default Under Other Agreements.

(a) The Borrower or any of the Restricted Subsidiaries shall (i) default in any payment with respect to any Material Indebtedness (other than the Indebtedness described in Section 11.1) beyond the period of grace, if any, provided in the instrument of agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (other than (1) with respect to indebtedness in respect of any Hedge Agreements, termination events or equivalent events pursuant to the terms of such Hedge Agreements (2) any event requiring prepayment pursuant to customary asset sale or change of control provisions and (3) secured Indebtedness that becomes due as a result of a Disposition (including as a result of Casualty Event) of the property or assets securing such indebtedness permitted under this Agreement), the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, unless, in the case of each of the foregoing, such holder or holders shall have (or through its or their trustee or agent on its or their behalf) waived such default in a writing to the Borrower, or

(b) Without limiting the provisions of clause (a) above, any such default under any such Material Indebtedness shall cause such Material Indebtedness to be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment (and (i) with respect to Indebtedness consisting of any Hedge Agreements, other than due to a termination event or equivalent event pursuant to the terms of such Hedge Agreements, (ii) other than pursuant to customary asset sale or change of control provisions and (iii) other than secured Indebtedness that becomes due as a result of a Disposition (including as a result of Casualty Event) of the property or assets securing such Indebtedness permitted under this Agreement) prior to the stated maturity thereof.

11.5 Bankruptcy, Etc. The Borrower or any Subsidiary shall commence a voluntary case, proceeding or action concerning itself under (a) Title 11 of the United States Code entitled “Bankruptcy” or any other applicable insolvency, debtor relief, or debt adjustment law; or (b) in the case of any Foreign Subsidiary that is a Restricted Subsidiary, any domestic or foreign law relating to bankruptcy, judicial management, insolvency, reorganization, administration or relief of debtors in effect in its jurisdiction of incorporation, in each case as now or hereafter in effect, or any successor thereto (collectively, the “Bankruptcy Code”); or an involuntary case, proceeding or action is commenced against the Borrower or any Restricted Subsidiary and the petition is not dismissed or stayed within 60 days after commencement of the case, proceeding or action, the Borrower or the applicable Restricted Subsidiary consents to the institution of such case, proceeding or action prior to such 60-day period, or any order of relief or other order approving any such case, proceeding or action is entered; or a custodian (as defined in the Bankruptcy Code), receiver, receiver manager, trustee, conservator, liquidator, examiner, rehabilitator, administrator, or similar person is appointed for, or takes charge of, the Borrower or any Restricted Subsidiary or all or any substantial portion of the property or business thereof; or the Borrower or any Restricted Subsidiary suffers any appointment of any custodian, receiver, receiver manager, trustee, conservator, liquidator, examiner, rehabilitator, administrator, or the like for it or any substantial part of its property or business to continue undischarged or unstayed for a period of 60 days; or the Borrower or any Restricted Subsidiary makes a general assignment for the benefit of creditors.

11.6 ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which, when taken together with all other ERISA Events, has resulted or could reasonably be expected to result in liability of any Credit Party under Title IV of ERISA in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect, (ii) any Credit Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect, or (iii) a termination, withdrawal or noncompliance with applicable law or plan terms or termination, withdrawal or other event similar to an ERISA Event occurs with respect to a Foreign Plan that, when taken together with other such events, could reasonably be expected to result in a Material Adverse Effect.

11.7 Guarantee. The Guarantee or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof and thereof) or any Guarantor or any other Credit Party shall assert in writing that any such Guarantor’s obligations under the Guarantee are not to be in effect or are not to be legal, valid and binding obligations (other than pursuant to the terms hereof or thereof).

11.8 Security Documents. The Mortgage or any other Security Document or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof), or any grantor under any other Security Document or any other Credit Party shall assert in writing that any grantor’s obligations under the Collateral Agreement, the Mortgage or any other Security Document are not in effect or not legal, valid and binding obligations (other than pursuant to the terms hereof or thereof).

11.9 Judgments. One or more monetary judgments or decrees shall be entered against the Borrower or any of the Restricted Subsidiaries involving a liability of $50,000,000 or more in the aggregate for all such judgments and decrees for the Borrower and the Restricted Subsidiaries (to the extent not paid or covered by insurance provided by a carrier not disputing coverage), which judgments or decrees are not discharged or effectively waived or stayed for a period of 60 consecutive days.

11.10 Change of Control. A Change of Control shall have occurred.

11.11 Intercreditor Agreements. (i) Any of the Obligations of the Credit Parties under the Loan Documents for any reason shall cease to be (x) “Senior Debt,” “Senior Indebtedness,” “Guarantor Senior Debt” or “Senior Secured Financing” (or any comparable term) under, and as defined in, any document governing Junior Debt, (y) “Controlling Senior Obligations,” “Initial Credit Agreement Obligations” or “Senior Obligations” (or any comparable term) under, and as defined in, any First Lien Intercreditor Agreement or (z) “First Lien Credit Agreement Obligations” or “Senior Obligations” (or any comparable term) under, and as defined in, the Intercreditor Agreement or (ii) the subordination provisions set forth in any document governing Junior Debt shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against the holders of such Junior Debt, if applicable.

Then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent may with the consent of and, upon the written request of the Majority Lenders, shall, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrower or any other Credit Party, except as otherwise specifically provided for in this Agreement (provided that, if an Event of Default specified in Section 11.5 shall occur with respect to the Borrower, the result that would occur upon the giving of written notice by the Administrative Agent as specified in clauses (a), (b) and (c) below shall occur automatically without the giving of any such notice): (a) declare the Total Commitment and Swingline Commitment terminated, whereupon the Commitment of each Lender and the Swingline Lender, as the case may be, shall forthwith terminate immediately and any fees theretofore accrued shall forthwith become due and payable without any other notice of any kind, (b) declare the principal of and any accrued interest and fees in respect of any or all Loans and any or all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, and/or (c) demand cash collateral in respect of any outstanding Letter of Credit pursuant to Section 3.7(b) in an amount equal to the aggregate Stated Amount of all Letters of Credit issued and then outstanding. In addition, after the occurrence and during the continuance of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.

11.12 Application of Proceeds. Any amount received by the Administrative Agent or the Collateral Agent from any Credit Party (or from proceeds of any Collateral) following any acceleration of the Obligations under this Agreement or any Event of Default with respect to the Borrower under Section 11.5 shall, subject to the terms of the Intercreditor Agreement and any other applicable Customary Intercreditor Agreement, be applied:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, disbursements and other charges of counsel payable under Section 12.7 and amounts payable under Article II) payable to the Administrative Agent and/or Collateral Agent in such Person’s capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the Issuing Banks (including fees, disbursements and other charges of counsel payable under Section 12.7) arising under the Credit Documents and amounts payable under Article II, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans and Unpaid Drawings, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause Third payable to them;

Fourth, (i) to payment of that portion of the Obligations constituting unpaid principal of the Loans, the Unpaid Drawings and Obligations then owing under Secured Hedge Agreements and the Secured Cash Management Agreements and (ii) to Cash Collateralize that portion of Letters of Credit Outstanding comprising the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Section 3.7, ratably among the Lenders, the Issuing Banks, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them; provided that (x) any such amounts applied pursuant to the foregoing clause (ii) shall be paid to the Administrative Agent for the ratable account of the applicable Issuing Bank to Cash Collateralize such Letters of Credit Outstanding, (y) subject to Section 3.7, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to this clause Fourth shall be applied to satisfy drawings under such Letters of Credit as they occur and (z) upon the expiration of any Letter of Credit, the pro rata share of Cash Collateral attributable to such expired Letter of Credit shall be distributed in accordance with this clause Fourth;

Fifth, to the payment of all other Obligations of the Credit Parties owing under or in respect of the Credit Documents that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Requirements of Law.

Subject to Section 3.7, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above. Notwithstanding the foregoing, no amounts received from any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor.

11.13 Equity Cure.

(a) Notwithstanding anything to the contrary contained in this Section 11 or in any Credit Document, in the event that the Borrower fails to comply with the Leverage Ratio, then (A) until the expiration of the tenth Business Day subsequent to the date the compliance certificate for calculating the Leverage Ratio is required to be delivered pursuant to Section 9.1(c) (the “Cure Deadline”), the Borrower shall have the right to cure such failure (the “Cure Right”) by receiving cash proceeds (which cash proceeds shall be received no earlier than the first day of the applicable fiscal quarter for which there is a failure to comply with the Leverage Ratio) from an issuance of Qualified Equity Interests (other than Disqualified Stock) for cash as a cash capital contribution (or from any other contribution of cash to capital or issuance or sale of any other Equity Interests on terms reasonably acceptable to the Administrative Agent), and upon receipt by the Borrower of such cash proceeds (such cash amount being referred to as the “Cure Amount”) pursuant to the exercise of such Cure Right, the Leverage Ratio shall be recalculated giving effect to the following pro forma adjustments:

(i) Consolidated EBITDAX shall be increased, solely for the purpose of determining the existence of an Event of Default resulting from a breach of the Leverage Ratio with respect to any Test Period that includes the fiscal quarter for which the Cure Right was exercised and not for any other purpose under this Agreement, by an amount equal to the Cure Amount;

(ii) Consolidated Total Debt for such Test Period shall be decreased solely to the extent proceeds of the Cure Amount, if any, are actually applied to prepay any Indebtedness (provided that any such Indebtedness so prepaid shall be a permanent repayment of such Indebtedness and termination of commitments thereunder) included in the calculation of Consolidated Total Debt and any cash proceeds shall not be “netted” for purposes of ratio calculations with respect to any four fiscal quarter period in which the fiscal quarter period in which such equity cure has been made is included; and

(iii) if, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of the Leverage Ratio, the Borrower shall be deemed to have satisfied the requirements of the Leverage Ratio as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Leverage Ratio that had occurred shall be deemed cured for the purposes of this Agreement; provided that (A) in each period of four consecutive fiscal quarters there shall be at least two fiscal quarters in which no Cure Right is exercised, (B) Cure Rights shall not be exercised more than five times during the term of this Agreement, (C) each Cure Amount shall be no greater than the amount required to cause the Borrower to be in compliance with the Leverage Ratio above (such amount, the “Necessary Cure Amount”); provided that if the Cure Right is exercised prior to the date financial statements are required to be delivered for such fiscal quarter, then the Cure Amount shall be equal to the amount reasonably determined by the Borrower in good faith that is required for purposes of complying with the Leverage

Ratio for such fiscal quarter (such amount, the “Expected Cure Amount”), (D) in respect of the fiscal quarter in which such Cure Right was exercised and for each Test Period that includes such fiscal quarter, all Cure Amounts shall be disregarded for the purposes of any financial ratio determination under the Credit Documents other than for determining compliance with the Leverage Ratio and (E) no Lender or Issuing Bank shall be required to make any extension of credit hereunder during the 10 Business Day period referred to above, unless the Borrower shall have received the Cure Amount; and

(iv) upon receipt by the Administrative Agent of written notice, on or prior to the Cure Deadline, that the Borrower intends to exercise the Cure Right in respect of a fiscal quarter, the Lenders shall not be permitted to accelerate Loans held by them or to exercise remedies against the Collateral on the basis of a failure to comply with the requirements of the Leverage Ratio, unless such failure is not cured pursuant to the exercise of the Cure Right on or prior to the Cure Deadline.

(b) Expected Cure Amount. Notwithstanding anything herein to the contrary, to the extent that the Expected Cure Amount is (i) greater than the Necessary Cure Amount, then such difference may be used for the purposes of determining the Applicable Equity Amount and (ii) less than the Necessary Cure Amount, then not later than the applicable Cure Deadline, the Borrower must receive cash proceeds from issuance of Equity Interests (other than Disqualified Stock) or a cash capital contribution, which cash proceeds received by Borrower shall be equal to the shortfall between such Expected Cure Amount and such Necessary Cure Amount.

SECTION 12. THE AGENTS

12.1 Appointment.

(a) Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Credit Documents and irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. The provisions of this Section 12 (other than Section 12.1(c) with respect to the Lead Arrangers, and Sections 12.9, 12.11, 12.12 and the last sentence of Section 12.4 with respect to the Borrower) are solely for the benefit of the Agents and the Lenders, and the Borrower shall not have rights as third party beneficiary of any such provision. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent.

(b) The Administrative Agent, the Swingline Lender, each Lender and each Issuing Bank hereby irrevocably designate and appoint the Collateral Agent as the agent with respect to the Collateral, and each of the Administrative Agent, each Swingline Lender, each Lender and each Issuing Bank irrevocably authorizes the Collateral Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Collateral Agent shall not have any duties or responsibilities except those expressly set forth herein, or any fiduciary relationship with any of the Administrative Agent, the Swingline Lender, the Lenders or the Issuing Banks, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Collateral Agent.

(c) Each of the Lead Arrangers, in its capacity as such, shall not have any obligations, duties or responsibilities under this Agreement but shall be entitled to all benefits of this Section 12.

12.2 Delegation of Duties. The Administrative Agent and the Collateral Agent may each execute any of its duties under this Agreement and the other Credit Documents by or through agents, sub-agents, employees or attorneys-in-fact (each, a “Subagent”) and shall be entitled to advice of counsel concerning all matters pertaining to such duties; provided, however, that no such Subagent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the Administrative Agent. If any Subagent, or successor thereto, shall die, become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Subagent, to the extent permitted by law, shall automatically vest in and be exercised by the Administrative Agent until the appointment of a new Subagent. Neither the Administrative Agent nor the Collateral Agent shall be responsible for the negligence or misconduct of any Subagents selected by it.

12.3 Exculpatory Provisions. No Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by any of them under or in connection with this Agreement or any other Credit Document (except for its or such Person’s own gross negligence or willful misconduct, as determined in the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein) or (b) responsible in any manner to any of the Lenders or any participant for any recitals, statements, representations or warranties made by any of the Borrower, any other Credit Party or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by such Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Security Documents or for any failure of the Borrower or any other Credit Party to perform its obligations hereunder or thereunder. No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party or any Affiliate thereof. The Collateral Agent shall not be under any obligation to the Administrative Agent, any Lender, the Swingline Lender or any Issuing Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party.

12.4 Reliance by Agents. The Administrative Agent and the Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or instruction believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent or the Collateral Agent. The Administrative Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent and the Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Majority Lenders as it deems appropriate and/or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Notwithstanding any provision in this Agreement to the contrary, the Administrative Agent and the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Majority Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans; provided that the Administrative Agent and Collateral Agent shall not be required to take any action or refuse to take any action where, in its opinion or in the opinion of its counsel, the taking or refusal to take such action may expose it to liability or that is contrary to any Credit Document or applicable Requirements of Law. For purposes of determining compliance with the conditions specified in Section 6 and Section 7 on the Closing Date, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

12.5 Notice of Default. Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent or Collateral Agent, as applicable, has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, it shall give notice thereof to the Lenders and the Collateral Agent. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Majority Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement requires that such action be taken only with the approval or consent of the Majority Lenders, the Required Lenders, each individual lender or adversely affect Lender, as applicable.

12.6 Non-Reliance on Administrative Agent, Collateral Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor the Collateral Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent or Collateral Agent hereinafter taken, including any review of the affairs of the Borrower or any other Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent or Collateral Agent to any Lender, any Swingline Lender or any Issuing Bank. Each Lender, each Swingline Lender and each Issuing Bank represents to the Administrative Agent and the Collateral Agent that it has, independently and without reliance upon the Administrative Agent, Collateral Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and each other Credit Party and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, Collateral Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and any other Credit Party. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, neither the Administrative Agent nor the Collateral Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of the Borrower or any other Credit Party that may come into the possession of the Administrative Agent or Collateral Agent any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates.

12.7 Indemnification. The Lenders severally agree to indemnify the Administrative Agent and the Collateral Agent, each in its capacity as such (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to their respective portions of the Commitments or Loans, as applicable, outstanding in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective portions of the Total Exposure in effect immediately prior to such date), from and against any and all Indemnified Liabilities; provided that no Lender shall be liable to the Administrative Agent or the Collateral Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Administrative Agent’s or the Collateral Agent’s, as applicable, gross negligence, bad faith or willful misconduct as determined by a final judgment of a court of competent jurisdiction; provided, further, that no action taken in accordance with the directions of the Majority Lenders (or such other number or percentage of the Lenders as shall be required by the Credit Documents) shall be deemed to constitute gross negligence, bad faith or willful misconduct for purposes of this Section 12.7. In the case of any investigation, litigation or proceeding giving rise to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time occur (including at any time following the payment of the

Loans), this Section 12.7 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent and the Collateral Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice rendered in respect of rights or responsibilities under, this Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Borrower; provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s pro rata portion thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement resulting from such Agent’s gross negligence, bad faith or willful misconduct. The agreements in this Section 12.7 shall survive the payment of the Loans and all other amounts payable hereunder.

12.8 Agents in Its Individual Capacities. Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower and any other Credit Party as though such Agent were not an Agent hereunder and under the other Credit Documents. With respect to the Loans made by it, each Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

12.9 Successor Agents. Each of the Administrative Agent and Collateral Agent may at any time give notice of its resignation to the Lenders, the Swingline Lender, the Issuing Banks and the Borrower. If the Administrative Agent, any Swingline Lender and/or Collateral Agent becomes a Defaulting Lender, then such Administrative Agent, Swingline Lender or Collateral Agent, may be removed as Administrative Agent, Swingline Lender or Collateral Agent, as the case may be, at the reasonable request of the Borrower or the Majority Lenders. Upon receipt of any such notice of resignation or removal, as the case may be, the Majority Lenders shall have the right, subject to the consent of the Borrower (not to be unreasonably withheld or delayed) so long as no Default under Section 11.1 or 11.5 is continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If, in the case of a resignation of a retiring Agent, no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, the Swingline Lender and the Issuing Banks, appoint a successor Agent meeting the qualifications set forth above (provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Agent on behalf of the Lenders or Issuing Banks under and Credit Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender and Issuing Bank directly, until such time as the Majority Lenders appoint a successor Agent as provided for above in this Section 12.9). Upon the acceptance of a successor’s appointment as the Administrative Agent or Collateral Agent, as the case may be, hereunder, and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Majority Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Security Documents, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section 12.9). After the retiring Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Section 12 (including Section 12.7) and Section 13.5 shall continue in effect for the benefit of such retiring Agent, its Subagents and their respective Agent-Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as an Agent.

Any resignation of any Person as Administrative Agent pursuant to this Section 12.9 shall also constitute its resignation as Issuing Bank and Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, (b) the retiring Issuing Bank shall be discharged from all of its duties and obligations hereunder and under the other Credit Documents, and (c) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

12.10 Withholding Tax. To the extent required by any applicable Requirement of Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the IRS or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by any applicable Credit Party and without limiting the obligation of any applicable Credit Party to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including penalties, additions to Tax and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document against any amount due to the Administrative Agent under this Section 12.10. For the avoidance of doubt, for purposes of this Section 12.10, the term “Lender” includes any Issuing Bank and any Swingline Lender.

12.11 Security Documents and Collateral Agent under Security Documents and Guarantee. Each Secured Party hereby further authorizes the Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Collateral and the Security Documents. Subject to Section 13.1, without further written consent or authorization from any Secured Party, the Administrative Agent or Collateral Agent, as applicable, may take such action and execute and deliver any such instruments, documents and agreements necessary or desirable to evidence and confirm the release of any Guarantor or Collateral pursuant to Section 13.17. The Lenders and the Issuing Banks (including in their capacities as potential Cash Management Banks and potential Hedge Banks) irrevocably agree that (x) the Collateral Agent is authorized and the Collateral Agent agrees it shall (for the benefit of Borrower), without any further consent of any Lender, enter into or amend the Intercreditor Agreement, or any other intercreditor agreement with the collateral agent or other representatives of the holders of Indebtedness that is permitted to be secured by a Lien on the Collateral that is permitted under this Agreement, in each case for the purpose of adding the holders of such Indebtedness (or their representative) as a party thereto and otherwise causing such Indebtedness to be subject thereto (it being understood that any such amendment, amendment and restatement or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing and with any material modifications to be reasonably satisfactory to the Administrative Agent), (y) the Collateral Agent may rely exclusively on a certificate of an Authorized Officer of the Borrower as to whether any such other Liens are permitted and (z) the Intercreditor Agreement or any such intercreditor agreement referred to in clause (x) above, entered into by the Collateral Agent, shall be binding on the Secured Parties. Furthermore, the Lenders and the Issuing Banks (including in their capacities as potential Cash Management Bank and potential Hedge Banks) hereby authorize the Administrative Agent and the Collateral Agent to subordinate any Lien on any property granted to or held by the Administrative Agent or Collateral Agent under any Credit Document to the holder of any Lien on such property that is permitted by clause (j) of the definition of “Permitted Liens” and clauses (c), (g), (j)(i), (o), (p), (w) and (y) of Section 10.2 or otherwise permitted to be senior to the Liens of Administrative Agent or Collateral Agent on such property; provided that prior to any such request, the Borrower shall have in each case delivered to the Administrative Agent a certificate of an Authorized Officer of the Borrower certifying that such subordination is permitted under this Agreement.

12.12 Right to Realize on Collateral and Enforce Guarantee. Anything contained in any of the Credit Documents to the contrary notwithstanding, the Borrower, the Agents and each Secured Party hereby agree that (a) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Agent, and (b) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the

Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Majority Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

12.13 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding, constituting an Event of Default under Section 11.5, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid hereunder or under any other Credit Document in respect of the Loans and all other Indebtedness that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel, to the extent due under Section 13.5) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, to the extent due under Section 13.5.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Indebtedness or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 13. MISCELLANEOUS.

13.1 Amendments, Waivers and Releases.

(a) Except as expressly set forth in this Agreement, neither this Agreement nor any other Credit Document, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this Section 13.1. The Majority Lenders may, or, with the written consent of the Majority Lenders, the Administrative Agent and/or the

Collateral Agent shall, from time to time, (a) enter into with the relevant Credit Party or Credit Parties written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Credit Parties hereunder or thereunder or (b) waive in writing, on such terms and conditions as the Majority Lenders or the Administrative Agent and/or Collateral Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that each such waiver and each such amendment, supplement or modification shall be effective only in the specific instance and for the specific purpose for which given; provided, further, that no such waiver and no such amendment, supplement or modification shall (i) forgive or reduce any portion of any Loan or reduce the stated rate (it being understood that only the consent of the Majority Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the Default Rate or amend Section 2.8(c)), or forgive or reduce any portion, or extend the date for the payment (including the Maturity Date), of any principal, interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates and any change due to a change in the Borrowing Base or Available Commitment), or extend the final expiration date of any Lender’s Commitment (provided that (1) any Lender, upon the request of the Borrower, may extend the final expiration date of its Commitment without the consent of any other Lender, including the Majority Lenders, and (2) it is being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default shall not constitute an increase of the Commitments of any Lender) or extend the final expiration date of any Letter of Credit beyond the L/C Maturity Date, or increase the amount of the Commitment of any Lender (provided that, any Lender, upon the request of the Borrower, may increase the amount of its Commitment without the consent of any other Lender, including the Majority Lenders), or make any Loan, interest, fee or other amount payable in any currency other than Dollars, in each case without the written consent of each Lender directly and adversely affected thereby, or (ii) amend, modify or waive any provision of this Section 13.1 in a manner that would reduce the voting rights of any Lender, or reduce the percentages specified in the definitions of the terms “Majority Lenders”, “Required Lenders” or “Borrowing Base Required Lenders” (it being understood that, with the consent of the Majority Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Majority Lenders, Required Lenders and Borrowing Base Required Lender on substantially the same basis as the Loans and Commitments are included on the Closing Date), consent to the assignment or transfer by the Borrower of its rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 10.3), in each case without the written consent of each Lender directly and adversely affected thereby, or (iii) amend the provisions of Section 11.12 or any analogous provision of any Security Document, in a manner that would by its terms alter the pro rata sharing of payments required thereby, without the prior written consent of each Lender directly and adversely affected thereby, or (iv) amend, modify or waive any provision of Section 12 without the written consent of the then-current Administrative Agent and Collateral Agent, as applicable, or any other former or current Agent to whom Section 12 then applies in a manner that directly and adversely affects such Person, or (v) amend, modify or waive any provision of Section 3 with respect to any Letter of Credit without the written consent of each Issuing Bank to whom Section 3 then applies in a manner that directly and adversely affects such Person, or (vi) amend, modify or waive any provisions hereof relating to Swingline Loans without the written consent of the Swingline Lender, or (vii) release all or substantially all of the aggregate value of the Guarantees (except as expressly permitted by the Guarantee or this Agreement) without the prior written consent of each Lender, or (viii) release all or substantially all of the Collateral under the Security Documents (except as expressly permitted by the Security Documents or this Agreement) without the prior written consent of each Lender, or (ix) amend Section 2.9 so as to permit Interest Period intervals greater than six months without regard to availability to Lenders, without the written consent of each Lender directly and adversely affected thereby, or (x) (A) increase the Variable Amount or the Borrowing Base without the written consent of the Borrowing Base Required Lenders (other than Defaulting Lenders) (it being understood that the increase in any individual Lender’s commitment to the Borrowing Base shall require the consent of such Lender, notwithstanding each such Lender’s Commitment at such time) or (B) in the case of any Interim Determination that would decrease or maintain the Borrowing Base without the written consent of the Required Lenders or otherwise modify Section 2.14(b), (c), (d), (e), (f), (g), (h), (i), (j), or (k) if such modification would have the effect of increasing the Borrowing Base without the written consent of Borrowing Base Required Lenders (other than Defaulting Lenders); provided that a Scheduled Redetermination may be postponed by the Majority Lenders; provided, further, that this clause (x) shall not apply (or be deemed to apply) to any waiver, consent, amendment or other modification that directly or indirectly reduces the amount of, or waives the implementation of, any provision that would otherwise reduce the Variable Amount, or (xi) affect the rights or duties of, or any fees or other amounts payable to, any Agent under this Agreement or any other Credit Document without the prior written consent of such Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon the Borrower, such Lenders, the Administrative Agent and all future holders of the affected Loans. In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. In connection with the foregoing provisions, the Administrative Agent may, but shall have no obligations to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender whose consent is required hereunder.

(b) Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender and no such amendment, waiver or consent shall disproportionately adversely affect such Defaulting Lender without its consent as compared to other Lenders (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders).

(c) Without the consent of any Lender or Issuing Bank, the Credit Parties and the Administrative Agent or Collateral Agent may (in their respective sole discretion, or shall, to the extent required by any Credit Document) enter into any amendment, modification or waiver of any Credit Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law or this Agreement or in each case to otherwise enhance the rights or benefits of any Lender under any Credit Document.

(d) Notwithstanding anything to the contrary herein, no Lender consent is required to effect any amendment, modification or supplement to any Intercreditor Agreement, any Customary Intercreditor Agreement, any subordination agreement or other intercreditor agreement or arrangement permitted under this Agreement or in any document pertaining to any Indebtedness permitted hereby that is permitted to be secured by the Collateral (i) that is for the purpose of adding the holders of such secured or subordinated Indebtedness permitted to be incurred under this Agreement (or, in each case, a representative with respect thereto), as parties thereto, as expressly contemplated by the terms of such Intercreditor Agreement, such Customary Intercreditor Agreement, such subordination agreement or such other intercreditor agreement or arrangement permitted under this Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing and provided that such other changes are not adverse, in any material respect (taken as a whole), to the interests of the Lenders) or (ii) that is expressly contemplated by any Intercreditor Agreement, any Customary Intercreditor Agreement, any subordination agreement or other intercreditor agreement or arrangement permitted under this Agreement or in any document pertaining to any Indebtedness permitted hereby that is permitted to be secured by the Collateral or (iii) otherwise, with respect to any material amendments, modifications or supplements, to the extent such amendment, modification or supplement is reasonably satisfactory to the Administrative Agent; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or Collateral Agent hereunder or under any other Credit Document without the prior written consent of the Administrative Agent or Collateral Agent, as applicable.

(e) Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Majority Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit or debt facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the Loans and the Commitments and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit or debt facilities in any determination of the Majority Lenders, the Required Lenders and the Borrowing Base Required Lenders on substantially the same basis as the Lenders prior to such inclusion.

(f) In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the Replacement Loans (as defined below) to permit the refinancing of all outstanding Loans of any Class (“Replaced Loans”) with replacement loans (“Replacement Loans”) hereunder; provided that (i) the aggregate principal amount of such Replacement Loans shall not exceed the aggregate principal amount of such Replaced Loans, plus accrued interest, fees, premiums (if any) and penalties thereon and reasonable fees, expenses, original issue discount and upfront fees associated with such Replacement Loans, (ii) the All-In Yield with respect to such Replacement Loans shall not be higher than the All-In Yield for such Replaced Loans immediately prior to such refinancing unless the maturity of the Replacement Loans is at least one year later than the maturity of the Replaced Loans and (iii) all other terms applicable to such Replacement Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Loans than, those applicable to such Replaced Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the Latest Maturity Date of the Loans in effect immediately prior to such refinancing. Each amendment to this Agreement providing for Replacement Loans may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of the Administrative Agent and the Borrower to effect the provisions of this paragraph, and for the avoidance of doubt, this paragraph shall supersede any other provisions in this Section 13.1 to the contrary.

(g) Notwithstanding the foregoing, technical and conforming modifications to the Credit Documents (including any exhibit, schedule or other attachment) may be made with the consent of the Borrower and the Administrative Agent (i) if such modifications are not adverse in any material respect to the Lenders, the Swingline Lender or the Issuing Banks (in which case, the consent of the Swingline Lender and Issuing Banks shall be required) or (ii) to the extent necessary (A) to integrate any Incremental Increase or Extended Commitment contemplated by Sections 2.16 and 2.17 or (B) to cure any ambiguity, omission, mistake, defect or inconsistency so long as, in each case with respect to this clause (B), the Lenders, the Swingline Lender and the Issuing Banks shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Majority Lenders stating that the Majority Lenders object to such amendment.

13.2 Notices. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Credit Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(a) if to the Borrower, the Administrative Agent, the Collateral Agent, any Swingline Lender or any Issuing Bank, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 13.2 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(b) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower, the Administrative Agent, the Collateral Agent, the Swingline Lender and the Issuing Banks.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii)(A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, three Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail, when delivered; provided that notices and other communications to the Administrative Agent or the Lenders pursuant to Sections 2.3, 2.6, 2.9, 4.2 and 5.1 shall not be effective until received.

13.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Collateral Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Requirements of Law.

13.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder. Such representations and warranties shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied (other than Obligations under Secured Hedge Agreements, Secured Cash Management Agreements or contingent indemnification obligations, in any such case, not then due and payable).

13.5 Payment of Expenses; Indemnification.

(a) The Borrower agrees (i) if the Closing Date occurs, to pay or reimburse the Administrative Agent and the other Agents and the Lead Arrangers for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Credit Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, which shall be limited to Mayer Brown LLP and one local counsel as reasonably necessary in any relevant jurisdiction material to the interests of the Lenders taken as a whole (and solely in the case of a conflict of interest, one additional counsel and (if reasonably necessary) one local counsel in each relevant jurisdiction to the affected Indemnitees similarly situated) and (ii) after the Closing Date, to pay or reimburse the Administrative Agent for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Credit Documents (including all such costs and expenses incurred during any legal proceeding, including any bankruptcy or insolvency proceeding, and including all respective Attorney Costs, which shall be limited to Attorney Costs of one counsel to the Administrative Agent and the Lenders taken as a whole and one local counsel as reasonably necessary in any relevant jurisdiction material to the interests of the Lenders taken as a whole and solely in the case of a conflict of interest, one additional counsel and (if reasonably necessary) one local counsel in each relevant jurisdiction to the affected Indemnitees similarly situated). The agreements in this Section 13.5 shall survive the repayment of all other Obligations. All amounts due under this Section 13.5 shall be paid within thirty (30) days after written demand therefor (together with backup documentation supporting such reimbursement request); provided that, with respect to the Closing Date, all amounts due under this Section 13.5 shall be paid on the Closing Date solely to the extent invoiced to the Borrower within two (2) Business Days prior to the Closing Date. If any Credit Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Credit Document, such amount may be paid on behalf of such Credit Party by the Administrative Agent in its discretion.

(b) The Borrower shall indemnify and hold harmless each Agent, Lender, Issuing Bank, Lead Arranger, Agent-Related Person and their Affiliates, and their respective officers, directors, employees, partners, agents, advisors and other representatives of the foregoing (collectively the “Indemnitees”) from and against any and all liabilities, losses, damages, claims, or out-of-pocket expenses (including Attorney Costs but limited in the case of legal fees and expenses to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnitees taken as a whole (and solely in the case of an actual conflict of interest, one additional counsel to the affected Indemnitees taken as a whole), and, if reasonably necessary, one local counsel in any relevant material jurisdiction) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (i) the execution, delivery, enforcement, performance or administration of any Credit Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (ii) any Commitment or Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged Environmental Claim regarding, or liability or obligation (whether accrued, contingent, absolute, determined, determinable or otherwise) of the Credit Parties or any Subsidiary under or relating to any Environmental Law or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) (a “Proceeding”) and regardless of whether any Indemnitee is a party thereto or whether or not such Proceeding is brought by the Borrower or any other Person and, in each case, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee (all of the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, losses, damages, claims or out-of-pocket expenses resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or of any of its Related Indemnified Persons, as determined by a final non-appealable judgment of a court of competent jurisdiction, (y) a material breach of any obligations under any Credit Document by such Indemnitee or of any of its Related Indemnified Persons, as determined by a final non-appealable judgment of a court of competent jurisdiction or (z) any dispute solely among Indemnitees other than any claims against an Indemnitee in its capacity or in fulfilling its role as an administrative agent or collateral agent or arranger or any similar role under this Agreement and other than any claims arising out of any act or omission of the Borrower, the Sponsor or any of their Affiliates (as determined in a final and non-appealable judgment of a court of competent jurisdiction). No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement (except for direct (as opposed to indirect, special, punitive or consequential) damages resulting from the gross negligence, bad faith or willful misconduct, as determined by a court of competent jurisdiction in a final and non-appealable judgment, of such Indemnitee), nor shall any Indemnitee, Agent-Related Parties, Credit Party or any Subsidiary have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date) (other than, in the case of any Credit Party, in respect of any such damages incurred or paid by an Indemnitee to a third party, or which are included in a third-party claim, and for any out-of-pocket expenses related thereto). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 13.5 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Credit Party, any Subsidiary of any Credit Party, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Credit Documents are consummated. All amounts due under this Section 13.5 shall be paid within thirty (30) days after written demand therefor (together with backup documentation supporting such reimbursement request); provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final judicial determination that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 13.5. The agreements in this Section 13.5 shall survive the resignation of the Administrative Agent, the replacement of any Lender and the repayment, satisfaction or discharge of all the other Obligations. For the avoidance of doubt, this Section 13.5(b) shall not apply to Taxes, except any Taxes that represent liabilities, obligations, losses, damages, penalties, claims, demands, actions, prepayments, suits, costs, expenses and disbursements arising from any non-Tax claims.

13.6 Successors and Assigns; Participations and Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of each Issuing Bank that issues any Letter of Credit), except that (i) except as expressly permitted by Section 10.3, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer any of its rights or obligations hereunder except in accordance with this Section 13.6. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of each Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in clause (c) of this Section 13.6) and, to the extent expressly contemplated hereby, the Agent-Related Parties and each other Person entitled to indemnification under Section 13.5) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in clause (b)(ii) below, any Lender may at any time assign to one or more assignees (other than the Borrower, its Subsidiaries and their respective Affiliates, any natural person, any Disqualified Institution, or any Defaulting Lender)

all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans (including participations in L/C Obligations or Swingline Loans) at the time owing to it) with the prior written consent of:

(A) the Borrower (not to be unreasonably withheld or delayed); provided that no consent of the Borrower shall be required (x) for an assignment to an existing Lender and their Affiliates of similar credit worthiness and (y) for an assignment if an Event of Default under Section 11.1 or Section 11.5 with respect to the Borrower or any Material Subsidiary has occurred and is continuing; and

(B) the Administrative Agent, each Swingline Lender and each Issuing Bank (in each case, not to be unreasonably withheld or delayed).

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $12,500,000 or an integral multiple of $5,000,000, unless each of the Borrower, each Issuing Bank and the Administrative Agent otherwise consents (which consents shall not be unreasonably withheld or delayed); provided that no such consent of the Borrower shall be required if an Event of Default under Section 11.1 or Section 11.5 with respect to the Borrower or any Material Subsidiary has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment and the Administrative Agent shall enter the relevant information in the Register pursuant to paragraph (b)(iv) of this Section 13.6; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and applicable Tax forms (including those described in Sections 5.4(d), (e), (h) and (i), as applicable.

(iii) Subject to acceptance and recording thereof pursuant to clause (b)(iv) of this Section 13.6, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 3.11, 5.4 and 13.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 13.6.

(iv) The Administrative Agent, acting solely for this purpose as a nonfiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders (including any SPVs that provide all or any part of a Loan pursuant to Section 13.6(g) hereof), and the Commitments of, and principal amount (and stated interest amounts) of the Loans and L/C Obligations and any payment made by each Issuing Bank under any applicable Letter of Credit owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Further, the Register shall contain the name and address of the Administrative Agent and the lending office through which each such Person acts under this Agreement. The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Collateral Agent, each Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Collateral Agent, each Issuing Bank, each Swingline Lender and, solely with respect to itself, each other Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section 13.6 (unless waived) and any written consent to such assignment required by clause (b) of this Section 13.6, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.

(c) (i) Any Lender may, with the prior written consent of the Borrower (such consent not to be unreasonably withheld or delayed), sell participations to one or more banks or other entities other than any Defaulting Lender, any Disqualified Institution (to the extent that the list of Disqualified Institutions has been made available to all Lenders, it being agreed that as of the date hereof, the Administrative Agent has made the list of Disqualified Institutions available to all Lenders), the Borrower or any Subsidiary of the Borrower or their respective Affiliates or natural persons (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that no consent of the Borrower shall be required (x) for any sale to an existing Lender and their Affiliates of similar credit worthiness and (y) for a sale if an Event of Default under Section 11.1 or Section 11.5 with respect to the Borrower or any Material

Subsidiary has occurred and is continuing; provided further that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, each Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i) or (ii) of the second proviso of the second sentence of Section 13.1(a) that affects such Participant, provided that the Participant shall have no right to consent to any modification to the percentages specified in the definitions of the terms “Majority Lenders”, “Required Lenders” or “Borrowing Base Required Lenders”. Subject to clause (c)(ii) of this Section 13.6, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.11, 3.11 and 5.4 to the same extent as if it were a Lender (subject to the limitations and requirements of those Sections and Sections 2.12 and 13.7) and had acquired its interest by assignment pursuant to clause (b) of this Section 13.6). To the extent permitted by Requirements of Law, each Participant also shall be entitled to the benefits of Section 13.8(b) as though it were a Lender; provided such Participant agrees to be subject to Section 13.8(a) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.10, 2.11, 3.11 or 5.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent; provided that the Participant shall be subject to the provisions in Section 2.12 as if it were an assignee under clauses (a) and (b) of this Section 13.6. Each Lender that sells a participation shall, acting solely for this purpose as a nonfiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest amounts) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and each party hereto shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

(d) Any Lender may, without the consent of the Borrower, any Swingline Lender, any Issuing Bank or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender, and this Section 13.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In order to facilitate such pledge or assignment or for any other reason, the Borrower hereby agrees that, upon request of any Lender at any time and from time to time after the Borrower has made its initial borrowing hereunder, the Borrower shall provide to such Lender, at the Borrower’s own expense, a promissory note, substantially in the form of Exhibit H-1 or H-2, as the case may be, evidencing the Loans and Swingline Loans, respectively, owing to such Lender.

(e) Subject to Section 13.16, the Borrower authorizes each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates pursuant to this Agreement or that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.

(f) The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(g) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (a “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it shall not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 13.6, any SPV may (A) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (B) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV. This Section 13.6(g) may not be amended without the written consent of the SPV. Notwithstanding anything to the contrary in this Agreement, subject to the following sentence, each SPV shall be entitled to the benefits of Sections 2.10, 2.11, 3.11 and 5.4 to the same extent as if it were a Lender (subject to the limitations and requirements of Sections 2.10, 2.11, 3.11 and 5.4 as though it were a Lender, and Sections 2.12 and 13.7, and has acquired its interest by assignment pursuant to clause (b) of this Section 13.6. Notwithstanding the prior sentence, an SPV shall not be entitled to receive any greater payment under Section 2.10, 2.11, 3.11 or 5.4 than its Granting Lender would have been entitled to receive absent the grant to such SPV, unless such grant to such SPV is made with the Borrowers’ prior written consent.

13.7 Replacements of Lenders under Certain Circumstances.

(a) In the event that any Lender (i) requests reimbursement for amounts owing pursuant to Section 2.10, 3.11 or 5.4 (other than Section 5.4(b)), (ii) is affected in the manner described in Section 2.10(a)(iii) and as a result thereof any of the actions described in such Section is required to be taken or (iii) becomes a Defaulting Lender, the Borrower shall be entitled to replace such Lender or terminate the Commitment of such Lender; provided that (x) in the case of a replacement (A) such replacement does not conflict with any Requirement of Law, (B) the replacement bank or institution shall purchase, at par, all Loans and the Borrower shall pay all other amounts (other than any disputed amounts), pursuant to Section 2.10, 3.11 or 5.4, as the case may be) owing to such replaced Lender prior to the date of replacement, (C) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, the Swingline Lender and each Issuing Bank (except to the extent such Swingline Lender or Issuing Banks is, or is an Affiliate of, the Lender being replaced) and (D) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 13.6(b) (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein as long as the replacement Lender pays such fee) and (y) in the case of a termination, repay all Obligations (including amounts (other than any disputed amounts), owing pursuant to Section 2.10, 3.11 or 5.4, as the case may be) owing to such Lender as of such termination date (and, in the case of an Issuing Bank, cancel or backstop on terms reasonably satisfactory to such Issuing Bank any Letters of Credit issued by it).

(b) If any Lender (such Lender, a “Non-Consenting Lender”) (i) failed to consent to a proposed amendment, waiver, discharge or termination that pursuant to the terms of Section 13.1 requires the consent of all of the Lenders affected or the Required Lenders or Borrowing Base Required Lenders and with respect to which the Majority Lenders shall have granted their consent or (ii) is a Non-Consenting Variable Amount Lender, then the Borrower shall have the right (unless such Non-Consenting Lender grants such consent or approves such Adjusted Variable Amount and provided that no Event of Default pursuant to Section 11.1 or 11.5 shall have occurred and be continuing) to (x) replace such Non-Consenting Lender by requiring such

Non-Consenting Lender to assign its Loans and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent, the Swingline Lender and each Issuing Bank (except to the extent such Swingline Lender or Issuing Banks is, or is an Affiliate of, the Lender being replaced) or (y) terminate the Commitment of such Lender; provided that: (x) in the case of a replacement, (i) all Obligations of the Borrower owing to such Non-Consenting Lender being replaced (other than principal and interest) shall be paid in full to such Non-Consenting Lender concurrently with such assignment, (ii) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon and (iii) the Borrower, the Administrative Agent and such Non-Consenting Lender shall otherwise comply with Section 13.6 (provided that the Borrower shall not be obligated to pay the registration and processing fee referred to therein as long as the replacement Lender pays such fee) and (y) in the case of a termination, all Obligations owing to such Non-Consenting Lender shall be paid in full concurrently with such termination.

(c) Notwithstanding anything herein to the contrary (i) each party hereto agrees that any assignment pursuant to the terms of this Section 13.7 may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent, the Swingline Lender, each Issuing Bank and the assignee and that the Lender making such assignment need not be a party thereto and (ii) no termination of Commitments may be made pursuant to this Section 13.7 unless the Letter of Credit Exposure and Swingline Exposure of the terminated Lender is cash collateralized on terms reasonably satisfactory to the Issuing Bank and Swingline Lender.

(d) Any such Lender replacement or Commitment termination pursuant to this Section 13.7 shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

13.8 Adjustments; Set-off.

(a) If any Lender (a “benefited Lender”) shall at any time receive any payment in respect of any principal of or interest on all or part of the Loans made by it, or the participations in Letter of Credit Obligations held by it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 11.5, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender entitled thereto, if any, in respect of such other Lender’s Loans, or interest thereon, such benefited Lender shall (i) notify the Administrative Agent of such fact, and (ii) purchase for cash at face value from the other Lenders a participating interest in such portion of each such other Lender’s Loans, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably in accordance with the aggregate principal of and accrued interest on their respective Loans and other amounts owing them; provided, however, that (A) if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest and (B) the provisions of this paragraph shall not be construed to apply to (1) any payment made by the Borrower or any other Credit Party pursuant to and in accordance with the terms of this

Agreement and the other Credit Documents, (2) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans, Commitments or participations in Drawings to any assignee or participant or (3) any disproportionate payment obtained by a Lender as a result of the extension by Lenders of the maturity date or expiration date of some but not all Loans or Commitments or any increase in the Applicable Margin in respect of Loans or Commitments of Lenders that have consented to any such extension. Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Credit Party rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.

(b) After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by Requirements of Law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable Requirements of Law, upon any amount becoming due and payable by the Borrower hereunder or under any Credit Document (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower (and the Credit Parties, if applicable) and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

13.9 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission, i.e. a “pdf’ or a “tif’), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

13.10 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.11 Integration. This Agreement and the other Credit Documents represent the agreement of the Borrower, the Guarantors, the Collateral Agent, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Borrower, the Guarantors, any Agent nor any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

13.12 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK; provided, however, that (a) whether the Acquisition has been consummated as contemplated by the Purchase and Sale Agreement and (b) whether the Specified Purchase Agreement Representations are accurate and whether as a result of any inaccuracy thereof the Borrower has the right to terminate its obligations under the Purchase and Sale Agreement shall be determined in accordance with the laws of the State of Texas without regard to conflict of laws principles that would result in the application of laws of another jurisdiction.

13.13 Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York and the courts of the United States of America for the Southern District of New York, in each case located in New York County, and appellate courts from any thereof; provided that nothing contained herein or in any other Credit Document will prevent any Lender, the Collateral Agent or the Administrative Agent from bringing any action to enforce any award or judgment or exercise any right under the Credit Documents or against any Collateral or any other property of any Credit Party in any other forum in which jurisdiction can be established;

(b) consents that any such action or proceeding shall be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address set forth on Schedule 13.2 at such other address of which the Administrative Agent shall have been notified pursuant to Section 13.2;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by Requirements of Law or shall limit the right to sue in any other jurisdiction;

(e) without limitation of Sections 12.7 and 13.5, waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 13.13 any special, exemplary, punitive or consequential damages (other than, in the case of any Credit Party, in respect of any such damages incurred or paid by an Indemnitee to a third party, or which are included in a third-party claim, and for any out-of-pocket expenses related thereto); and

(f) agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

13.14 Acknowledgments. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

(b) (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm’s-length commercial transaction between the Borrower and the other Credit Parties, on the one hand, and the Administrative Agent, the Lenders and the other Agents on the other hand, and the Borrower and the other Credit Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each of the Administrative Agent, other Agents and the Lenders, is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary for any of the Borrower, any other Credit Parties or any of their respective Affiliates, equity holders, creditors or employees or any other Person; (iii) neither the Administrative Agent, any other Agent, any Lead Arranger, nor any Lender has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower or any other Credit Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether the Administrative Agent or any other Agent, any Lead Arranger, or any Lender has advised or is currently advising any of the Borrower, the other Credit Parties or their respective Affiliates on other matters) and none of the Administrative Agent, any Agent, any Lead Arranger or any Lender has any obligation to any of the Borrower, the other Credit Parties or their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; (iv) the Administrative Agent and its Affiliates, each other Agent and each of its Affiliates and each Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its respective Affiliates, and none of the Administrative Agent, any other Agent or any Lender has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) none of the Administrative Agent, any Agent or any Lender has provided and none will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Credit Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent and each Agent with respect to any breach or alleged breach of agency or fiduciary duty; and

(c) no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower, on the one hand, and any Lender, on the other hand.

13.15 WAIVERS OF JURY TRIAL. THE BORROWER, EACH AGENT, EACH ISSUING BANK AND EACH LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

13.16 Confidentiality. The Administrative Agent, each other Agent, any Issuing Bank, any Swingline Lender and each other Lender shall hold all information not marked as “public information” and furnished by or on behalf of the Borrower or any of its Subsidiaries in connection with such Lender’s evaluation of whether to become a Lender hereunder or obtained by such Lender, any Swingline Lender, the Administrative Agent, any Issuing Bank or such other Agent pursuant to the requirements of this Agreement (“Confidential Information”), confidential in accordance with its customary procedure for handling confidential information of this nature and in any event may make disclosure (a) to its Affiliates and its Affiliates’ employees, legal counsel, independent auditors and other experts or agents (collectively, the “Representatives”) who need to know such information in connection with the Transactions and are informed of the confidential nature of such information (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential); (b) to the extent requested by any Governmental Authority or self-regulatory authority having jurisdiction over such Person; provided that the Administrative Agent or such Lender, as applicable, agrees that it will notify the Borrower as soon as practicable in the event of any such disclosure by such Person (other than at the request of a regulatory authority or examiner) unless such notification is prohibited by law, rule or regulation; (c) to the extent required by applicable Requirements of Law or regulations or by any subpoena or similar legal process; provided, that the Administrative Agent or such Lender, as applicable, agrees that it will notify the Borrower as soon as practicable in the event of any such disclosure by such Person (other than at the request of a regulatory authority or examiner) unless such notification is prohibited by law, rule or regulation; (d) subject to an agreement containing provisions at least as restrictive as those set forth in this Section 13.16 (or as may otherwise be reasonably acceptable to the Borrower), to any pledgee referred to in Section 13.6(d), counterparty to a Hedge Contract, credit insurer, eligible assignee of or participant in, or any prospective eligible assignee of or participant in any of its rights or obligations under this Agreement pursuant to Section 13.6 (provided that the disclosure of any such Confidential Information to any Lenders or eligible assignees or participants shall be made subject to the acknowledgement and acceptance by such Lender, eligible assignee or participant that such Confidential Information is being disseminated on a confidential basis (on substantially the terms set forth in this Section 13.16 or as otherwise reasonably acceptable to the Borrower) in accordance with the standard processes of the Administrative Agent or customary market standards for dissemination of such type of Confidential Information; (e) with the prior written consent of the Borrower; (f) to the extent such Confidential Information becomes public other than by reason of disclosure by such Person in breach of this Agreement; provided that unless prohibited by applicable Requirements of Law, each Lender, the Administrative Agent, any Swingline Lender, any Issuing Bank and each other Agent shall endeavor to notify the Borrower

(without any liability for a failure to so notify the Borrower) of any request made to such Lender, the Administrative Agent, any Issuing Bank or such other Agent, as applicable, by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information; provided further that in no event shall any Lender, the Administrative Agent, any Issuing Bank or any other Agent be obligated or required to return any materials furnished by the Borrower or any Subsidiary; (g) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any information relating to Credit Parties and their Subsidiaries received by it from such Lender) or to the CUSIP Service Bureau or any similar organization; or (h) to the extent such Confidential Information is independently developed by or was in the prior possession of the Administrative Agent, the Lead Arrangers, such Lender or any of their respective Affiliates so long as not based on information obtained in a manner that would violate this Section 13.16; provided that no disclosure shall be made to any Disqualified Lender. In addition, each Lender, the Administrative Agent and each other Agent may provide Confidential Information to prospective Transferees or to any pledgee referred to in Section 13.6 or to prospective direct or indirect contractual counterparties in Hedge Agreements to be entered into in connection with Loans made hereunder as long as such Person is advised of and agrees to be bound by the provisions of this Section 13.16 or confidentiality provisions at least as restrictive as those set forth in the Section 13.16.

13.17 Release of Collateral and Guarantee Obligations.

(a) The Lenders hereby irrevocably agree that the Liens granted to the Collateral Agent by the Credit Parties on any Collateral shall be automatically released (i) in full, as set forth in clause (b) below, (ii) upon the Disposition of such Collateral (including as part of or in connection with any other Disposition permitted hereunder) to any Person other than another Credit Party, to the extent such Disposition is made in compliance with the terms of this Agreement and the Liens encumbering such Collateral and held by each other creditor party to the Intercreditor Agreement or any First Lien Intercreditor Agreement are required to be released pursuant to the relevant intercreditor agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Credit Party upon its reasonable request without further inquiry), (iii) upon any Collateral becoming an Excluded Equity Interest, an Excluded Asset or becoming owned by an Excluded Subsidiary or (in the case of Collateral constituting cash) becoming subject to Liens pursuant to clauses (d) and (e) of the definition of “Permitted Liens” or becoming subject to any Lien permitted pursuant to Sections 10.2(g), (j)(i), (o), (p), (w) and (y), in each case, except in connection with a transaction prohibited hereunder, (iv) to the extent such Collateral is comprised of property leased to a Credit Party, upon termination or expiration of such lease, (v) if the release of such Lien is approved, authorized or ratified in writing by the Majority Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 13.1), (vi) to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the Guarantee in accordance with the second succeeding sentence or Section 5(g) of the Guarantee and (vii) as required by the Collateral Agent to effect any Disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Security Documents. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Credit Parties in respect of) all interests retained by the Credit Parties, including the proceeds of any Disposition, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Credit Documents. Additionally, the Lenders hereby irrevocably agree that the Guarantors shall be released from the Guarantees upon consummation of any transaction permitted hereunder resulting in such Subsidiary ceasing to constitute a Restricted Subsidiary or otherwise becoming an Excluded Subsidiary. Any representation, warranty or covenant contained in any Credit Document relating to any such Collateral or Guarantor shall no longer be deemed to be repeated. In connection with any release hereunder, the Administrative Agent and Collateral Agent shall promptly take such action and execute any such documents as may be reasonably requested by the Borrower and at the Borrower’s expense in connection with the release of any Liens created by any Credit Document in respect of such Subsidiary, property or asset.

(b) Notwithstanding anything to the contrary contained herein or any other Credit Document, when all Obligations (other than (i) Hedging Obligations in respect of any Secured Hedge Agreements, (ii) Cash Management Obligations in respect of any Secured Cash Management Agreements and (iii) any contingent or indemnification obligations not then due and payable) have been paid in full in cash or equivalents thereof, all Commitments have terminated or expired and no Letter of Credit shall be outstanding that is not Cash Collateralized or back-stopped on terms reasonably satisfactory to the relevant Issuing Bank, upon request of the Borrower, the Administrative Agent and/or Collateral Agent, as applicable, shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to release its security interest in all Collateral, and to release all obligations under any Credit Document, whether or not on the date of such release there may be any (i) Hedging Obligations in respect of any Secured Hedge Agreements, (ii) Cash Management Obligations in respect of any Secured Cash Management Agreements and (iii) any contingent or indemnification obligations not then due and payable. Any such release of Obligations shall be deemed subject to the provision that such Obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

13.18 USA PATRIOT Act. The Agents and each Lender hereby notify the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Agent and such Lender to identify each Credit Party in accordance with the Patriot Act.

13.19 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

13.20 Reinstatement. This Agreement shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made.

13.21 Disposition of Proceeds. The Security Documents contain an assignment by the Borrower and/or the Guarantors unto and in favor of the Collateral Agent for the benefit of the Lenders of all of the Borrower’s or each Guarantor’s interest in and to their as-extracted collateral in the form of production and all proceeds attributable thereto which may be produced from or allocated to the Mortgaged Property. The Security Documents further provide in general for the application of such proceeds to the satisfaction of the Obligations described therein and secured thereby. Notwithstanding the assignment contained in such Security Documents, until the occurrence of an Event of Default, (a) the Administrative Agent and the Lenders agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Administrative Agent or the Lenders, but the Lenders will instead permit such proceeds to be paid to the Borrower and its Subsidiaries and (b) the Lenders hereby authorize the Administrative Agent to take such actions as may be necessary to cause such proceeds to be paid to the Borrower and/or such Subsidiaries.

13.22 Collateral Matters; Hedge Agreements. The benefit of the Security Documents and of the provisions of this Agreement relating to any Collateral securing the Obligations shall also extend to and be available on a pro rata basis pursuant to terms agreed upon in the Credit Documents to any Person (a) under any Secured Hedge Agreement, in each case, after giving effect to all netting arrangements relating to such Hedge Agreements or (b) under any Secured Cash Management Agreement. No Person shall have any voting rights under any Credit Document solely as a result of the existence of obligations owed to it under any such Secured Hedge Agreement or Secured Cash Management Agreement.

13.23 Agency of the Borrower for the Other Credit Parties. Each of the other Credit Parties hereby appoints the Borrower as its agent for all purposes relevant to this Agreement and the other Credit Documents, including the giving and receipt of notices and the execution and delivery of all documents, instruments and certificates contemplated herein and therein and all modifications hereto and thereto.

[Signature Pages Follow.]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

VINE OIL & GAS LP, as the Borrower

By:	/s/ Eric D. Marsh
	Name:	Eric D. Marsh
	Title:	President and Chief Executive Officer

[Signature page to RBL Credit Agreement]

HSBC BANK USA, NATIONAL ASSOCIATION, as the Administrative Agent and the Collateral Agent

By:	/s/ Ecliff Jackman
	Name:	Ecliff Jackman
	Title:	Vice President

HSBC BANK USA, NATIONAL ASSOCIATION, as a Swing Line Lender, an Issuing Lender and a Lender

By:	/s/ Duncan Caird
	Name:	Duncan Caird
	Title:	Managing Director

[Signature page to RBL Credit Agreement]

MORGAN STANLEY SENIOR FUNDING, INC., as a Lender

By:	/s/ Henrik Sandstrom
	Name:	Henrik Sandstrom
	Title:	Authorized Signatory

[Signature page to RBL Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ Vipul Dhadda
	Name:	Vipul Dhadda
	Title:	Authorized Signatory

By:	/s/ D. Andrew Maletta
	Name:	D. Andrew Maletta
	Title:	Authorized Signatory

[Signature page to RBL Credit Agreement]

SOCIÉTÉ GÉNÉRALE, as a Lender

By:	/s/ Max Sonnonstine
	Name:	Max Sonnonstine
	Title:	Director

[Signature page to RBL Credit Agreement]

NATIXIS, NEW YORK BRANCH, as a Lender

By:	/s/ Carlos Quinteros
	Name:	Carlos Quinteros
	Title:	Managing Director

By:	/s/ Andrew Keene
	Name:	Andrew Keene
	Title:	Vice President

[Signature page to RBL Credit Agreement]

Schedule 1.1(a)

Commitments

Lender	Commitment

HSBC Bank USA, National Association	$73,684,250
Morgan Stanley Senior Funding, Inc.	$73,684,250
Credit Suisse AG	$36,842,000
Société Générale	$35,526,250
Natixis, New York Branch	$30,263,250

TOTAL	$250,000,000

Schedule 1.1(b)

Excluded Equity Interests

None.

2

Schedule 1.1(e)

Closing Date Subsidiary Guarantors

1. Vine Oil & Gas Haynesville LLC

3

Schedule 8.4

Litigation

None.

4

Schedule 8.10(a)

ERISA

None.

5

Schedule 8.11

Subsidiaries

Vine Oil & Gas Haynesville LLC, as Guarantor

6

Schedule 8.14

Properties

None.

7

Schedule 8.17

Closing Date Gas Imbalance

None.

8

Schedule 8.18

Closing Date Marketing Agreements

None.

9

Schedule 8.21

Closing Date Hedge Agreements

None.

10

Schedule 9.9

Closing Date Affiliate Transactions

None.

11

Schedule 9.13(b)

Post-Closing Covenants

None.

12

Schedule 10.1

Closing Date Indebtedness

None.

13

Schedule 10.2(d)

Closing Date Liens

None.

14

Schedule 10.5(d)

Closing Date Investments

None.

15

Schedule 10.8

Closing Date Negative Pledge Agreements

None.

16

Schedule 13.2

Notice Addresses

If to Agent:

HSBC Bank USA, National Association

Corporate Trust and Loan Agency

452 5th Avenue (8E6)

New York, New York 10018

Telephone: (917) 229-6659

Facsimile: (212) 525-7253

E-mail: ctlany.loanagency@us.hsbc.com and CTLANYDealmanagement@us.hsbc.com

If to Borrower:

Vine Oil & Gas LP

5800 Granite Parkway, Suite 480

Plano, Texas, 75024

Attention: Eric Marsh, CEO

Facsimile: (212) 201-2874

E-mail: eric.marsh@vineoil.com

With a copy to:

Blackstone Management Partners L.L.C.

345 Park Avenue, 31st Floor

New York, New York 10154

Attention: Angelo Acconcia

Facsimile: (212) 201-2874

E-mail: acconcia@blackstone.com

and

Kirkland & Ellis LLP

600 Travis Street, 24th Floor

Houston, Texas 77002

Attention: William W. Bos

Facsimile: (713) 835-3601

E-mail: william.bos@kirkland.com

17

EXHIBIT A

TO CREDIT AGREEMENT

[FORM OF] RESERVE REPORT CERTIFICATE

This Reserve Report Certificate (this “Certificate”), dated as of , 201[    ], relates to the Reserve Report dated as of [December 31][June 30] [other date in case of Interim Redetermination], 201[    ] delivered pursuant to Section 9.14 [(a)] [(b)] of that certain Credit Agreement dated as of November 25, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Vine Oil & Gas LP, a Delaware limited partnership (the “Borrower”), the lenders from time to time party thereto (the “Lenders”), and HSBC Bank USA, National Association, as Administrative Agent, Collateral Agent, a Swingline Lender, and an Issuing Bank. Each capitalized term used herein having the same meaning given to it in the Credit Agreement unless otherwise specified. The undersigned certifies he/she is an Authorized Officer and, on behalf of the Borrower, in his/her capacity as an Authorized Officer of the Borrower and not in his/her individual capacity, certifies that in all material respects:

(a) in the case of Reserve Reports prepared by or under the supervision of the chief engineer of the Borrower or a Restricted Subsidiary (other than December 31 Reserve Reports), such Reserve Report has been prepared, except as otherwise specified therein, in accordance with the procedures used in the immediately preceding December 31 Reserve Report or the Initial Reserve Report, if no December 31 Reserve Report has been delivered;

(b) set forth on Annex I hereto is a true and complete list of all material commodity Hedge Agreements of the Borrower and each Credit Party as of the last Business Day of the most recently ended fiscal year or period, as applicable, the material terms thereof (in respect of the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value thereof (as of the last Business Day of such fiscal year or period, as applicable, and for which a mark-to-market value is reasonably available);

(c) set forth on Annex II hereto are the volume of production of Hydrocarbons and sales attributable to production of Hydrocarbons (and the prices at which such sales were made and the revenues derived from such sales) for each calendar month during the current fiscal year to date from the Borrowing Base Properties, setting forth the related ad valorem, severance and production taxes and lease operating expenses attributable thereto for each such calendar month;

(d) the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct in all material respects;

(e) assuming that all applicable Governmental Authorities have granted approvals, made recordations and taken such other actions as are necessary in connection with the Transactions and any assignments made in connection therewith, except as set forth on Annex III hereto, the Borrower or another Credit Party has good and defensible title to the Borrowing Base Properties evaluated in such Reserve Report (other than those (w) to be acquired in connection with an acquisition, (x) Disposed of since delivery of such Reserve Report, (y) leases that have expired in accordance with their terms and (z) with title defects disclosed in writing to the

Administrative Agent) and such Borrowing Base Properties are free (or will be at the time of the acquisition thereof) of all Liens except for Liens permitted by Section 10.2 of the Credit Agreement;

(f) except as set forth on Annex IV hereto, on a net basis there are no gas imbalances, take or pay or other prepayments in excess of the volume specified in Section 8.17 of the Credit Agreement with respect to the Credit Parties’ Oil and Gas Properties evaluated in such Reserve Report that would require the Borrower or any other Credit Party to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor;

(g) No Borrowing Base Properties have been Disposed of since the date of the last Borrowing Base determination except those Borrowing Base Properties listed on Annex V hereto; and

(h) Annex VI sets forth a list of (A) all material marketing agreements (which are not cancellable on 60 days’ notice or less without penalty or detriment) entered into subsequent to the later of the Closing Date and the most recently delivered Reserve Report for the sale of production of the Credit Parties’ Hydrocarbons at a fixed non-index price (including calls on, or other parties rights to purchase, production, whether or not the same are currently being exercised) that represent in respect of such agreements 2.5% or more of the Credit Parties’ average monthly production of Hydrocarbon volumes and that have a maturity date or expiry date of longer than six months from the last day of such fiscal year or period, as applicable and (B) all Borrowing Base Properties evaluated by such Reserve Report that are Collateral and demonstrating compliance with (calculated at the time of delivery of such Reserve Report) the Collateral Coverage Minimum.

[Remainder of page intentionally left blank; signature page follows]

EXECUTED AND DELIVERED as of the date first set forth above.

VINE OIL & GAS LP

By:
Name:
Title:

[Signature Page to Reserve Report Certificate]

EXHIBIT B

TO CREDIT AGREEMENT

FORM OF

NOTICE OF BORROWING

HSBC BANK USA, NATIONAL

ASSOCIATION, 452 FIFTH

AVENUE, NEW YORK, NEW

YORK 10018

Attention: [            ]

[Date]

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of November 25, 2014, among Vine Oil & Gas LP, a Delaware limited partnership (the “Borrower”), the Lenders from time to time party thereto and HSBC Bank USA, National Association, as the Administrative Agent, the Collateral Agent, a Swingline Lender and an Issuing Bank, and each other Issuing Bank from time to time party thereto (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Borrower hereby gives you notice pursuant to Section 2.3 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Borrowing is requested to be made:

(A)	The aggregate principal amount of Borrowing:

(B)	The date of Borrowing[1] (which is a Business Day):

(C)	The type of borrowing[2]:

(D)	Interest Period (if LIBOR Borrowing)[3]:

(E)	The location and number of the Borrower’s Account to which funds are to be disbursed:

[1]	Date of Notice of Borrowing: To be submitted (i)(A) in the case of any LIBOR Loans incurred on the Closing Date, prior to 12:00 p.m. (New York City time) at least one Business Day prior to such Borrowing of Loans and (B) in the case of any LIBOR Loans incurred after the Closing Date, prior to 12:00 noon (New York City time) at least three Business Days’ prior to such Borrowing of Loans; (ii) prior to 12:00 p.m. (New York City time) on the date of each Borrowing of Loans that are to be ABR Loans; or (iii) prior to 3:00 (New York city time) p.m. on the date of each Borrowing of Loans that are to be Swingline Loans.
[2]	Specify a LIBOR Borrowing, an ABR Borrowing or Swingline Borrowing.
[3]	The Interest Period applicable to a LIBOR Borrowing shall be subject to the definition of “Interest Period” in the Credit Agreement. If no Interest Period is selected, the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

VINE OIL & GAS LP

By:
Name:
Title:

[Signature Page to Borrowing Notice]

EXHIBIT C

TO CREDIT AGREEMENT

GUARANTEE AGREEMENT

This GUARANTEE AGREEMENT (this “Guaranty”), dated as of November 25, 2014, by and among VINE OIL & GAS LP, a Delaware limited partnership (the “Borrower”), the Subsidiaries of the Borrower listed on the signature page hereof (each a “Subsidiary Guarantor” and, collectively with any Subsidiaries that become parties hereto pursuant to Section 9 hereof, the “Subsidiary Guarantors”, and the Subsidiary Guarantors collectively with the Borrower, the “Guarantors”), and HSBC BANK USA, NATIONAL ASSOCIATION, as collateral agent (in such capacity, together with any successor thereto, the “Collateral Agent”) and administrative agent (in such capacity, together with any successor thereto, the “Administrative Agent”) for the Secured Parties referred to below.

WITNESSETH:

WHEREAS, the Borrower, the Lenders party thereto from time to time, HSBC Bank USA, National Association, as administrative agent, collateral agent, a Swingline Lender and an Issuing Bank, and each other Swingline Lender and Issuing Bank from time to time party thereto, have entered into a Credit Agreement, dated as of November 25, 2014 (as amended, restated, amended and restated, modified and/or supplemented from time to time, the “Credit Agreement”), providing for the making of Loans (including Swingline Loans) and the issuance of Letters of Credit for the account of the Borrower;

WHEREAS, one or more Cash Management Banks or Hedge Banks have or may from time to time enter into Secured Cash Management Agreements or Secured Hedge Agreements with the Borrower and/or its Restricted Subsidiaries and one or more Cash Management Banks have provided or may from time to time provide Cash Management Services pursuant to Secured Cash Management Agreements to the Borrower and/or any of its Restricted Subsidiaries (the foregoing, together with the making of Loans, the issuance of Letters of Credit and the extensions of credit in the form of Swingline Loans, collectively, the “Extensions of Credit”);

WHEREAS, the proceeds of the Extensions of Credit will be used in part to enable the Borrower to make valuable transfers to the Guarantors in connection with the operation of their respective businesses;

WHEREAS, it is a condition to the obligations of the Secured Parties to make their respective Extensions of Credit to the Borrower that each Guarantor shall have executed and delivered this Guaranty; and

WHEREAS, each Guarantor will obtain benefits from the Extensions of Credit, and accordingly desires to execute this Guaranty in order to satisfy the conditions described in the preceding paragraph and to induce the Secured Parties to make their respective Extensions of Credit.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged,

and to induce the Administrative Agent, the Collateral Agent, the Issuing Banks, the Swingline Lenders and the Lenders to enter into the Credit Agreement and the Lenders (including the Swingline Lenders) and the Issuing Banks to make the Extensions of Credit to the Borrower under the Credit Agreement, to induce one or more Hedge Banks to enter into Secured Hedge Agreements with the Borrower and/or its Restricted Subsidiaries and to induce one or more Cash Management Banks to provide Cash Management Services pursuant to Secured Cash Management Agreements with the Borrower and/or its Restricted Subsidiaries, the Guarantors hereby agree with the Collateral Agent, for the benefit of the Secured Parties, as follows:

1. DEFINITIONS

(a) Capitalized terms used herein shall have the meanings assigned to them in the Credit Agreement, unless otherwise defined herein. References to this “Guaranty” shall mean this Guaranty, including all amendments, modifications and supplements and any annexes, exhibits and schedules to any of the foregoing, and shall refer to this Guaranty as the same may be in effect at the time such reference becomes operative.

(b) The rules of construction specified in Sections 1.2, 1.5, 1.6 and 1.7 of the Credit Agreement also apply to this Guaranty.

(c) The following term shall have the following meaning:

“Qualified Keepwell Provider”: in respect of any Hedging Obligation, each Credit Party that, at the time the relevant guarantee (or grant of the relevant security interest, as applicable) becomes effective with respect to such Hedging Obligation, constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” with respect to such Hedging Obligation at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

2. THE GUARANTY

(a) Guaranty of Guaranteed Obligations. Each Guarantor unconditionally guarantees to the Collateral Agent, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, the due and punctual payment and performance of the Obligations (other than, with respect to any Guarantor, any Excluded Swap Obligations of such Guarantor) (the “Guaranteed Obligations”) for the benefit of the Secured Parties. Each Guarantor further agrees that the Guaranteed Obligations may be extended, modified, amended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension, modification, amendment or renewal of any Guaranteed Obligation. To the extent permitted by applicable Requirements of Law, each Guarantor waives presentment to, demand of payment from and protest to the Borrower or any other Credit Party of any of the Guaranteed Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment.

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(b) Guaranty of Payment. Each Guarantor further agrees that its guarantee hereunder constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Collateral Agent or any other Secured Party to any security held for the payment of the Guaranteed Obligations or to any balance of any deposit account or credit on the books of the Collateral Agent or any other Secured Party in favor of the Borrower or any other person.

(c) Special Guaranty to Confer ECP Status. The Borrower, unconditionally and irrevocably, with respect to each other Guarantor, guarantees such Guarantor’s guarantee under Section 2(a) of any Secured Hedge Agreement. The obligations of the Borrower under this Section 2(c) shall remain in full force and effect until the Payment in Full of the Obligations. The Borrower intends that this Section 2(c) constitute, and this Section 2(c) shall be deemed to constitute, a guarantee or other agreement for the benefit of each other Guarantor for all purposes of section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

(d) No Limitations. Except for termination or release of a Guarantor’s obligations hereunder as expressly provided for in Section 5(e) and except as otherwise provided under applicable Requirements of Law, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise (other than defense of payment or performance). Without limiting the generality of the foregoing, to the extent permitted by applicable Requirements of Law and except for and subject to any limitations in connection with any applicable termination or release of a Guarantor’s obligations hereunder in accordance with the terms of Section 5(e), the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by: (i) the failure of the Collateral Agent or any other Secured Party to assert any claim or demand or to exercise or enforce any right or remedy under the provisions of any Credit Document or otherwise; (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Credit Document or any other agreement, including with respect to any other Guarantor under this Guaranty; (iii) the release of, or the failure to perfect any security interest in, or the exchange, substitution, release or any impairment of, any security held by the Collateral Agent or any other Secured Party for the Guaranteed Obligations; (iv) any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations; (v) any other act or omission that might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the Payment in Full of the Guaranteed Obligations); (vi) any illegality, lack of validity or enforceability of any Guaranteed Obligation; (vii) any change in the corporate existence, structure or ownership of the Borrower or any other Guarantor, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower or any other Guarantor or its assets or any resulting release or discharge of any Guaranteed Obligation (other than the Payment in Full of the Guaranteed Obligations); (viii) the existence of any claim, set-off or other rights that the Guarantor may have at any time against the Borrower or

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any other Guarantor, the Collateral Agent, or any other corporation or Person, whether in connection herewith or any unrelated transactions, provided that nothing herein will prevent the assertion of any such claim by separate suit or compulsory counterclaim; and (ix) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Collateral Agent that might otherwise constitute a defense to, or a legal or equitable discharge of, the Borrower or any other Credit Party or any other guarantor or surety. Each Guarantor expressly authorizes the applicable Secured Parties to take and hold security for the payment and performance of the Guaranteed Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in their sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Guaranteed Obligations, all without affecting the obligations of any Guarantor hereunder. To the fullest extent permitted by applicable Requirements of Law, each Guarantor waives any defense based on or arising out of any defense of any other Guarantor or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Guarantor, other than the Payment in Full of the Guaranteed Obligations. The Collateral Agent and the other Secured Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or non-judicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with the Borrower or any other Credit Party or exercise any other right or remedy available to them against the Borrower or any other Credit Party, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Payment in Full of the Guaranteed Obligations has been made. To the fullest extent permitted by applicable Requirements of Law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable Requirements of Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against any other Guarantor, as the case may be, or any security.

(e) Reinstatement. Notwithstanding the provisions of Section 5(e)(i), each Guarantor agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Guaranteed Obligation is rescinded or must otherwise be restored or returned by the Collateral Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any other Credit Party, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any other Credit Party or any substantial part of its property, or otherwise, all as though such payment had not been made.

(f) Agreement To Pay; Subrogation. In furtherance of the foregoing and not in limitation of any other right that the Collateral Agent or any other Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Borrower or any other Credit Party to pay any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid,

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to the Collateral Agent such unpaid Guaranteed Obligation. Upon payment by any Guarantor of any sums to the Collateral Agent as provided above, all rights of such Guarantor against the Borrower or Credit Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be fully subordinated to the Payment in Full of the Guaranteed Obligations.

(g) Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s and each other Credit Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that neither the Collateral Agent nor any other Secured Party will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

(h) Keepwell. Each Qualified Keepwell Provider hereby jointly and severally absolutely, unconditionally, and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honor all of its obligations under this guarantee in respect of any Hedging Obligation (provided, however, that each Qualified Keepwell Provider shall only be liable under this Section 2(h) for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section, or otherwise under this guarantee, voidable under applicable Requirements of Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified Keepwell Provider under this Section 2(h) shall remain in full force and effect until this Guaranty is terminated in accordance with Section 5(e). Each Qualified Keepwell Provider intends that this Section 2(h) constitute, and this Section 2(h) shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

3. FURTHER ASSURANCES

Each Guarantor agrees, upon the written request of the Collateral Agent, to execute and deliver to the Collateral Agent, from time to time, any additional instruments or documents reasonably considered necessary by the Collateral Agent to cause this Guaranty to be, become or remain valid and effective in accordance with its terms.

4. PAYMENTS FREE AND CLEAR OF TAXES

Each Guarantor agrees that such Guarantor will perform or observe all of the terms, covenants and agreements that Section 5.4 of the Credit Agreement requires such Guarantor to perform or observe, subject to the qualifications set forth therein.

5. OTHER TERMS

(a) Severability. Any provision of this Guaranty that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent

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of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(b) Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be given as provided in Section 13.2 of the Credit Agreement.

(c) Successors and Assigns. Whenever in this Guaranty any Guarantor is referred to, such reference shall be deemed to include the permitted successors and assigns of such party (in accordance with the terms of the Credit Agreement); and all covenants, promises and agreements by any Guarantor that are contained in this Guaranty shall bind and inure to the benefit of its respective permitted successors and assigns.

(d) No Waiver; Cumulative Remedies; Amendments. No failure or delay by the Collateral Agent in exercising any right, power, privilege or remedy hereunder shall operate as a waiver hereof, nor shall any single or partial exercise of any such right, power, privilege or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights, powers, privileges and remedies of the Collateral Agent hereunder are cumulative and are not exclusive of any rights, powers or remedies provided by Requirements of Law. No waiver of any provision of this Guaranty or consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be permitted by this Section 5(d), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Guarantor in any case shall entitle any Guarantor to any other or further notice or demand in similar or other circumstances. When making any demand hereunder against any of the Guarantors, the Collateral Agent or any other Secured Party may, but shall be under no obligation to, make a similar demand on the Borrower or any other Guarantor or guarantor, and any failure by the Collateral Agent or any other Secured Party to make any such demand or to collect any payments from the Borrower or any such other Guarantor or guarantor or any release of the Borrower or such other Guarantor or guarantor shall not relieve any of the Guarantors in respect of which a demand or collection is not made or any of the Guarantors not so released of their several obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Collateral Agent or any other Secured Party against any of the Guarantors. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings. Neither this Guaranty nor any provision hereof may be waived, amended or modified (other than termination of this Guaranty pursuant to Section 5(e)) except pursuant to an agreement or agreements in writing entered into by the Collateral Agent and the Guarantor or Guarantors with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 13.1 of the Credit Agreement.

(e) Termination and Release.

(i) This Guaranty shall terminate when all the Guaranteed Obligations (other than (i) Hedging Obligations in respect of any Secured Hedge Agreements, (ii)

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Cash Management Obligations in respect of any Secured Cash Management Agreements and (iii) any contingent or indemnification obligations not then due and payable) have been paid in full in cash or immediately available funds, all Commitments have terminated or expired and no Letter of Credit shall be outstanding that is not Cash Collateralized or back-stopped on terms reasonably satisfactory to the relevant Issuing Bank (“Payment in Full”).

(ii) A Guarantor (other than the Borrower) shall automatically be released from its obligations hereunder upon the consummation of any transaction permitted by the Credit Agreement resulting in such Guarantor ceasing to constitute a Restricted Subsidiary or otherwise becoming an Excluded Subsidiary or otherwise requiring the release of such Guarantor from this Guarantee in accordance with the terms of Section 13.17 of Credit Agreement.

(iii) In connection with any release pursuant to this Section 5(e), the Collateral Agent shall execute and deliver to the Borrower, at the Borrower’s expense, all documents that the Borrower shall reasonably request to evidence such release. Any execution and delivery of documents pursuant to this Section 5(e) shall be without recourse to or warranty by the Collateral Agent.

(f) Counterparts. This Guaranty may be executed by one or more of the parties to this Guaranty on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart to this Guaranty by facsimile or other electronic transmission (i.e. a “pdf” or “tif”) shall be as effective as delivery of a manually signed original.

(g) Limitation of Liability. Each Guarantor, and by its acceptance of this Guaranty, the Collateral Agent and each other Secured Party, hereby confirms that it is the intention of all such Persons that this Guaranty and the Guaranteed Obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the Guaranteed Obligations of each Guarantor hereunder. To effectuate the foregoing intention, the Collateral Agent, the other Secured Parties and the Guarantors hereby irrevocably agree that the Guaranteed Obligations of each Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the Guaranteed Obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.

6. INDEMNITY. SUBROGATION AND SUBORDINATION

(a) Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable Requirements of Law (but subject to Section 6(c)), the Borrower agrees that (i) in the event a payment shall be made by any Guarantor under this Guaranty in respect of any Obligation of the Borrower, the Borrower shall indemnify such Guarantor for the full amount of such payment and such

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Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment and (ii) in the event any assets of any Guarantor shall be sold pursuant to this Guaranty or any other Security Document to satisfy in whole or in part an Obligation of the Borrower, the Borrower shall indemnify such Guarantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

(b) Contribution and Subrogation. Each Guarantor (a “Contributing Guarantor”) agrees (subject to Section 6(c)) that, in the event a payment shall be made by any other Guarantor hereunder in respect of any Obligation or assets of any other Guarantor shall be sold pursuant to any Security Document to satisfy any Obligation owed to any Secured Party and such other Guarantor (the “Claiming Guarantor”) shall not have been fully indemnified by the Borrower as provided in Section 6(a), the Contributing Guarantor shall indemnify the Claiming Guarantor in an amount equal to the amount of such payment or the greater of the book value or the fair market value of such assets, as applicable, in each case multiplied by a fraction of which the numerator shall be the net worth of such Contributing Guarantor on the date hereof and the denominator shall be the aggregate net worth of all the Guarantors on the date hereof (or, in the case of any Guarantor becoming a party hereto pursuant to Section 9.11 of the Credit Agreement, the date of the supplement hereto executed and delivered by such Guarantor). Any Contributing Guarantor making any payment to a Claiming Guarantor pursuant to this Section 6(b) shall be subrogated to the rights of such Claiming Guarantor under Section 6(a) to the extent of such payment. The provisions of this Section 6(b) shall in no respect limit the obligations and liabilities of any Guarantor to the Collateral Agent and the other Secured Parties, and each Guarantor shall remain liable to the Collateral Agent and the other Secured Parties for the full amount guaranteed by such Guarantor hereunder.

(c) Subordination. Notwithstanding any provision of this Guaranty to the contrary, all rights of the Guarantors under Sections 6(a) and 6(b) and all other rights of indemnity, contribution or subrogation of any Guarantor under applicable Requirements of Law or otherwise shall be fully subordinated to Payment in Full of the Guaranteed Obligations. Notwithstanding any payment or payments made by any of the Guarantors hereunder or any set-off or appropriation or application of funds of any of the Guarantors by any Secured Party, no Guarantor shall be entitled to be subrogated to any of the rights of the Collateral Agent or any other Secured Party against the Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by any Secured Party for the payment of the Obligations until Payment in Full of the Guaranteed Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder until Payment in Full of the Guaranteed Obligations. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time prior to Payment in Full of the Guaranteed Obligations, such amount shall be held by such Guarantor in trust for the Collateral Agent and the other Secured Parties, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be paid to the Collateral Agent to be credited and applied against the Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement.

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No failure on the part of the Borrower or any Guarantor to make the payments required by Sections 6(a) and 6(b) hereof (or any other payments required under applicable Requirements of Law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor with respect to its obligations hereunder, and each Guarantor shall remain liable for the full amount of the obligations of such Guarantor hereunder.

7. GOVERNING LAW; JURISDICTION; VENUE; WAIVER OF JURY TRIAL; CONSENT TO SERVICE OF PROCESS

(a) The terms of Sections 13.12 and 13.13 of the Credit Agreement are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

(b) Each party to this Guaranty irrevocably consents to service of process in the manner provided for notices in Section 13.2 of the Credit Agreement. Nothing in this Guaranty will affect the right of any party to this Guaranty to serve process in any other manner permitted by Requirements of Law.

(c) EACH GUARANTOR AND EACH AGENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS GUARANTY OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

8. RIGHT OF SET OFF

After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by Requirements of Law, each Lender shall have the right, without prior notice to any Guarantor, any such notice being expressly waived by the Guarantors to the extent permitted by applicable Requirements of Law, upon any amount becoming due and payable by any Guarantor hereunder or under any other Credit Document (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of such Guarantor. Each Lender shall promptly notify the relevant Guarantor (and the Credit Parties, if applicable) and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

9. ADDITIONAL SUBSIDIARIES

Upon execution and delivery by the Collateral Agent and any Subsidiary of the Borrower that is required to become a party hereto by Section 9.11 of the Credit Agreement of an instrument in the form of Exhibit I hereto, such Subsidiary shall become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein. The execution and delivery of any such instrument shall not require

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the consent of any other party to this Guaranty. The rights and obligations of each party to this Guaranty shall remain in full force and effect notwithstanding the addition of any new party to this Guaranty. Each reference to “Guarantor” in this Guaranty shall be deemed to include such Subsidiary.

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IN WITNESS WHEREOF, the undersigned has caused this Guaranty to be executed and delivered as of the date first above written.

VINE OIL & GAS LP

By:	Vine Oil & Gas GP LLC
Its:	General Partner

By:
	Name:	Eric D. Marsh
	Title:	President and Chief Executive Officer

VINE OIL & GAS HAYNESVILLE LLC

By:
	Name:	Eric D. Marsh
	Title:	President and Chief Executive Officer

[Signature Page to Guarantee]

Accepted and Agreed to:

HSBC BANK USA, NATIONAL ASSOCIATION, as Collateral Agent

By:
Name:
Title:

[Signature Page to Guarantee]

Exhibit I

to Guaranty

SUPPLEMENT NO.      dated as of                      (this “Supplement”), to the Guarantee Agreement dated as of November 25, 2014 (the “Guaranty”), among VINE OIL & GAS LP, a Delaware limited partnership (the “Borrower”), each Subsidiary of the Borrower party thereto (together with the Borrower, the “Existing Guarantors”) and HSBC BANK USA, NATIONAL ASSOCIATION, as collateral agent (in such capacity, together with any successor thereto, the “Collateral Agent”) and administrative agent (in such capacity, together with any successor thereto, the “Administrative Agent”) for the Secured Parties referred to below (as defined therein).

A. Reference is made to the Credit Agreement dated as of November 25, 2014 (as amended, restated, amended and restated, modified and/or supplemented from time to time, the “Credit Agreement”), among the Borrower, the Lenders and agents party thereto from time to time, HSBC Bank USA, National Association, as administrative agent, collateral agent, a Swingline Lender and an Issuing Bank, and each other Swingline Lender and Issuing Bank from time to time party thereto.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement and the Guaranty, as applicable.

C. The Existing Guarantors have entered into the Guaranty in order to induce the Secured Parties to make their respective Extensions of Credit. Section 9 of the Guaranty provides that additional Subsidiaries may become Guarantors under the Guaranty by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary of the Borrower (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Guarantor under the Guaranty in order to induce the Secured Parties to make their respective additional Extensions of Credit, and as consideration for Extensions of Credit previously made.

Accordingly, the Collateral Agent and the New Subsidiary agree as follows:

SECTION 1. In accordance with Section 9 of the Guaranty, the New Subsidiary by its signature below becomes a Guarantor under the Guaranty with the same force and effect as if originally named therein as a Guarantor and the New Subsidiary hereby agrees to all the terms and provisions of the Guaranty applicable to it as a Guarantor thereunder. In furtherance of the foregoing, the New Subsidiary does hereby guarantee to the Collateral Agent the due and punctual payment of the Guaranteed Obligations as set forth in the Guaranty. Each reference to a “Guarantor” in the Guaranty and in this Supplement shall be deemed to include the New Subsidiary. The Guaranty is hereby incorporated herein by reference.

SECTION 2. The New Subsidiary represents and warrants to the Collateral Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

SECTION 3. This Supplement may be executed by one or more of the parties to this Supplement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Supplement shall become effective when the Agent shall have received a counterpart of this Supplement that bears the signature of the New Subsidiary. Delivery of an executed signature page to this Supplement by facsimile or other electronic transmission (i.e. a “pdf” or “tif”) shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4. Except as expressly supplemented hereby, the Guaranty shall remain in full force and effect.

SECTION 5. THIS SUPPLEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. Any provision of this Supplement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 13.2 of the Credit Agreement.

SECTION 8. The New Subsidiary agrees to reimburse the Collateral Agent in accordance with Section 13.5 of the Credit Agreement for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable and documented fees, disbursements and other charges of counsel to the Collateral Agent.

IN WITNESS WHEREOF, the New Subsidiary has duly executed this Supplement to the Guaranty as of the day and year first above written.

[Remainder of page left intentionally blank.]

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[Name of New Subsidiary]

By:
Name:
Title:

EXHIBIT D

MORTGAGE, ASSIGNMENT OF AS-EXTRACTED COLLATERAL,

SECURITY AGREEMENT AND FIXTURE FILING

FROM

VINE OIL & GAS LP

TO AND

FOR THE BENEFIT OF

HSBC BANK USA, NATIONAL ASSOCIATION,

as Collateral Agent,

and the other Secured Parties

THIS INSTRUMENT CONTAINS AFTER-ACQUIRED PROPERTY PROVISIONS. THIS INSTRUMENT SECURES PAYMENT OF FUTURE ADVANCES. THIS INSTRUMENT COVERS PROCEEDS OF MORTGAGED PROPERTY.

THIS INSTRUMENT COVERS MINERALS, AS EXTRACTED COLLATERAL AND OTHER SUBSTANCES OF VALUE THAT MAY BE EXTRACTED FROM THE EARTH (INCLUDING WITHOUT LIMITATION OIL AND GAS) AND THE ACCOUNTS RELATED THERETO, WHICH WILL BE FINANCED AT THE WELLHEADS OF THE WELL OR WELLS LOCATED ON THE PROPERTIES DESCRIBED IN EXHIBIT A HERETO. A FINANCING STATEMENT WITH THIS INSTRUMENT ATTACHED IS TO BE FILED IN THE UCC RECORDS OF THE CLERK OF COURT FOR ANY PARISH IN LOUISIANA TO BE INDEXED IN THE CENTRAL UCC REGISTRY WITH THE LOUISIANA SECRETARY OF STATE. MORTGAGOR HAS AN INTEREST OF RECORD IN THE REAL ESTATE CONCERNED, WHICH INTEREST IS DESCRIBED IN THE EXHIBITS ATTACHED HERETO.

PORTIONS OF THE MORTGAGED PROPERTY ARE GOODS THAT ARE OR ARE TO BECOME AFFIXED TO OR FIXTURES ON THE LAND DESCRIBED IN OR REFERRED TO IN THE EXHIBITS HERETO. A FINANCING STATEMENT WITH

THIS INSTRUMENT ATTACHED IS TO BE FILED IN THE UCC RECORDS OF THE CLERK OF COURT FOR ANY PARISH IN LOUISIANA TO BE INDEXED IN THE CENTRAL UCC REGISTRY WITH THE LOUISIANA SECRETARY OF STATE. MORTGAGOR IS THE OWNER OF AN INTEREST OF RECORD IN THE REAL ESTATE CONCERNED. THIS INSTRUMENT MAY BE INDEXED IN THE INDEX OF FINANCING STATEMENTS.

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5.18. Limitations on Rights and Waivers	15
5.19. Self-Proving	15

SECTION 6

Miscellaneous	16

6.1. Releases	16
6.2. Severability	17
6.3. Successors and Assigns	17
6.4. Satisfaction of Prior Encumbrance	17
6.5. Application of Payments to Certain Obligations	17
6.6. Nature of Covenants	17
6.7. Notices	17
6.8. Expenses	17
6.9. Counterparts	17
6.10. Governing Law	18
6.11. Filing of Financing Statements	18
6.12. Limit on Obligations and Collateral	19
6.13. References	19
6.14. Louisiana Defined Terms	19
6.15. No Paraph	19
6.16. Acceptance	19
6.17. Waivers	19
6.18. Intercreditor Agreements	20

Exhibit A Hydrocarbon Interests

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MORTGAGE, ASSIGNMENT	*	UNITED STATES OF AMERICA
OF AS-EXTRACTED COLLATERAL,	*
SECURITY AGREEMENT AND	*	STATE OF TEXAS
FIXTURE FILING	*
*
BY	*	COUNTY OF HARRIS
*
VINE OIL & GAS LP	*
*
IN FAVOR OF	*
*
HSBC BANK USA,	*
NATIONAL ASSOCIATION,	*
AS COLLATERAL AGENT	*
* * * * * * * * * * * * * * * * * * * * * * * *

BE IT KNOWN, that on this      day of                 , 20    ;

BEFORE ME, the undersigned Notary Public, duly commissioned and qualified in and for the aforesaid County/Parish and State, and in the presence of the two undersigned competent witnesses:

PERSONALLY CAME AND APPEARED:

VINE OIL & GAS LP, a Delaware limited partnership (the last four digits of whose Taxpayer Identification Number are 9302), whose mailing address is 5800 Granite Parkway, Suite 480, Plano, Texas 75024, appearing herein through its representative, duly authorized by the certified resolutions attached to this instrument (“Mortgagor”);

Who declared that:

THIS MORTGAGE, ASSIGNMENT OF AS-EXTRACTED COLLATERAL, SECURITY AGREEMENT AND FIXTURE FILING (this “Mortgage”) is entered into as of                , 20     by and between VINE OIL & GAS LP, a Delaware limited partnership (the “Mortgagor”), in favor of HSBC BANK USA, NATIONAL ASSOCIATION, in its capacity as Collateral Agent, together with its successors and assigns in such capacity, the “Mortgagee”), for its benefit and the benefit of the Secured Parties with respect to all Mortgaged Property (as hereinafter defined) and with respect to all UCC Collateral (as hereinafter defined).

RECITALS

A. As of November 25, 2014, Vine Oil & Gas LP, as borrower (in such capacity, the “Borrower”), the banks, financial institutions and other lending institutions or entities from time to time party thereto (the “Lenders”), HSBC Bank USA, National Association, as Administrative Agent, Collateral Agent, Swingline Lender and a Letter of Credit Issuer, and each other Letter of Credit Issuer (as each such term is defined in the Credit Agreement) from time to time party

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thereto, executed a Credit Agreement (such agreement, as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) pursuant to which, upon the terms and conditions stated therein, the Lenders agreed to make loans and other extensions of credit to the Borrower.

B. The Borrower and its Restricted Subsidiaries (as defined in the Credit Agreement) and certain Hedge Banks (as defined in the Credit Agreement) have entered or may enter into Secured Hedge Agreements (as defined in the Credit Agreement).

C. The Borrower and its Restricted Subsidiaries and certain Cash Management Banks (as defined in the Credit Agreement) have entered or may enter into Secured Cash Management Agreements (as defined in the Credit Agreement).

D. The Credit Agreement, the Secured Hedge Agreements, the Secured Cash Management Agreements and the other Credit Documents (as defined in the Credit Agreement) are collectively referred to herein as the “Secured Transaction Documents”.

E. The Borrower, each Guarantor (as defined in the Credit Agreement), each of the other signatories thereto, and the Mortgagee, executed a Guarantee dated as of even date herewith (such agreement, as may from time to time be amended, restated, supplemented or otherwise modified, the “Guarantee”) pursuant to which, upon terms and conditions stated therein, each Guarantor has agreed to guarantee the Obligations (as defined in the Credit Agreement) under the Secured Transaction Documents.

F. The Mortgagee and the other Secured Parties have conditioned their obligations under the Secured Transaction Documents upon the execution and delivery by the Mortgagor of this Mortgage, and the Mortgagor has agreed to enter into this Mortgage to secure all obligations owing to the Mortgagee and the other Secured Parties under the Secured Transaction Documents and the other Credit Documents.

G. Therefore, in order to comply with the terms and conditions of the Secured Transaction Documents and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Mortgagor hereby agrees as follows:

SECTION 1

DEFINITIONS

1.1. Terms Defined Above. As used in this Mortgage, each term defined above has the meaning indicated above.

1.2. UCC and Other Defined Terms. Each capitalized term used in this Mortgage and not defined in this Mortgage shall have the meaning ascribed to such term in the Credit Agreement. Any capitalized term not defined in either this Mortgage or the Credit Agreement shall have the meaning ascribed to such term in the Applicable UCC. The rules of construction and other interpretive provisions specified in Sections 1.2, 1.5, 1.6 and 1.7 of the Credit Agreement shall apply to this Mortgage, including terms defined in the preamble and recitals to this Mortgage.

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1.3. Definitions.

“Applicable UCC” means the provisions of the Uniform Commercial Code presently in effect in the jurisdiction in which the relevant UCC Collateral is situated or that otherwise is applicable to the creation or perfection of the Liens described herein or the rights and remedies of the Mortgagee under this Mortgage.

“Collateral” means collectively all the Mortgaged Property and all the UCC Collateral.

“Collateral Agreement” means the Collateral Agreement dated as of November 25, 2014 among the Borrower, the Subsidiaries party thereto and the Collateral Agent.

“Future Advances” means future obligations and future advances that the Mortgagee or any other Secured Parties may make pursuant to any Secured Transaction Document.

“Hydrocarbons” means all oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom and all other minerals that may be produced and saved from or attributable to the Oil and Gas Properties described on Exhibit A, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests or other properties constituting Oil and Gas Properties.

“Hydrocarbon Interests” means all rights, titles, interests and estates now owned or hereafter acquired by the Mortgagor in and to the oil and gas leases, oil, gas and mineral leases, and/or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature, in each case, that are described on Exhibit A.

“Intercreditor Agreements” has the meaning assigned to such term in Section 6.15.

“Mortgaged Property” means the Oil and Gas Properties and other properties and assets described in Section 2.1(a) through Section 2.1(f).

“Obligations” has the meaning assigned to such term in Section 2.3.

“Oil and Gas Properties” means (a) the Hydrocarbon Interests; (b) the properties now or hereafter pooled or unitized with the Hydrocarbon Interests; (c) all presently existing or future unitization agreements, pooling agreements and declarations of pooled or unitized units and the units created thereby (including, without limitation, all units created under orders, regulations and rules or other official acts of any Governmental Authority and units created solely among working interest owners pursuant to operating agreements or otherwise) that may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including, without limitation, production sharing contracts and agreements described or referred to in this Mortgage that relate to any Hydrocarbon Interests or the production, sale, purchase, exchange, processing, handling, storage, transporting and marketing of the Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and that may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from

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or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and properties appertaining, belonging, affixed or incidental to the Hydrocarbon Interests; and (g) all properties (real or personal), rights, titles, interests and estates described or referred to above that are now owned or that are hereafter acquired by the Mortgagor, in each case, situated upon, used, held for use or useful in connection with the operating, working or development of the Hydrocarbon Interests or such property (excluding drilling rigs, automotive equipment, rental equipment or other personal property that may be on such premises for the purpose of drilling a well or for other similar temporary uses), including any and all oil wells, gas wells, injection wells or other wells, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, gas processing plants and pipeline systems and any related infrastructure to any thereof, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements servitudes, licenses and other surface and subsurface rights, together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“Permitted Encumbrances” means all Liens of the type described in clauses (a), (b), (f), (g), (h), (k), (n), (o), and (p) of the definition of “Permitted Liens” and Liens expressly permitted under Section 10.2(bb) of the Credit Agreement.

“Termination Date” has the meaning assigned to such term in Section 6.1.

“UCC Collateral” means the “Collateral” (as defined in the Collateral Agreement).

SECTION 2

GRANT OF LIEN AND OBLIGATIONS

2.1. Grant of Liens. To secure payment of the Obligations when due, the Mortgagor does by these presents hereby:

MORTGAGE, COLLATERALLY ASSIGN, PLEDGE and HYPOTHECATE to the Mortgagee for the use and benefit of the Secured Parties, all the following properties, rights and interests that are located in Louisiana, to secure the Obligations:

(a) All rights, titles, interests and estates, and every part and parcel thereof, now owned or hereafter acquired by the Mortgagor in and to the Oil and Gas Properties, as the same may be enlarged by the discharge of any payments out of production or by the removal of any charges or Permitted Encumbrances to which any of such Oil and Gas Properties or other rights, titles, interests or estates are subject or otherwise; all rights of the Mortgagor to Liens securing payment of proceeds from the sale of production from any of such Oil and Gas Properties, together with any and all renewals and extensions of any of such related rights, titles, interests or estates; all contracts and agreements supplemental to or amendatory of or in substitution for the contracts and agreements described or mentioned above; and any and all additional interests of any kind hereafter acquired by the Mortgagor in and to such related rights, titles, interests or estates;

(b) All rights, titles, interests and estates now owned or hereafter acquired by the Mortgagor in and to all geological, geophysical, engineering, accounting, title and other technical

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or business data concerning the Oil and Gas Properties or the Hydrocarbons of the Mortgagor produced from such Oil and Gas Properties, and all books, files, records, magnetic media, computer records and other forms of recording or obtaining access to such data;

(c) All other rights, titles, interests and estates now owned or hereafter acquired by the Mortgagor in and to the Hydrocarbons;

(d) Any other property that may from time to time hereafter, by delivery in writing by the Mortgagor, be subjected to the Liens hereof; and the Mortgagee is hereby authorized to receive the same at any time as additional security hereunder; and

(e) All of the Mortgagor’s rights, titles and interests in and to all surface fees and fee estates described in Exhibit A, if any, compressor sites, settling ponds, equipment or pipe yards, office sites and all property and fixtures located thereon, whether such surface fees, fee estates, compressor sites, settling ponds, equipment or pipe yards, office sites, office buildings are fee simple estates, leasehold estates or otherwise, together with all present and future rights, titles, easements and estates now owned or hereafter acquired by the Mortgagor under or in connection with such interest.

It is the intention of the Mortgagor and the Mortgagee herein to cover and affect hereby all Oil and Gas Properties and interests that the Mortgagor may now own or may hereafter acquire in and to the interests and Property described in Exhibit A, even though the Mortgagor’s interests or the relevant Hydrocarbon Interest may be incorrectly described on Exhibit A, and notwithstanding that the interests as specified on Exhibit A may be limited to particular lands, specified depths or particular types of property interests.

Notwithstanding any provision in this Mortgage to the contrary, in no event is any Building (as defined in the applicable Flood Insurance Regulation) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulation) included in the definition of “Mortgaged Property” and no Building or Manufactured (Mobile) Home is hereby encumbered by this Mortgage. As used herein, “Flood Insurance Regulations” shall mean (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.), as the same may be amended or recodified from time to time, and (iv) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder.

2.2. Grant of Security Interest. To further secure payment of the Obligations when due, the Mortgagor hereby grants to the Mortgagee, for its benefit and the benefit of the Secured Parties, a security interest in and to all rights, titles and interests of the Mortgagor in and to all Collateral (as defined in the Collateral Agreement), including all of the following (whether now or hereafter acquired by operation of law or otherwise):

(a) all As-Extracted Collateral from or attributable to the Oil and Gas Properties;

(b) all Fixtures on the land described or to which reference is made herein or on Exhibit A; and

(c) to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security, guarantees and other Supporting Obligations given with respect to any of the foregoing.

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2.3. Obligations. This Mortgage is executed and delivered by the Mortgagor to secure the payment and performance when due of the following (the “Obligations”): all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Credit Document or otherwise with respect to any Loan or Letter of Credit or under any Secured Cash Management Agreement or Secured Hedge Agreement, in each case, entered into with the Borrower or any of its Restricted Subsidiaries, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof in any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Credit Parties under the Credit Documents (and any of their Restricted Subsidiaries to the extent they have obligations under the Credit Documents) include the obligation (including Guarantee Obligations) to pay principal, interest, charges, expenses, fees, attorney costs, indemnities and other amounts payable by any Credit Party under any Credit Document. Notwithstanding the foregoing, (a) Excluded Swap Obligations shall not constitute Obligations, (b) the obligations of the Borrower or any Restricted Subsidiary under any Secured Hedge Agreement and under any Secured Cash Management Agreement that has been secured at the option of the Borrower (such option shall be deemed exercised as reflected in the document related to any such Secured Hedge Agreement or Secured Cash Management Agreement among the Borrower and the applicable Hedge Bank or Cash Management Bank) shall be secured and guaranteed pursuant to the Security Documents and the Guarantee only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (c) any release of Collateral or Guarantors effected in the manner permitted by this Mortgage and the other Credit Documents shall not require the consent of the holders of Hedge Obligations under Secured Hedge Agreements or of the holders of Cash Management Obligations under Secured Cash Management Agreements.

This Mortgage may secure Future Advances, and in accordance with Article 3298 of the Louisiana Civil Code, and as to all Obligations, present and future, secured by this Mortgage, notwithstanding the nature of such obligations or the date they arise, this Mortgage has effect between the parties from the time this Mortgage is executed, and as to third persons from the time this Mortgage is filed for registry. The maximum amount of Obligations that may at any time and from time to time that this mortgage secures shall be $2,000,000,000.

2.4. Fixture Filing, Etc. Without in any manner limiting the generality of any of the other provisions of this Mortgage: (i) some portions of the goods described or to which reference is made herein are or are to become Fixtures on the land described or to which reference is made herein or on Exhibit A; (ii) the security interests created hereby under applicable provisions of the Applicable UCC will attach to all As-Extracted Collateral from or attributable to the Oil and Gas Properties and all other Hydrocarbons; (iii) Mortgagor is the record owner of the real estate or holds another interest of record in the real estate or immoveable property comprised of the Mortgaged Property and (iv) Mortgagee is authorized to file a financing statement with respect to such UCC Collateral with such Louisiana filing office(s) as the Mortgagee deems appropriate.

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2.5. Pro Rata Benefit. This Mortgage is executed and granted for the pro rata benefit and security of the Secured Parties to secure the Obligations.

2.6. Excluded Assets. Notwithstanding anything herein to the contrary, in no event shall the Mortgaged Property include, and the Mortgagor shall not be deemed to have granted a Lien in, any of the Mortgagor’s right, title or interest in any of the Excluded Assets (as defined in the Collateral Agreement), provided that the Mortgaged Property shall include the Proceeds of any of the Excluded Assets unless such Proceeds also constitute Excluded Assets. For the avoidance of doubt, nothing in this Section 2.6 shall be deemed to negate the requirement set forth in Section 5.2(b)(i) of the Credit Agreement.

SECTION 3

ASSIGNMENT OF AS-EXTRACTED COLLATERAL

3.1. Assignment.

(a) The Mortgagor has absolutely and unconditionally granted, assigned, transferred and conveyed, and does hereby absolutely and unconditionally grant, assign, transfer and convey unto Mortgagee, for its benefit and the benefit of the Secured Parties, all of the As-Extracted Collateral from or attributable to the Oil and Gas Properties and all products obtained or processed therefrom, and the revenues and proceeds now and hereafter attributable to the Hydrocarbons and said products and all payments in lieu of the Hydrocarbons such as “take or pay” payments or settlements. As security for the payment or performance, as the case may be, in full of the Obligations, the Mortgagor hereby pledges to the Mortgagee, its successors and assigns, for the benefit of the Secured Parties, and hereby grants to the Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest in all right, title and interest in or to any and all of the assets and properties now owned or at any time hereafter acquired by the Mortgagor described in Sections 2.1 and 2.2 hereof, including all of its As-Extracted Collateral from or attributable to the Oil and Gas Properties.

(b) If an Event of Default shall have occurred and be continuing and to the extent permitted by applicable Requirements of Law:

(i) All Hydrocarbons and products thereof, in each case from the Oil and Gas Properties, shall be delivered into pipe lines connected with the Mortgaged Property, or to the purchaser thereof, to the credit of the Mortgagee, for its benefit and the benefit of the Secured Parties and all such revenues and proceeds thereof shall be paid directly to the Mortgagee, at its offices as designated by the Mortgagee from time to time, with no duty or obligation of any party paying the same to inquire into the rights of the Mortgagee to receive the same, what application is made thereof, or as to any other matter;

(ii) The Mortgagor agrees to perform all such acts, and to execute all such further assignments, transfers and division orders and other instruments as may be reasonably required or desired by the Mortgagee, after receipt of a written request from

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the Mortgagee, in order to have said proceeds and revenues so paid to the Mortgagee and, in addition to any and all rights of a secured party under Sections 9-607 and 9-609 of the Applicable UCC, the Mortgagee is fully authorized to receive and receipt for said revenues and proceeds, to endorse and cash any and all checks and drafts payable to the order of the Mortgagor or the Mortgagee for the account of the Mortgagor received from or in connection with said revenues or proceeds and to hold the proceeds thereof in a Deposit Account with the Mortgagee, a Lender or other acceptable commercial bank as additional collateral securing the Obligations, and to execute transfer and division orders in the name of the Mortgagor, or otherwise, with warranties binding the Mortgagor. All proceeds received by the Mortgagee pursuant to this grant and assignment shall be applied as provided in Section 5.14 hereof;

(iii) The Mortgagee shall not be liable for any delay, neglect or failure to effect collection of any proceeds or to take any other action in connection therewith or hereunder, but the Mortgagee shall have the right, at its election after written notice is provided to the Mortgagor, in the name of the Mortgagor or otherwise, to prosecute and defend any and all actions or legal proceedings deemed advisable by the Mortgagee in order to collect such funds and to protect the interests of the Mortgagee and/or the Mortgagor, with all out-of-pocket costs, expenses and attorneys’ fees incurred in connection therewith being paid by the Mortgagor; and

(iv) The Mortgagor hereby appoints the Mortgagee as its attorney-infact to pursue any and all rights of the Mortgagor to Liens in the Hydrocarbons securing payment of proceeds of runs attributable to the Hydrocarbons, which power of attorney shall be coupled with an interest and shall be irrevocable until the Termination Date.

(c) The Mortgagor does hereby specifically agree that third-parties shall be entitled to rely, and shall be fully protected in relying, upon any written notice by the Mortgagee that an Event of Default has occurred and is continuing for the purposes of clause (b) above.

3.2. No Modification of Payment Obligations. Nothing herein contained shall modify or otherwise alter the obligation of the Mortgagor to make prompt payment of all amounts constituting Obligations when and as the same become due regardless of whether the proceeds of As-Extracted Collateral and Hydrocarbons are sufficient to pay the same and the rights provided in accordance with the foregoing assignment provision shall be cumulative of all other security of any and every character now or hereafter existing to secure payment of the Obligations. Nothing in this Article III is intended to be an acceptance of collateral in satisfaction of the Obligations.

SECTION 4

REPRESENTATIONS, WARRANTIES AND COVENANTS

The Mortgagor hereby represents, warrants and covenants as follows:

4.1. Title. To the extent of the undivided interests specified on attached Exhibit A, Mortgagor has good and defensible title to the Mortgaged Property. The Collateral is free of all Liens except Permitted Encumbrances.

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4.2. Defend Title. This Mortgage is, and always will be kept, a first priority Lien upon the Collateral (provided that Permitted Encumbrances may exist and attach to the Mortgaged Properties and may have whatever priority such Liens have under applicable Requirements of Law (provided that for the avoidance of doubt, no intent to subordinate priority of the Liens created hereby is intended or to be inferred by the existence thereof)). The Mortgagor will not create or suffer to be created or permit to exist any Lien, security interest or charge prior or junior to or on a parity with the Lien of this Mortgage upon the Collateral or any part thereof other than Permitted Encumbrances or as otherwise permitted by the Credit Agreement. Other than any Permitted Encumbrances, the Mortgagor will warrant and defend the title to the Collateral against the claims and demands of all other Persons whomsoever and will maintain and preserve the Lien created hereby (and its priority) until the Termination Date, except as otherwise permitted by the Credit Agreement. If (i) an adverse claim be made against or a cloud develop upon the title to any material part of the Collateral other than a Permitted Encumbrance or (ii) any Person shall challenge the priority or validity of the Liens created by this Mortgage, then the Mortgagor agrees to defend against such adverse claim or take appropriate action to remove such cloud, in each case, at the Mortgagor’s sole cost and expense. The Mortgagor further agrees that the Mortgagee may take such other action it deems advisable to protect and preserve its interests in the Collateral, and in such event the Mortgagor will indemnify the Mortgagee against any and all costs, attorneys’ fees and other expenses to the extent the Borrower would be required to do so pursuant to Section 13.5 of the Credit Agreement that it may incur in defending against any such adverse claim or taking action to remove any such cloud.

4.3. Not a Foreign Person. The Mortgagor is not a “foreign person” within the meaning of the Code, Sections 1445 and 7701 (i.e., the Mortgagor is not a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in the Code and any regulations promulgated thereunder).

SECTION 5

RIGHTS AND REMEDIES

5.1. Event of Default. To the fullest extent permitted by applicable Requirements of Law, if an Event of Default shall occur and be continuing, then (a) the Mortgagee may declare all sums secured hereby to be immediately due and payable, without presentment, demand, further notice of any kind, protest or notice of protest, all of which are expressly waived, (b) the Mortgagor agrees to pay to the Mortgagee all amounts due hereunder and under the Credit Agreement and, to the extent the Borrower would be required to do so pursuant to Section 13.5 of the Credit Agreement, such further amount as shall be sufficient to cover the costs and expenses of collection, including attorneys’ fees, disbursements and expenses incurred by the Mortgagee, and (c) the Mortgagee shall be entitled and empowered to institute an action or proceedings at law or in equity for the collection of the sums so due and unpaid, to prosecute any such action or proceedings to judgment or final decree, to enforce any such judgment or final decree against the Mortgagor and to collect, in any manner provided by law, all moneys adjudged or decreed to be payable.

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5.2. Foreclosure and Sale.

(a) Upon the occurrence and during the continuance of an Event of Default, the Mortgagee may institute proceedings for the foreclosure of this Mortgage, in which case the Collateral (including the Mortgaged Property), or any part or parts thereof, may be immediately seized and sold, under ordinary or executory process, at the Mortgagee’s sole option, in accordance with applicable Louisiana law, to the highest bidder for cash or credit, either as an entirety or in lots or parcels, all as the Mortgagee may determine, with or without appraisement, and without the necessity of making further demand upon the Mortgagor or notifying or further placing the Mortgagor in default, all of which are expressly waived by the Mortgagor and the Mortgagee may otherwise exercise the rights, powers and remedies provided for herein and under applicable law. For purposes of seizure and sale under Louisiana executory process, the Mortgagor confesses judgment and acknowledges the indebtedness secured hereby and consents that judgment be rendered and signed, whether during the court’s term or during vacation, in favor of the Mortgagee for the full amount of the Obligations secured hereby in principal, interest, costs and attorneys’ fees, together with all charges and expenses whatsoever owing pursuant to this Mortgage. The Mortgagor hereby waives all and every appraisement of the Collateral (including the Mortgaged Property) and waives and renounces the benefit of appraisement and the benefit of all laws relative to the appraisement of the Collateral (including the Mortgaged Property) seized and sold under executory or other legal process. The Mortgagor additionally specifically waives: (1) the benefit of appraisal as provided in Articles 2332, 2336, 2723 and 2724 of the Louisiana Code of Civil Procedure, and all other laws with regard to appraisal upon judicial sale; (2) the notice of seizure as provided under Articles 2293 and 2721 of the Louisiana Code of Civil Procedure; (3) the three (3) days’ delay provided under Article 2331 of the Louisiana Code of Civil Procedure; (4) all other benefits provided under Articles 2331, 2722 and 2723 and any other articles of the Louisiana Code of Civil Procedure; and (5) all pleas of divisions and discussion with respect to the indebtedness secured hereby.

(b) Where the Mortgaged Property is situated in more than one jurisdiction, notice as above provided shall be posted and filed in all such jurisdictions (if such notices are required by Requirements of Law), and all such Mortgaged Property may, if permitted by applicable Requirements of Law, be sold in any such jurisdiction and any such notice shall designate the jurisdiction where such Mortgaged Property is to be sold. Nothing contained in this Section 5.2 shall be construed so as to limit in any way any rights to sell the Mortgaged Property or any portion thereof by private sale if and to the extent that such private sale is permitted under the Requirements of Law of the applicable jurisdiction or by public or private sale after entry of a judgment by any court of competent jurisdiction so ordering. The Mortgagor hereby irrevocably appoints, effective upon the occurrence and during the continuance of an Event of Default, the Mortgagee, with full power of substitution, to be the attorney-in-fact of the Mortgagor and in the name and on behalf of the Mortgagor to execute and deliver any deeds, transfers, conveyances, assignments, assurances and notices that the Mortgagor ought to execute and deliver and do and perform any and all such acts and things that the Mortgagor ought to do and perform under the covenants herein contained and generally, to use the name of the Mortgagor in the exercise of all or any of the powers hereby conferred on the Mortgagee. At any such sale, to the extent not prohibited by applicable Requirements of Law: (i) it shall not be necessary for the Mortgagee to be physically present, or to have constructive possession of, the Mortgaged Property (the Mortgagor hereby covenanting and agreeing to deliver any portion of the Mortgaged Property not actually or constructively possessed by the Mortgagee immediately upon the Mortgagee’s demand) and the title to and right of possession of any such property shall pass to the purchaser

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thereof as completely as if the same had been actually present and delivered to purchaser at such sale, (ii) each instrument of conveyance executed by the Mortgagee, the sheriff or such other official or party responsible for conducting the sale shall contain a general warranty of title, binding upon the Mortgagor and its successors and assigns as is mandated by Requirements of Law, (iii) each and every recital contained in any instrument of conveyance made by the Mortgagee shall conclusively establish the truth and accuracy of the matters recited therein, including, without limitation, nonpayment of the Obligations, advertisement and conduct of such sale in the manner provided herein and otherwise by Requirements of Law, (iv) any and all prerequisites to the validity thereof shall be conclusively presumed to have been performed, (v) the receipt of the Mortgagee, the sheriff or such other official or party responsible for conducting the sale shall be a sufficient discharge to the purchaser or purchasers for its purchase money and no such purchaser or purchasers, or its assigns or personal representatives, shall thereafter be obligated to see to the application of such purchase money, or be in any way answerable for any loss, misapplication or nonapplication thereof, (v) to the fullest extent permitted by Requirements of Law, the Mortgagor shall be completely and irrevocably divested of all of its right, title, interest, claim and demand whatsoever, either at law or in equity, in and to the property sold and such sale shall be a perpetual bar both at law and in equity against the Mortgagor, and against any and all other persons claiming or to claim the property sold or any part thereof, by, through or under the Mortgagor, and (vi) to the extent and under such circumstances as are permitted by Requirements of Law, the Mortgagee may be a purchaser at any such sale, and shall have the right, after paying or accounting for all costs of said sale or sales, to credit the amount of the bid upon the amount of the Obligations (in the order of priority set forth in Section 5.14) in lieu of cash payment.

(c) If an Event of Default shall occur and be continuing, then (i) the Mortgagee shall be entitled to all of the rights, powers and remedies afforded a secured party by the Applicable UCC with reference to the UCC Collateral and/or (ii) the Mortgagee may proceed as to any Collateral in accordance with the rights and remedies granted under this Mortgage or applicable Requirements of Law in respect of the Collateral. Such rights, powers and remedies shall be cumulative and in addition to those granted to the Mortgagee under any other provision of this Mortgage or under any other Credit Document. Written notice mailed to the Mortgagor as provided herein at least ten (10) days prior to the date of public sale of any part of the Collateral that is personal property subject to the provisions of the Applicable UCC, or prior to the date after which private sale of any such part of the Collateral will be made, shall constitute reasonable notice.

5.3. Agents. The Mortgagee may appoint or delegate any one or more persons as agent to perform any act or acts necessary or incident to any sale held by the Mortgagee, including the posting of notices and the conduct of sale, but in the name and on behalf of the Mortgagee. If the Mortgagee shall have given notice of sale hereunder, any successor or substitute mortgagee or agent thereafter appointed may complete the sale and the conveyance of the property pursuant thereto as if such notice had been given by the successor or substitute mortgagee or agent conducting the sale.

5.4. Specific Performance; Keeper. Upon the occurrence of and during the continuance of an Event of Default, the Mortgagee shall have the right and power to proceed by a suit or suits in equity or at law, whether for the specific performance of any covenant or

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agreement herein contained or in aid of the execution of any power herein granted, or for any foreclosure hereunder or for the sale of the Collateral under the judgment or decree of any court or courts of competent jurisdiction. Pursuant to the authority contained in La. R.S. 9:5136 through 9:5140.2, as the same may hereafter be amended, the Mortgagor and the Mortgagee do hereby expressly designate Mortgagee or its designee to be keeper (“Keeper”) for the benefit of the Mortgagee or any assignee of the Mortgagee, such designation to take effect immediately upon any seizure of any of the Mortgaged Property under writ of executory process or under writ of sequestration or fieri facias as an incident to an action brought by the Mortgagee. The Keeper shall be entitled to a reasonable fee as set forth below and to the reimbursement of all expenses incurred by it as Keeper, and the payment of such fees and expenses shall be secured by this Mortgage. The designation of Keeper made herein shall not be deemed to require the Mortgagee to provoke the appointment of such a Keeper. The Mortgagor does hereby consent to the appointment of such Keeper, waives any and all defenses to such appointment and agrees not to oppose any application therefore by the Mortgagee, but nothing herein is to be construed to deprive the Mortgagee of any other right, remedy or privilege it may now have under the law to have a Keeper appointed.

5.5. Foreclosure for Installments. Upon the occurrence of and during the continuance of an Event of Default, the Mortgagee shall also have the option to proceed with foreclosure in satisfaction of any installments of the Obligations that have not been paid when due either through the courts or by proceeding with foreclosure in satisfaction of the matured but unpaid portion of the Obligations as if under a full foreclosure, conducting the sale as herein provided and without declaring the entire principal balance and accrued interest and other Obligations then due; such sale may be made subject to the unmatured portion of the Obligations, and any such sale shall not in any manner affect the unmatured portion of the Obligations, but as to such unmatured portion of the Obligations this Mortgage shall remain in full force and effect just as though no sale had been made hereunder. It is further agreed that upon the occurrence of and during the continuance of an Event of Default, several sales may be made hereunder without exhausting the right of sale for any unmatured part of the Obligations, it being the purpose hereof to provide for a foreclosure and sale of the security for any matured portion of the Obligations without exhausting the power to foreclose and sell the Mortgaged Property for any subsequently maturing portion of the Obligations.

5.6. Separate Sales. Upon the occurrence of and during the continuance of an Event of Default, the Collateral may be sold in one or more parcels and to the extent permitted by applicable Requirements of Law in such manner and order as the Mortgagee, in its sole discretion, may elect, it being expressly understood and agreed that the right of sale arising out of any Event of Default shall not be exhausted by any one or more sales.

5.7. Possession of Mortgaged Property. If an Event of Default shall have occurred and be continuing, then, to the extent permitted by applicable Requirements of Law, the Mortgagee shall have the right and power to enter into and upon and take possession of all or any part of the Collateral in the possession of the Mortgagor, its successors or assigns, or any of its agents or servants, and may exclude the Mortgagor, its successors or assigns, and all persons claiming under the Mortgagor, and any of its agents or servants wholly or partly therefrom; and, holding the same, the Mortgagee may use, administer, manage, operate and control the Collateral and conduct the business thereof to the same extent as the Mortgagor, its successors or assigns, might at the time do and may exercise all rights and powers of the Mortgagor, in the name, place and stead of the Mortgagor, or otherwise as the Mortgagee shall deem best.

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5.8. Occupancy After Foreclosure. In the event there is a foreclosure sale hereunder and at the time of such sale the Mortgagor or the Mortgagor’s heirs, devisees, representatives, successors or assigns or any other person claiming any interest in the Collateral by, through or under the Mortgagor, are occupying or using the Mortgaged Property or any part thereof, each and all shall immediately become the tenant of the purchaser at such sale, which tenancy shall be a tenancy from day to day, terminable at the will of either the landlord or tenant, or at a reasonable rental per day based upon the value of the property occupied, such rental to be due daily to the purchaser; to the extent permitted by applicable Requirements of Law, the purchaser at such sale shall, notwithstanding any language herein apparently to the contrary, have the sole option to demand immediate possession following the sale or to permit the occupants to remain as tenants at will. In the event the tenant fails to surrender possession of said property upon demand, the purchaser shall be entitled to institute and maintain a summary action for possession of the Mortgaged Property (such as an action for forcible entry and detainer) in any court having jurisdiction.

5.9. Remedies Cumulative, Concurrent and Nonexclusive. Every right, power, privilege and remedy herein given to the Mortgagee shall be cumulative and in addition to every other right, power and remedy herein specifically given or now or hereafter existing in equity, at law or by statute (including specifically those granted by the Applicable UCC in effect and applicable to the Collateral or any portion thereof). Each and every right, power, privilege and remedy whether specifically herein given or otherwise existing may be exercised from time to time and so often and in such order as may be deemed expedient by the Mortgagee, and the exercise, or the beginning of the exercise, or the abandonment, of any such right, power, privilege or remedy shall not be deemed a waiver of the right to exercise, at the same time or thereafter any other right, power, privilege or remedy. No delay or omission by the Mortgagee or any other Secured Party in the exercise of any right, power or remedy shall impair any such right, power, privilege or remedy or operate as a waiver thereof or of any other right, power, privilege or remedy then or thereafter existing.

5.10. Discontinuance of Proceedings. If the Mortgagee shall have proceeded to invoke any right, remedy or recourse permitted hereunder or under any Credit Document or available at law and shall thereafter elect to discontinue or abandon same for any reason, then it shall have the unqualified right so to do and, in such an event, the parties shall be restored to their former positions with respect to the Obligations, this Mortgage, the Credit Agreement, the Collateral Agreement, the Mortgaged Property, the Collateral and otherwise, and the rights, remedies, recourses and powers of the Mortgagee shall continue as if same had never been invoked.

5.11. No Release of Obligations. Neither the Mortgagor, any Guarantor nor any other person hereafter obligated for payment of all or any part of the Obligations shall be relieved of such obligation, to the extent the Obligations remain due and owing, by reason of: (a) the release, regardless of consideration, of the Mortgaged Property or any portion thereof or interest therein or the addition of any other property to the Mortgaged Property; (b) any agreement or stipulation between any subsequent owner of the Mortgaged Property and the Mortgagee extending, renewing, rearranging or in any other way modifying the terms of this Mortgage without first

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having obtained the consent of, given notice to or paid any consideration to the Mortgagor of such Mortgaged Property, any Guarantor or such other Person, and in such event the Mortgagor, Guarantor and all such other Persons shall continue to be liable to make payment according to the terms of any such extension or modification agreement unless expressly released and discharged in writing by the Mortgagee; or (c) by any other act or occurrence save and except upon the Termination Date or as in accordance with Section 13.17 of the Credit Agreement.

5.12. Release of and Resort to Collateral. The Mortgagee may release, regardless of consideration, any part of the Collateral without, as to the remainder, in any way impairing, affecting, subordinating or releasing the Lien created in or evidenced by this Mortgage or its stature as a first and prior Lien, in and to the Collateral, provided that Permitted Encumbrances or other Liens permitted by the Credit Agreement may exist, and without in any way releasing or diminishing the liability of any Person liable for the repayment of the Obligations. For payment of the Obligations, the Mortgagee may resort to any other security therefor held by the Mortgagee in such order and manner as the Mortgagee may elect.

5.13. Waiver of Redemption, Notice and Marshalling of Assets, Etc. To the fullest extent permitted by Requirements of Law, the Mortgagor hereby irrevocably and unconditionally waives and releases (a) all benefits that might accrue to the Mortgagor by virtue of any present or future moratorium law or other law exempting the Collateral from attachment, levy or sale on execution or providing for any appraisement, valuation, stay of execution, exemption from civil process, redemption or extension of time for payment and (b) any right to a marshalling of assets or a sale in inverse order of alienation. If any law referred to in this Mortgage and now in force, of which the Mortgagor or its successor or successors might take advantage despite the provisions hereof, shall hereafter be repealed or cease to be in force, such law shall thereafter be deemed not to constitute any part of the contract herein contained or to preclude the operation or application of the provisions hereof. If the laws of any state that provides for a redemption period do not permit the redemption period to be waived, the redemption period shall be specifically reduced to the minimum amount of time allowable by statute.

5.14. Application of Proceeds. The proceeds of any sale of the Mortgaged Property or any part thereof and all other monies received in any proceedings for the enforcement hereof or otherwise, whose application has not elsewhere herein been specifically provided for, shall be applied:

(a) First, to the payment of all reasonable expenses incurred by the Mortgagee incident to the enforcement of this Mortgage, the Credit Agreement or any Credit Document to collect any portion of the Obligations (including expenses of any entry or taking of possession, of any sale, of advertisement thereof, and of conveyances, and court costs, compensation of agents and employees, and reasonable legal fees) and to the payment of all other reasonable charges, expenses, liabilities and advances incurred or made by the Mortgagee under this Mortgage or in executing any trust or power hereunder, in each case to the extent the Borrower would be required to make such payments pursuant to Section 13.5 of the Credit Agreement; and

(b) Second, as set forth in Section 11.11 of the Credit Agreement.

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5.15. Resignation as Operator. In addition to all rights and remedies under this Mortgage, at law and in equity, if any Event of Default shall occur and be continuing and the Mortgagee shall exercise any remedies under this Mortgage with respect to any portion of the Mortgaged Property (or the Mortgagor shall transfer any Mortgaged Property “in lieu of” foreclosure) whereupon the Mortgagor is divested of its title to any of the Hydrocarbon Interests, the Mortgagee shall have the right to request that any operator of any Mortgaged Property of which such divested Hydrocarbon Interests form a part that is either the Mortgagor or any Affiliate of the Mortgagor to resign as operator under the joint operating agreement applicable thereto, and no later than 60 days after receipt by the Mortgagor of any such request, the Mortgagor shall, subject to the terms of such joint operating agreements, resign (or, to the extent it is able to do so, cause such other Person to resign) as operator of such Hydrocarbon Interests.

5.16. Exculpation; Indemnity. NO INDEMNITEE SHALL BE LIABLE IN CONNECTION WITH ANY ACTION TAKEN, FOR ANY LOSS SUSTAINED BY THE MORTGAGOR RESULTING FROM AN ASSERTION THAT THE MORTGAGEE HAS RECEIVED FUNDS FROM THE PRODUCTION OF HYDROCARBONS CLAIMED BY THIRD PERSONS OR ANY ACT OR OMISSION OF ANY INDEMNITEE IN ADMINISTERING, MANAGING, OPERATING OR CONTROLLING THE MORTGAGED PROPERTY INCLUDING SUCH LOSS THAT MAY RESULT FROM THE ORDINARY NEGLIGENCE OF SUCH INDEMNITEE UNLESS SUCH LOSS IS CAUSED BY THE WILLFUL MISCONDUCT, BAD FAITH OR GROSS NEGLIGENCE OF SUCH INDEMNITEE. NO INDEMNITEE SHALL BE OBLIGATED TO PERFORM OR DISCHARGE ANY OBLIGATION, DUTY OR LIABILITY OF THE MORTGAGOR. THE MORTGAGOR AGREES TO PAY, AND TO SAVE THE INDEMNITEES HARMLESS FROM, ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WITH RESPECT TO THE EXECUTION, DELIVERY, ENFORCEMENT, PERFORMANCE AND ADMINISTRATION OF THIS MORTGAGE TO THE EXTENT THE BORROWER WOULD BE REQUIRED TO DO SO PURSUANT TO SECTION 13.5 OF THE CREDIT AGREEMENT. THE LIABILITIES OF THE MORTGAGOR AS SET FORTH IN THIS SECTION 5.16 SHALL SURVIVE THE TERMINATION OF THIS MORTGAGE.

5.17. Failure to Perform. The Mortgagor agrees that if it fails to perform any act or to take any action that it is required to perform or take hereunder or pay any money that the Mortgagor is required to pay hereunder, the Mortgagee, in the Mortgagor’s name or its own name, may, but shall not be obligated to, perform or cause to perform such act or take such action or pay such money.

5.18. Limitations on Rights and Waivers. All rights, powers and remedies herein conferred shall be exercisable by the Mortgagee only to the extent not prohibited by applicable Requirements of Law; and all waivers and relinquishments of rights and similar matters shall be effective only to the extent such waivers or relinquishments are not prohibited by applicable Requirements of Law.

5.19. Self-Proving. The Mortgagor hereby further agrees that in the event any proceedings are taken under this Mortgage by way of executory process or otherwise, any and all

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declarations of fact made by authentic act before a notary public and in the presence of two witnesses by a person declaring that such facts lie within his knowledge, shall constitute authentic evidence of such facts for the purpose of executory process, and for purposes of La. R.S. § 9:3509, La. R.S. § 9:5555, La.R.S. § 9:3504(D)(6), and La.R.S. § 10:9-629, as applicable.

SECTION 6

MISCELLANEOUS

6.1. Releases.

(a) Full Release. (a) This Mortgage, and the security interests and liens granted hereby, shall be released, and all rights to the Mortgaged Property shall revert to the Mortgagor, as of the date (the “Termination Date”) when all the Obligations (other than (i) Hedging Obligations in respect of any Secured Hedge Agreements, (ii) Cash Management Obligations in respect of any Secured Cash Management Agreements and (iii) any contingent or indemnification obligations not then due and owing) have been paid in full and the Lenders and any other Secured Parties have no further commitment to lend under the Credit Agreement, the aggregate Total Exposure has been reduced to zero, the aggregate Commitments have been terminated in full, and each Issuing Bank has no further obligations to issue Letters of Credit under the Credit Agreement. On the Termination Date, at the request and sole expense of the Mortgagor, the Mortgagee shall forthwith cause release, satisfaction and discharge of this Mortgage to be entered upon the record at the expense of the Mortgagor and shall execute and deliver or cause to be executed and delivered such instruments of satisfaction and reassignment as may be reasonably necessary or desirable for the release of the Liens created hereby on the Mortgaged Property. This Mortgage shall remain and continue in full force and effect and be binding in accordance with and to the extent of its terms upon the Mortgagor and the successors and assigns thereof and shall inure to the benefit of the Secured Parties and their respective successors, indorsees, transferees and assigns notwithstanding that from time to time prior to the Termination Date, the Mortgagor shall be free from any Obligations.

(b) Partial Release. The Mortgagee, at the request and sole expense of the Mortgagor, shall promptly execute and deliver to the Mortgagor all such instruments of release and reassignment as may be reasonably necessary or desirable for the release of the Liens created hereby on the Mortgaged Property (or portion thereof) in connection with the occurrence of the events described in Section 13.17 of the Credit Agreement, including upon a Disposition of any Mortgaged Property permitted by the Credit Agreement and upon the effectiveness of any written consent of the Lenders to the release of the security interest granted in such Mortgaged Property pursuant to Section 13.17 of the Credit Agreement.

(c) Possession of Notes. The Mortgagor acknowledges and agrees that possession of any promissory note evidencing the Obligations (or any replacements of any said Note or other instrument evidencing any part of the Obligations) at any time by the Mortgagor or any other guarantor shall not in any manner extinguish the Obligations or this Mortgage, and the Mortgagee shall have the right to issue and reissue any of such notes from time to time as its interest or as convenience may require, without in any manner extinguishing or affecting the Obligations or the Lien of this Mortgage.

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6.2. Severability. If any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

6.3. Successors and Assigns. The terms used to designate any party or group of persons shall be deemed to include the respective heirs, legal representatives, successors and assigns of such Persons.

6.4. Satisfaction of Prior Encumbrance. To the extent that proceeds of the Credit Agreement are used to pay indebtedness secured by any outstanding Lien against the Mortgaged Property then the parties agree that: (a) such proceeds have been advanced at the Mortgagor’s request, and (b) the Mortgagee and the Lenders shall be subrogated to any and all rights and Liens owned by any owner or holder of such outstanding Liens, irrespective of whether said Liens are or have been released. It is expressly understood that, in consideration of the payment of such other indebtedness, the Mortgagor hereby waives and releases all demands and causes of action for offsets and payments to, upon and in connection with the said indebtedness. This Mortgage is made with full substitution and subrogation of the Mortgagee and its successors and assigns in and to all covenants and warranties by others heretofore given or made in respect of the Mortgaged Property or any part thereof.

6.5. Application of Payments to Certain Obligations. If any part of the Obligations cannot be lawfully secured by this Mortgage or if any part of the Collateral cannot be lawfully subject to the Lien hereof to the full extent of the Obligations, then all payments made shall be applied on said Obligations first in discharge of that portion thereof that is not secured by this Mortgage.

6.6. Nature of Covenants. The covenants and agreements herein contained shall constitute covenants running with the land and interests covered or affected hereby and shall be binding upon the heirs, legal representatives, successors and assigns of the parties hereto.

6.7. Notices. All notices, requests and demands pursuant hereto shall be made in accordance with Section 13.2 of the Credit Agreement.

6.8. Expenses. The Mortgagor agrees to pay any and all reasonable and documented out of pocket expenses (including all reasonable fees and disbursements of counsel) that may be paid or incurred by the Mortgagee in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, the Mortgagor under this Mortgage to the extent the Borrower would be required to do so pursuant to Section 13.5 of the Credit Agreement.

6.9. Counterparts. This Mortgage is being executed in several counterparts, all of which are identical. Each of such counterparts shall for all purposes be deemed to be an original and all such counterparts shall together constitute but one and the same instrument. To facilitate recordation, if the Mortgaged Property is situated in more than one parish, descriptions of only those portions of the Mortgaged Property located in the parish in which this Mortgage is recorded shall be attached as Exhibit A to such recorded copy of this Mortgage.

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6.10. Governing Law. This Mortgage shall be construed under and governed by the laws of the State of Louisiana.

6.11. Filing of Financing Statements. Pursuant to the Applicable UCC, the Mortgagor authorizes the Mortgagee, its counsel or its representative, at any time and from time to time, to file or record financing statements, continuation statements, amendments thereto and other filing or recording documents or instruments with respect to the Collateral without the signature of the Mortgagor in such form and in such offices as the Mortgagee reasonably determines appropriate to perfect the security interests of the Mortgagee under this Mortgage. The Mortgagor also authorizes the Mortgagee, its counsel or its representative, at any time and from time to time, to file or record such financing statements that describe the collateral covered thereby as “all assets of the Mortgagor,” “all personal property of the Mortgagor” or words of similar effect. The Mortgagor agrees to pay all costs associated with the filing of such instruments.

In that regard, the following information is provided:

Name of Debtor:	Vine Oil & Gas LP
State of Formation/Location:	Delaware
Organizational I.D. No.:	46-4999302

Address of Debtors:	5800 Granite Parkway, Suite 480
Plano, Texas 75024 Attention: Eric Marsh
Facsimile:	(469) 606-0541
Telephone:	(877) 992-0118
Email:	Eric.Marsh@vineoil.com

Name of Secured Party:	HSBC Bank USA, National Association,
as Collateral Agent

Address of Secured
Party:	452 Fifth Avenue (8E6)
New York, NY 10018

Facsimile:	(212) 525-7253
Telephone:	(917) 229-6659
Attention:	Corporate Trust and Loan
Email:	ctlany.loanagency@us.hsbc.com and
CTLANYDealmanagement@us.hsbc.com

Owner of Record of
Real Property:	Mortgagor

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6.12. Limit on Obligations and Collateral. It is the intention of the Mortgagor, the Mortgagee and the other Secured Parties that this Mortgage not constitute a fraudulent transfer or fraudulent conveyance under any state or federal law that may be applied hereto. The Mortgagor and, by the Mortgagee’s acceptance hereof, the Secured Parties hereby acknowledge and agree that, notwithstanding any other provision of this Mortgage, the indebtedness secured hereby shall be limited to the maximum amount of indebtedness that can be incurred or secured by the Mortgagor without rendering this Mortgage voidable under applicable Requirements of Law relating to fraudulent conveyances or fraudulent transfers.

6.13. References. The words “herein,” “hereof,” “hereunder” and other words of similar import when used in this Mortgage refer to this Mortgage as a whole, and not to any particular article, section or subsection. Any reference herein to a Section shall be deemed to refer to the applicable Section of this Mortgage unless otherwise stated herein. Any reference herein to an exhibit or schedule shall be deemed to refer to the applicable exhibit or schedule attached hereto unless otherwise stated herein.

6.14. Louisiana Defined Terms. The term “lien” will also mean a privilege, mortgage, security interest, assignment, or other encumbrance. The term “county” shall mean “parish.” The term “real property” will mean “immovable property” as that term is used in the Louisiana Civil Code. The term “personal property” will mean “movable property” as that term is used in the Louisiana Civil Code. The term “easement” will include “servitude” as that term is used in the Louisiana Civil Code. The term “building” will also include “other constructions” as that term is used in the Louisiana Civil code. The term “eminent domain” will include “expropriation” as that term is used in Louisiana law. The term “receiver” will include “keeper” as that term is used in Louisiana law. The term “fee simple title” will mean “full ownership interest” as that term is used in Louisiana law. The term “tangible” shall mean “corporeal” as that term is used in Louisiana law. The term “intangible” shall mean “incorporeal” as that term is used in Louisiana law.

6.15. No Paraph. The term “lien” will also mean a privilege. Mortgagor acknowledges that no promissory note or other instrument has been presented to the undersigned Notary Public(s) to be paraphed for identification herewith.

6.16. Acceptance. The acceptance of this Mortgage by Mortgagee and the consent by Mortgagee to the terms and conditions of this Mortgage are presumed and, under the provisions of Louisiana Civil Code article 3289, Mortgagee has not been required to sign this Mortgage.

6.17. Waivers. The acceptance of this Mortgage by Mortgagee and the consent by Mortgagor waives in favor of the Mortgagee and the Secured Parties any and all homestead exemptions and other exemptions of seizure or otherwise to which Mortgagor is or may be entitled under the constitution and statutes of the State of Louisiana insofar as the Mortgaged Property is concerned.

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6.18. Intercreditor Agreements. Reference is made to (i) the Intercreditor Agreement dated November 25, 2014, among the Borrower, the Mortgagee, as administrative agent and collateral agent, Morgan Stanley Senior Funding, Inc., the Subsidiary Guarantors and the other parties party thereto from time to time and (ii) any First Lien Intercreditor Agreement and/or Junior Lien Intercreditor Agreement that may be entered into after the date hereof (collectively, and each as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreements”). Notwithstanding anything herein to the contrary, the lien and security interest granted to the Mortgagee, for its benefit and the benefit of the Secured Parties, pursuant to this Mortgage and the exercise of any right or remedy by the Mortgagee and the other Secured Parties hereunder are subject to the provisions of the Intercreditor Agreements. In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreements and this Mortgage, the provisions of the Intercreditor Agreements shall control.

[SIGNATURES BEGIN NEXT PAGE]

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Mortgagor has, on the date first written above, duly executed and delivered this instrument in the presence of the undersigned Notary for the County and State first written above, and in the presence of the two undersigned competent witnesses.

WITNESSES:	VINE OIL & GAS LP

	By:	Vine Oil & Gas GP LLC
	Its:	General Partner

Print Name:	By:
Name:
Title:
Print Name:

Notary Public
Printed Name:
My Commission expires:
Notarial Identification Number (if applicable)

Signature Page

EXHIBIT A

to

MORTGAGE, ASSIGNMENT OF AS-EXTRACTED COLLATERAL,

SECURITY AGREEMENT AND FIXTURE FILING

Introduction

All references contained in this Exhibit A to the wells are intended to include references to the Mortgagor’s well identification number and well name for any existing well, including any replacement well drilled in lieu thereof from which crude oil, natural gas or other Hydrocarbons are now or hereafter produced. All references contained in this Exhibit A to the Hydrocarbon Interests are intended to include: (i) the volume or book and page, file, entry or instrument number of the appropriate records of the particular county or parish in the state where each such lease or other such lease or other instrument is recorded and (ii) all valid and existing amendments to such lease or other instrument of record in such county or parish record, as applicable, regardless of whether such amendments are expressly described herein. A special reference is herein made to each such lease or other instrument and the record thereof for a more particular description of the property and the interest sought to be affected by this Mortgage and for all other purposes.

Exhibit A – Page 1

EXHIBIT E

TO CREDIT AGREEMENT

COLLATERAL AGREEMENT

Dated and effective as of

November 25, 2014,

among

VINE OIL & GAS LP,

each Subsidiary of VINE OIL & GAS LP identified herein

and

HSBC BANK USA, NATIONAL ASSOCIATION,

as Collateral Agent and Administrative Agent

i

Schedules

Schedule I	Subsidiary Parties
Schedule II	Pledged Stock; Debt Securities
Schedule III	Intellectual Property

Exhibits

Exhibit I	Form of Supplement to the Collateral Agreement

ii

This COLLATERAL AGREEMENT dated and effective as of as of November 25, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), is among VINE OIL & GAS LP, a Delaware limited partnership (the “Borrower”), each Subsidiary of the Borrower listed on Schedule I hereto and each Subsidiary of the Borrower that becomes a party hereto after the date hereof pursuant to Section 5.13 (each, a “Subsidiary Party”) and HSBC BANK USA, NATIONAL ASSOCIATION, as Collateral Agent (in such capacity, the “Agent” or the “Collateral Agent”) and Administrative Agent for the Secured Parties.

WHEREAS, pursuant to the Credit Agreement, dated as of November 25, 2014 (as amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, HSBC Bank USA, National Assocaition, as administrative agent and collateral agent, and the lenders, issuing banks and agents from time to time parties thereto, the Borrower will from time to time incur loans and letter of credit obligations;

WHEREAS, each Grantor is executing and delivering this Agreement pursuant to the terms of the Credit Agreement to induce the Lenders to extend credit;

WHEREAS, the Subsidiary Parties are Subsidiaries of the Borrower, will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders to extend credit thereunder.

Accordingly, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.01. Credit Agreement.

(a) Capitalized terms used in this Agreement and not otherwise defined herein have the respective meanings assigned thereto in the Credit Agreement. All capitalized terms referred to in Article III hereof that are defined in Article 8 or Article 9 of the New York UCC and not defined in this Agreement have the meanings specified in Article 8 or Article 9 of the New York UCC. The term “instrument” shall have the meaning specified in Article 9 of the New York UCC.

(b) The rules of construction specified in Sections 1.2, 1.5, 1.6 and 1.7 of the Credit Agreement also apply to this Agreement.

Section 1.02. Other Defined Terms.

As used in this Agreement, the following terms have the meanings specified below:

“Account Debtor” means any Person who is or who may become obligated to any Grantor under, with respect to or on account of an Account.

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“Agent” means the party named as such in this Agreement until a successor (including successors under the Credit Agreement) replaces it and, thereafter, means such successor.

“Agreement” has the meaning assigned to such term in the recitals hereto.

“Article 9 Collateral” has the meaning assigned to such term in Section 3.01.

“Borrower” has the meaning assigned to such term in the recitals of this Agreement.

“Collateral” means Article 9 Collateral and Pledged Collateral; provided that, for the avoidance of doubt, Collateral shall exclude any Excluded Equity Interests and Excluded Assets.

“Collateral Agent” means the party named as such in this Agreement until a successor (including successors under the Credit Agreement) replaces it and, thereafter, means such successor.

“Copyright License” means any written agreement, now or hereafter in effect, granting any right to any Grantor under any Copyright now or hereafter owned by any third party, and all rights of any Grantor under any such agreement (including any such rights that such Grantor has the right to license).

“Copyrights” means all of the following now owned or hereafter acquired by any Grantor (or, as required in the context of the definition of “Copyright License,” any third party licensor): (a) all copyright rights in any work subject to the copyright laws of the United States, whether as author, assignee, transferee or otherwise; and (b) all registrations and applications for registration of any such Copyright in the United States, including registrations, supplemental registrations and pending applications for registration in the United States Copyright Office, including those listed on Schedule III.

“Credit Agreement” has the meaning assigned to such term in the recitals hereto.

“Excluded Assets” has the meaning assigned to such term in Section 3.01(a).

“Federal Securities Laws” has the meaning assigned to such term in Section 4.04.

“General Intangibles” means all “general intangibles” as defined in the New York UCC, including all causes of action and all other intangible personal property of any Grantor of every kind and nature (other than Accounts) now owned or hereafter acquired by any Grantor, including corporate or other business records, indemnification claims, contract rights (including rights under leases, whether entered into as lessor or lessee, swap agreements and other agreements), Intellectual Property and other intellectual property, goodwill, registrations, franchises and tax refund claims.

“Grantor” means the Borrower and each Subsidiary Party.

“Intellectual Property” means all intellectual and similar property of every kind and nature now owned or hereafter acquired by any Grantor, including inventions, designs, Patents, Copyrights, Trademarks, Patent Licenses, Copyright Licenses, Trademark Licenses, trade secrets, domain names, confidential or proprietary technical and business information, know-how, show-how or other data or information and all related documentation.

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“Intercreditor Agreements” has the meaning assigned to such term in Section 2.02(a).

“New York UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Patent License” means any written agreement, now or hereafter in effect, granting to any Grantor any right to make, use or sell any invention covered by a Patent, now or hereafter owned by any third party (including any such rights that such Grantor has the right to license).

“Patents” means all of the following now owned or hereafter acquired by any Grantor (or, as required in the context of the definition of “Patent License,” any third party licensor): (a) all patents of the United States, and all applications for patents of the United States, including those listed on Schedule III, and (b) all reissues, continuations, divisions, continuations-in-part or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein.

“Permitted Liens” means Liens expressly permitted by Section 10.2 of the Credit Agreement.

“Pledged Collateral” has the meaning assigned to such term in Section 2.01.

“Pledged Debt” has the meaning assigned to such term in Section 2.01.

“Pledged Securities” means any promissory notes, stock certificates or other certificated securities now or hereafter included in the Pledged Collateral, including all certificates, instruments or other documents representing or evidencing any Pledged Collateral.

“Pledged Stock” has the meaning assigned to such term in Section 2.01.

“Proceeds” means all “proceeds” as such term is defined in Section 9-102(a) of the New York UCC and, in any event, shall include, without limitation, all dividends or other income from the Investment Property, collections thereon or distributions or payments with respect thereto.

“Security Interest” has the meaning assigned to such term in Section 3.01.

“Subsidiary Party” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Trademark License” means any written agreement, now or hereafter in effect, granting to any Grantor any right to use any Trademark now or hereafter owned by any third party (including any such rights that such Grantor has the right to license).

“Trademarks” means all of the following now owned or hereafter acquired by any Grantor (or, as required in the context of the definition of “Trademark License,” any third party

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licensor): (a) all trademarks, service marks, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations thereof (if any), and all registration and recording applications filed in connection therewith in the United States Patent and Trademark Office or any similar offices in any State of the United States or any political subdivision thereof, and all renewals thereof, including those listed on Schedule III and (b) all goodwill associated therewith or symbolized thereby.

ARTICLE II.

PLEDGE OF SECURITIES

Section 2.01. Pledge. As security for the payment or performance, as the case may be, in full of the Obligations, each Grantor hereby assigns and pledges to the Agent, its successors and permitted assigns, for the benefit of the Secured Parties, and hereby grants to the Agent, its successors and permitted assigns, for the benefit of the Secured Parties, a security interest in all of such Grantor’s right, title and interest in, to and under (a) the Equity Interests in each Material Subsidiary directly owned by it (which such Equity Interests constituting Pledged Stock as of the date hereof shall be listed on Schedule II) and any other Equity Interests in a Material Subsidiary obtained in the future by such Grantor and any certificates representing all such Equity Interests (collectively, the “Pledged Stock”); provided that the Pledged Stock shall not include any Excluded Equity Interests; (b)(i) the debt securities currently issued to any Grantor and all other debt owing to any Grantor (which such debt constituting Pledged Debt as of the date hereof shall be listed on Schedule II), (ii) any debt securities in the future issued to such Grantor and any other debt which may in the future be owing to any Grantor and (iii) the promissory notes and any other instruments, if any, evidencing such debt (collectively, the “Pledged Debt”); provided that Pledged Debt shall not include any Excluded Asset; (c) subject to Section 2.06, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other proceeds received in respect of, the securities referred to in clauses (a) and (b) above; (d) subject to Section 2.06, all rights and privileges of such Grantor with respect to the securities and other property referred to in clauses (a), (b) and (c) above; and (e) all Proceeds of any of the foregoing (the items referred to in clauses (a) through (e) above being collectively referred to as the “Pledged Collateral”).

TO HAVE AND TO HOLD the Pledged Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Agent, its successors and permitted assigns, for the benefit of the Secured Parties, forever; subject, however, to the terms, covenants and conditions hereinafter set forth.

Section 2.02. Delivery of the Pledged Collateral.

(a) Subject to the Intercreditor Agreement and to each Customary Intercreditor Agreement entered into after the date hereof (collectively, the “Intercreditor Agreements”), each Grantor agrees promptly (and in any event within 45 days after the acquisition (or such longer time as the Agent shall permit in its reasonable discretion)) to deliver or cause to be delivered to the Agent, for the benefit of the Secured Parties, any and all Pledged Securities to the extent such Pledged Securities, in the case of promissory notes or other instruments evidencing Indebtedness, are required to be delivered pursuant to paragraph (b) of this Section 2.02.

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(b) Subject to the Intercreditor Agreements, each Grantor will cause (i) any Indebtedness for borrowed money having a principal amount in excess of $10,000,000 (individually) that is owing to such Grantor and that is evidenced by a duly executed promissory note and (ii) any Indebtedness for borrowed money that is evidenced by the Intercompany Note to be pledged and delivered to the Agent, for the benefit of the Secured Parties, pursuant to the terms hereof.

(c) Subject to the Intercreditor Agreements, upon delivery to the Agent, any Pledged Securities required to be delivered pursuant to the foregoing paragraphs (a) and (b) of this Section 2.02 shall be accompanied by stock or securities powers or note powers, as applicable, duly executed in blank or other instruments of transfer reasonably satisfactory to the Agent and by such other instruments and documents as the Agent may reasonably request (other than instruments or documents governed by or requiring actions in any non-US jurisdiction related to Equity Interests of Foreign Subsidiaries). Each delivery of Pledged Securities shall be accompanied by a schedule describing the securities, which schedule shall be attached hereto as Schedule II (or a supplement to Schedule II, as applicable) and made a part hereof; provided that failure to attach any such schedule hereto shall not affect the validity of such pledge of such Pledged Securities. Each schedule so delivered shall supplement any prior schedules so delivered.

Section 2.03. Representations, Warranties and Covenants. Each Grantor represents and warrants to (but solely, on the Closing Date, to the extent such representations and warranties are required to be true and correct as a condition to Borrowing pursuant to Section 6 of the Credit Agreement), and covenants with, the Agent, for the benefit of the Secured Parties, that:

(a) the Pledged Stock, to the best of each Pledgor’s knowledge, has been duly and validly authorized and issued by the issuers thereof and are fully paid and nonassessable;

(b) Schedule II correctly sets forth, as of the Closing Date, the percentage of the issued and outstanding shares of each class of the Equity Interests of the issuer thereof represented by such Pledged Stock and includes all Equity Interests, debt securities and promissory notes or instruments evidencing Indebtedness required to be (i) pledged in order to satisfy Section 9.11 of the Credit Agreement or (ii) delivered pursuant to Section 2.02(b);

(c) except for the security interests granted hereunder, each Grantor (i) holds the Pledged Collateral free and clear of all Liens, other than Permitted Liens, (ii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Collateral, other than pursuant to a transaction permitted by the Credit Agreement and other than Permitted Liens, and (iii) subject to the terms of the Intercreditor Agreements and to the rights of such Grantor under the Credit Documents to dispose of Pledged Collateral, will use commercially reasonable efforts to defend its title or interest thereto or therein against any and all Liens (other than Permitted Liens), however arising, of all Persons;

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(d) other than (i) as set forth in the Credit Agreement or the schedules thereto, (ii) restrictions and limitations imposed or permitted by the Credit Documents or securities laws generally and (iii) transfer restrictions that exist at the time of the acquisition of Equity Interests in such Person, the Pledged Collateral is and will continue to be freely transferable and assignable, and none of the Pledged Collateral is or will be subject to any option, right of first refusal, shareholders agreement, charter, by-law, memorandum of association or articles of association provisions or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect in any manner material and adverse to the Secured Parties, the pledge of such Pledged Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Agent of rights and remedies hereunder other than under applicable Requirements of Law;

(e) each Grantor has the power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated;

(f) other than as set forth in the Credit Agreement or the schedules thereto, no consent or approval of any Governmental Authority, any securities exchange or any other person was or is necessary to the validity of the pledge effected hereby, except (i) for filings and registrations necessary to perfect the Liens on the Collateral granted by the Credit Parties in favor of the Secured Parties and (ii) such as have been obtained and are in full force and effect; and

(g) by virtue of the execution and delivery by the Grantors of this Agreement, when any Pledged Securities are delivered to the Agent, for the benefit of the Secured Parties, in accordance with this Agreement, and a financing statement in respect of the Pledged Securities is filed in the appropriate filing office, the Agent will obtain, for the benefit of the Secured Parties, a legal, valid and perfected (except for any Equity Interests with respect to which, in the reasonable judgment of the Agent and the Borrower evidenced in writing delivered to the Agent, the costs or other consequences of perfecting such a security interest are excessive in view of the benefits to be obtained by the Secured Parties therefrom) lien upon and security interest in such Pledged Securities, subject only to Permitted Liens, as security for the payment and performance of the Obligations.

Notwithstanding anything to the contrary in this Agreement, the representations, warranties and covenants made by any relevant Grantor in this Agreement with respect to the creation, perfection or priority (as applicable) of the security interest granted in favor of the Administrative Agent (pursuant to this agreement) shall be deemed not to apply to Excluded Assets.

Section 2.04. Certification of Limited Liability Company and Limited Partnership Interests.

(a) Each interest in any limited liability company or limited partnership controlled by any Grantor, pledged hereunder and represented by a certificate, shall be a “security” within the meaning of Article 8 of the New York UCC and shall be governed by Article 8 of the New York UCC, and each such interest shall at all times hereafter be represented by a certificate unless and until such interest is no longer such a “security” and the Grantor complies with Section 2.04(b).

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(b) Each interest in any limited liability company or limited partnership controlled by a Grantor, pledged hereunder and not represented by a certificate shall not be a “security” within the meaning of Article 8 of the New York UCC and shall not be governed by Article 8 of the New York UCC (or other applicable Uniform Commercial Code in effect in another jurisdiction), and the Grantors shall at no time elect to treat any such interest as a “security” within the meaning of Article 8 of the New York UCC or issue any certificate representing such interest, unless promptly thereafter (and in any event within 30 days (or such longer period as the Agent may agree to, in its sole discretion)) the applicable Grantor provides notification to the Agent of such election and delivers, as applicable, any such certificate to the Agent pursuant to the terms hereof.

Section 2.05. Registration in Nominee Name; Denominations. Subject to the Intercreditor Agreements, if an Event of Default shall have occurred and be continuing, (a) the Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Securities in its own name as pledgee or the name of its nominee (as pledgee or as sub-agent), or the name of the applicable Grantor, endorsed or assigned in blank in favor of the Agent, and (b) each Grantor will promptly give to the Agent copies of any written notices or other written communications received by it with respect to Pledged Securities registered in the name of such Grantor. Subject to the Intercreditor Agreements, if an Event of Default shall have occurred and be continuing, the Agent shall have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Agreement, to the extent permitted by the documentation governing such Pledged Securities. Each Grantor shall use its commercially reasonable efforts to cause any Subsidiary that is not a party to this Agreement to comply with a request by the Agent, pursuant to this Section 2.05, to exchange certificates representing Pledged Securities of such Subsidiary for certificates of smaller or larger denominations.

Section 2.06. Voting Rights; Dividends and Interest, etc.

(a) Unless and until an Event of Default shall have occurred and be continuing and the Agent shall have given notice to the relevant Grantors of the Agent’s intention to exercise its rights hereunder, in each case subject to the Intercreditor Agreements, as applicable:

(i) Each Grantor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Collateral or any part thereof for any purpose consistent with the terms of this Agreement, the Credit Agreement and the other Credit Documents.

(ii) The Agent shall promptly execute and deliver to each Grantor, or cause to be executed and delivered to such Grantor, all such proxies, powers of attorney and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to subparagraph (i) above.

(iii) Each Grantor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Collateral to the extent and only to the extent that such dividends, interest, principal and other

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distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Credit Agreement, the other Credit Documents, and applicable Requirements of Law; provided that any noncash dividends, interest, principal or other distributions that would constitute Pledged Securities, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral, and, if received by any Grantor, shall be promptly (and in any event within 45 days of their receipt (or such longer time as the Agent shall permit in its reasonable discretion)) delivered to the Agent, for the benefit of the Secured Parties, in the same form as so received (and, if reasonably requested by the Agent, endorsed in a manner reasonably satisfactory to the Agent). So long as no Default or Event of Default has occurred and is continuing, the Administrative Agent shall promptly deliver to each Grantor any Pledged Securities in its possession if requested to be delivered to the issuer thereof in connection with any exchange or redemption of such Pledged Securities permitted by the Credit Agreement in accordance with this Section 2.06(a)(iii).

(b) Subject to the Intercreditor Agreements, after the occurrence and during the continuance of an Event of Default and upon notice by the Agent to the relevant Grantors of the Agent’s intention to exercise its rights hereunder, all rights of any Grantor to dividends, interest, principal or other distributions that such Grantor is authorized to receive pursuant to paragraph (a)(iii) of this Section 2.06 shall cease, and all such rights shall thereupon become vested, for the benefit of the Secured Parties, in the Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions; provided that, subject to the Intercreditor Agreements, the Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Grantors to receive and retain such amounts. Any and all money and other property paid over to or received by the Agent pursuant to the provisions of this paragraph (b) shall be retained by the Agent in an account to be established by the Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 4.02. After all Events of Default have been cured or waived and the Borrower has delivered to the Agent a certificate to that effect, the Agent shall promptly repay to each Grantor (without interest) all dividends, interest, principal or other distributions that such Grantor would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) of this Section 2.06 and that remain in such account.

(c) Subject to the Intercreditor Agreements, upon the occurrence and during the continuance of an Event of Default and after notice by the Agent to the relevant Grantors of the Agent’s intention to exercise its rights hereunder, subject to applicable Requirements of Law, all rights of any Grantor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 2.06, and the obligations of the Agent under paragraph (a)(ii) of this Section 2.06, shall cease, and all such rights shall thereupon become vested in the Agent, for the benefit of the Secured Parties, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that the Agent shall have the right from time to time, subject to the Intercreditor Agreements, following and during the continuance of an Event of Default to permit the Grantors to exercise such rights. Subject to the Intercreditor Agreements, after all Events of Default have been cured

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or waived and the Borrower has delivered to the Agent a certificate to that effect, all rights of any Grantor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 2.06, and the obligations of the Agent under paragraph (a)(ii) of this Section 2.06, shall in each case be reinstated.

(d) Any notice given by the Agent to the Grantors suspending their rights under paragraph (a) of this Section 2.06 (i) shall be in writing, (ii) may be given to one or more of the Grantors at the same or different times and (iii) may suspend the rights of the Grantors under paragraph (a)(i) or paragraph (a)(iii) of this Section 2.06 in part without suspending all such rights (as specified by the Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Agent’s rights to give additional notices from time to time suspending other rights so long as an Event of Default has occurred and is continuing.

ARTICLE III.

SECURITY INTERESTS IN PERSONAL PROPERTY

Section 3.01. Security Interest.

(a) As security for the payment or performance, as the case may be, in full of the Obligations, each Grantor hereby pledges to the Agent, its successors and assigns, for the benefit of the Secured Parties, and hereby grants to the Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in all right, title and interest in or to any and all of the following assets and properties now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Article 9 Collateral”):

(i) all Accounts;

(ii) all Chattel Paper;

(iii) all Deposit Accounts

(iv) all Documents;

(v) all Equipment;

(vi) all Fixtures;

(vii) all General Intangibles;

(viii) all Goods;

(ix) all Instruments;

(x) all Intellectual Property;

(xi) all Inventory;

(xii) all Investment Property other than the Pledged Collateral;

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(xiii) all Letters of Credit and Letter of Credit Rights;

(xiv) all minerals, oil, gas and As-Extracted Collateral;

(xv) all books and records pertaining to the Article 9 Collateral; and

(xvi) substitutions, replacements, accessions, products and proceeds (including insurance proceeds, licenses, royalties, income, payments, claims, damages and proceeds of suit) and to the extent not otherwise included, all proceeds, Proceeds, Supporting Obligations and products of any and all of the foregoing and all collateral security and guarantees given by any person with respect to any of the foregoing.

Notwithstanding anything to the contrary in the Credit Documents, this Agreement shall not constitute a grant of a security interest in (and the Article 9 Collateral shall not include) and the other provisions of the Credit Documents with respect to Collateral need not be satisfied with respect to (A) motor vehicles or other assets subject to certificates of title (except to the extent the security interests in such vehicles or assets can be perfected by filing an “all assets” UCC-1 financing statement) and commercial tort claims, (B) any assets over which the granting of security interests in such assets would be prohibited by an enforceable contractual obligation binding on the assets (including permitted liens, leases or licenses), applicable Requirements of Law (in each case, except to the extent such prohibition is unenforceable after giving effect to applicable provisions of the Uniform Commercial Code or other applicable Requirement of Law, other than proceeds thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable Requirement of Law notwithstanding such prohibitions) or to the extent that such security interests would require obtaining the consent of any Governmental Authority or would result in material and adverse tax consequences to the Borrower, any Subsidiary or any Parent Entity as reasonably determined by the Borrower in writing delivered to the Collateral Agent, (C) those assets with respect to which, in the reasonable judgment of the Agent and the Borrower, the burdens, costs or consequences of obtaining or perfecting such a security interest are excessive in view of the benefits to be obtained by the Secured Parties therefrom, (D) any Letter of Credit Rights (other than to the extent a Lien thereon can be perfected by filing an “all assets” UCC-1 financing statement), (E) any Excluded Equity Interests, (F) any Grantor’s right, title or interest in any license, contract or agreement to which such Grantor is a party or any of its right, title or interest thereunder to the extent, but only to the extent, that such a grant would violate the terms of applicable Requirements of Law or of such license, contract or agreement, or result in a breach of the terms of, or constitute a default under, any such license, contract or agreement to which such Grantor is a party; provided that, immediately upon the ineffectiveness, lapse or termination of any such provision, the Collateral shall include, and such Grantor shall be deemed to have granted a security interest in, all such rights and interests as if such provision had never been in effect, (G) any foreign collateral or credit support with respect to such foreign collateral (other than any such assets constituting Pledged Collateral), (H) any real property (owned or leased) or Oil and Gas Properties (owned or leased), other than the Mortgaged Properties; provided that in no event shall any Grantor be required to deliver landlord waivers, estoppels or collateral access letters, (I) cash and Permitted Investments, Deposit Accounts, Securities Accounts (including securities entitlements and related assets) and Commodity Accounts, in each case other than (i) to the extent a Lien thereon can be perfected by filing an “all assets” UCC-1 financing statement, (ii)

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cash collateral accounts contemplated under the Credit Documents and (iii) control where the applicable Commodity Account, Securities Account, Deposit Account or other asset is maintained with the bank acting as Agent (in which case, for the avoidance of doubt, no control agreement or other arrangement shall be required hereunder)), (J) any asset (other than as set forth in clause (I) above) a security interest in which can only be perfected through control, control agreements or other control arrangements, in each case other than possession or control of Pledged Securities (whether certificated or uncertificated) to the extent required hereunder, (K) any property or assets owned by a Foreign Subsidiary or an Unrestricted Subsidiary (unless such Foreign Subsidiary or Unrestricted Subsidiary is at any time a Grantor hereunder), (L) any Trademark application filed in the United States Patent and Trademark Office on the basis of any Grantor’s “intent to use” such Trademark and for which a form evidencing use of the Trademark has not yet been filed with and accepted by the United States Patent and Trademark Office, to the extent that granting a security interest in such Trademark application prior to such filing would result in the cancellation or abandonment of the same or would impair the registrability, enforceability or validity of such Trademark application or any registration that issues therefrom under applicable federal law, (M) Margin Stock and, to the extent prohibited by the terms of any applicable Organization Documents, joint venture agreement, shareholders’ agreement or similar agreement, Equity Interests in any other Person other than Wholly owned Subsidiaries that are Restricted Subsidiaries and (N) any Building (as defined in the applicable Flood Insurance Regulation) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulation) located on real property, in each case, in an area having special flood hazards and in which flood insurance is available under the National Flood Insurance Act of 1968 (the foregoing clauses (A) through (N), the “Excluded Assets”); provided that the Collateral shall include the Proceeds of any of the foregoing unless such Proceeds also constitute Excluded Assets. With respect to the Collateral, no control agreements or control arrangements will be required with respect to any asset (other than the delivery or control of Pledged Securities to the Agent to the extent required by Article II).

(b) Each Grantor hereby irrevocably authorizes the Agent at any time and from time to time to file in any relevant jurisdiction any initial financing statements (including fixture filings) with respect to the Collateral or any part thereof and amendments thereto that contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment, including (i) whether such Grantor is an organization, the type of organization and any organizational identification number issued to such Grantor, (ii) in the case of a financing statement filed as a fixture filing, a sufficient description of the real property to which such Collateral relates and (iii) a description of collateral that describes such property in any other manner as the Agent may reasonably determine is necessary or advisable to ensure the perfection of the security interest in the Collateral granted under this Agreement, including describing such property as “all assets” or “all property” or words of similar effect. Each Grantor agrees to provide such information to the Agent promptly upon any reasonable request.

The Agent is further authorized to file with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office in any other country) such documents as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest granted by each Grantor, without the signature of any Grantor, and naming any Grantor or the Grantors as debtors and the Agent as secured party.

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(c) The Security Interest is granted as security only and shall not subject the Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Article 9 Collateral.

Section 3.02. Representations and Warranties. The Grantors jointly and severally represent and warrant (but solely, on the Closing Date, to the extent such representations and warranties are required to be true and correct as a condition to Borrowing pursuant to Section 6 of the Credit Agreement) to the Agent and the Secured Parties that:

(a) Each Grantor has good and valid rights in and title (except as otherwise permitted under any Credit Document) to the Article 9 Collateral with respect to which it has purported to grant a Security Interest hereunder and has full power and authority to grant to the Agent the Security Interest in such Article 9 Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other person other than any consent or approval that has been obtained and is in full force and effect or has otherwise been disclosed herein or in the Credit Agreement and the Schedules thereto.

(b) Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations containing a description of the Article 9 Collateral have been prepared by the Agent based upon the information provided to the Agent for filing in each applicable governmental, municipal or other office specified by notice from the Borrower to the Agent, and constitute all the filings, recordings and registrations (other than filings required to be made in the United States Patent and Trademark Office and the United States Copyright Office in order to perfect the Security Interest in Article 9 Collateral consisting of United States Patents, United States registered Trademarks and United States registered Copyrights) that are necessary to publish notice of and protect the validity of and to establish a legal, valid and perfected security interest in favor of the Agent (for the benefit of the Secured Parties) in respect of all Article 9 Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary in any such jurisdiction, except as provided under applicable Requirements of Law with respect to the filing of continuation statements or amendments. Each Grantor represents and warrants that a fully executed agreement in the form hereof (or a short form hereof which form shall be reasonably acceptable to the Agent) containing a description of all Article 9 Collateral consisting of Intellectual Property with respect to registered United States Patents (and Patents for which registration applications are pending), registered United States Trademarks (and Trademarks for which registration applications are pending) and registered United States Copyrights (and Copyrights for which registration applications are pending) has been delivered to the Agent for recording with the United States Patent and Trademark Office and the United States Copyright Office pursuant to 35 U.S.C. § 261, 15 U.S.C. § 1060 or 17 U.S.C. § 205 and the regulations thereunder, as applicable, to protect the validity of and to establish a legal, valid and perfected security interest in favor of the Agent, for the benefit of the Secured Parties, in respect of all Article 9 Collateral consisting of

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such Intellectual Property in which a security interest may be perfected by recording with the United States Patent and Trademark Office and the United States Copyright Office, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary (other than such actions as are necessary to perfect the Security Interest with respect to any Article 9 Collateral consisting of Patents, Trademarks and Copyrights (or registration or application for registration thereof) acquired or developed after the Closing Date).

(c) The Security Interest constitutes (i) a legal and valid security interest in all the Article 9 Collateral securing the payment and performance of the Obligations, (ii) subject to the filings described in Section 3.02(b), a perfected security interest in all Article 9 Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the Uniform Commercial Code or other applicable Requirements of Law in such jurisdictions and (iii) subject to Section 3.02(b), a security interest that shall be perfected in all Article 9 Collateral in which a security interest may be perfected upon the receipt and recording of this Agreement (or a short form hereof) with the United States Patent and Trademark Office and the United States Copyright Office, as applicable. The Security Interest is and shall be prior to any other Lien on any of the Article 9 Collateral other than Permitted Liens.

(d) The Article 9 Collateral is owned by the Grantors free and clear of any Lien, other than Permitted Liens. None of the Grantors has filed or consented to the filing of (i) any financing statement or analogous document under the Uniform Commercial Code or any other applicable Requirements of Law covering any Article 9 Collateral, (ii) any assignment in the nature of a security interest in which any Grantor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with the United States Patent and Trademark Office or the United States Copyright Office or (iii) any assignment in the nature of a security interest in which any Grantor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, hereunder and for Permitted Liens.

Section 3.03. Covenants.

(a) Each Grantor agrees promptly to notify the Agent in writing of any change (i) in its legal name, (ii) in its identity or type of organization or corporate structure, (iii) its organizational identification number, if any, or (iv) in its jurisdiction of organization. Each Grantor agrees promptly to provide the Agent with certified organizational documents reflecting any of the changes described in the immediately preceding sentence. Each Grantor agrees that if it effects or permits any change referred to in the first sentence of this paragraph (a) it will ensure that all filings have been made, or will have been made within any applicable statutory period, under the Uniform Commercial Code or otherwise that are required in order for the Agent at all times following such change to have a valid, legal and perfected first priority (subject to Permitted Liens) security interest in all the Article 9 Collateral, for the benefit of the Secured Parties.

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(b) Subject to the terms of the Intercreditor Agreements and to the rights of such Grantor under the Credit Documents to dispose of Collateral, each Grantor shall, at its own expense, use commercially reasonable efforts to defend title to the Article 9 Collateral against all persons and to defend the Security Interest of the Agent, for the benefit of the Secured Parties, in the Article 9 Collateral and the priority thereof against any Lien that is not a Permitted Lien; provided that, nothing in this Agreement shall prevent any Grantor from discontinuing the operation or maintenance of any of its assets or properties if such discontinuance is (i) determined by such Grantor to be desirable in the conduct of its business and (ii) not prohibited by the Credit Documents.

(c) Subject to Section 3.01(a), each Grantor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Agent may from time to time reasonably request to better assure, preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any reasonable and documented or invoiced out-of-pocket fees and taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interest and the filing of any financing statements or other documents in connection herewith or therewith; provided that the Agent shall not request any such actions other than (i) the execution, acknowledgment, delivery, filing and recording in the United States of financing statements, fixture filings, assignments of As-Extracted Collateral arising from the Borrowing Base Properties and Intellectual Property security agreements, (ii) the delivery of Pledged Collateral and (iii) actions specifically related to and required to effect the foregoing clauses (i) and (ii).

(d) Subject to the Intercreditor Agreements:

(i) After the occurrence of an Event of Default and during the continuance thereof, the Agent shall have the right to verify under reasonable procedures the validity, amount, quality, quantity, value, condition and status of, or any other matter relating to, the Article 9 Collateral, including, in the case of Accounts or Article 9 Collateral in the possession of any third person, by contacting Account Debtors or the third person possessing such Article 9 Collateral for the purpose of making such a verification and each Grantor shall furnish all such assistance and information as Agent may reasonably request in connection with any such verification. The Agent shall have the right to share any information it gains from such inspection or verification with any Secured Party.

(ii) The Agent hereby authorizes each Grantor to collect such Grantor’s Accounts and the Agent may curtail or terminate said authority at any time after written notice is provided by the Agent to such Grantor, subject to the Intercreditor Agreements, after the occurrence and during the continuance of an Event of Default.

(iii) At the Agent’s written request at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall deliver to the Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Accounts, including all original orders, invoices and shipping receipts.

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(e) At its option, the Agent may discharge any past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Article 9 Collateral and that is not a Permitted Lien, and may pay for the maintenance and preservation of the Article 9 Collateral to the extent any Grantor fails to do so as required by the Credit Agreement or this Agreement, and each Grantor jointly and severally agrees to reimburse the Agent within 10 Business Days after demand for any reasonable payment made or any reasonable expense incurred by the Agent pursuant to the foregoing authorization; provided, however, that nothing in this Section 3.03(d) shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Agent or any Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Credit Documents.

(f) Each Grantor (rather than the Agent or any Secured Party) shall remain liable for the observance and performance of all the conditions and obligations to be observed and performed by it under each contract, agreement or instrument relating to the Article 9 Collateral.

(g) During the continuance of an Event of Default, none of the Grantors will, without the Agent’s prior written consent (which consent shall not be unreasonably withheld), grant any extension of the time of payment of any Accounts included in the Article 9 Collateral, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any person liable for the payment thereof or allow any credit or discount whatsoever thereon, other than extensions, credits, discounts, compromises or settlements granted or made in the ordinary course of business and consistent with prudent business practices in the reasonable discretion of the Borrower, except as permitted by the Credit Agreement.

(h) Subject to the Intercreditor Agreements, each Grantor irrevocably makes, constitutes and appoints the Agent (and all officers, employees or agents designated by the Agent) as such Grantor’s true and lawful agent (and attorney-in-fact) for the purpose, during the continuance of an Event of Default, of making, settling and adjusting claims in respect of Article 9 Collateral under policies of insurance, endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto. Subject to the Intercreditor Agreements, in the event that any Grantor at any time or times shall fail to obtain or maintain any of the policies of insurance required by the Credit Documents or to pay any premium in whole or part relating thereto, the Agent may, without waiving or releasing any obligation or liability of the Grantors hereunder or any Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Agent reasonably deems advisable. All sums disbursed by the Agent in connection with this Section 3.03(g), including reasonable attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, upon demand, by the Grantors to the Agent and shall be additional Obligations secured hereby.

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Section 3.04. Covenants Regarding Patent, Trademark and Copyright Collateral. Except as permitted by the Credit Agreement:

(a) Each Grantor, either itself or through any agent, employee, licensee or designee, shall (i) inform the Agent on an annual basis on or about the time of delivery of financial statements for such year (commencing with the financial statements for the fiscal year ended December 31, 2015) of each application by itself, or through any agent, employee, licensee or designee, for any Patent with the United States Patent and Trademark Office and each registration of any Trademark or Copyright with the United States Patent and Trademark Office, the United States Copyright Office or any comparable office or agency in any other country filed during the preceding twelve-month period, and (ii) upon the reasonable request of the Agent, execute and deliver any and all agreements, instruments, documents and papers as the Agent may reasonably request to evidence the Agent’s security interest in such Patent, Trademark or Copyright.

(b) Upon and during the continuance of an Event of Default, at the request of the Agent, each Grantor shall use commercially reasonable efforts to obtain all requisite consents or approvals from the licensor under each Copyright License, Patent License or Trademark License to effect the assignment of all such Grantor’s right, title and interest thereunder to (in the Agent’s sole discretion) the designee of the Agent or the Agent.

Section 3.05. Instruments. In order to further ensure the attachment, perfection and priority of, and the ability of the Agent to enforce, for the benefit of the Secured Parties, the Agent’s security interest in the Article 9 Collateral, each Grantor agrees, in each case at such Grantor’s own expense, that if such Grantor shall at any time own or acquire any Instruments evidencing individually an amount in excess of $10,000,000, such Grantor shall promptly (and in any event within 30 days of its acquisition (or such longer period as the Agent may agree to)) notify the Agent and promptly endorse, assign and deliver the same to the Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Agent may from time to time reasonably request.

ARTICLE IV.

REMEDIES

Section 4.01. Remedies upon Default. Subject to the Intercreditor Agreements, upon the occurrence and during the continuance of an Event of Default, subject to applicable Requirements of Law, each Grantor agrees to deliver each item of Collateral to the Agent on demand, and it is agreed that the Agent shall have the right to take any of or all the following actions at the same or different times: (a) with respect to any Article 9 Collateral consisting of Intellectual Property, on demand, to cause the Security Interest to become an assignment, transfer and conveyance of any of or all such Article 9 Collateral by the applicable Grantors to the Agent or to license or sublicense, whether general, special or otherwise, and whether on an exclusive or a nonexclusive basis, any such Intellectual Property throughout the world on such terms and conditions and in such manner as the Agent shall determine (other than in violation of any then-existing licensing arrangements to the extent that waivers thereunder cannot be obtained), (b) with or without legal process and with or without prior notice or demand for performance, to take possession of the Article 9 Collateral and without liability for trespass to the

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applicable Grantor to enter any premises where the Article 9 Collateral may be located for the purpose of taking possession of or removing the Article 9 Collateral and (c) generally, to exercise any and all rights afforded to a secured party under the applicable Uniform Commercial Code or other applicable Requirements of Law. Without limiting the generality of the foregoing, each Grantor agrees that the Agent shall have the right, subject to the applicable Requirements of Law, to sell or otherwise dispose of all or any part of the Collateral at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Agent shall deem appropriate. Subject to the Intercreditor Agreements, the Agent shall be authorized in connection with any sale of a security (if it deems it advisable to do so) pursuant to the foregoing to restrict the prospective bidders or purchasers to persons who represent and agree that they are purchasing such security for their own account, for investment, and not with a view to the distribution or sale thereof. Subject to the Intercreditor Agreements, upon consummation of any such sale of Collateral pursuant to this Section 4.01, the Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of any Grantor, and each Grantor hereby waives and releases (to the extent permitted by law) all rights of redemption, stay, valuation and appraisal that such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

The Agent shall give the applicable Grantors 10 days’ written notice (which each Grantor agrees is reasonable notice within the meaning of Section 9-611 of the New York UCC or its equivalent in other jurisdictions) of the Agent’s intention to make any sale of Collateral. At any such sale, the Collateral, or the portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Agent may (in its sole and absolute discretion) determine. The Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In the case of any sale of all or any part of the Collateral made on credit or for future delivery, the Collateral so sold may be retained by the Agent until the sale price is paid by the purchaser or purchasers thereof, but the Agent shall not incur any liability in the event that any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in the case of any such failure, such Collateral may be sold again upon notice given in accordance with provisions above. At any public (or, to the extent permitted by law, private) sale made pursuant to this Section 4.01, any Secured Party may bid for or purchase for cash (or, with the consent of the Agent, credit bid), free (to the extent permitted by law) from any right of redemption, stay, valuation or appraisal on the part of any Grantor (all such rights being also hereby waived and released to the extent permitted by law), the Collateral or any part thereof offered for sale and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Grantor therefor. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Obligations paid in full. Subject to the Intercreditor

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Agreements, as an alternative to exercising the power of sale herein conferred upon it, the Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. To the extent provided in this Section 4.01, any sale that complies with such provisions shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the New York UCC or its equivalent in other jurisdictions.

Section 4.02. Application of Proceeds. Upon the occurrence and during the continuance of an Event of Default, the Agent shall promptly apply the proceeds, moneys or balances of any collection or sale of Collateral, as well as any Collateral consisting of cash, in accordance with Section 11.11 of the Credit Agreement.

The Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Collateral by the Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the purchase money by the Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Agent or such officer or be answerable in any way for the misapplication thereof.

Section 4.03. Grant of License to Use Intellectual Property. For the purpose of enabling the Agent to exercise rights and remedies under this Agreement, solely at such time and for so long as the Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor grants (such grant effective solely after the occurrence and during the continuance of an Event of Default) to (in the Agent’s sole discretion) a designee of the Agent or the Agent, for the benefit of the Secured Parties, an irrevocable (but terminable, upon termination of this Agreement), nonexclusive license (exercisable without payment of royalty or other compensation to any Grantor) to use, license or sublicense any of the Article 9 Collateral consisting of Intellectual Property now owned or hereafter acquired by such Grantor, wherever the same may be located, and including in such license the right to prosecute and maintain all Intellectual Property and the right to sue for past infringement of the Intellectual Property; provided, however, that nothing in this Section 4.03 shall require Grantors to grant any license that is prohibited by any rule of law, statute or regulation, or is prohibited by, or constitutes a breach or default under ,or results in the right of an unaffiliated third party to terminate, any contract, license, instrument or other agreement with an unaffiliated third party, to the extent permitted by the Credit Agreement, with respect to such Intellectual Property Collateral; and provided, further, that such licenses to be granted hereunder with respect to Trademarks shall be subject to the maintenance of quality standards with respect to the goods and services on which such Trademarks are used sufficient to preserve the validity of such Trademarks. For the avoidance of doubt, the use of such license by the Agent may be exercised, at the option of the Agent, only during the continuation of an Event of Default. Furthermore, each Grantor hereby grants to the Agent an absolute power of attorney to sign, upon the occurrence and during the continuance of any Event of Default, any document which may be required by the United States Copyright Office or the United States Patent and Trademark Office or any state office in order to effect an absolute assignment of all right, title and interest in each Patent, Trademark or Copyright, and to record the same.

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Section 4.04. Securities Act, etc. In view of the position of the Grantors in relation to the Pledged Collateral, or because of other current or future circumstances, a question may arise under the Securities Act of 1933, as now or hereafter in effect, or any similar federal statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the “Federal Securities Laws”) with respect to any disposition of the Pledged Collateral permitted hereunder. Each Grantor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Agent if the Agent were to attempt to dispose of all or any part of the Pledged Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Collateral could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Agent in any attempt to dispose of all or part of the Pledged Collateral under applicable Blue Sky or other state securities laws or similar laws analogous in purpose or effect. Each Grantor acknowledges and agrees that in light of such restrictions and limitations, the Agent, in its sole and absolute discretion, (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Collateral or part thereof shall have been filed under the Federal Securities Laws or, to the extent applicable, Blue Sky or other state securities laws and (b) may approach and negotiate with a single potential purchaser to effect such sale. Each Grantor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Agent shall incur no responsibility or liability for selling all or any part of the Pledged Collateral at a price that the Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a single purchaser were approached. The provisions of this Section 4.04 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Agent sells.

ARTICLE V.

MISCELLANEOUS

Section 5.01. Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 13.2 of the Credit Agreement (whether or not then in effect), as such address may be changed by written notice to the Agent and the Borrower. All communications and notices hereunder to any Grantor shall be given to it in care of the Borrower, with such notice to be given as provided in Section 13.2 of the Credit Agreement (whether or not then in effect).

Section 5.02. Security Interest Absolute. All rights of the Agent hereunder, the Security Interest, the security interest in the Pledged Collateral and all obligations of each Grantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Credit Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Credit Document, or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment

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or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Obligations or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor in respect of the Obligations or this Agreement (other than a defense of payment or performance).

Section 5.03. Limitation by Law. All rights, remedies and powers provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable Requirements of Law, and all the provisions of this Agreement are intended to be subject to all applicable Requirements of Law that may be controlling and to be limited to the extent necessary so that they shall not render this Agreement invalid, unenforceable, in whole or in part, or not entitled to be recorded, registered or filed under the provisions of any applicable Requirement of Law.

Section 5.04. Binding Effect; Several Agreement. This Agreement shall become effective as to any party to this Agreement when a counterpart hereof executed on behalf of such party shall have been delivered to the Agent and a counterpart hereof shall have been executed on behalf of the Agent, and thereafter shall be binding upon such party and the Agent and their respective permitted successors and assigns, and shall inure to the benefit of such party, the Agent and the other Secured Parties and their respective permitted successors and assigns, except that no party shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer shall be void) except as not prohibited by this Agreement or the Credit Agreement. This Agreement shall be construed as a separate agreement with respect to each party and may be amended, modified, supplemented, waived or released in accordance with Section 5.09.

Section 5.05. Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Grantor or the Agent that are contained in this Agreement shall bind and inure to the benefit of their respective permitted successors and assigns. The Agent hereunder shall at all times be the same person that is the “Collateral Agent” under the Credit Agreement. Written notice of resignation by the “Collateral Agent” pursuant to the Credit Agreement shall also constitute notice of resignation as the Agent under this Agreement. Upon the acceptance of any appointment as the “Collateral Agent” under the Credit Agreement by a successor “Collateral Agent”, that successor “Collateral Agent” shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent pursuant hereto.

Section 5.06. Agent’s Fees and Expenses; Indemnification.

(a) The parties hereto agree that the Agent shall be entitled to reimbursement of its expenses incurred hereunder and indemnification as provided in Section 13.5 of the Credit Agreement.

(b) Any such amounts payable as provided hereunder shall be additional Obligations secured hereby and by the other Security Documents. The provisions of this Section 5.06 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Credit Document, the consummation of the transactions contemplated hereby, the

20

repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Credit Document, or any investigation made by or on behalf of the Agent or any other Secured Party. All amounts due under this Section 5.06 shall be payable within fifteen days of written demand therefor.

Section 5.07. Agent Appointed Attorney-in-Fact. Each Grantor hereby appoints the Agent the attorney-in-fact of such Grantor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment is irrevocable and coupled with an interest (it being understood that no rights shall be exercised under such power of attorney unless an Event of Default has occurred and is continuing). Without limiting the generality of the foregoing, subject to applicable Requirements of Law and the Intercreditor Agreements, the Agent shall have the right, upon the occurrence and during the continuance of an Event of Default, with full power of substitution either in the Agent’s name or in the name of such Grantor, (a) to receive, endorse, assign or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof, (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to ask for, demand, sue for, collect, receive and give acquittance for any and all moneys due or to become due under and by virtue of any Collateral; (d) to sign the name of any Grantor on any invoice or bill of lading relating to any of the Collateral; (e) to send verifications of Accounts to any Account Debtor; (f) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (g) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (h) to notify, or to require any Grantor to notify, Account Debtors to make payment directly to the Agent; and (i) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Agent were the absolute owner of the Collateral for all purposes; provided that nothing herein contained shall be construed as requiring or obligating the Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. The Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own or their Related Parties’ gross negligence, bad faith, or willful misconduct.

Section 5.08. GOVERNING LAW; JURISDICTION; VENUE; WAIVER OF JURY TRIAL; CONSENT TO SERVICE OF PROCESS.

(a) THE TERMS OF SECTIONS 13.12 AND 13.13 OF THE CREDIT AGREEMENT ARE INCORPORATED HEREIN BY REFERENCE, MUTATIS MUTANDIS, AND THE PARTIES HERETO AGREE TO SUCH TERMS.

21

(b) EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED IN SECTION 5.01. NOTHING IN THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVICE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(c) EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

Section 5.09. Waivers; Amendment.

(a) No failure or delay by the Agent, any Issuing Bank, any Lender or any other Secured Party in exercising any right, power or remedy hereunder or under any other Credit Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, privilege or remedy, or any abandonment or discontinuance of steps to enforce such a right, power, privilege or remedy, preclude any other or further exercise thereof or the exercise of any other right, power, privilege or remedy. The rights, powers, privileges and remedies of the Agent, any Issuing Bank, the Lenders or any other Secured Party hereunder and under the other Credit Documents are cumulative and are not exclusive of any rights, powers or remedies provided by Requirements of Law. No waiver of any provision of this Agreement or consent to any departure by any Credit Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 5.09, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof or of any other Security Document may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Agent and the Credit Party or Credit Parties with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 13.1 of the Credit Agreement. The Agent may conclusively rely on a certificate of an officer of the Borrower as to whether any amendment contemplated by this Section 5.09(b) is permitted.

Section 5.10. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 5.11. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument, and shall become effective as provided in Section 5.04. Delivery of an executed counterpart to this Agreement by facsimile or other electronic transmission (i.e. a “pdf” or “tif”) shall be as effective as delivery of a manually signed original.

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Section 5.12. Termination or Release.

(a) This Agreement, the pledges made herein, the Security Interest and all other security interests granted hereby, and all other Security Documents securing the Obligations, shall automatically terminate and/or be released all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the applicable Grantors, as of the date when all the Obligations (other than (i) Hedging Obligations in respect of any Secured Hedge Agreements, (ii) Cash Management Obligations in respect of any Secured Cash Management Agreements and (iii) any contingent or indemnification obligations not then due and owing) have been paid in full and the Lenders and any other Secured Parties have no further commitment to lend under the Credit Agreement, the aggregate Total Exposure has been reduced to zero, the aggregate Commitments have been terminated in full, each Issuing Bank has no further obligations to issue Letters of Credit under the Credit Agreement and no Letter of Credit shall be outstanding that is not Cash Collateralized or back-stopped on terms reasonably satisfactory to the relevant Issuing Bank.

(b) A Subsidiary Party shall automatically be released from its obligations hereunder and the security interests in the Collateral of such Subsidiary Party shall be automatically released upon the consummation of any transaction not prohibited by the Credit Agreement as a result of which such Subsidiary Party ceases to be a Restricted Subsidiary or becomes an Excluded Subsidiary or such Subsidiary is released from its Subsidiary Guarantee and from its Subsidiary guarantees of all Credit Documents or otherwise ceases to be a Subsidiary Guarantor, in any case in accordance with the Credit Agreement, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to such Subsidiary Party.

(c) (i) Upon any sale or other transfer by any Grantor of any Collateral that is not prohibited by the Credit Agreement to any person that is not a Grantor (including in connection with a Casualty Event) or (ii) upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 13.1 of the Credit Agreement, the security interest in such Collateral shall be automatically released, all without delivery of any instrument or performance of any act by any party.

(d) A Subsidiary Party shall automatically be released from its obligations hereunder and/or the security interests in any Collateral shall in each case be automatically released upon the occurrence of any of the circumstances set forth in Section 13.17 of the Credit Agreement, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to any applicable Subsidiary Party.

(e) In connection with any termination or release pursuant to paragraph (a), (b), (c) or (d) of this Section 5.12, the Agent shall execute and deliver to any Grantor, at such Grantor’s or Grantor’s expense, all documents that such Grantor shall reasonably request to evidence such termination or release (including, without limitation, UCC termination statements), and will duly assign and transfer to such Grantor, such of the Pledged Collateral that may be in the possession

23

of the Agent and has not theretofore been sold or otherwise applied or released pursuant to this Agreement. Any execution and delivery of documents pursuant to this Section 5.12 shall be without recourse to or warranty by the Agent. In connection with any release pursuant to paragraph (a), (b), (c) or (d) above, the Grantors shall be permitted to take any action in connection therewith consistent with such release including, without limitation, the filing of UCC termination statements. Upon the receipt of any necessary or proper instruments of termination, satisfaction or release prepared by the Borrower, the Agent shall execute, deliver or acknowledge such instruments or releases to evidence the release of any Collateral permitted to be released pursuant to this Agreement or the Security Documents.

Section 5.13. Additional Subsidiaries. Upon execution and delivery by the Agent and any Subsidiary of an instrument in the form of Exhibit I hereto, such Subsidiary shall become a Subsidiary Party hereunder with the same force and effect as if originally named as a Subsidiary Party herein. The execution and delivery of any such instrument shall not require the consent of any other party to this Agreement. The rights and obligations of each party to this Agreement shall remain in full force and effect notwithstanding the addition of any new party to this Agreement.

Section 5.14. Right of Set-off. After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by Requirements of Law, each Lender shall have the right, without prior notice to any Grantor, any such notice being expressly waived by the Grantors to the extent permitted by applicable Requirements of Law, upon any amount becoming due and payable by any Grantor hereunder or under any other Credit Document (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of such Grantor. Each Lender shall promptly notify the relevant Grantor (and the Credit Parties, if applicable) and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

Section 5.15. Subject to Intercreditor Agreements. Notwithstanding anything to the contrary, (a) the Liens and security interests granted to the Agent pursuant to this Agreement are expressly subject to each Intercreditor Agreement and (b) the exercise of any right or remedy by the Agent hereunder is subject to the limitations and provisions of each Intercreditor Agreement. In the event of any conflict between the terms of any Intercreditor Agreement and the terms of this Agreement, the terms of such Intercreditor Agreement shall govern.

Section 5.16. Subordination. Notwithstanding any provision of this Agreement to the contrary, all rights of the Grantors (other than the Borrower) to indemnity, contribution or subrogation under applicable Requirements of Law or otherwise shall be fully subordinated to the payment in full of the Obligations (except for any contingent or indemnification obligations not then due and payable). No failure on the part of the Borrower or any other Grantor to make the payments required under applicable Requirements of Law or otherwise shall in any respect limit the obligations and liabilities of any Grantor with respect to its obligations hereunder, and

24

each Grantor shall remain liable for the full amount of the obligations of such Grantor hereunder. Each Grantor hereby agrees all Indebtedness owed to it by any other Grantor shall be subordinated in accordance with the terms of the Intercompany Note.

Section 5.17. Survival of Agreement. All covenants, agreements, representations and warranties made by the Grantors hereunder and in the other Credit Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the Secured Parties and shall survive the execution and delivery of the Credit Documents, the making of any Loans and issuance of any Letters of Credit and the provision of services under Secured Cash Management Agreements or Secured Hedge Agreements, regardless of any investigation made by any Secured Party or on its behalf and notwithstanding that any Secured Party may have had notice or knowledge of any Default at the time any credit is extended under the Credit Agreement, and shall continue in full force and effect as long as this Agreement has not been terminated or released pursuant to Section 5.12 above.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

VINE OIL & GAS LP

By:	Vine Oil & Gas GP LLC
Its:	General Partner

By:
	Name:	Eric D. Marsh
	Title:	President and Chief Executive Officer

VINE OIL & GAS HAYNESVILLE LLC

By:
	Name:	Eric D. Marsh
	Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO COLLATERAL AGREEMENT]

HSBC BANK USA, NATIONAL ASSOCIATION, as Collateral Agent and Administrative Agent

By:
Name:
Title:

[SIGNATURE PAGE TO COLLATERAL AGREEMENT]

Schedule I

to the Collateral Agreement

Subsidiary Parties

Vine Oil & Gas Haynesville LLC

Schedule I

Schedule II

to the Collateral Agreement

Pledged Stock; Debt Securities

A.	Pledged Stock

Loan Party	Issuer	Certificate Number	Number of Shares Owned (Common Shares Unless Noted Otherwise)	Percentage of Ownership	Percentage of Ownership Pledged
Vine Oil & Gas LP	Vine Oil & Gas Haynesville LLC	N/A	100% of limited liability company interests	100%	100%

B.	Pledged Debt

Intercompany Note.

Schedule II

Schedule III

to the Collateral Agreement

Intellectual Property

Copyrights

None.

Patents

None.

Trademarks

Applications:

None

Registrations:

None.

Schedule III

Exhibit I

to the Collateral Agreement

SUPPLEMENT NO.     dated as of                    (this “Supplement”), to the Collateral Agreement dated as of November 25, 2014 (as heretofore amended and/or supplemented, the “Collateral Agreement”), among VINE OIL & GAS LP, a Delaware limited partnership (the “Borrower”), each Subsidiary Party party thereto and HSBC BANK USA, NATIONAL ASSOCIATION, as Collateral Agent (in such capacity, the “Agent”) and Administrative Agent for the Secured Parties.

A. Reference is made to the Credit Agreement dated as of November 25, 2014 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders and agents party thereto from time to time, the Agent and the other parties named therein.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement and the Collateral Agreement referred to therein.

C. The Grantors have entered into the Collateral Agreement in order to induce the Lenders to make Loans and each Issuing Bank to issue Letters of Credit. Section 5.13 of the Collateral Agreement provides that additional Subsidiaries may become Subsidiary Parties under the Collateral Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Subsidiary Party under the Collateral Agreement in order to induce the Lenders to make additional Loans and each Issuing Bank to issue additional Letters of Credit and as consideration for Loans previously made and Letters of Credit previously issued.

Accordingly, the Agent and the New Subsidiary agree as follows:

SECTION 1. In accordance with Section 5.13 of the Collateral Agreement, the New Subsidiary by its signature below becomes a Subsidiary Party and a Grantor under the Collateral Agreement with the same force and effect as if originally named therein as a Subsidiary Party and a Grantor, and the New Subsidiary hereby (a) agrees to all the terms and provisions of the Collateral Agreement applicable to it as a Subsidiary Party and Grantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Grantor thereunder are true and correct in all material respects on and as of the date hereof. In furtherance of the foregoing, the New Subsidiary, as security for the payment and performance in full of the Obligations, does hereby create and grant to the Agent, its successors and assigns, for the benefit of the Secured Parties, their successors and assigns, a security interest in and Lien on all the New Subsidiary’s right, title and interest in and to the Collateral of the New Subsidiary; provided that, for the avoidance of doubt, Collateral shall exclude any Excluded Equity Interests and Excluded Assets. Each reference to a “Subsidiary Party” or a “Grantor” in the Collateral Agreement shall be deemed to include the New Subsidiary. The Collateral Agreement is hereby incorporated herein by reference.

Exhibit I-1

SECTION 2. The New Subsidiary represents and warrants to the Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to (a) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (c) implied covenants of good faith and fair dealing.

SECTION 3. This Supplement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Supplement shall become effective when the Agent shall have received a counterpart of this Supplement that bears the signature of the New Subsidiary. Delivery of an executed signature page to this Supplement by facsimile or other electronic transmission (i.e. a “pdf” or “tif”) shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4. The New Subsidiary hereby represents and warrants that (a) set forth on Schedule I attached hereto is a true and correct schedule of all the Pledged Stock and Pledged Debt of the New Subsidiary as of the date hereof, (b) set forth on Schedule II attached hereto is a true and correct schedule of all Intellectual Property constituting United States registered Trademarks, Patents and Copyrights as of the date hereof and (c) set forth under its signature hereto, is the true and correct legal name of the New Subsidiary, its jurisdiction of formation and organizational ID number as of the date hereof.

SECTION 5. Except as expressly supplemented hereby, the Collateral Agreement shall remain in full force and effect.

SECTION 6. THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS SUPPLEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 7. Any provision of this Supplement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 8. All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the Collateral Agreement.

SECTION 9. The New Subsidiary agrees to reimburse the Agent for its reasonable out-of-pocket expenses in connection with this Supplement to the extent consistent with Section 13.5 of the Credit Agreement, including the reasonable fees, disbursements and other charges of counsel for the Agent.

Exhibit I-2

IN WITNESS WHEREOF, the New Subsidiary has duly executed this Supplement to the Collateral Agreement as of the day and year first above written.

[Name of New Subsidiary]

By:
Name:
Title:

Exhibit I-3

Schedule I

to Supplement No.      to the

Collateral Agreement

Pledged Collateral of the New Subsidiary

EQUITY INTERESTS

Number of Issuer Certificate	Registered Owner	Number and Class of Equity Interests	Percentage of Equity Interests

DEBT SECURITIES

Issuer	Principal Amount	Date of Note	Maturity Date

Exhibit I-4

Schedule II

to Supplement No.      to the

Collateral Agreement

Intellectual Property of the New Subsidiary

Exhibit I-5

EXHIBIT F

TO CREDIT AGREEMENT

[RESERVED]

EXHIBIT G

TO CREDIT AGREEMENT

[FORM OF]

ASSIGNMENT AND ASSUMPTION1

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any participations in L/C Obligations or Swingline Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender under the Credit Agreement) against any person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

3.	Is Assignee a Lender/an Affiliate of a Lender/an “Approved Fund”/Is this an “assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans”?

	Yes:	No:
Specify if “Yes”:

[1]	To be used in the case of any sale, assignment or transfer by a Lender to an assignee other than the Borrower or the Borrower’s Subsidiaries and their respective Affiliates.

4.	Borrower: Vine
Oil & Gas LP, a Delaware limited partnership (the “Borrower”).

5.	Administrative Agent: HSBC Bank USA, National Association, as the Administrative Agent, under the Credit Agreement.

6.	Credit Agreement: Credit Agreement, dated as of November 25, 2014 among the Borrower, the Lenders from time to time party thereto, HSBC Bank USA, National Association, as the Administrative Agent, the Collateral Agent, the Swingline Lender and an Issuing Bank, and each other Issuing Bank from time to time party thereto.

7.	Assigned Interest:

Commitments / Loans	Aggregate Amount of Commitments of all Lenders	Amount of Commitments / Loans Assigned	Percentage Assigned of Commitments of all Lenders[2]
Commitments / Loans	$	$		%
[ ][3]	$	$		%

Effective Date:                 , 20     [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR].

8.	Notice and Wire Instructions:

[NAME OF ASSIGNOR]		[NAME OF ASSIGNEE]

Notices:		Notices:

	Attention:		Attention:
	Facsimile:		Facsimile:

[2]	Set forth, to at least 9 decimals, as a percentage of the Loans of all Lenders thereunder.
[3]	[In the event any new Class of Commitments / Loans is established under Section 2.17 of the Credit Agreement, refer to the Class of Commitments / Loans assigned.]

with a copy to:	with a copy to:

Attention:
Facsimile:
Attention:
Facsimile:

Wire Instructions:	Wire Instructions:

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

[Signature Page to Assignment and Assumption]

Accepted and Consented to:

HSBC BANK USA, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

HSBC BANK USA, NATIONAL ASSOCIATION, as Swingline Lender

By:
Name:
Title:

[INSERT NAME], as Swingline Lender

By:
Name:
Title:

HSBC BANK USA, NATIONAL ASSOCIATION, as Issuing Bank

By:
Name:
Title:

[INSERT NAME], as Issuing Bank

By:
Name:
Title:

[Signature Page to Assignment and Assumption]

[VINE OIL & GAS LP, as Borrower][1]

By:
Name:
Title:

[1]	Borrower’s consent shall not be required if an Event of Default under Section 11.1 or Section 11.5 of the Credit Agreement has occurred and is continuing.

[Signature Page to Assignment and Assumption]

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, other than as to the matters set forth in this Section 1, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or other Affiliates or any other person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or other Affiliates or any other person of any of their respective obligations under any Credit Document.

2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is not the Borrower, a Subsidiary of the Borrower, a natural person, a Disqualified Institution or a Defaulting Lender and otherwise satisfies all other requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 9.1(a) or (b) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender and (vi) if it is a Non-U.S. Lender, attached to this Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender and, based on such documents and information as it shall deem appropriate at that time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

3. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

4. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns permitted pursuant to the Credit Agreement. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by fax or other electronic delivery shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

[Remainder of page intentionally left blank]

EXHIBIT H-1

TO CREDIT AGREEMENT

FORM OF NOTE

            ,

FOR VALUE RECEIVED, the undersigned, a Delaware limited partnership (the “Borrower”), hereby promises to pay to                      or registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Loan (other than Swingline Loans) from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of November 25, 2014 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and HSBC Bank USA, National Association, as the Administrative Agent, the Collateral Agent, a Swingline Lender and an Issuing Bank, and each other Issuing Bank from time to time party thereto.

The Borrower promises to pay interest on the unpaid principal amount of each Loan (other than Swingline Loans) from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the ratable account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in Section 2.8(c) of the Credit Agreement. This Note is subject to mandatory prepayments and to voluntary prepayments and to all other terms and conditions as provided in the Credit Agreement.

This Note is one of the promissory notes referred to in the Credit Agreement and is entitled to the benefits thereof. This Note is also entitled to the benefits of the other Credit Documents and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Loans (other than Swingline Loans) made by the Lender shall be evidenced by an account or accounts maintained by the Lender and by the Register and subaccounts maintained by the Administrative Agent in accordance with the Credit Agreement. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans (other than Swingline Loans) and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

No failure to exercise and no delay in exercising, on the part of the Administrative Agent, any right, remedy, power or privilege hereunder or under the Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. A waiver by the Administrative Agent of any right, remedy, power or privilege hereunder or under any Credit Document on any one occasion shall not be construed as a bar to any right or remedy that the Administrative Agent would otherwise have on any future occasion. The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights, remedies, powers and privileges provided by law.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, this Note is executed as of the date set forth above.

VINE OIL & GAS LP

By:
Name:
Title:

LOANS (OTHER THAN SWINGLINE LOANS) AND

PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made by

EXHIBIT H-2

TO CREDIT AGREEMENT

FORM OF SWINGLINE NOTE

                ,

FOR VALUE RECEIVED, the undersigned, a Delaware limited partnership (the “Borrower”), hereby promises to pay to HSBC Bank USA, National Association, as a Swingline Lender (in such capacity, the “Swingline Lender”) or its registered assigns, in accordance with the provisions of the Credit Agreement (as hereinafter defined), the lesser of (a) FIFTY MILLION DOLLARS ($50,000,000) and (b) the aggregate unpaid principal amount of all advances made by the Swingline Lender to the Borrower as Swingline Loans under that certain Credit Agreement, dated as of November 25, 2014 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and HSBC Bank USA, National Association, as the Administrative Agent, the Collateral Agent, a Swingline Lender and an Issuing Bank, and each other Issuing Bank from time to time party thereto.

The Borrower promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the ratable account of the Swingline Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in Section 2.8(c) of the Credit Agreement. This Swingline Note is subject to mandatory prepayments and to voluntary prepayments and to all other terms and conditions as provided in the Credit Agreement.

This Swingline Note is one of the promissory notes referred to in the Credit Agreement and is entitled to the benefits thereof. This Swingline Note is also entitled to the benefits of the other Credit Documents and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Swingline Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Swingline Loans made by the Swingline Lender shall be evidenced by an account or accounts maintained by the Swingline Lender and by the Register and subaccounts maintained by the Administrative Agent in accordance with the Credit Agreement. The Swingline Lender may also attach schedules to this Swingline Note and endorse thereon the date, amount and maturity of its Swingline Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Swingline Note.

No failure to exercise and no delay in exercising, on the part of the Swingline Lender, any right, remedy, power or privilege hereunder or under the Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. A waiver by the Swingline Lender of any right, remedy, power or privilege hereunder or under any Credit Document on any one occasion shall not be construed as a bar to any right or remedy that the Swingline Lender would otherwise have on any future occasion. The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights, remedies, powers and privileges provided by law.

THIS SWINGLINE NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, this Swingline Note is executed as of the date set forth above.

VINE OIL & GAS LP

By:
Name:
Title:

[Signature Page to Swingline Note]

SWINGLINE LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Amount of Loan Made	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT I

FIRST LIEN INTERCREDITOR AGREEMENT

dated as of

                , 201   among

VINE OIL AND GAS LP,

as the Borrower,

the other Grantors party hereto,

HSBC BANK USA, NATIONAL ASSOCIATION,

as Administrative Agent for the Initial Credit Agreement Secured Parties,

HSBC BANK USA, NATIONAL ASSOCIATION,

as Collateral Agent for the Initial Credit Agreement Secured Parties,

DEUTSCHE BANK TRUST COMPANY,

as the Initial Additional Collateral Agent

and

DEUTSCHE BANK TRUST COMPANY,

as the Initial Additional Senior Representative

and

each additional Collateral Agent and Senior Representative from time to time party hereto

-i-	First Lien Intercreditor Agreement

-ii-	First Lien Intercreditor Agreement

EXHIBIT I

This FIRST LIEN INTERCREDITOR AGREEMENT (as amended, restated, modified or supplemented from time to time, this “Agreement”), dated as of                 , 201    , is made by and among HSBC Bank USA, National Association, as administrative agent for the Initial Credit Agreement Secured Parties under the Initial Credit Documents (in such capacities, and together with its successors and replacements in such capacities, the “Administrative Agent”), HSBC Bank USA, National Association, as collateral agent for the Initial Credit Agreement Secured Parties under the Initial Credit Documents (in such capacities, and together with its successors and replacements in such capacities, the “Initial Credit Agreement Collateral Agent”),                    , as collateral agent for the Initial Additional Secured Parties (as defined below) (in such capacity and together with its successors and replacements in such capacity, the “Initial Additional Collateral Agent”),                     , as Senior Representative (as defined below) for the Initial Additional Secured Parties (in such capacity and together with its successors and replacements in such capacity, the “Initial Additional Senior Representative”), and each additional Collateral Agent (as defined below) and Senior Representative from time to time party hereto for the Other Senior Secured Parties (as defined below) of the Series (as defined below) with respect to which it is acting in such capacity, and consented to by Vine Oil & Gas LP, a Delaware limited partnership (the “Borrower”), and the other Credit Parties (as defined below) party hereto from time to time.

Reference is made to (i) the Credit Agreement, dated as of November 25, 2014 (as amended, restated, supplemented, waived, Refinanced (as defined below) or otherwise modified from time to time, the “Initial Credit Agreement”), among the Borrower, the lenders party thereto from time to time, the Administrative Agent, the Collateral Agent, the Swingline Lender and the Issuing Bank; and (iii) the [                    ], dated as of                 , 201     (as amended, restated, supplemented, waived, Refinanced (as defined below) or otherwise modified from time to time, the “Initial Additional First Lien Agreement”), among the Borrower, certain Subsidiaries of the Borrower party thereto as guarantors, the Initial Additional Senior Representative, as                     , the Initial Additional Collateral Agent, as                     and [describe other parties].

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Administrative Agent and the Collateral Agent (in each case for itself and on behalf of the Initial Credit Agreement Secured Parties), the Initial Additional Collateral Agent and the Initial Additional Senior Representative (in each case for itself and on behalf of the Initial Additional Secured Parties), and each additional Senior Representative and Collateral Agent (for itself and on behalf of the Other Senior Secured Parties of the applicable Series) agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Construction; Certain Defined Terms.

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the

I.C.A.

subsidiaries of such Person unless express reference is made to such subsidiaries, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” is not exclusive.

(b) Without limiting the provisions of Section 2.03, it is the intention of the Senior Secured Parties of each Series that the holders of Senior Obligations of such Series (and not the Senior Secured Parties of any other Series) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the Senior Obligations of such Series are unenforceable or disallowed under applicable law or are subordinated to any other obligations, (y) any of the Senior Obligations of such Series do not have an enforceable security interest in any of the Collateral securing any other Series of Senior Obligations or (z) any intervening security interest exists securing any other obligations (other than another Series of Senior Obligations) on a basis ranking prior to the security interest of such Series of Senior Obligations but junior to the security interest of any other Series of Senior Obligations and (ii) the existence of any Collateral for any other Series of Senior Obligations that is not Shared Collateral (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of Senior Obligations, an “Impairment” of such Series); provided that the existence of a maximum claim with respect to any real property subject to a mortgage which applies to all Senior Obligations shall not be deemed to be an Impairment of any Series of Senior Obligations. In the event of any Impairment with respect to any Series of Senior Obligations, the results of such Impairment shall be borne solely by the holders of such Series of Senior Obligations, and the rights of the holders of such Series of Senior Obligations (including the right to receive distributions in respect of such Series of Senior Obligations pursuant to Section 2.01) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of such Senior Obligations subject to such Impairment. Additionally, in the event the Senior Obligations of any Series are modified pursuant to applicable law (including pursuant to Section 1129 of the Bankruptcy Code), any reference to such Senior Obligations or the Senior Credit Documents governing such Senior Obligations shall refer to such obligations or such documents as so modified.

(c) Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Initial Credit Agreement. As used in this Agreement, the following terms have the meanings specified below:

“Account Control Agreement” means any control agreement executed for the purpose of perfecting a security interest in any Shared Collateral pursuant to Section 8-106(d)(2), 9-104(a)(2) or 9-106(b)(2) of the Uniform Commercial Code in favor of any Senior Secured Party pursuant to any Senior Credit Document.

“Additional Senior Class Debt” shall have the meaning assigned to such term in Section 5.14 (and for the avoidance of doubt, shall include indebtedness incurred by the Company pursuant to any Other First Lien Agreements).

“Additional Senior Class Debt Senior Representative” shall have the meaning assigned to such term in Section 5.14.

“Additional Senior Class Debt Collateral Agent” shall have the meaning assigned to such term in Section 5.14.

-2-	I.C.A.

“Additional Senior Class Debt Secured Parties” shall have the meaning assigned to such term in Section 5.14.

“Administrative Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Bankruptcy Case” means a case under the Bankruptcy Code or any other Bankruptcy Law.

“Bankruptcy Code” means Title 11 of the United States Code, as amended or any similar federal or state law for the relief of debtors.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Collateral” means all assets and properties subject to Liens created pursuant to any Collateral Document to secure one or more Series of Senior Obligations.

“Collateral Agent” means (i) in the case of any Initial Credit Agreement Obligations, the Administrative Agent, (ii) in the case of the Initial Additional Obligations, the Initial Additional Collateral Agent, and (iii) in the case of any other Series of Other Senior Obligations that become subject to this Agreement after the date hereof, the collateral agent named for such Series in the applicable Joinder Agreement.

“Collateral Documents” means, collectively, (i) the Initial Credit Agreement Collateral Documents and (ii) the Other First Lien Security Documents (including those that are Initial Additional Credit Documents).

“Conforming Plan of Reorganization” means any Plan of Reorganization whose provisions are consistent with the provisions of this Agreement.

“Contingent Obligation” means, (i) with respect to any Letter of Credit (as defined in the Initial Credit Agreement), the undrawn amount of such Letter of Credit, and (ii) with respect to any unliquidated, contingent indemnity or reimbursement obligations with respect to which a claim has been asserted, the asserted amount of such obligation.

“Controlling Senior Obligations” means the Series of Senior Obligations held by the Controlling Secured Parties.

“Controlling Secured Parties” means (i) at any time when the Administrative Agent is the Designated Senior Representative, the Initial Credit Agreement Secured Parties and (ii) at any other time, the Series of Senior Secured Parties whose Senior Representative is the Designated Senior Representative.

“Designated Collateral Agent” shall mean (i) initially, the Initial Credit Agreement Collateral Agent until the earliest to occur of (x) Discharge of all Initial Credit Agreement Obligations and (y) the Non-Controlling Senior Representative Enforcement Date, and (ii) from and after the earlier of (x) the Discharge of all Initial Credit Agreement Obligations and (y) the Non-Controlling Senior

-3-	I.C.A.

Representative Enforcement Date, the Collateral Agent for the Series of Senior Obligations represented by the Major Non-Controlling Senior Representative; provided, in each case, that if there shall occur one or more Non-Controlling Senior Representative Enforcement Dates, the Designated Collateral Agent shall be the Collateral Agent for the Series of Senior Obligations represented by the Major Non-Controlling Senior Representative in respect of the most recent Non-Controlling Senior Representative Enforcement Date.

“Designated Senior Representative” shall mean (i) initially, the Administrative Agent until the earlier to occur of (x) the Discharge of all Initial Credit Agreement Obligations and (y) the Non-Controlling Senior Representative Enforcement Date, and (ii) from and after the earlier to occur of (x) the Discharge of all Initial Credit Agreement Obligations, and (y) the Non-Controlling Senior Representative Enforcement Date, the Major Non-Controlling Senior Representative; provided, in each case, that if there shall occur one or more Non-Controlling Senior Representative Enforcement Dates, the Designated Senior Representative shall be the Senior Representative that is the Major Non-Controlling Senior Representative in respect of the most recent Non-Controlling Senior Representative Enforcement Date.

“DIP Financing” shall have the meaning assigned to such term in Section 2.05(b).

“DIP Financing Liens” shall have the meaning assigned to such term in Section 2.05(b).

“DIP Lenders” shall have the meaning assigned to such term in Section 2.05(b).

“Discharge” means, with respect to any Series of Senior Obligations, the date on which such Series of Senior Obligations is no longer secured by Shared Collateral. The term “Discharged” shall have a corresponding meaning.

“Event of Default” means an “Event of Default” (or similarly defined term) as defined in any Senior Credit Document.

“Excess Other Senior Obligations” shall have the meaning assigned to such term in the definition of Other Senior Obligations.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the date hereof.

“Grantors” means the Borrower, the other Guarantors, and each of their respective Subsidiaries which has granted a security interest pursuant to any Collateral Document to secure any Secured Obligations. The Grantors existing on the date hereof are listed on the signature pages hereto as Grantors.

“Initial Additional Senior Representative” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.

“Initial Additional Collateral Agent” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.

“Initial Additional Credit Documents” means the Initial Additional Credit Agreement and any security documents, pledges and other operative agreements evidencing or governing the Indebtedness thereunder and the liens securing such Indebtedness, including any agreement entered into for the purpose of securing the Initial Additional Obligations.

-4-	I.C.A.

“Initial Additional First Lien Agreement” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.

“Initial Additional Obligations” means the Other Senior Obligations owing to the Initial Additional Secured Parties pursuant to the Initial Additional Credit Documents.

“Initial Additional Secured Parties” means the Initial Additional Collateral Agent, the Initial Additional Senior Representative and the other holders of the Initial Additional Obligations.

“Initial Credit Agreement” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.

“Initial Credit Agreement Collateral Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Initial Credit Agreement Collateral Documents” means the Security Documents (as defined in the Initial Credit Agreement) and each other agreement entered into in favor of the Initial Credit Agreement Collateral Agent for the purpose of securing any Initial Credit Agreement Obligations.

“Initial Credit Agreement Obligations” means the “Obligations” as defined in the Initial Credit Agreement.

“Initial Credit Agreement Secured Parties” means the “Secured Parties” as defined in the Initial Credit Agreement.

“Initial Credit Documents” mean the Initial Credit Agreement, each Initial Credit Agreement Collateral Document and the other “Credit Documents” as defined in the Initial Credit Agreement.

“Impairment” shall have the meaning assigned to such term in Section 1.01(b).

“Insolvency or Liquidation Proceeding” means:

(1) any case commenced by or against the Borrower or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Borrower or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Borrower or any other Grantor or any similar case or proceeding relative to the Borrower or any other Grantor or its creditors, as such, in each case whether or not voluntary;

(2) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Borrower or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(3) any other proceeding of any type or nature in which substantially all claims of creditors of the Borrower or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Intervening Creditor” shall have the meaning assigned to such term in Section 2.01(b).

-5-	I.C.A.

“Joinder Agreement” means an agreement substantially in the form of Exhibit A to this Agreement, required to be delivered by each Collateral Agent and each Senior Representative pursuant to Section 5.14 of this Agreement in order to create an additional Series of Other Senior Obligations or a Refinancing of any Series of Senior Obligations and add Other Senior Secured Parties hereunder.

“Lien” shall mean, with respect to any asset, (a) any mortgage, preferred mortgage, deed of trust, lien, notice of claim of lien, hypothecation, pledge, charge, security interest or similar encumbrance in or on such asset or (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided that in no event shall an operating lease be deemed to be a Lien.

“Major Non-Controlling Senior Representative” means the Senior Representative of the Series of Other Senior Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of Senior Obligations; provided, that if there are two outstanding Series of Other Senior Obligations which have an equal outstanding principal amount, the Series of Other Senior Obligations with the earlier maturity date shall be considered to have the larger outstanding principal amount for purposes of this definition.

“Maximum Senior Debt Amount” means, as of any date of determination the sum of (i) the most recently established Borrowing Base under the Initial Credit Agreement, plus (ii) the principal amount of any Borrowing Base Deficiency; provided that the amount set forth in clause (ii) shall not include (A) any additional amounts in respect of principal to the extent such excess is the result of additional Loans advanced or letters of credit issued (other than renewal of outstanding letters of credit in amounts not exceeding the outstanding face amounts) while a Borrowing Base Deficiency is in effect or (B) any Loans or letters of credit to the extent advancing such funds or issuing such letter of credit (other than renewal of outstanding letters of credit in amounts not exceeding the outstanding face amounts) would cause a Borrowing Base Deficiency.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Non-Conforming Plan of Reorganization” means any Plan of Reorganization that purports to alter the provisions of this Agreement or to otherwise grant any Senior Secured Party any right or benefit, directly or indirectly, which right or benefit is inconsistent with or expressly prohibited by the provisions of this Agreement.

“Non-Controlling Senior Representative” means, at any time, any Senior Representative that is not the Designated Senior Representative at such time.

“Non-Controlling Senior Representative Enforcement Date” means, with respect to any Non-Controlling Senior Representative, the date which is 120 days (throughout which 120-day period such Non-Controlling Senior Representative was the Major Non-Controlling Senior Representative) after the occurrence of both (i) an Event of Default (under and as defined in the Senior Credit Documents under which such Non-Controlling Senior Representative is the Senior Representative) and (ii) each other Senior Representative’s receipt of written notice from such Non-Controlling Senior Representative certifying that (x) such Non-Controlling Senior Representative is the Major Non-Controlling Senior Representative and that an Event of Default (under and as defined in the Senior Credit Documents under which such Non-Controlling Senior Representative is the Senior Representative) has occurred and is continuing and (y) the Senior Obligations of the Series with respect to which such Non-Controlling Senior Representative is the Senior Representative are currently due and payable in full (whether as a

-6-	I.C.A.

result of acceleration thereof or otherwise) in accordance with the terms of the applicable Senior Credit Document; provided that such Event of Default (under and as defined in the Senior Credit Documents under which such Non-Controlling Senior Representative is the Senior Representative) shall be continuing at the end of such 120-day period; provided, further, that the Non-Controlling Senior Representative Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred (1) at any time the Designated Senior Representative (or the Designated Collateral Agent at the direction of the Designated Senior Representative) has commenced and is diligently pursuing any enforcement action with respect to Shared Collateral or (2) at any time the Grantor that has granted a security interest in Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding.

“Non-Controlling Secured Parties” means the Senior Secured Parties which are not Controlling Secured Parties.

“Other First Lien Agreement” means any indenture, credit agreement, loan agreement, note, or other agreement, document or instrument, pursuant to which any Grantor has or will incur Other Senior Obligations, including the Initial Additional First Lien Agreement; provided that, in each case, the Indebtedness thereunder (other than the Initial Additional Obligations) has been designated as Other Senior Obligations pursuant to and in accordance with Section 5.14.

“Other Collateral Agents” means each of the Collateral Agents other than the Initial Credit Agreement Collateral Agent.

“Other Senior Credit Documents” means, with respect to the Initial Additional Obligations or any other Series of Other Senior Obligations, the Other First Lien Agreements, including the Initial Additional Credit Documents and each other agreement entered into for the purpose of securing the Initial Additional Obligations or any Series of Other Senior Obligations; provided that, in each case, the Indebtedness thereunder (other than the Initial Additional Obligations) has been designated as Other Senior Obligations pursuant to Section 5.14.

“Other Senior Representatives” means each of the Senior Representatives other than the Administrative Agent.

“Other First Lien Security Documents” means any security agreement, pledge agreement, mortgage, deed of trust or other document now existing or entered into after the date hereof that create Liens on any assets or properties of any Grantor to secure the Other Senior Obligations.

“Other Senior Obligations” means all amounts owing to any Other Senior Secured Party (including the Initial Additional Secured Parties) pursuant to the terms of any Other First Lien Agreement (including the Initial Additional First Lien Agreement), including all amounts in respect of any principal, premium, interest, penalties, fees, expenses (including fees, expenses and disbursements of agents, professional advisors and legal counsel), indemnifications, reimbursements, damages and other liabilities, and guarantees of the foregoing amounts; provided that the aggregate principal amount of all amounts owing to any Other Senior Secured Party pursuant to the terms of any Other First Lien Agreement in excess of the lowest aggregate amount of Indebtedness permitted by (x) so long as the Discharge of Initial Credit Agreement Obligations has not occurred, the Initial Credit Agreement to be secured on a pari passu basis with the Initial Credit Agreement Obligations, (y) so long as the Discharge of the Initial Additional Obligations has not occurred, the Initial Additional First Lien Agreement to be secured on a pari passu basis with the Initial Additional Obligations and (z) so long as the Discharge of the Other Senior Obligations thereunder has not occurred, any Other First Lien Agreement to be secured on a pari passu basis with such Other Senior Obligations and, in each case, any fees, interest and expenses related to such

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excess amount pursuant to the applicable Other First Lien Agreement (such excess amount together with the related fees, interest and expenses, the “Excess Other Senior Obligations”) shall not constitute Other Senior Obligations or Senior Obligations for purposes of this Agreement. For the avoidance of doubt, the Initial Additional Obligations outstanding on the date hereof shall constitute Other Senior Obligations.

“Other Senior Secured Party” means the holders of any Other Senior Obligations and any Senior Representative and Collateral Agent with respect thereto, and shall include the Initial Additional Secured Parties.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Plan of Reorganization” means any plan of reorganization, liquidation, arrangement or composition proposed or confirmed in an Insolvency or Liquidation Proceeding for any Grantor.

“Possessory Collateral” means any Shared Collateral in the possession of any Collateral Agent (or its agents or bailees), to the extent that possession thereof perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction or otherwise. Possessory Collateral includes any deposit accounts not otherwise subject to an Account Control Agreement, certificated securities, promissory notes, Instruments (as defined in the New York UCC), and Chattel Paper (as defined in the New York UCC), in each case, delivered to or in the possession of any Collateral Agent under the terms of the Collateral Documents. All capitalized terms used in this definition and not defined elsewhere in this Agreement have the meaning assigned to them in the New York UCC.

“Proceeds” means the proceeds of any sale, collection, realization or other liquidation of Shared Collateral, any payment or distribution made in respect of Shared Collateral in a Bankruptcy Case, any payment in respect of a settlement or award under any insurance policy covering the Shared Collateral in the event of any loss thereunder or any condemnation or similar proceeding and any amounts received by any Senior Representative or any other Senior Secured Party from any other Senior Secured Party in respect of Shared Collateral pursuant to this Agreement or any other intercreditor agreement to which the Senior Secured Parties are party.

“Recovery” shall have the meaning assigned to such term in Section 2.06.

“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other indebtedness or enter into alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including, in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.

“Senior Credit Documents” means, with respect to the Initial Credit Agreement Obligations, the Initial Credit Documents, with respect to the Initial Additional Obligations, the Initial Additional Credit Documents and with respect to or any other Series of Additional Senior Class Debt, the Other Senior Credit Documents entered into in connection therewith.

“Senior Obligations” means, collectively, (i) the Initial Credit Agreement Obligations, the Initial Additional Obligations and (ii) each other Series of Other Senior Obligations.

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“Senior Representative” means, at any time, (i) in the case of any Initial Credit Agreement Obligations or the Initial Credit Agreement Secured Parties, the Administrative Agent, (ii) in the case of the Initial Additional Obligations or the Initial Additional Secured Parties, the Initial Additional Senior Representative and (iii) in the case of any other Series of Other Senior Obligations or Other Senior Secured Parties that become subject to this Agreement after the date hereof, the Senior Representative named for such Series in the applicable Joinder Agreement.

“Senior Secured Parties” means (i) the Initial Credit Agreement Secured Parties and (ii) the Other Senior Secured Parties with respect to each Series of Other Senior Obligations (including the Initial Additional Secured Parties).

“Series” means (a) with respect to the Senior Secured Parties, each of (i) the Initial Credit Agreement Secured Parties (in their capacities as such), (ii) the Initial Additional Secured Parties (in their capacities as such), and (iii) the Other Senior Secured Parties that become subject to this Agreement after the date hereof that are represented by a common Senior Representative (in its capacity as such for such Other Senior Secured Parties), and (b) with respect to any Senior Obligations, each of (i) the Initial Credit Agreement Obligations, (ii) the Initial Additional Obligations and (iii) the Other Senior Obligations incurred pursuant to any Other Senior Credit Document, which pursuant to any Joinder Agreement, are to be represented hereunder by a common Senior Representative (in its capacity as such for such Other Senior Obligations).

“Shared Collateral” means, at any time, Collateral in which the holders of at least two Series of Senior Obligations (or their respective Senior Representatives or Collateral Agents on behalf of such holders) hold a security interest or Lien at such time (or are required pursuant to Section 2.02(d) to have been granted a security interest). If more than two Series of Senior Obligations are outstanding at any time and the holders of less than all Series of Senior Obligations hold a security interest in any Collateral at such time, then such Collateral shall constitute Shared Collateral for those Series of Senior Obligations that hold a valid security interest or Lien in such Collateral at such time and shall not constitute Shared Collateral for any Series which does not have a security interest in such Collateral at such time.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

ARTICLE II

PRIORITIES AND AGREEMENTS WITH RESPECT TO SHARED COLLATERAL

Section 2.01 Priority of Claims.

(a) Anything contained herein or in any of the Senior Credit Documents to the contrary notwithstanding (but subject to Section 1.01(b)), if an Event of Default (under and as defined in the Senior Credit Documents under which the Designated Collateral Agent is the Senior Representative) has occurred and is continuing, and the Designated Collateral Agent is taking action to enforce rights in respect of any Shared Collateral, or any distribution is made in respect of any Shared Collateral in any Bankruptcy Case of any Grantor or any Senior Secured Party receives any payment pursuant to any

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intercreditor agreement (other than this Agreement) with respect to any Shared Collateral, all Proceeds received by any Senior Secured Party or received by the Designated Collateral Agent or any Senior Secured Party with respect to any Shared Collateral and Proceeds of any such distribution (subject, in the case of any such distribution, to the sentence immediately following) to which any Senior Secured Party is entitled under any intercreditor agreement (other than this Agreement), shall be applied by the Designated Collateral Agent by payment to each Collateral Agent for its respective Senior Obligations, in the following order:

(i) FIRST, to the payment of all reasonable fees, costs and expenses incurred by each Collateral Agent (in its capacity as such) in connection with such collection or sale or otherwise in connection with this Agreement, any other Senior Credit Documents or any of the Senior Obligations, including all court costs and the reasonable fees, costs and expenses of its agents, professional advisors and legal counsel, and any other reasonable costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Senior Credit Documents, in each case owed to such Collateral Agent in accordance with the terms of the applicable Senior Credit Documents;

(ii) SECOND, subject to Section 1.01(b), to the extent Proceeds remain after the application pursuant to preceding clause (i), to the payment in full of the Senior Obligations of each Series (the amounts so applied to be distributed among the Senior Secured Parties pro rata in accordance with the respective amounts of the Senior Obligations owed to them on the date of any such distribution and in accordance with the terms of the applicable Senior Credit Documents); provided that with respect to Senior Obligations which are Contingent Obligations, payment shall be made to the Collateral Agent for the holder of such Contingent Obligation, to be retained as collateral, for the ratable portion of Senior Obligations consisting of such Contingent Obligations (it being understood that (i) if any portion of such Contingent Obligations become due and payable, the Collateral Agent shall pay to the holder of such Contingent Obligations the ratable share of the amount of cash held as collateral specifically therefor pursuant to this clause which is allocable to such portion of such Contingent Obligations and (ii) if, and to the extent that, any Contingent Obligation ceases to exist (as the result of the expiration or termination of the Contingent Obligation or the disallowance of any claim for such Contingent Obligation), the amount of cash held as collateral therefor pursuant to this clause shall be returned to the Designated Collateral Agent for ratable distribution to respective Collateral Agents for the benefit of the Senior Secured Parties, as provided under this Section 2.01(a)); and

(iii) THIRD, any balance of such Proceeds remaining after the application pursuant to preceding clauses (i) and (ii), to the Grantors, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

If, despite the provisions of this Section 2.01(a), any Senior Secured Party shall receive any payment or other recovery in excess of its portion of payments on account of the Senior Obligations to which it is then entitled in accordance with this Section 2.01(a), such Senior Secured Party shall hold such payment or recovery in trust for the benefit of all Senior Secured Parties for distribution in accordance with this Section 2.01(a).

(b) Notwithstanding the foregoing, with respect to any Shared Collateral for which a third party (other than a Senior Secured Party) has a lien or security interest that is junior in priority to the security interest of the Initial Credit Agreement Obligations but senior (as determined by appropriate legal

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proceedings in the case of any dispute) to the security interest of any other Series of Senior Obligations (such third party, an “Intervening Creditor”), the value of any Shared Collateral or Proceeds which are allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Shared Collateral or Proceeds to be distributed in respect of the Series of Senior Obligations with respect to which such Impairment exists.

(c) It is acknowledged that the Senior Obligations of any Series may, subject to the limitations set forth in the then extant Senior Credit Documents, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, Refinanced or otherwise amended or modified from time to time, all without affecting the priorities set forth in Section 2.01(a) or the provisions of this Agreement defining the relative rights of the Senior Secured Parties of any Series.

(d) Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Series of Senior Obligations granted on the Shared Collateral and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, or any other applicable law or the Senior Credit Documents or any defect or deficiencies in the Liens securing the Senior Obligations of any Series or any other circumstance whatsoever (but, in each case, subject to Section 1.01(b)), each Senior Secured Party hereby agrees that the Liens securing each Series of Senior Obligations on any Shared Collateral shall be of equal priority.

Section 2.02 Actions with Respect to Shared Collateral; Prohibition on Contesting Liens.

(a) Notwithstanding Section 2.01, only the Designated Collateral Agent shall act or refrain from acting with respect to Shared Collateral (including with respect to any other intercreditor agreement with respect to any Shared Collateral); provided that at any time any Other Collateral Agent is the Designated Collateral Agent, such Other Collateral Agent shall have provided prior written notice of any such action to each Senior Representative and Collateral Agent. At any time when the Initial Credit Agreement Collateral Agent is the Designated Collateral Agent, no Other Senior Secured Party shall or shall instruct any Collateral Agent to, commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, Shared Collateral (including with respect to any intercreditor agreement with respect to Shared Collateral), whether under any Other First Lien Security Document, applicable law or otherwise, it being agreed that only the Initial Credit Agreement Collateral Agent, acting in accordance with the Initial Credit Agreement Collateral Documents, shall be entitled to take any such actions or exercise any remedies with respect to Shared Collateral at such time.

(b) At any time when any Other Collateral Agent is the Designated Collateral Agent, (i) such Other Collateral Agent shall not follow any instructions with respect to Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral) from any Non-Controlling Senior Representative (or any other Senior Secured Party other than the Designated Senior Representative) and (ii) no Non-Controlling Senior Representative or other Senior Secured Party (other than the Designated Senior Representative) shall, or shall instruct such Other Collateral Agent to, commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, Shared Collateral (including with respect to any intercreditor agreement with respect to Shared Collateral), whether under any Collateral Document, applicable law or otherwise, it being agreed that only such Other Collateral Agent, acting on the instructions of the Designated Senior Representative and in accordance with the Other First Lien Security Documents applicable to it, shall be entitled to take any such actions or exercise any such remedies with respect to Shared Collateral.

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(c) Notwithstanding the equal priority of the Liens securing each Series of Senior Obligations, the Designated Collateral Agent (acting on the instructions of the Designated Senior Representative) may deal with the Shared Collateral as if such Designated Collateral Agent had a senior and exclusive Lien on such Collateral. No Non-Controlling Senior Representative or Non-Controlling Secured Party will contest, protest or object to any foreclosure proceeding or action brought by the Designated Collateral Agent, the Designated Senior Representative or any Controlling Secured Party or any other exercise by the Designated Collateral Agent, the Designated Senior Representative or any Controlling Secured Party of any rights and remedies relating to the Shared Collateral, or to cause the Designated Collateral Agent to do so. The foregoing shall not be construed to limit the rights and priorities of any Senior Secured Party, any Collateral Agent or any Senior Representative with respect to any Collateral not constituting Shared Collateral.

(d) The parties hereto agree that none of the Grantors shall, or shall permit any of its subsidiaries to, grant or permit any Lien on any asset to secure any Other Senior Obligation unless it has granted, or concurrently therewith grants, a Lien on such asset to secure the Initial Credit Agreement Obligations and each other Series of Other Senior Obligations. To the extent that the provisions of the immediately preceding sentence are not complied with for any reason, without limiting any other right or remedy available to any Senior Representative or any other Senior Secured Party, each Senior Representative agrees, for itself and on behalf of the other Senior Secured Parties, that any amounts received by or distributed to any Senior Secured Party pursuant to or as a result of any Lien granted in contravention of this clause (d) shall be subject to Section 2.01(a).

(e) Each of the Senior Secured Parties agrees that it will not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity or enforceability of a Lien held by or on behalf of any of the Senior Secured Parties in all or any part of the Collateral, or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair (i) the rights of any Collateral Agent or any Senior Representative to enforce this Agreement or (ii) the rights of any Senior Secured Party from contesting or supporting any other Person in contesting the enforceability of any Lien purporting to secure obligations not constituting Senior Obligations.

(f) Except for the limited agreements of the Senior Representatives pursuant to Section 2.09, none of the Senior Representatives or the Senior Secured Parties shall be responsible for perfecting and maintaining the perfection of Liens with respect to the Shared Collateral for the benefit of the any other Senior Representative, Collateral Agent or Senior Secured Party. The provisions of this Agreement are intended solely to govern the respective Lien priorities as among the Senior Secured Parties and shall not impose on the Senior Representatives, the Senior Secured Parties, the Collateral Agents or any agent or trustee therefor any obligations in respect of the disposition of Proceeds of any Shared Collateral which would conflict with prior perfected claims therein in favor of any other Person or any order or decree of any court or governmental authority or any applicable law.

(g) Notwithstanding the foregoing, (i) in any Insolvency or Liquidation Proceeding commenced by or against the Borrower or any other Grantor, any Senior Representative may file a claim or statement of interest with respect to its Series of Senior Obligations, (ii) any Senior Representative may take any action (not adverse to the prior Liens on the Shared Collateral securing the Senior Obligations or the rights of the Senior Representatives or the Senior Secured Parties to exercise remedies in respect thereof) in order to create, prove, perfect, preserve or protect (but not enforce) its rights in, and perfection

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and priority of its Lien on, the Shared Collateral, (iii) any Senior Representative and the Senior Secured Parties may exercise their rights and remedies as unsecured creditors, to the extent provided in Section 2.05(d) and (iv) the Senior Secured Parties may file any responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the Senior Secured Parties or the avoidance of any Lien securing any Senior Obligations to the extent not inconsistent with the terms of this Agreement.

Section 2.03 No Interference; Payment Over; Exculpatory Provisions.

(a) Except, in each case, with respect to any Excess Other Senior Obligations or any Security Document or Lien securing the Excess Other Senior Obligations, to the extent of such Excess Other Senior Obligations, each Senior Secured Party agrees that (i) it will not challenge or contest, or support any other Person in challenging or contesting in any proceeding (including any Insolvency or Liquidation Proceeding), the validity or enforceability of any Senior Obligations of any Series or any Collateral Document or the validity, attachment, perfection or priority of any Lien under any Collateral Document or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement; (ii) it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Shared Collateral by the Designated Collateral Agent, (iii) except as provided in Section 2.02, it shall have no right to (A) direct the Designated Collateral Agent or any other Senior Secured Party to exercise any right, remedy or power with respect to any Shared Collateral (including pursuant to any intercreditor agreement) or (B) consent to the exercise by the Designated Collateral Agent or any other Senior Secured Party of any right, remedy or power with respect to any Shared Collateral, (iv) it will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the Designated Collateral Agent or any other Senior Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Shared Collateral, (v) it will not seek, and hereby waives any right, to have any Shared Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral and (vi) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any Designated Collateral Agent or any other Senior Secured Party to enforce this Agreement.

(b) Any Shared Collateral or Proceeds thereof received by any Collateral Agent or any other Senior Secured Party in connection with (a) any Insolvency or Liquidation Proceeding, (b) the exercise of any right or remedy (including setoff) relating to the Shared Collateral, in contravention of this Agreement or otherwise, or (c) in contravention of this Agreement, shall be segregated and held in trust for the benefit of and forthwith paid over to the Designated Senior Representative for the benefit of the Senior Secured Parties in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. The Designated Senior Representative and Designated Collateral Agent, as applicable, is hereby authorized to make any such endorsements as agent for each of any such Senior Secured Party.

(c) None of the Designated Collateral Agent, any Designated Senior Representative or any other Senior Secured Party shall be liable for any action taken or omitted to be taken by such Designated Collateral Agent, Designated Senior Representative or other Senior Secured Party with respect to any Shared Collateral in accordance with the provisions of this Agreement.

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Section 2.04 Releases.

(a) Each Collateral Agent, for itself and on behalf of each Senior Secured Party with respect to its Series of Senior Obligations, agrees that, in the event of a sale, transfer or other disposition of any specified item of Shared Collateral (including all or substantially all of the equity interests of any subsidiary of the Borrower) other than a release granted upon or following a Discharge, the Liens granted to the Collateral Agents and Senior Secured Parties upon such Shared Collateral to secure each Series of Senior Obligations shall terminate and be released, automatically and without any further action, concurrently with the termination and release of all Liens granted upon such Shared Collateral to secure the Controlling Senior Obligations; provided that, in the case of any such sale, transfer or other disposition of Shared Collateral (other than any sale, transfer or other disposition in connection with the enforcement or exercise of any rights or remedies with respect to the Shared Collateral in accordance with this Agreement), the Liens granted to secure the Senior Obligations of any Series shall not be so released if such sale, transfer or other disposition is not permitted under the terms of any extant Senior Credit Document relating thereto having restrictions on such sale, transfer or other disposition not more restrictive than those set forth in the Initial Credit Agreement). Upon delivery to a Collateral Agent of a certificate of an authorized officer of the applicable Grantor (which each Grantor hereby agrees to deliver) stating that any such termination and release of Liens securing the Controlling Senior Obligations has become effective (or shall become effective concurrently with such termination and release of the Liens securing each other Series of Senior Obligations) and any necessary or proper instruments of termination or release prepared by the Borrower or any other Grantor, each such Collateral Agent will promptly execute, deliver or acknowledge, at the Borrower’s or the other Grantor’s sole cost and expense, such instruments to evidence such termination and release of the Liens. Nothing in this Section 2.04(a) will be deemed to affect any agreement of a Collateral Agent, for itself and on behalf of the Senior Secured Parties under its Series of Senior Obligations, to release the Liens on any collateral as set forth in the relevant Senior Credit Documents.

(b) Each Collateral Agent, for itself and on behalf of each Senior Secured Party under its Series of Senior Obligations, hereby irrevocably constitutes and appoints the Designated Collateral Agent and any officer or agent of the Designated Collateral Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Collateral Agent or such Senior Secured Party or in the Designated Collateral Agent’s own name, from time to time in the Designated Collateral Agent’s discretion, for the purpose of carrying out the terms of Section 2.04(a), to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of Section 2.04(a), including any termination statements, endorsements or other instruments of transfer or release.

(c) Notwithstanding anything to the contrary in any Senior Credit Document, in the event the terms of the Senior Credit Document for at least two Series of Senior Obligations each require any Grantor (i) to make payment in respect of any item of Shared Collateral, (ii) to deliver or afford control over any item of Shared Collateral to, or deposit any item of Shared Collateral with, (iii) to register ownership of any item of Shared Collateral in the name of or make an assignment of ownership of any Shared Collateral or the rights thereunder to, (iv) cause any securities intermediary, commodity intermediary or other Person acting in a similar capacity to agree to comply, in respect of any item of Shared Collateral, with instructions or orders from, or to treat, in respect of any item of Shared Collateral, as the entitlement holder, (v) hold any item of Shared Collateral in trust for (to the extent such item of Shared Collateral cannot be held in trust for multiple parties under applicable law), (vi) obtain the agreement of a bailee or other third party to hold any item of Shared Collateral for the benefit of or subject to the control of or, in respect of any item of Shared Collateral, to follow the instructions of or (vii) obtain the agreement of a landlord with respect to access to leased premises where any item of Shared Collateral is located or waivers or subordination of rights with respect to any item of Shared

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Collateral in favor of, in any case, both (x) the Designated Senior Representative or the Designated Senior Collateral Agent and (y) any other Senior Representative, Senior Collateral Agent or Senior Secured Party, such Grantor may, until the applicable Discharge of Senior Obligations has occurred, comply with such requirement under such Senior Credit Document as it relates to such Shared Collateral by taking any of the actions set forth above only with respect to, or in favor of, the Designated Collateral Agent.

Section 2.05 Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings.

(a) This Agreement shall continue in full force and effect notwithstanding the commencement of any Insolvency or Liquidation Proceeding by or against any Grantor or any of its subsidiaries.

(b) If the Borrower or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and any Senior Representative or any class of Senior Secured Parties shall desire to consent (or not object) to the sale, use or lease of cash or other collateral or to consent (or not object) to the Borrower’s or any other Grantor’s obtaining financing under Section 363 or Section 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law (“DIP Financing”), then each Senior Secured Party (other than any Controlling Secured Party (to the extent part of the majority or such greater amount referred to below) or any Senior Representative of any Controlling Secured Party) shall raise no objection to and will not otherwise contest (i) such sale, use or lease of such cash or other collateral, unless a majority in interest of the Controlling Secured Parties (or such greater amount as is necessary to take action under the applicable Initial Credit Document or Other Senior Credit Documents), or a Senior Representative of any Controlling Secured Party, shall oppose or object to such use of cash collateral (in which case, no Senior Representative nor any other Senior Secured Party shall seek any relief in connection therewith that is inconsistent with the relief being sought by the Controlling Secured Parties), (ii) such DIP Financing, unless a majority in interest of the Controlling Secured Parties (or such greater amount as is necessary to take action under the applicable Initial Credit Document or Other Senior Credit Documents), or a Senior Representative of any Controlling Secured Party, shall oppose or object to such DIP Financing (provided that the foregoing shall not prevent any Senior Secured Parties from proposing any other DIP Financing to any Grantors or to a court of competent jurisdiction), and, except to the extent permitted by the proviso in clause (ii) of Section 2.01(g) and Section 2.05(d), will not request adequate protection or any other relief in connection therewith and (A) to the extent the Liens securing any Senior Obligations are subordinated to such DIP Financing, will subordinate (and will be deemed hereunder to have subordinated) its Liens in the Shared Collateral to (x) such DIP Financing (and all obligations relating thereto) on the same basis as the Liens securing the Second Priority Debt Obligations are so subordinated to Liens securing Senior Obligations under this Agreement, (y) any adequate protection Liens provided to the Senior Secured Parties, and (z) to any “carve-out” for professional and United States Trustee fees agreed to by the Senior Representatives and (B) to the extent the Liens securing any Senior Obligations are pani passu with such DIP Financing, will confirm the priorities with respect to such Shared Collateral as set forth herein, (iii) any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of Controlling Senior Obligations made by any Senior Representative or Collateral Agent with respect to the Controlling Senior Obligations; (d) any exercise by any Senior Representative or Collateral Agent with respect to the Controlling Senior Obligations of the right to credit bid Senior Obligations at any sale in foreclosure of Shared Collateral under Section 363(k) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law; (e) any other request for judicial relief made in any court by any Controlling Secured Party relating to the lawful enforcement of any Lien on Senior Collateral; or (f) any order relating to a sale or other disposition of assets of any Grantor to which any Senior Representative or Collateral Agent with respect to any Controlling Senior Obligations has consented or not objected that provides, to the extent such sale or other disposition is to be free and clear of Liens, that the Liens securing the Senior Obligations will attach

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to the proceeds of the sale on the same basis of priority as the Liens on the Shared Collateral securing the Senior Obligations rank pursuant to this Agreement, in each case so long as (A) the Senior Secured Parties of each Series retain the benefit of their Liens on all such Shared Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-a-vis all the other Senior Secured Parties (other than any Liens of the Senior Secured Parties constituting DIP Financing Liens) as existed prior to the commencement of the Bankruptcy Case, (B) the Senior Secured Parties of each Series are granted Liens on any additional collateral pledged to any Senior Secured Parties as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, with the same priority vis-a-vis the Senior Secured Parties as set forth in this Agreement, (C) if any amount of such DIP Financing or cash collateral is applied to repay any of the Senior Obligations, such amount is applied pursuant to Section 2.01(a) of this Agreement, and (D) if any Senior Secured Parties are granted adequate protection with respect to the Senior Obligations subject hereto, including in the form of periodic payments, in connection with such DIP Financing or use of cash collateral, the proceeds of such adequate protection are applied pursuant to Section 2.01(a) of this Agreement; provided that the Senior Secured Parties of each Series shall have a right to object to the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of the Senior Secured Parties of such Series or its Collateral Agent that shall not constitute Shared Collateral; and provided further that the Senior Secured Parties receiving adequate protection shall not object to any other Senior Secured Party receiving adequate protection comparable to any adequate protection granted to such Senior Secured Parties in connection with a DIP Financing or use of cash collateral;

(c) The holders of any Senior Obligations, with respect to claims secured by the Shared Collateral, shall be entitled to vote to accept or reject any Plan of Reorganization in connection with any Insolvency or Liquidation Proceeding so long as such Plan of Reorganization is a Conforming Plan of Reorganization and shall be entitled to vote to reject any such Plan of Reorganization that is a Non-Conforming Plan of Reorganization; provided, however, that none of the Senior Secured Parties shall be entitled to take any action or vote in any way that supports the confirmation of any Non-Conforming Plan of Reorganization. Without limiting the generality of any provisions of this Agreement, any vote to accept, and any other act to support the confirmation or approval of, any Non-Conforming Plan of Reorganization shall be inconsistent with and accordingly, a violation of the terms of this Agreement, and each Collateral Agent shall be entitled to have any such vote to accept a Non-Conforming Plan of Reorganization changed or not counted in determining acceptance or rejection of such a Non-Conforming Plan and further to have any such support of any Non-Conforming Plan of Reorganization withdrawn. Without limiting the generality of the foregoing or of any other provision of this Agreement, in seeking specific performance of the provisions of this Section 2.05(c), a Collateral Agent may seek such relief as if it were the “holder” of the claims of the other Senior Secured Parties under Section 1126(a) of the Bankruptcy Code (or similar provision of any other applicable Bankruptcy Law) or otherwise has been granted an irrevocable power of attorney by all of the other Senior Secured Parties for such purpose.

(d) Each Senior Representative and Collateral Agent, for itself and on behalf of each Senior Secured Party in its Series, agrees that none of them shall (A) object, contest or support any other Person objecting to or contesting (a) any request by any Senior Representative or any Senior Secured Parties for adequate protection, (b) any objection by any Senior Representative or any Senior Secured Parties to any motion, relief, action or proceeding based on any Senior Representative’s or Senior Secured Party’s claiming a lack of adequate protection or (c) the payment of interest, fees, expenses or other amounts of any Senior Representative or any other Senior Secured Party under Section 506(b) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law or (B) assert or support any claim for costs or expenses of preserving or disposing of any Collateral under Section 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law. Notwithstanding anything contained in this Section 2.05, in any Insolvency or Liquidation Proceeding, if the Senior Secured Parties

(or any subset thereof) are granted adequate protection in the form of additional collateral or superpriority claims in connection with any DIP Financing or use of cash collateral under Section 363 or 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law, then each other Senior Representative and Collateral Agent, for itself and on behalf of each Senior Secured Party under its Series, may seek or request adequate protection in the form of a replacement Lien or superpriority claim on such additional collateral, which (A) Lien is pari passu with the replacement Lien securing any other Senior Obligations under this Agreement and (B) superpriority claim is pari passu with all other superpriority claims of the Senior Secured Parties.

(e) Notwithstanding anything to the contrary in this Agreement, the Senior Secured Parties may exercise rights and remedies as unsecured creditors against the Borrower and any other Grantor in accordance with the terms of the Senior Credit Documents and applicable law so long as such rights and remedies do not violate any express provision of this Agreement. Nothing in this Agreement shall prohibit the receipt by any Senior Secured Party of the required payments of principal, premium, interest, fees and other amounts due under the Senior Credit Documents so long as such receipt is not the direct or indirect result of the exercise in contravention of this Agreement by a Senior Secured Party of rights or remedies as a secured creditor in respect of Shared Collateral or otherwise required to be paid over to the Designated Senior Representative for the benefit of the Senior Secured Parties pursuant to Section 2.01. In the event any Senior Secured Party becomes a judgment lien creditor in respect of Shared Collateral as a result of its enforcement of its rights as an unsecured creditor in respect of Senior Obligations, such judgment lien shall be pari passu with the Liens securing all other Senior Obligations on the same basis as the other Liens securing Senior Obligations are pari passu under this Agreement. Nothing in this Agreement shall impair or otherwise adversely affect any rights or remedies the Senior Secured Parties may have with respect to the Shared Collateral.

(f) Each Senior Representative and Collateral Agent, for itself and on behalf of each Senior Secured Party under its Series, agrees that so long as such Senior Secured Parties are not Controlling Secured Parties none of them shall seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding or take any action in derogation thereof, in each case in respect of any Shared Collateral, without the prior written consent of the Designated Senior Representative or the Designated Collateral Agent.

(g) If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of the Senior Obligations, then, to the extent the debt obligations distributed on account of the Senior Obligations are secured by Liens upon the same assets or property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

Section 2.06 Reinstatement. If any Senior Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to disgorge, turn over or otherwise pay any amount to the estate of the Borrower or any other Grantor (or any trustee, receiver or similar Person therefor), because the payment of such amount was declared to be fraudulent or preferential in any respect or for any other reason, any amount (a “Recovery”), whether received as proceeds of security, enforcement of any right of setoff or otherwise, then the relevant Senior Obligations shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred and such Senior Secured Parties shall be entitled to the benefits of this Agreement until a Discharge of Senior Obligations with respect to all such recovered amounts. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto. Each Senior

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Representative and Collateral Agent, for itself and on behalf of each Senior Secured Party under its Series, hereby agrees that none of them shall be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation made in accordance with this Agreement, whether by preference or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement.

Section 2.07 Insurance. As between the Senior Secured Parties, the Designated Collateral Agent (acting at the direction of the Designated Senior Representative) shall have the right, but no obligation, to adjust or settle any insurance policy or claim covering or constituting Shared Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral.

Section 2.08 Refinancings.

The Senior Obligations of any Series may be Refinanced (in accordance with the requirements of such definition), in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the Refinancing transaction under any Senior Credit Document) of any Senior Secured Party of any other Series, all without affecting the priorities provided for herein or the other provisions hereof; provided that the Senior Representative of the holders of any such Refinancing indebtedness shall have executed a Joinder Agreement on behalf of the holders of such Refinancing indebtedness.

Section 2.09 Possessory Collateral Agent as Gratuitous Bailee for Perfection.

(a) The Possessory Collateral shall be delivered to the Initial Credit Agreement Collateral Agent and the Initial Credit Agreement Collateral Agent agrees to hold any Shared Collateral constituting Possessory Collateral in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee for the benefit of each other Senior Secured Party and any assignee solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable Senior Credit Documents, in each case, subject to the terms and conditions of this Section 2.09; provided that at any time the Initial Credit Agreement Collateral Agent is not the Designated Collateral Agent, the Collateral Agent shall, at the request of the Designated Collateral Agent, promptly deliver all Possessory Collateral to the Designated Collateral Agent together with any necessary endorsements and/or transfer powers (or otherwise allow the Designated Collateral Agent to obtain control of such Possessory Collateral) in which case the Designated Collateral Agent shall hold such Possessory Collateral in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee for the benefit of each other Senior Secured Party and any assignee solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable Senior Credit Documents, in each case, subject to the terms and conditions of this Section 2.09.

(b) Each Collateral Agent agrees to hold any Shared Collateral constituting Possessory Collateral, from time to time in its possession, as gratuitous bailee for the benefit of each other Senior Secured Party and any assignee, solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable Collateral Documents, in each case, subject to the terms and conditions of this Section 2.09.

(c) The duties or responsibilities of each Collateral Agent under this Section 2.09 shall be limited solely to holding any Shared Collateral constituting Possessory Collateral as gratuitous bailee for the benefit of each other Senior Secured Party for purposes of perfecting the Lien held by such Senior Secured Parties therein.

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(d) From and after the date hereof, each Senior Secured Party shall give prompt notice to each other Senior Secured Party of any grant to it by a Grantor of any Collateral to secure its Series of Senior Obligations.

(e) In the event that any Collateral Agent or Senior Representative (or its agents or bailees) has Lien registrations against intellectual property that is part of the Shared Collateral that are necessary or advisable for the perfection or protection of Liens in such Shared Collateral, such Collateral Agent or Senior Representative agrees to hold such Liens and registrations as sub-agent and gratuitous bailee for each other Collateral Agent and any assignee thereof, solely for the purpose of perfecting or protecting the security interest granted in such Liens pursuant to the relevant Senior Credit Documents, subject to the terms and conditions of this Section 2.09.

Section 2.10 Amendments to Senior Credit Documents.

(a) Subject to Section 2.02(d), the Senior Credit Documents or Senior Obligations for any Series may be amended, restated, supplemented or otherwise modified in accordance with their terms, and the Indebtedness under the Senior Credit Documents may be Refinanced, in each case, without the consent of any Senior Secured Party of any other Series; provided, however, that (i) without the consent of each Senior Representative, no such amendment, restatement, supplement, modification or Refinancing (or successive amendments, restatements, supplements, modifications or Refinancings) shall contravene any provision of this Agreement, (ii) no such amendment, restatement, supplement, modification or Refinancing (or successive amendments, restatements, supplements, modifications or Refinancings) of any Other Senior Credit Document or Other Senior Obligations shall (i) change to earlier dates any scheduled dates for payment of principal (including the final maturity date) or of interest on Indebtedness under such Other Senior Credit Document or (ii) reduce the Grantors’ capacity to incur Indebtedness for borrowed money constituting Senior Obligations to an amount less than the Maximum Senior Debt Amount.

(b) Each Other Collateral Agent, for itself and on behalf of each Senior Secured Party under its Series of Senior Obligations, agrees that each Other First Lien Security Document relating to its Series of Senior Obligations shall include the following language (or language to similar effect reasonably approved by the Designated Senior Representative):

“Notwithstanding anything herein to the contrary, the exercise of any right or remedy by the [Collateral Agent] hereunder is subject to the limitations and provisions of the First Lien Intercreditor Agreement dated as of                 , 201     (as amended, restated, supplemented or otherwise modified from time to time, the “First Lien Intercreditor Agreement”), among HSBC Bank USA, National Association, as Administrative Agent and Collateral Agent for the Initial Credit Agreement Secured Parties, the [Collateral Agent], as Initial Additional Collateral Agent, the [                     ], as Initial Additional Senior Representative, the Borrower and its subsidiaries and affiliated entities party thereto and each additional Collateral Agent and Senior Representative (as such terms are defined in the First Lien Intercreditor Agreement) party thereto. In the event of any conflict between the terms of the First Lien Intercreditor Agreement and the terms of this [Agreement], the terms of the First Lien Intercreditor Agreement shall govern.”

(c) The Borrower agrees to deliver to each Senior Representative copies of (i) any amendments, supplements or other modifications to the Senior Credit Documents and (ii) any new Senior Credit Documents promptly after effectiveness thereof.

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Section 2.11 Controlled Accounts. As between the Senior Secured Parties, the Designated Collateral Agent (acting at the written direction of the Designated Senior Representative) shall have the sole right, as among the Collateral Agents, Senior Representatives and Senior Secured Parties, to (i) direct the disposition of funds with respect to each deposit account, securities account or commodities account constituting Shared Collateral and subject to an Account Control Agreement, if any (including the withdrawal of such funds) and (ii) deliver any notice of sole control or similar notice prescribed by any such Account Control Agreement to the relevant depositary bank, securities intermediary or commodity intermediary. Upon any Designated Senior Representative ceasing to be the Designated Senior Representative pursuant to the terms hereof, it shall deliver notice thereof to each depositary bank, securities intermediary and commodity intermediary at which any deposit account, securities account or commodities account constituting Shared Collateral and subject to an Account Control Agreement is held. Each Collateral Agent agrees that, with respect to any Account Control Agreement executed for the benefit of perfecting such Collateral Agent’s security interest in any deposit account, securities account or commodities account constituting Shared Collateral, that such Collateral Agent shall act as bailee and agent for the benefit of each other Senior Secured Party, so as to satisfy the requirements of Section 8-106(d)(2), 9-104(a)(2) or 9-106(b)(2) of the Uniform Commercial Code, solely for the purpose of perfecting the security interest granted in such deposit account, securities account or commodities account pursuant to the applicable Senior Credit Documents.

Section 2.12 Certain Cash Collateral. Notwithstanding anything in this Agreement or any other Senior Credit Documents to the contrary, collateral consisting of cash and cash equivalents pledged to secure Initial Credit Agreement Obligations consisting of reimbursement obligations in respect of Letters of Credit or otherwise held by the Initial Credit Agreement Collateral Agent pursuant to Section 2.15, 3.1, 3.4, 3.7, 5.2 or Section 11 of the Initial Credit Agreement (or any equivalent successor provision) or any other provision of the Initial Credit Documents shall be applied as specified in the Initial Credit Agreement and will not constitute Shared Collateral.

ARTICLE III

EXISTENCE AND AMOUNTS OF LIENS AND OBLIGATIONS

Whenever a Collateral Agent or any Senior Representative shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any Senior Obligations of any Series, or the Shared Collateral subject to any Lien securing the Senior Obligations of any Series, it may request that such information be furnished to it in writing by each other Senior Representative or each other Collateral Agent and shall be entitled to make such determination or not make any determination on the basis of the information so furnished; provided, however, that if a Senior Representative or a Collateral Agent shall fail or refuse reasonably promptly to provide the requested information, the requesting Collateral Agent or Senior Representative shall be entitled to conclusively rely upon an officer’s certificate of the Borrower. Each Collateral Agent and each Senior Representative may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to any Grantor, any Senior Secured Party or any other person as a result of such determination.

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ARTICLE IV

THE DESIGNATED COLLATERAL AGENT

Section 4.01 Authority.

(a) Notwithstanding any other provision of this Agreement, nothing herein shall be construed to impose any fiduciary or other duty on any Designated Collateral Agent to any Non-Controlling Secured Party or give any Non-Controlling Secured Party the right to direct any Designated Collateral Agent, except that each Designated Collateral Agent shall be obligated to distribute proceeds of any Shared Collateral in accordance with Section 2.01 hereof.

(b) In furtherance of the foregoing, each Non-Controlling Secured Party acknowledges and agrees that the Designated Collateral Agent shall be entitled, for the benefit of the Senior Secured Parties, to sell, transfer or otherwise dispose of or deal with any Shared Collateral as provided herein and in the Collateral Documents, as applicable, pursuant to which the Designated Collateral Agent is the collateral agent of such Shared Collateral, without regard to any rights to which the Non-Controlling Secured Parties would otherwise be entitled as a result of the Senior Obligations held by such Non-Controlling Secured Parties. Without limiting the foregoing, each Non-Controlling Secured Party agrees that none of the Designated Collateral Agent, the Designated Senior Representative or any other Senior Secured Party shall have any duty or obligation first to marshal or realize upon any type of Shared Collateral (or any other Collateral securing any of the Senior Obligations), or to sell, dispose of or otherwise liquidate all or any portion of such Shared Collateral (or any other Collateral securing any Senior Obligations), in any manner that would maximize the return to the Non-Controlling Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Non-Controlling Secured Parties from such realization, sale, disposition or liquidation. Each of the Senior Secured Parties waives any claim it may now or hereafter have against any Collateral Agent or the Senior Representative of any other Series of Senior Obligations or any other Senior Secured Party of any other Series arising out of (i) any actions which any Collateral Agent, Senior Representative or the Senior Secured Parties take or omit to take (including actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the Senior Obligations from any account debtor, guarantor or any other party) in accordance with the Senior Credit Documents or any other agreement related thereto or to the collection of the Senior Obligations or the valuation, use, protection or release of any security for the Senior Obligations, (ii) any election by any Designated Senior Representative or any holders of Senior Obligations, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code or (iii) subject to Section 2.05, any borrowing by, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, by the Company or any of its Subsidiaries, as debtor-in-possession.

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ARTICLE V

MISCELLANEOUS

Section 5.01 Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(a) if to the Administrative Agent or the Initial Credit Agreement Collateral Agent, to it at:

HSBC Bank USA, National Association

[Address]

Attention:

Telephone:

Telecopier:

Electronic Mail:

(b) if to the Initial Additional Collateral Agent or the Initial Additional Senior Representative, to it at:

[                    ]

(c) if to any other Senior Representative or Collateral Agent, to it at the address set forth in the applicable Joinder Agreement.

Any party hereto may change its contact information for notices and other communications hereunder by notice to the other parties hereto. Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). As may be agreed to in writing by any Collateral Agent or any Senior Representative, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided as set forth above by such person.

Section 5.02 Waivers; Amendment; Joinder Agreements.

(a) No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 5.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be terminated, waived, amended or modified (other than pursuant to any Joinder Agreement) except pursuant to an agreement or agreements in writing entered into by each Senior Representative and each Collateral Agent; provided that any such amendment, supplement or waiver which by the terms of this Agreement requires the Borrower’s or another Grantor’s consent or which increases the obligations or reduces the rights of, or otherwise adversely affects, the Borrower or any Grantor, shall require the consent of the Borrower and any such other Grantor.

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(c) Notwithstanding the foregoing, without the consent of any Senior Secured Party, any Senior Representative and any Collateral Agent may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 5.14 of this Agreement and upon such execution and delivery, such Senior Representative, such Collateral Agent and the Other Senior Secured Parties and Other Senior Obligations of the Series for which such Senior Representative is acting shall be subject to the terms hereof and the terms of the Other First Lien Security Documents applicable thereto.

(d) Notwithstanding the foregoing, without the consent of any other Senior Representative or Senior Secured Party, the Collateral Agents may effect amendments and modifications to this Agreement to the extent necessary to reflect any incurrence of any Other Senior Obligations in compliance with the Initial Credit Agreement and the other Senior Credit Documents.

Section 5.03 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto (including the Grantors, to the extent provided in Section 5.12) and their respective successors and assigns, as well as the other Senior Secured Parties, all of whom are intended to be bound by, and to be third party beneficiaries of, this Agreement.

Section 5.04 Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

Section 5.05 Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile or other electronic image transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 5.06 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 5.07 Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Section 5.08 Submission to Jurisdiction; Waivers. Each Collateral Agent and each Senior Representative, on behalf of itself and the Senior Secured Parties of the Series for whom it is acting, irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the Collateral Documents, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York and the courts of the United States of America for the Southern District of New York, in each case located in New York County, and appellate courts from any thereof;

(b) consents that any such action or proceeding shall be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

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(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Senior Representative) at the address referred to in Section 5.01;

(d) agrees that nothing herein shall affect the right of any other party hereto (or any Senior Secured Party) to effect service of process in any other manner permitted by law or shall limit the right of any party hereto (or any Senior Secured Party) to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 5.08 any special, exemplary, punitive or consequential damages.

Section 5.09 Waiver of Jury TrialAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

Section 5.10 Section Titles. The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement.

Section 5.11 Conflicts. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any of the other Senior Credit Documents or Collateral Documents, the provisions of this Agreement shall control.

Section 5.12 Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the Senior Secured Parties in relation to one another. None of the Company, any other Grantor or any other creditor thereof shall have any rights or obligations hereunder, except as expressly provided in this Agreement and none of the Company or any other Grantor may rely on the terms hereof (other than Sections 2.04, 2.05, 2.08, 2.09 and Article V). Nothing in this Agreement is intended to or shall impair the obligations of any Grantor, which are absolute and unconditional, to pay the Senior Obligations as and when the same shall become due and payable in accordance with their terms.

Section 5.13 Integration. This Agreement together with the other Senior Credit Documents and the Collateral Documents represents the agreement of each of the Grantors and the Senior Secured Parties with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any Grantor, the Administrative Agent or any other Senior Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Senior Credit Documents or the Collateral Documents.

Section 5.14 Other Senior Obligations.

To the extent, but only to the extent not prohibited by the provisions of the Initial Credit Agreement or any of the Other Senior Credit Documents, the Company may incur additional indebtedness after the date hereof that is secured on an equal and ratable basis with the liens securing the Initial Credit

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Agreement Obligations and the Other Senior Obligations (such additional indebtedness referred to as “Additional Senior Class Debt”). Any such Additional Senior Class Debt may be secured by a Lien on a ratable basis, in each case under and pursuant to the Other Senior Credit Documents for such Series of Additional Senior Class Debt, if and subject to the condition that the Collateral Agent and Senior Representative of any such Additional Senior Class Debt (an “Additional Senior Class Debt Collateral Agent” and an “Additional Senior Class Debt Senior Representative,” respectively), acting on behalf of the holders of such Additional Senior Class Debt (such Additional Senior Class Debt Collateral Agent, Additional Senior Class Debt Senior Representative and holders in respect of any Additional Senior Class Debt being referred to as the “Additional Senior Class Debt Secured Parties”), become a party to this Agreement by satisfying the conditions set forth in clauses (i) through (iv) of the immediately succeeding paragraph.

In order for an Additional Senior Class Debt Senior Representative and an Additional Senior Class Debt Collateral Agent to become parties to this Agreement:

(i) such Additional Senior Class Debt Senior Representative, such Additional Senior Class Debt Collateral Agent, each other Collateral Agent, each other Senior Representative and each Grantor shall have executed and delivered an instrument substantially in the form of Exhibit A (with such changes as may be reasonably approved by each Collateral Agent and such Additional Senior Class Debt Senior Representative) pursuant to which such Additional Senior Class Debt Senior Representative becomes a Senior Representative hereunder, and such Additional Senior Class Debt Collateral Agent becomes a Collateral Agent hereunder, and the Additional Senior Class Debt in respect of which such Additional Senior Class Debt Senior Representative is the Senior Representative and the related Additional Senior Class Debt Secured Parties become subject hereto and bound hereby;

(ii) the Borrower (a) shall have delivered to each Senior Representative and Collateral Agent certificate of an authorized officer identifying the obligations to be designated as Additional Senior Debt Obligations or Additional Second Priority Debt Obligations, as applicable, and the initial aggregate principal amount or face amount thereof and certifying that such obligations are permitted to be incurred and secured on an equal and ratable basis with the other Senior Obligations under each of the Other Senior Credit Documents and (b) shall have delivered to each Senior Representative and Collateral Agent true and complete copies of each of the Other Senior Credit Documents relating to such Additional Senior Class Debt, certified as being true and correct by an authorized officer of the Borrower; and

(iii) the Other Senior Credit Documents, as applicable, relating to such Additional Senior Class Debt shall provide that each Additional Senior Class Debt Secured Party with respect to such Additional Senior Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Additional Senior Class Debt.

Upon the execution and delivery of a Joinder Agreement by an Additional Senior Class Debt Senior Representative and an Additional Collateral Agent in accordance with this Section 5.14, each other Senior Representative and Collateral Agent and the Company shall acknowledge such execution and delivery thereof, subject to the terms of this Section 5.14.

Section 5.15 Agent Capacities. It is understood and agreed that (a) the Initial Credit Agreement Collateral Agent and the Administrative Agent are entering into this Agreement in their capacities as collateral agent and administrative agent, respectively, under the Initial Credit Agreement and the provisions of Section 12 of the Initial Credit Agreement applicable to the Agents (as defined therein) thereunder shall also apply to the Initial Credit Agreement Collateral Agent and the

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Administrative Agent hereunder and (b) the Initial Additional Collateral Agent and Initial Additional Senior Representative are entering into this Agreement in their capacities as [            ] and [            ] under the Initial Additional Senior Credit Document and the provisions of Section      of the Initial Additional Senior Credit Document applicable to the Agents (as defined therein) thereunder shall also apply to the Initial Additional Collateral Agent and Initial Additional Senior Representative hereunder.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

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EXHIBIT I

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

, as Initial Additional Collateral Agent

By:
Name:
Title:

, as Initial Additional Senior Representative

By:
Name:
Title:

HSBC BANK USA, NATIONAL ASSOCIATION, as Initial Credit Agreement Collateral Agent

By:
Name:
Title:

HSBC BANK USA, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

[SIGNATURE PAGE]	I.C.A.

EXHIBIT I

CONSENT OF GRANTORS

Dated:            , 2014

Reference is made to the First Lien Intercreditor Agreement, dated as of the date hereof among HSBC Bank USA, National Association, as Administrative Agent, HSBC Bank USA, National Association, as Initial Credit Agreement Collateral Agent,                                        , as Initial Additional Collateral Agent, and                                         , as Initial Additional Senior Representative (as the same may be amended, restated, supplemented, waived, or otherwise modified from time to time the “Intercreditor Agreement”). Capitalized terms used but not defined in this Consent of Grantors (this “Consent”) shall have the meanings assigned to such terms in the Intercreditor Agreement.

Each Grantor has read the foregoing Intercreditor Agreement and consents thereto. Each Grantor agrees that it will not, and will cause each of the other Grantors to not, take any action that would be contrary to the express provisions of the foregoing Intercreditor Agreement, agrees to abide by the requirements expressly applicable to it under the foregoing Intercreditor Agreement and agrees that, except as otherwise provided therein, no Senior Secured Party shall have any liability to any Grantor for acting in accordance with the provisions of the foregoing Intercreditor Agreement. Each Grantor confirms on behalf of itself and each other Grantor that the foregoing Intercreditor Agreement is for the sole benefit of the Senior Secured Parties and their respective successors and assigns, and that no Grantor is an intended beneficiary or third party beneficiary thereof except to the extent otherwise expressly provided therein.

Notwithstanding anything to the contrary in the Intercreditor Agreement or provided herein, each Grantor agrees that no Grantor shall have any right to consent to or approve any amendment, modification or waiver of any provision of the Intercreditor Agreement except to the extent expressly set forth therein.

Without limitation to the foregoing, each Grantor agrees to take, and to cause each other Grantor to take, such further action and to execute and deliver such additional documents and instruments (in recordable form, if requested) as the Designated Collateral Agent may reasonably request to effectuate the terms of and the lien priorities contemplated by the Intercreditor Agreement. In addition, each Grantor agrees (i) not to grant a security interest in any of its property (A) except as permitted by the Initial Credit Agreement and the Initial Credit Documents, in favor of the Initial Additional Secured Parties without substantially concurrently granting a security interest pari passu with such security interest in such property to the Initial Credit Agreement Collateral Agent for the benefit of the Initial Credit Agreement Secured Parties, or (B) except as permitted by the Initial Additional Credit Documents, in favor of the Initial Credit Agreement Secured Parties (other than funds deposited for the discharge or defeasance of the Initial Credit Agreement Obligations or for the cash collateralization of any Initial Credit Agreement Obligations) without substantially concurrently granting a security interest pari passu with such security interest in such property to the Initial Additional Collateral Agent for the benefit of the Initial Additional Secured Parties, (ii) not to grant a security interest in any of the Shared Collateral in favor of any Senior Secured Party without substantially concurrently granting a security interest pari passu with such security interest in such Shared Collateral to each Collateral Agent for the benefit of the Senior Secured Parties represented by such Collateral Agent and (iii) to take such further action as is required to effectuate the transfer of Collateral as contemplated by Section 2.09(a) upon a change in the Designated Collateral Agent.

-1-	Consent of Grantors

THIS CONSENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS CONSENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. Delivery of an executed signature page to this Consent by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Consent. Notices delivered to any Grantor pursuant to this Consent shall be delivered to the Company at the following address:

[Address]

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

Consent of Grantors

EXHIBIT I

IN WITNESS HEREOF, this Consent is hereby executed by each of the Grantors as of the date first written above.

VINE OIL AND GAS LP, as Borrower

By:
Name:
Title:

, as a Grantor

By:
Name:
Title:

[SIGNATURE PAGE]	Consent of Grantors

EXHIBIT I

Exhibit A

to First Lien Intercreditor Agreement

[FORM OF] JOINDER NO. [    ] dated as of [            ], 20[    ] (the “Joinder Agreement”) to the First Lien Intercreditor Agreement dated as of [            ], 20[    ], (the “First Lien Intercreditor Agreement”), HSBC Bank USA, National Association, as Administrative Agent, HSBC Bank USA, National Association, as Initial Credit Agreement Collateral Agent,                                          , as Initial Additional Collateral Agent,                                         , as Initial Additional Senior Representative, and the additional Senior Representatives from time to time a party thereto and consented to by the Grantors.1

A. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the First Lien Intercreditor Agreement.

B. As a condition to the ability of the Borrower and the other Grantors to incur Additional Senior Class Debt and to secure such Additional Senior Class Debt with the liens and security interests on Shared Collateral created by new Other First Lien Security Documents, the Additional Senior Class Debt Senior Representative in respect of such Additional Senior Class Debt is required to become a Senior Representative, and the Additional Senior Class Debt Collateral Agent is required to become a Collateral Agent, and such Additional Senior Class Debt and the Additional Senior Class Debt Secured Parties in respect thereof are required to become subject to and bound by, the First Lien Intercreditor Agreement. Section 5.14 of the First Lien Intercreditor Agreement provides that such Additional Senior Class Debt Senior Representative may become a Senior Representative, such Additional Senior Class Debt Collateral Agent may become a Collateral Agent, and such Additional Senior Class Debt and such Additional Senior Class Debt Secured Parties may become subject to and bound by the First Lien Intercreditor Agreement pursuant to the execution and delivery by the Additional Senior Class Debt Senior Representative of an instrument in the form of this Joinder Agreement and the satisfaction of the other conditions set forth in Section 5.14 of the First Lien Intercreditor Agreement. The undersigned Additional Senior Class Debt Senior Representative (the “New Representative”) and Additional Senior Class Debt Collateral Agent (the “New Collateral Agent”) are executing this Joinder Agreement in accordance with the requirements of the First Lien Intercreditor Agreement and the Collateral Documents.

Accordingly, the New Representative and the New Collateral Agent agree as follows:

SECTION 1. In accordance with Section 5.14 of the First Lien Intercreditor Agreement, the New Representative and the New Collateral Agent by their signatures below become a Senior Representative and a Collateral Agent, respectively, under, and the related Additional Senior Class Debt and Additional Senior Class Debt Secured Parties become subject to and bound by, the First Lien Intercreditor Agreement with the same force and effect as if the New Representative and New Collateral Agent had originally been named therein as a Senior Representative or a Collateral Agent, respectively, and the New Representative and the New Collateral Agent, on their behalf and on behalf of such Additional Senior Class Debt Secured Parties, hereby agree to all the terms and provisions of the First Lien Intercreditor Agreement applicable to them as Senior Representative and Collateral Agent, respectively, and to the Additional Senior Class Debt Secured Parties that they represent as Other Senior Secured Parties. Each reference to an “Senior Representative” in the First Lien Intercreditor Agreement shall be deemed to include the New Representative, and each reference to a “Collateral Agent” in the First Lien Intercreditor Agreement shall be deemed to include the New Collateral Agent. The First Lien Intercreditor Agreement is hereby incorporated herein by reference.

[1]	In the event of the Refinancing of the Initial Credit Agreement Obligations, this Joinder will be revised to reflect joinder by a new Administrative Agent.

A-1	Form of Joinder

SECTION 2. Each of the New Representative and New Collateral Agent represent and warrant to each Collateral Agent, each Senior Representative and the other Senior Secured Parties, individually, that (i) it has full power and authority to enter into this Joinder Agreement, in its capacity as [agent] [trustee] for the Additional Senior Class Debt Secured Parties that they represent, (ii) this Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability, and (iii) the Other Senior Credit Documents relating to such Additional Senior Class Debt provide that, upon the New Representative’s and the New Collateral Agent’s entry into this Joinder Agreement, the Additional Senior Class Debt Secured Parties in respect of such Additional Senior Class Debt will be subject to and bound by the provisions of the First Lien Intercreditor Agreement as Other Senior Secured Parties.

SECTION 3. This Joinder Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Joinder Agreement shall become effective when each Collateral Agent shall have received a counterpart of this Joinder Agreement that bears the signatures of the New Representative and the New Collateral Agent. Delivery of an executed signature page to this Joinder Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually signed counterpart of this Joinder Agreement.

SECTION 4. Except as expressly supplemented hereby, the First Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS JOINDER AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Joinder Agreement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the First Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the First Lien Intercreditor Agreement. All communications and notices hereunder to the New Representative and the New Collateral Agent shall be given to them at their respective addresses set forth below their signatures hereto.

SECTION 8. The Company agrees to reimburse each Collateral Agent and each Senior Representative for its reasonable out-of-pocket expenses in connection with this Joinder Agreement, including the reasonable fees, other charges and disbursements of counsel.

IN WITNESS WHEREOF, the New Representative and New Collateral Agent have duly executed this Joinder Agreement to the First Lien Intercreditor Agreement as of the day and year first above written.

A-2	Form of Joinder

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

A-3	Form of Joinder

[NAME OF NEW REPRESENTATIVEI, as [ I for the holders of [ I,

By:
Name:
Title:

Address for notices:

attention of:
Telephone:
Facsimile:
Electronic Mail:

[NAME OF NEW COLLATERAL AGENTI, as [ I for the holders of [ I,

By:
Name:
Title:

Address for notices:

attention of:
Telephone:
Facsimile:
Electronic Mail:

A-4	Form of Joinder

Acknowledged by:

, as Initial Additional Collateral Agent

By:
Name:
Title:

, as Initial Additional Senior Representative

By:
Name:
Title:

HSBC BANK USA, NATIONAL ASSOCIATION, as Initial Credit Agreement Collateral Agent

By:
Name:
Title:

HSBC BANK USA, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

A-5	Form of Joinder

GRANTORS:	VINE OIL AND GAS LP,
as Borrower

By:
Name:
Title:

,
as a Grantor

By:
Name:
Title:

A-6	Form of Joinder

EXHIBIT J

TO CREDIT AGREEMENT

FORM OF SOLVENCY CERTIFICATE

SOLVENCY CERTIFICATE

of

VINE OIL & GAS LP

AND ITS RESTRICTED SUBSIDIARIES

Pursuant to that certain Credit Agreement, dated as of November 25, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Vine Oil & Gas LP, a Delaware limited partnership (the “Borrower”), the lenders from time to time party thereto and HSBC Bank USA, National Association, as the Administrative Agent, the Collateral Agent, a Swingline Lender and an Issuing Bank, and each other Issuing Bank from time to time party thereto, the undersigned hereby certifies, solely in such undersigned’s capacity as [chief financial officer] [specify other officer with equivalent duties] of the Borrower, and not individually, as follows:

As of the date hereof, after giving effect to the consummation of the Transactions, including the making of the Loans under the Credit Agreement on the date hereof, and after giving effect to the application of the proceeds of such Loans:

1.	The fair value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

2.	The present fair saleable value of the property of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

3.	The Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and

4.	The Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

The undersigned is familiar with the business and financial position of the Borrower and its Subsidiaries. In reaching the conclusions set forth in this Certificate, the undersigned has made such other investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by the Borrower and its Subsidiaries after consummation of the Transactions.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate in such undersigned’s capacity as [chief financial officer] [specify other officer with equivalent duties] of the Borrower, on behalf of the Borrower, and not individually, as of the date first stated above.

VINE OIL & GAS LP

By:
Name:
Title:

[Signature Page to Solvency Certificate]

EXHIBIT K-1

FORM OF NON-BANK TAX CERTIFICATE

(For Non-U.S. Lenders That Are Not Treated As Partnerships For

U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of November 25, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time) (the “Credit Agreement”), among Vine Oil & Gas LP, a Delaware limited partnership (the “Borrower”), each lender from time to time party thereto (collectively, the “Lenders”), and HSBC Bank USA, National Association, as the Administrative Agent, the Collateral Agent, a Swingline Lender and an Issuing Bank. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to the provisions of Section 5.4(e)(i) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Credit Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. person status on IRS Form W-8BEN (or applicable successor IRS Form). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the undersigned shall furnish the Borrower and the Administrative Agent a properly completed and currently effective certificate in either the calendar year in which payment is to be made by the Borrower or the Administrative Agent to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

[Non-U.S. Lender]

By:
Name:
Title:

[Address]

Dated: , 20[ ]

[Signature Page to Non-Bank Tax Certificate]

EXHIBIT K-2

FORM OF NON-BANK TAX CERTIFICATE

(For Non-U.S. Lenders That Are Treated As Partnerships For

U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of November 25, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time) (the “Credit Agreement”), Vine Oil & Gas LP, a Delaware limited partnership (the “Borrower”), each lender from time to time party thereto (collectively, the “Lenders”), and HSBC Bank USA, National Association, as the Administrative Agent, the Collateral Agent, a Swingline Lender and an Issuing Bank. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to the provisions of Section 5.4(e)(i) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners (within the meaning of Treasury Regulations Section 1.1441-1(c)(6)) of payments on such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) neither the undersigned nor any of its direct or indirect partners/members claiming the benefit of the portfolio interest exemption is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members claiming the benefit of the portfolio interest exemption is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members claiming the benefit of the portfolio interest exemption is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Credit Document are effectively connected with the conduct by the undersigned or its direct or indirect partners/members claiming the benefit of the portfolio interest exemption of a U.S. trade or business (the certifications stating (iii)-(vi), a “Portfolio Interest Certificate”).

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by (i) an IRS Form W-8IMY from each of its direct or indirect partners/members that are partnerships and (ii) an IRS Form W-8BEN (or applicable successor IRS Form) and Portfolio Interest Certificate from each of its direct or indirect partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

[Non-U.S. Lender]

By:
Name:
Title:

[Address]

Dated: , 20[ ]

[Signature Page to Non-Bank Tax Certificate]

EXHIBIT K-3

FORM OF NON-BANK TAX CERTIFICATE

(For Non-U.S. Participants That Are Not Treated As Partnerships For

U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of November 25, 2014 (as amended, restated, amended and supplemented or otherwise modified from time to time) (the “Credit Agreement”), Vine Oil & Gas LP, a Delaware limited partnership (the “Borrower”), each lender from time to time party thereto (collectively, the “Lenders”), and HSBC Bank USA, National Association, as the Administrative Agent, the Collateral Agent, a Swingline Lender and an Issuing Bank. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to the provisions of Section 5.4(e)(i) and Section 13.6(c) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Credit Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on IRS Form W-8BEN (or applicable successor IRS Form). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

[Non-U.S. Participant]

By:
Name:
Title:

[Address]

Dated: , 20[ ]

[Signature Page to Non-Bank Tax Certificate]

EXHIBIT K-4

FORM OF NON-BANK TAX CERTIFICATE

(For Non-U.S. Participants That Are Treated As Partnerships For

U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of November 25, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time) (the “Credit Agreement”), Vine Oil & Gas LP, a Delaware limited partnership (the “Borrower”), each lender from time to time party thereto (collectively, the “Lenders”), and HSBC Bank USA, National Association, as the Administrative Agent, the Collateral Agent, a Swingline Lender and an Issuing Bank. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to the provisions of Section 5.4(e)(i) and Section 13.6(c) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners (within the meaning of Treasury Regulations Section 1.1441-1(c)(6)) of payments on such participation, (iii) neither the undersigned nor any of its direct or indirect partners/members claiming the benefit of the portfolio interest exemption is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members claiming the benefit of the portfolio interest exemption is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members claiming the benefit of the portfolio interest exemption is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Credit Document are effectively connected with the conduct by the undersigned or its direct or indirect partners/members claiming the benefit of the portfolio interest exemption of a U.S. trade or business (the certifications stating (iii)-(vi), a “Portfolio Interest Certificate”).

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by (i) an IRS Form W-8IMY from each of its direct or indirect partners/members that are partnerships and (ii) an IRS Form W-8BEN (or applicable successor IRS Form) and Portfolio Interest Certificate from each of its direct or indirect partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

[Non-U.S. Participant]

By:
Name:
Title:

[Address]

Dated: , 20[ ]

[Signature Page to Non-Bank Tax Certificate]

EXHIBIT L TO

CREDIT AGREEMENT

GLOBAL INTERCOMPANY NOTE

November [●], 2014

FOR VALUE RECEIVED, each of the undersigned, to the extent a borrower from time to time from any other entity listed on the signature pages hereto (each, in such capacity, an “Issuer”), hereby promises to pay on demand to such other entity listed below (each, in such capacity as lender to the applicable Issuer, a “Holder” and, together with each Issuer, a “Note Party”), in immediately available funds in the currencies as shall be agreed upon from time to time, at such location as the applicable Holder shall from time to time designate, the unpaid principal amount of all loans and advances or other credit extensions made by such Holder to such Issuer. Each Issuer promises also to pay interest on the unpaid principal amount of all such loans and advances or other credit extensions in like money at said location from the date of such loans and advances until paid at such rate per annum as shall be agreed upon from time to time by the applicable Issuer and the applicable Holder.

With respect to any Issuer and any Holder between whom loans, advances or other credit extensions exist as of the date of this Note (such loans, advances or other credit extensions, “Existing Obligations”), (a) if any Existing Obligation is evidenced by a promissory note or other instrument or agreement in existence as of the date hereof (an “Existing Note”), it is agreed to between such Issuer and such Holder that the obligations under such Existing Note are hereafter to be evidenced by this Note and (b) it is agreed to between such Issuer and such Holder that the agreements in existence as of the date hereof with respect to any Existing Obligation (including agreements contained in any Existing Note) as to principal, amortization, currency, payment location and interest rate (if any) will continue to have effect under this Note until modified by agreement between such Issuer and such Holder.

Reference is hereby made to (i) the Credit Agreement dated as of November 25, 2014 (as amended, restated, amended and restated, refinanced, supplemented or otherwise modified from time to time, the “RBL Credit Agreement”) among Vine Oil & Gas LP, a Delaware limited partnership (the “Borrower”), the lenders party thereto from time to time (collectively, the “RBL Lenders” and individually, a “RBL Lender”), HSBC Bank USA, National Association, as administrative agent and collateral agent (in such capacity, the “RBL Agent”) and the other parties party thereto, (ii) the Term Loan B Credit Agreement dated as of November 25, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Term Loan B Credit Agreement”) among the Borrower, the lenders party thereto from time to time (collectively, the “Term, Loan B Lenders” and individually, a “Term Loan B Lender), Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent (in such capacity, the “Term Loan B Agent”) and the other parties party thereto and (iii) the Term Loan C Credit Agreement dated as of November 25, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Term Loan C Credit Agreement” and, together with the RBL Credit Agreement and the Term Loan B Credit Agreement, the “Credit Agreements”) among the Borrower, the lenders party thereto from time to time (collectively, the “Term Loan C Lenders” and individually, a “Term Loan B Lender”; and, together with the RBL Lenders and the Term Loan B Lenders, the “Lenders” and, individually a “Lender”), Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent (in such capacity, the “Term Loan C Agent” and, together with the RBL Agent and the Term Loan B Agent, the “Agents”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned thereto in the RBL Credit Agreement, the Term Loan B Credit Agreement and/or the Term Loan C Credit Agreement, as applicable.

Upon the earlier to occur of (x) the commencement of any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar proceeding of any jurisdiction relating to the applicable Issuer or (y) any exercise of remedies (including the termination of the Commitments) pursuant to Section 11 of the RBL Credit Agreement, Section 8.01 of the Term Loan B Credit Agreement or Section 8.01 of the Term Loan C Credit Agreement, the unpaid principal amount of all loans and advances evidenced by this note (the “Note”) shall become immediately due and payable without presentment, demand, protest or notice of any kind in connection with this Note. This Note is subject to the terms of each of the Credit Agreements, and shall be pledged by each applicable Holder that is a Credit Party pursuant to the applicable Collateral Agreement to the extent required by the applicable Credit Agreement. The applicable Issuer hereby acknowledges and agrees that the Secured Parties may, pursuant to the applicable Collateral Agreement as in effect from time to time, exercise all rights provided therein with respect to this Note.

The indebtedness evidenced by this Note owed by any Issuer shall rank pari passu in right of payment with any other obligation of such Issuer, except as provided in the immediately succeeding sentence. The indebtedness evidenced by this Note owed by any Issuer that is a Credit Party to any Holder that is not a Credit Party shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to (i) all Obligations of the Borrower or such Issuer under the RBL Credit Agreement or any other Credit Document (as defined in the RBL Credit Agreement), (ii) all Obligations of the Borrower or such Issuer under the Term Loan B Credit Agreement and the Term Loan C Credit Agreement and (iii) all other Indebtedness of the Borrower or such Issuer or any guaranty other than Indebtedness that by its terms expressly provides that it shall not be Senior Indebtedness hereunder (such obligations and such Indebtedness and other indebtedness and obligations in connection with any renewal, refunding, restructuring or refinancing thereof, including interest thereon accruing after the commencement of any proceedings referred to in clause (i) below, whether or not such interest is an allowed claim in such proceeding, being hereinafter collectively referred to as “Senior Indebtedness”).

In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, with respect to any Issuer or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of such Issuer, whether or not involving insolvency or bankruptcy, then (x) the holders of Senior Indebtedness shall be paid in full in cash in respect of all amounts constituting Senior Indebtedness (other than (A) contingent indemnification obligations as to which no claim has been asserted and (B) Obligations under Secured Cash Management Agreements and Secured Hedge Agreements) and no Letter of Credit shall remain outstanding (unless the Letter of Credit Exposure of the L/C Obligations related thereto has been

Cash Collateralized, back-stopped by a letter of credit reasonably satisfactory to the applicable Issuing Bank or deemed reissued under another agreement reasonably acceptable to the applicable Issuing Bank) before any Holder is entitled to receive (whether directly or indirectly), or make any demands for, any payment on account of this Note and (y) until the holders of Senior Indebtedness are paid in full in cash in respect of all amounts constituting Senior Indebtedness, any payment or distribution to which such Holder would otherwise be entitled (other than a payment or distribution in (A) equity securities or (B) debt securities of such Issuer that are subordinated, to at least the same extent as this Note, to the payment of all Senior Indebtedness then outstanding (such Indebtedness being hereinafter referred to as “Restructured Debt Securities”)) shall be made to the holders of Senior Indebtedness.

If any Event of Default occurs and is continuing then no payment or distribution of any kind or character shall be made by or on behalf of the Issuer or any other Person on its behalf with respect to this Note. If any payment or distribution of any character, whether in cash, securities or other property (other than Restructured Debt Securities), in respect of this Note shall (despite these subordination provisions) be received by any Holder in violation of the foregoing provisions before all Senior Indebtedness shall have been paid in full in cash (other than (A) contingent indemnification obligations as to which no claim has been asserted and (B) Obligations under Secured Cash Management Agreements and Secured Hedge Agreements) and no Letter of Credit shall remain outstanding (unless the Letter of Credit Exposure of the L/C Obligations related thereto has been Cash Collateralized, back-stopped by a letter of credit reasonably satisfactory to the applicable Issuing Bank or deemed reissued under another agreement reasonably acceptable to the applicable Issuing Bank), such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Indebtedness (or their representatives), ratably according to the respective aggregate amounts remaining unpaid thereon, to the extent necessary to pay all Senior Indebtedness in full in cash (other than (A) contingent indemnification obligations as to which no claim has been asserted and (B) Obligations under Secured Cash Management Agreements and Secured Hedge Agreements) and no Letter of Credit shall remain outstanding (unless the Letter of Credit Exposure of the L/C Obligations related thereto has been Cash Collateralized, back-stopped by a letter of credit reasonably satisfactory to the applicable Issuing Bank or deemed reissued under another agreement reasonably acceptable to the applicable Issuing Bank).

To the fullest extent permitted by law, no present or future holder of Senior Indebtedness shall be prejudiced in its right to enforce the subordination of this Note by any act or failure to act on the part of any Issuer or by any act or failure to act on the part of such holder or any trustee or agent for such holder. Each Holder and each Issuer hereby agree that the subordination of this Note is for the benefit of the Agents and the Lenders and the Agents and the Lenders are obligees under this Note to the same extent as if their names were written herein as such and the RBL Agent, the Term Loan B Agent or the Term Loan C Agent may, on behalf of itself and the Lenders, proceed to enforce the subordination provisions herein.

Notwithstanding the foregoing, nothing contained in the subordination provisions set forth above is intended to or will impair, as between each Issuer and each Holder, the obligations of such Issuer, which are absolute and unconditional, to pay to such Holder the principal of and interest on this Note as and when due and payable in accordance with its terms, or is intended to or will affect the relative rights of such Holder and other creditors of such Issuer other than the holders of Senior Indebtedness.

Each Holder is hereby authorized to record all loans and advances or other credit extensions made by it to any Issuer (all of which shall be evidenced by this Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein. For the avoidance of doubt, this Note as between each Issuer and each Holder contains additional terms to any intercompany loan agreement between them and this Note does not in any way replace such intercompany loans between them nor does this Note in any way change the principal amount of any intercompany loans between them.

Upon execution and delivery after the date hereof by the Borrower or any subsidiary of the Borrower of a counterpart signature page hereto, such subsidiary shall become a Note Party hereunder with the same force and effect as if originally named as a Note Party hereunder. The rights and obligations of each Note Party hereunder shall remain in full force and effect notwithstanding the addition of any new Note Party as a party to this Note.

Each Issuer hereby waives presentment, demand, protest or notice of any kind in connection with this Note. All payments under this Note shall be made without offset, counterclaim or deduction of any kind.

Indebtedness governed by this Note shall be maintained in “registered form” within the meaning of Section 163(f) of the Internal Revenue Code of 1986, as amended. An Issuer or its designee (which shall, at the RBL Agent’s request, be the RBL Agent, acting solely for these purposes as non-fiduciary agent of the Issuer) shall record the transfer of the right to payments of principal and interest on the indebtedness governed by this Note to holders of the Senior Indebtedness in a register (the “Register”), and no such transfer shall be effective until entered in the Register.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE

WITH, THE LAWS OF THE STATE OF NEW YORK.

[SEPARATE SIGNATURE PAGES TO BE ATTACHED]

EACH AS ISSUER AND HOLDER:

VINE OIL & GAS LP

By:
Name:
Title:

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By:
Name:
Title: